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As filed with the Securities and Exchange Commission on November 14, 2000

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NEW CERIDIAN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1981625 (I.R.S. Employer Identification No.)

3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
(Address of principal executive offices) (Zip Code)

(952) 853-8100
(Issuer's telephone number, including area code)

Securities to be registered under Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $.01 per share	The New York Stock Exchange

Securities to be registered under Section 12(g) of the act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  BUSINESS.

    The registrant, New Ceridian Corporation, a Delaware corporation ("New Ceridian"), is a wholly owned subsidiary of Ceridian Corporation, a Delaware corporation ("Ceridian"). Ceridian will be renamed "Arbitron Inc." ("Arbitron") in connection with the spin-off of New Ceridian. Upon completion of the spin-off, New Ceridian will be renamed "Ceridian Corporation."

    The information required by this item is contained in the sections entitled "Summary," "Risk Factors," "Business of New Ceridian" and "Where You Can Find More Information About New Ceridian" of the attached information statement.

ITEM 2.  FINANCIAL INFORMATION.

    The information required by this item is contained in the sections entitled "Summary," "Capitalization of New Ceridian (Accounting Successor to Ceridian)," "Selected Historical Consolidated Financial Data of Ceridian," "Unaudited Pro Forma Consolidated Financial Information of New Ceridian (Accounting Successor to Ceridian)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ceridian" of the attached information statement.

ITEM 3.  PROPERTIES.

    The information required by this item is contained in the section entitled "Business of New Ceridian—Facilities" of the attached information statement.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The information required by this item is contained in the section entitled "New Ceridian Stock Ownership Information" of the attached information statement.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

    The information required by this item is contained in the sections entitled "Management of New Ceridian—Board of Directors" and "Management of New Ceridian—Executive Officers" of the attached information statement.

ITEM 6.  EXECUTIVE COMPENSATION.

    The information required by this item is contained in the sections entitled "Management of New Ceridian—Executive Compensation" and "Management of New Ceridian—Director Compensation" of the attached information statement.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    The information required by this item is contained in the sections entitled "Relationship Between New Ceridian and Arbitron After the Spin-Off" and "New Ceridian Related Party Relationships and Transactions" of the attached information statement.

ITEM 8.  LEGAL PROCEEDINGS.

    The information required by this item is contained in the section entitled "Business of New Ceridian—Legal Proceedings" of the attached information statement.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    The information required by this item is contained in the sections entitled "The Spin-Off—Manner of Effecting the Spin-Off," "New Ceridian Stock Ownership Information" and "Description of New Ceridian Capital Stock" of the attached information statement.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES TO BE REGISTERED.

    On August 8, 2000, as part of its original incorporation, New Ceridian issued 1,000 shares of its common stock, for a total consideration of $10.00, to Ceridian, which is and will be the registrant's sole stockholder until the date of the distribution of New Ceridian common stock. Subsequent to the spin-off, Arbitron will hold no capital stock of the New Ceridian.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    The information required by this item is contained in the section entitled "Description of New Ceridian Capital Stock" of the attached information statement.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The information required by this item is contained in the section entitled "Management of New Ceridian—Liability and Indemnification of Directors and Officers" of the attached information statement.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    The information required by this item is identified in the Index to New Ceridian Corporation Financial Statement and Index to Ceridian Corporation Consolidated Financial Statements of the attached information statement.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a)  Financial Statements

    The following is a list of financial information included in the attached information statement and filed as a part of this registration statement on Form 10:

    (1) Unaudited Pro Forma Consolidated Financial Information of New Ceridian (Accounting Successor to Ceridian) as of September 30, 2000, and for the nine months ended September 30, 2000 and for the year ended December 31, 1999;

    (2) Unaudited Pro Forma Combined Financial Information of Arbitron as of September 30, 2000, and for the nine months ended September 30, 2000 and for the year ended December 31, 1999;

    (3) Consolidated Financial Statements of Ceridian as of September 30, 2000 (unaudited), December 31, 1999 and 1998, and for the nine months ended September 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999, 1998 and 1997;

    (4) Balance Sheet of New Ceridian as of August 8, 2000;

    (5) Combined Financial Statements of Arbitron as of September 30, 2000 (unaudited), December 31, 1999 and 1998, and for the nine months ended September 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999, 1998 and 1997;

    (6) Ceridian Corporation and Subsidiaries Schedule of Valuation and Qualifying Accounts with Independent Auditors' Report thereon for the years ended December 31, 1999, 1998 and 1997; and

    (7) Arbitron Schedule of Valuation and Qualifying Accounts with Independent Auditors' Report thereon for the years ended December 31, 1999, 1998 and 1997.

    (b)  Exhibits

Exhibit No.	Description
3.1*	Amended and Restated Certificate of Incorporation of New Ceridian (to be effective upon completion of the spin-off)
3.2*	Amended and Restated Bylaws of New Ceridian (to be effective upon completion of the spin-off)
10.1	Form of Distribution Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.2	Form of Personnel Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.3*	Form of Tax Matters Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.4	Form of Transition Services Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.5	Form of Sublease Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.6	Form of 2000 Long-Term Stock Incentive Plan, to be adopted in connection with the spin-off
10.7	Form of Employee Stock Purchase Plan, to be adopted in connection with the spin-off
10.8	Form of 2001 Director Performance Incentive Plan, to be adopted in connection with the spin-off
10.9	Form of Employment Agreement between New Ceridian and Ronald L. Turner
10.10	Form of Employment Agreement between New Ceridian and John R. Eickhoff
10.11	Form of Employment Agreement between New Ceridian and Tony G. Holcombe, Gary M. Nelson and Gary A. Krow
21.1*	Subsidiaries of New Ceridian
99.1	Information Statement dated November 13, 2000 attached as Annex A to this registration statement
99.2*	Consent to be named as directors of New Ceridian for: Bruce R. Bond, William J. Cadogan, Nicholas D. Chabraja, Robert H. Ewald, Ronald T. LeMay, George R. Lewis, Ronald L. Turner, Carole J. Uhrich and Paul S. Walsh
99.3	Consent to be named as directors of Arbitron for: Erica Farber, Kenneth F. Gorman, Philip Guarascio, Larry E. Kittelberger, Stephen B. Morris, Luis G. Nogales, Richard A. Post and Lawrence Perlman

*
Previously filed

SIGNATURES

    In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 13, 2000	NEW CERIDIAN CORPORATION
	By	/s/ RONALD L. TURNER Ronald L. Turner Chairman of the Board, President and Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBIT INDEX
to
FORM 10/A

NEW CERIDIAN CORPORATION

Exhibit No.		Description
3.1	*	Amended and Restated Certificate of Incorporation of New Ceridian (to be effective upon completion of the spin-off)
3.2	*	Amended and Restated Bylaws of New Ceridian (to be effective upon completion of the spin-off)
10.1		Form of Distribution Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.2		Form of Personnel Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.3	*	Form of Tax Matters Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.4		Form of Transition Services Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.5		Form of Sublease Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.6		Form of 2000 Long-Term Stock Incentive Plan, to be adopted in connection with the spin-off
10.7		Form of Employee Stock Purchase Plan, to be adopted in connection with the spin-off
10.8		Form of 2001 Director Performance Incentive Plan, to be adopted in connection with the spin-off
10.9		Form of Employment Agreement between New Ceridian and Ronald L. Turner
10.10		Form of Employment Agreement between New Ceridian and John R. Eickhoff
10.11		Form of Employment Agreement between New Ceridian and Tony G. Holcombe, Gary M. Nelson and Gary A. Krow
21.1	*	Subsidiaries of New Ceridian
99.1		Information Statement dated November 14, 2000 attached as Annex A to this registration statement
99.2	*
Consent to be named as directors of New Ceridian for: Bruce R. Bond, William J. Cadogan, Nicholas D. Chabraja, Robert H. Ewald, Ronald T. LeMay, George R. Lewis, Ronald L. Turner, Carole J. Uhrich and Paul S. Walsh
99.3		Consent to be named as directors of Arbitron for: Erica Farber, Kenneth F. Gorman, Philip Guarascio, Larry E. Kittelberger, Stephen B. Morris, Luis G. Nogales, Richard A. Post and Lawrence Perlman

*
Previously filed

Annex A

            , 2000

Dear Stockholder:

As we first announced in July 2000, Ceridian will split into two independent, publicly-traded companies, Ceridian and Arbitron, through a tax-free spin transaction. We believe the separation of Arbitron and Ceridian will create two sharply focused companies well-positioned to pursue and realize their potential as independent companies in the distinctly different markets they serve. Both businesses have strong competitive positions within their respective markets, solid existing businesses and attractive future prospects. As separate companies, we believe they will be in a better position to pursue attractive growth opportunities for the benefit of the employees and customers of their businesses while optimizing the value of each individual company.

After the transaction, Ceridian will be comprised of its human resource services division and subsidiaries and Comdata subsidiaries. These businesses have similar operational profiles in that both provide outsourcing services to customers of all sizes and both have large-scale transaction processing, money movement and regulatory compliance services as their core businesses. Both businesses have significant growth opportunities in their respective markets. We plan to maximize the synergies and the opportunities for cross-selling that exist among and between Comdata and our human resource services business to take better advantage of the potential in these markets.

As an independent company, Arbitron will be in a better position to take advantage of the opportunities presented by its two promising new technologies, the Portable People Meter and Arbitron Webcast Ratings. Arbitron plans to pursue co-product development, co-marketing and other relationships with third parties to help accelerate the full commercialization of these two new services which Arbitron believes will significantly improve the way radio, television, cable and Internet streaming media audiences are measured.

The spin-off, which generally will be tax-free to Ceridian's stockholders, does not require any action on your part, and will be completed on            , 2000. For each share of Ceridian common stock that you own as of the close of business on            , 2000, you will receive one share of "New Ceridian" common stock. Shares of New Ceridian common stock will trade on The New York Stock Exchange under the ticker symbol "CEN." Your current "Old Ceridian" common stock will become known as "Arbitron" common stock and will continue to trade on The New York Stock Exchange, but under the symbol "ARB." We also intend to effect a one-for-      reverse stock split of Arbitron common stock immediately after the spin-off.

The enclosed Information Statement provides important information about the spin-off and the business, management and financial performance of the two separate companies that will result—Ceridian and Arbitron. We encourage you to read the Information Statement carefully. Please note that a stockholder vote is not required for the spin-off, and holders of Ceridian's common stock are not required to take any action to participate in the spin-off. Therefore, we are not asking you for a proxy.

                      Very truly yours,
                      Ronald L. Turner
                       Chairman, President and Chief Executive Officer

Subject to Completion, Dated November 14, 2000

INFORMATION STATEMENT

NEW CERIDIAN CORPORATION
Common Stock

ARBITRON INC.
Common Stock

    We are furnishing you with this information statement in connection with the spin-off by Ceridian Corporation (which entity this document refers to as "Ceridian") of all of the outstanding common stock of a wholly owned subsidiary of Ceridian (which subsidiary is currently named "New Ceridian Corporation," will be renamed "Ceridian Corporation" after the spin-off and this document refers to as "New Ceridian") that will own and operate Ceridian's human resource services division and human resource services and Comdata subsidiaries. Prior to the spin-off, Ceridian will contribute to New Ceridian substantially all of the assets, liabilities and operations of its human resource services division and the capital stock of its human resource services subsidiaries and Comdata subsidiaries, which together accounted for 85.6 percent of Ceridian's revenues and 70.1 percent of its former income from continuing operations in 1999. After the spin-off, Ceridian's only remaining business will be its media information business known as "Arbitron." Therefore, in connection with the spin-off, Ceridian will change its name to "Arbitron Inc." (which entity this document refers to as "Arbitron").

    If you are a Ceridian stockholder at the close of business on            , 2000, you will receive one share of New Ceridian common stock for every one share of Ceridian common stock you hold at that time. You will receive your shares of New Ceridian automatically. You do not need to take any action. Currently, New Ceridian expects the spin-off to occur on or about            , 2000.

    The spin-off does not require approval by stockholders of Ceridian. Therefore, we are not asking you for a proxy and request that you do not send us a proxy.

    Currently, there is no trading market for New Ceridian's common stock. However, New Ceridian expects that a limited market, commonly known as a "when-issued" trading market, for its common stock will develop on or shortly before the record date for the spin-off, and expects "regular way" trading of its common stock to begin on the first trading day after the spin-off. New Ceridian expects to apply to list its common stock on The New York Stock Exchange under the trading symbol "CEN."

    Consistent with the name change of Ceridian to Arbitron, the trading symbol under which the common stock of Arbitron will trade will be changed to "ARB" in connection with the spin-off. Additionally, it is expected that a reverse stock split of Arbitron common stock will take place effective immediately after the spin-off.

    Owning shares of New Ceridian and Arbitron will involve risks. You should consider carefully the risk factors beginning on page 21 of this information statement.

    This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities of New Ceridian or Arbitron.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this information statement is            , 2000.

    All references to "Ceridian," "we" or "our" in this information statement mean Ceridian Corporation and its subsidiaries, as they exist before the spin-off, and therefore, including the human resource services division and subsidiaries and Comdata subsidiaries and media information division and subsidiaries.

    All references to "New Ceridian" in this information statement mean New Ceridian Corporation, the corporation that will own substantially all of the assets, liabilities and operations of Ceridian's human resource services division and the capital stock of its human resource services subsidiaries and Comdata subsidiaries and whose common stock will be distributed to Ceridian's stockholders in the spin-off. New Ceridian will be renamed "Ceridian Corporation" after the spin-off.

i

    All references to "Arbitron" in this information statement mean the media information division of Ceridian with that name before the spin-off and the corporation currently known as Ceridian after the spin-off, which corporation will continue to own substantially all of the assets, liabilities and operations of Ceridian's media information division and the capital stock of its media information subsidiaries. Arbitron will be renamed "Arbitron Inc." after the spin-off.

    Unless otherwise indicated, all references to Arbitron common stock share and per share numbers in this information statement do not reflect the reverse stock split of Arbitron common stock that will likely take place immediately after the spin-off.

    Before the spin-off, Ceridian owns or has the rights to various trademarks, trade names or service marks used in its human resource services division and subsidiaries and Comdata subsidiaries, including the following: the Ceridian name and logo, Powerpay,™ Signature,® Comchek,® Comdata Corporation,® Comchek eCash,™ MOTRS,™ LoadMatcher,™ CobraServ,® and LifeWorks®. After the spin-off, New Ceridian and its subsidiaries will own or have the rights to these trademarks, trade names or service marks.

    Before the spin-off, Ceridian owns or has the rights to various trademarks, trade names or service marks used in its media information division and subsidiaries, including the following: the Arbitron name and logo, RetailDirect,® Arbitron Webcast Ratings,SM Arbitron Portable People Meter,SM Maximi$er 99,SM Media Professional,SM Tapscan,® and Tapscan WorldWide®. After the spin-off, Arbitron and its subsidiaries will own or have the rights to these trademarks, trade names or service marks.

    The trademarks MasterCard,® Maestro,® Cirrus,® Visa,® Windows,® and Microsoft® referred to in this information statement are the registered trademarks of others.

ii

SUMMARY

    This summary highlights selected information from this information statement relating to the spin-off and the two public companies that will result from the spin-off, New Ceridian and Arbitron. This summary does not, however, contain all the details concerning the spin-off and these two companies, including information that may be important to you.

    In some places in this information statement, New Ceridian and Arbitron have presented pro forma consolidated or combined financial information, adjusted to reflect the spin-off, the refinancing of Ceridian's debt and changes in the two companies' operations as a result of the spin-off. To better understand the spin-off and the businesses and financial positions of New Ceridian and Arbitron after the spin-off, you should carefully review this entire information statement, including the risk factors and the consolidated or combined historical and pro forma financial statements and notes to those statements appearing elsewhere in this information statement.

Questions and Answers About the Spin-Off

    The following answers some of the questions you may have regarding the spin-off.

What is the spin-off?	The spin-off is the method by which Ceridian will be separated into two publicly traded companies: (1) New Ceridian, which will consist of Ceridian's human resource services division and subsidiaries and Comdata subsidiaries; and (2) Arbitron, which will consist of Ceridian's media information division and subsidiaries.

To effect the spin-off, Ceridian will distribute to each of its stockholders one share of New Ceridian common stock for each share of Ceridian common stock held as of the close of business on , 2000. Immediately after the spin-off, Ceridian's stockholders will continue to own all of Ceridian's current businesses, but they will own them through their ownership in New Ceridian and Arbitron.
Why is Ceridian separating its businesses?
Ceridian believes that the separation of its human resource services division and subsidiaries and Comdata subsidiaries from its media information division and subsidiaries would permit management of New Ceridian and Arbitron to focus on the challenges and opportunities of their respective businesses, allowing each company to adopt strategies and pursue objectives appropriate for their specific needs.
Specifically, it would enable New Ceridian's management to focus on:
• taking advantage of the trend among larger employers to outsource their human resources work;

• developing the systems necessary to integrate New Ceridian's payroll processing business with its other human resource services, such as employee assistance programs and COBRA, HIPAA and flexible spending account, and 401(k) administration, so as to provide the customer with a complete, easy to use and customer friendly package of services;

• leveraging the synergies between its human resource services division and subsidiaries and its Comdata subsidiaries which New Ceridian believes may result from the two businesses cross-marketing their services to each other's customers; and
• developing and fully implementing an integrated strategy for its human resource services division and subsidiaries to provide services to its customers over the Internet.
The spin-off would enable Arbitron's management to focus on:

• developing products and services that Arbitron believes it needs to continue to compete in the radio audience measurement business, including its proposed Portable People Meter, which is a portable device designed to measure radio, television, cable, Internet streaming and satellite audiences more efficiently and accurately than diaries or television audience meters currently used, and its proposed Arbitron Webcast Ratings service, which is a service designed to measure the audiences of audio and video content on the Internet, commonly known as "Webcasts" or "streaming media";

• pursuing acquisitions of complementary technology and co-product development, co-marketing and other relationships with third parties that will provide it access to required technology and expertise in product development, sales and marketing to help it accelerate the commercialization of its proposed Portable People Meter and Arbitron Webcast Ratings services; and

• growing the media measurement business by selling existing services to new customers, selling additional services to existing customers, expanding current services into new geographic markets in the U.S. and selected international markets, such as Western Europe, Singapore, Mexico and Japan, and introducing new services into current markets.
Why is this transaction structured as a spin-off of New Ceridian as opposed to a spin-off of Arbitron?
The spin-off of New Ceridian is the most tax efficient means of separating Ceridian's human resource services division and subsidiaries and Comdata subsidiaries from its media information division and subsidiaries. Ceridian has received a letter ruling from the Internal Revenue Service that the spin-off will be tax-free to Ceridian and its stockholders for United States federal income tax purposes.
What steps must Ceridian take before completing the spin-off?
Ceridian will not complete the spin-off unless, among other things: (1) it has received a letter ruling from the Internal Revenue Service that the spin-off will be tax-free to Ceridian and its stockholders for United States federal income tax purposes, which letter ruling was received by Ceridian on November 7, 2000; and (2) it has completed its corporate restructuring transactions and refinanced substantially all of its outstanding domestic indebtedness.

What are the corporate restructuring transactions?	Prior to the spin-off, Ceridian will need to transfer some of the assets, liabilities and operations of Ceridian's existing businesses so that in general after the spin-off:

• the assets, liabilities and operations associated with its human resource services division and the capital stock of its human resource services subsidiaries and Comdata subsidiaries and other liabilities expressly allocated to New Ceridian will be owned by New Ceridian and its subsidiaries; and
• the assets, liabilities and operations associated with its media information division and the capital stock of its media information subsidiaries will be owned by Arbitron and its subsidiaries.

The operations conducted by Ceridian's human resource services division and subsidiaries and Comdata subsidiaries on the one hand and its media information division and subsidiaries on the other hand are conducted in separate facilities, with the exception that both businesses share leased office space in New York. The distinct operations of these businesses makes it relatively easy to determine those assets and liabilities that are associated with Ceridian's human resource services division and subsidiaries and Comdata subsidiaries (which will be transferred to New Ceridian) and those that are associated with Ceridian's media information division and subsidiaries (which will be retained by Arbitron).

In order to accomplish this transfer, Ceridian has created a wholly owned subsidiary (New Ceridian Corporation) and will contribute to New Ceridian all of the assets, liabilities and operations of its human resource services division and the capital stock of its human resource services subsidiaries and Comdata subsidiaries, which together accounted for 85.6 percent of Ceridian's revenues and 70.1 percent of its former income from continuing operations in 1999, and other liabilities expressly allocated to New Ceridian. The name of this new subsidiary will be changed from "New Ceridian Corporation" to "Ceridian Corporation" in connection with the spin-off.

The assets, liabilities and operations of Ceridian's media information division and the capital stock of its media information subsidiaries, which accounted for 14.4 percent of Ceridian's revenues and 29.9 percent of its former income from continuing operations in 1999, will remain with Ceridian, which will be renamed "Arbitron Inc." in connection with the spin-off.

What is the debt refinancing?
To reflect the independent status of New Ceridian and Arbitron after the spin-off, each company will enter into its own credit facilities. The proceeds of the initial borrowings under these credit facilities will be used in part to repay Ceridian's existing borrowings from third parties, including, as of the date of this information statement, approximately $430 million of principal (plus accrued interest) plus approximately $15.5 million of a prepayment premium (such premium amount varying with changes in the yield of the specified comparable treasury issue) under its outstanding 7.25% senior notes, and approximately $100 million under its revolving credit facility.

The credit facilities of New Ceridian's Canadian and United Kingdom subsidiaries, which are guaranteed by Ceridian, will either be replaced by new facilities guaranteed by New Ceridian or the guarantee by Ceridian of the existing facilities will be replaced by a guarantee by New Ceridian.

If the debt refinancing and spin-off had occurred on September 30, 2000, New Ceridian would have had total indebtedness of about $300 million of unsecured debt on a pro forma basis, and Arbitron would have had total indebtedness of about $250 million of secured debt on a pro forma basis. The allocation of debt between New Ceridian and Aribtron was based on a determination by Ceridian's management of the estimated cash needs of the two companies based on their estimated cash flows after the spin-off.
What will I receive in the spin-off?
For every one share of Ceridian common stock that you hold at the close of business on , 2000, you will receive one share of New Ceridian common stock. For example, if you own 100 shares of Ceridian common stock, you will receive 100 shares of New Ceridian common stock. After the spin-off, you will own New Ceridian common stock as well as continue to own Ceridian common stock. Your New Ceridian common stock, however, will be common stock of "Ceridian Corporation," and your Ceridian common stock will be common stock of "Arbitron Inc."

In addition, as discussed in the next question, it is expected that a reverse stock split of Arbitron common stock will take place effective immediately after the spin-off. This reverse stock split will decrease the number of shares of Arbitron common stock that you will own after the spin-off by up to a factor of five. In the absence of a reverse stock split, it is expected that the market price per share of Arbitron common stock after the spin-off will be significantly less than the market price per share of Ceridian common stock prior to the spin-off. The purpose of the reverse stock split is to try to increase the expected trading price of Arbitron common stock after the spin-off so as to increase the likelihood that institutional investors, who generally view stocks that trade at low prices as unduly speculative in nature, will be less likely to sell their shares of Arbitron's common stock solely because of a low stock price.

What will happen to Ceridian and my existing Ceridian common stock as a result of the spin-off?
After the spin-off, Ceridian will continue to own and operate its media information business, but it will change its name to "Arbitron Inc." Arbitron's common stock will continue to trade on The New York Stock Exchange, but consistent with its name change, its trading symbol will be changed to "ARB." Arbitron's common stock will not continue to trade on The Chicago Stock Exchange or the Pacific Exchange after the spin-off.

It is expected that a reverse stock split of Arbitron common stock at a ratio to be determined by Ceridian not to exceed one-for-five will take place effective immediately after the spin-off. The reverse stock split will decrease the number of shares of Arbitron common stock that you would own immediately after the spin-off.

For example, if you owned 100 shares of Ceridian common stock as of the record date for the spin-off, immediately after the spin-off and the reverse stock split, each of which would occur on the distribution date, the stock certificates representing your 100 shares of Ceridian common stock would represent 20 shares of Arbitron common stock, assuming Ceridian implemented a one-for-five reverse split, and 100 shares of New Ceridian common stock. Arbitron will not issue fractional shares in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will receive a cash distribution in lieu of any fractional shares. A stockholder who receives cash for a fractional share of Arbitron common stock will recognize a tax gain or loss in the amount equal to the difference between the amount of cash received and the holder's basis in the fractional share. We estimate that Arbitron will make cash distributions for approximately .01% of the shares of Arbitron common stock which were outstanding before the reverse stock split. As soon as practicable after the reverse stock split, Arbitron will notify you as to the effectiveness of the reverse stock split and instruct you as to how and when to surrender your certificates representing shares of Arbitron common stock. The Arbitron reverse stock split will have no effect on your shares of New Ceridian common stock or the one-for-one distribution ratio for the spin-off.

Please do not send Ceridian or its transfer agent your Ceridian stock certificates now. If Ceridian decides to effect the reverse stock split, a letter of transmittal will be mailed to you soon after the reverse stock split is effective. You should send your stock certificates to Arbitron's transfer agent only after you receive that letter of transmittal.
Will I be taxed on the shares of New Ceridian that I receive in the spin-off?
No. Ceridian has received a favorable letter ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the spin-off generally will be tax-free to Ceridian stockholders. The tax ruling, however, does not address state, local or foreign tax consequences that may apply to Ceridian stockholders. However, a stockholder who receives cash for a fractional share of Arbitron Common Stock in the reverse stock split of Arbitron Common Stock will recognize a tax gain or loss in the amount equal to the difference between the amount of cash received and the holder's basis in the fractional share. You should consult your tax advisor as to the particular tax consequences to you of the spin-off.
What do I have to do to participate in the spin-off?
Nothing, except continue to own shares of Ceridian common stock on the record date. Because the spin-off of New Ceridian shares is a dividend, no stockholder vote is required. New Ceridian intends to use a book-entry system to distribute shares of its common stock, which means that ownership of the stock will be recorded in the records maintained by New Ceridian's transfer agent. Physical stock certificates will not be issued unless a stockholder requests a physical certificate. Following the spin-off, each stockholder of record on the record date will receive a statement showing the number of shares of New Ceridian common stock credited to the stockholder's account. This statement will also include instructions for requesting a physical stock certificate, if desired.

You do not need to, and should not, mail in your certificates of Ceridian common stock to receive your New Ceridian common stock in the spin-off. As discussed above, however, if Ceridian decides to effect the reverse stock split, a letter of transmittal will be mailed to you soon after the reverse stock split is effective instructing you to mail your certificates representing Arbitron common stock to Arbitron's transfer agent.
When will the spin-off occur?	The spin-off will be completed on or around December 29, 2000 so long as the conditions to the spin-off are met. These conditions include, among others, the:
• receipt of a favorable letter ruling from the Internal Revenue Service on the tax-free nature of the transaction, which letter ruling was received by Ceridian on November 7, 2000;

• refinancing of substantially all of Ceridian's existing domestic debt;
• approval for listing of Arbitron common stock and New Ceridian common stock on The New York Stock Exchange;
• registration of New Ceridian's common stock under the Securities Exchange Act of 1934;
• receipt by Ceridian's board of directors of fairness, financing ability, solvency and Delaware law opinions; and

• approval by Ceridian's board of directors of the final terms of the spin-off, including the formal declaration of a dividend to Ceridian's stockholders and other specific actions necessary for the spin-off.
On which exchange will New Ceridian common stock trade?	New Ceridian common stock will trade on The New York Stock Exchange under the trading symbol "CEN."
When will I be able to buy and sell New Ceridian common stock?
Regular trading of New Ceridian common stock will begin on , 2001. A temporary form of interim trading, called "when-issued" trading, may occur for New Ceridian common stock on or before , 2000. "When-issued" trading reflects the value at which the market expects the New Ceridian common stock to trade after the spin-off.

If when-issued trading develops, you will be able to buy and sell New Ceridian common stock before the spin-off. None of these trades, however, will settle until after the spin-off, when regular trading in New Ceridian common stock has begun. If the spin-off does not occur, all when-issued trading will be null and void. If when-issued trading occurs, the listing for New Ceridian common stock will be under the trading symbol "CEN" and accompanied by the letters "wi" on The New York Stock Exchange.
How will Ceridian and Arbitron common stock trade?
Ceridian common stock will continue to trade on a regular basis through the date of the spin-off under the current symbol "CEN." Any shares of Ceridian common stock sold on a regular basis in the period between the date that is two days before the record date and the spin-off date (i.e., between and , 2000) will be accompanied by an attached "due bill" representing New Ceridian common stock to be distributed in the spin-off.

Additionally, it is expected that "ex-distribution" trading for Ceridian common stock will develop before the spin-off date. "Ex-distribution" trading means that you may trade Ceridian common stock before the completion of the spin-off, but on a basis that reflects the value at which the market expects the Arbitron common stock to trade after the spin-off taking into consideration the reverse stock split.

If ex-distribution trading develops, you may buy and sell those shares before the spin-off. None of these trades, however, will settle until after the spin-off, when regular trading in Arbitron common stock has begun. If the spin-off does not occur, all ex-distribution trading will be null and void. If ex-distribution trading occurs, the listing for Ceridian common stock will be represented by the trading symbol "ARB" and accompanied by the letters "wi" on The New York Stock Exchange.
What will be the relationship between New Ceridian and Arbitron after the spin-off?
After the spin-off, Arbitron will not own any New Ceridian common stock, New Ceridian will not own any Arbitron common stock, and New Ceridian and Arbitron will operate independently of each other as separate public companies. Prior to the spin-off, New Ceridian will enter into the following agreements with Ceridian (which agreements will be with Arbitron after the spin-off):
• distribution agreement, which sets forth the manner in which assets and liabilities of Ceridian will be divided between New Ceridian and Arbitron;

• personnel agreement, which sets forth the manner in which assets and liabilities under Ceridian's benefit plans and other employment-related liabilities will be divided between New Ceridian and Arbitron;
• transition services agreement, which describes the services that New Ceridian will provide to Arbitron after the spin-off and the fees that will be charged for those services;
• sublease agreement, which sets forth the arrangement under which New Ceridian will lease office space to Arbitron; and

• tax matters agreement, which specifies how income and sales tax refunds and income and sales tax obligations associated with time periods before the spin-off will be divided between New Ceridian and Arbitron.
These agreements will outline the mechanics of the spin-off itself and govern the on-going relationship between New Ceridian and Arbitron after the spin-off.
What else should I be concerned about with respect to the spin-off and are there any risks I should know about in owning Arbitron and New Ceridian common stock?
You should read this entire information statement carefully. New Ceridian's human resource services division and subsidiaries and Comdata subsidiaries and Arbitron's media information division and subsidiaries are subject to general and specific business risks relating to each company's operation of those businesses. In addition, the spin-off presents other risks relating to the nature of the spin-off transaction itself as well as risks relating to New Ceridian being an independent public company for the first time and Arbitron being a very different public company than Ceridian. These risks include the possibility that:

• The Internal Revenue Service may determine that representations and undertakings of Ceridian and New Ceridian made to the IRS in obtaining the letter ruling that the spin-off will qualify as a tax-free distribution are inaccurate and as a result, the spin-off will not qualify as a tax-free distribution and thus treat the spin-off as taxable to Ceridian and its stockholders, which could subject Ceridian and its stockholders to a material amount of taxes;
• The combined post-spin-off value of Arbitron and New Ceridian shares may not equal or exceed the pre-spin-off value of Ceridian shares;
• Substantial sales of Arbitron's and New Ceridian's common stock following the spin-off could cause a significant decrease in the market price of Arbitron's and New Ceridian's common stock;

• An active trading market may not develop for New Ceridian's common stock, thereby making it difficult for you to sell your shares of New Ceridian common stock, and an active trading market may not be maintained for Arbitron's Common Stock, thereby making it difficult for you to sell your shares of Arbitron Common Stock; and

• While both New Ceridian and Arbitron have been profitable as part of Ceridian, there can be no assurance that the future profitability of New Ceridian and Arbitron, as stand-alone companies, will be comparable to their respective historical operating results as part of Ceridian before the spin-off.

These risks are more fully described in the "Risk Factors" section of this information statement, beginning on page 21. We encourage you to read this section in evaluating whether and for how long you should retain your Arbitron common stock and the New Ceridian common stock you will receive in the spin-off.

Overview of Spin-Off Transaction

Who Can Help Answer Your Questions

    If you have additional questions about the spin-off, you should contact:

Stockholder Services Department
Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425-1640
(952) 853-8100
 http://www.stockholder.services@ceridian.com

    If you would like additional copies of this information statement or if you have additional questions about the spin-off, you should contact:

The Bank of New York
P.O. Box 11258
Church Street Station
New York, New York 10286
(800) 524-4458
 http://www.stock@bankofny.com

    The Bank of New York will be the distribution agent for the spin-off and the transfer agent and registrar for both Arbitron's and New Ceridian's common stock after the spin-off.

New Ceridian

    After the corporate restructuring transactions in connection with the spin-off, New Ceridian will serve primarily the human resources and transportation markets through its human resource services division and subsidiaries and Comdata subsidiaries. Its human resource services division and subsidiaries will offer outsourced human resources and benefits administration solutions that support an organization's complete employment life cycle, which means that it will provide its customers with services that cover all phases of employment, from pre-hire recruitment and application verification, to payroll processing, training, employee assistance programs and other services associated with active employment to post- employment COBRA, HIPAA and retirement plan administration. Throughout this information statement, we generally refer to these types of services as "information services." New Ceridian's Comdata subsidiary will provide payment processing services associated with debit cards, cash advances, expense reimbursement and other similar types of funds transfer (which we generally refer to as "transaction processing") as well as regulatory compliance services to the transportation industry. It will also provide transaction processing services to other industries. New Ceridian was incorporated as a Delaware corporation on August 8, 2000. New Ceridian is currently a wholly owned subsidiary of Ceridian. New Ceridian will be an independent, publicly traded company after the spin-off. New Ceridian's name will be changed to "Ceridian Corporation" in connection with the spin-off. New Ceridian expects to apply to list its common stock on The New York Stock Exchange under the trading symbol "CEN."

New Ceridian's Businesses

  Human Resource Services

    The divisions and subsidiaries that will comprise New Ceridian's human resource services business after the spin-off (which this document refers to as "HRS") offer a broad range of services and software designed to help employers more effectively manage their work forces and information that is integral to human resource processes. HRS serves more than 150,000 employers with broad, integrated solutions. HRS' products include payroll processing and tax filing services, human resources information systems, comprehensive benefits administration, employee assistance and work-life programs, training and other services. HRS provides these products and services in the United States, Canada and the United Kingdom. HRS' revenue for the years 1999, 1998 and 1997 was as follows:

	1999	1998	1997
Revenue	$828.1 million	$700.3 million	$578.7 million
Percent of revenue attributable to payroll processing and tax filing services	77%	86%	84%
Percent of payroll processing and tax filing services revenue attributable to the U.S.	77%	80%	91%

    Payroll processing and tax filing services generally accounts for a substantial portion of HRS' revenue, with most of the payroll processing and tax filing revenue derived from the United States.

  Comdata

    Ceridian's Comdata subsidiary will become a subsidiary of New Ceridian in connection with the spin-off. While HRS focuses on providing administrative services, such as payroll processing and tax filing, human resource information systems, benefit administration and employee training, Comdata focuses on providing transaction processing and regulatory compliance services primarily to the transportation industry. Comdata provides services to approximately 21,000 long-haul trucking companies covering over 400,000 drivers, 7,000 truck stop service centers and 400 terminal fueling locations, and is expanding its service offerings to the local fleet segment. Comdata provides trucking companies with Comchek fuel cards, driver payroll and financial settlement services, as well as fuel management, electronic cash access, permitting, licensing, fuel tax reporting, vehicle escort and other services. In the truck stop market, Comdata helps operators improve productivity through automation, providing equipment that enables the service centers to process fuel purchases and cash advances. Comdata also provides transaction processing services by the use of cash cards to other industries including the retail, temporary staffing and university sectors, through its payment services division and its subsidiary, Stored Value Systems, Inc. Comdata's subsidiary, Stored Value Systems, Inc., provides electronic cash cards to retailers for use as promotional tools, merchandise returns or credit processing and replacements for paper gift certificates. Comdata's payment services division provides electronic cash cards to the temporary staffing and university sectors for employee payroll and expense disbursements. New Ceridian does not intend to have Comdata or HRS offer services that are currently offered by the other. However, both Comdata and HRS will market its services to customers of the other.

    Comdata's revenue from products and services for the years 1999, 1998 and 1997 was as follows, excluding revenue of $5.8 million in 1998 and $133.2 million in 1997 from Comdata's gaming services business which was sold to First Data Corporation in exchange for its NTS transportation services business in the first quarter of 1998:

1999	1998	1997
$298.9 million	$261.5 million	$197.8 million

    Approximately 91 percent of Comdata's revenue for 1999 was attributable to its transportation business.

New Ceridian's Strategy

    New Ceridian intends to pursue the following strategies:

  •
  maintain the strong competitive positions New Ceridian believes it has in the outsourced human resource services market and transaction processing for the transportation industry market;

  •
  sell value-added products and services to existing customers and cross-sell products and services among its HRS businesses and between the HRS and Comdata businesses;

  •
  introduce new products and services and enhancements to existing products and services by making acquisitions of and investments in complementary businesses, products and technologies and investing in research and development activities;

  •
  provide superior customer service and enhance customer satisfaction; and

  •
  develop joint marketing and business development relationships with businesses that market and sell products and services that complement New Ceridian's products and services.

New Ceridian's Management

    Board of Directors

    New Ceridian's directors after the spin-off will be:

Bruce R. Bond Robert H. Ewald Ronald L. Turner	William J. Cadogan Ronald T. LeMay Carole J. Uhrich	Nicholas D. Chabraja George R. Lewis Paul S. Walsh

    Executive Officers

    New Ceridian's executive officers after the spin-off will be:

Ronald L. Turner	Chairman of the Board, President and Chief Executive Officer
John R. Eickhoff	Executive Vice President and Chief Financial Officer
Loren D. Gross	Vice President and Corporate Controller
Tony G. Holcombe	Executive Vice President of New Ceridian and President of Ceridian Employer/Employee Services
Shirley J. Hughes	Senior Vice President of Human Resources
Gary A. Krow	Executive Vice President of New Ceridian and President of Comdata
Gary M. Nelson	Vice President, General Counsel and Secretary

Other Information About New Ceridian

    New Ceridian was organized as a corporation under the laws of Delaware on August 8, 2000. New Ceridian's principal executive offices are located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. Its telephone number at that address is (952) 853-8100. After the spin-off, New Ceridian's web site will be located at http://www.ceridian.com. New Ceridian's web site and the information contained on that site, or connected to that site, are not incorporated into and do not constitute part of this information statement.

Summary Historical Consolidated Financial Data of Ceridian

    The summary historical financial data of New Ceridian (Accounting Successor to Ceridian) is derived from audited annual and unaudited interim condensed consolidated financial statements of Ceridian. The statements of operations data for each of the three years ended December 31, 1999, 1998 and 1997 and the balance sheet data at December 31, 1999 and 1998 set forth below are derived from audited consolidated financial statements of Ceridian included elsewhere in this information statement. The statement of operations data for the years ended December 31, 1996 and 1995 and the balance sheet data at December 31, 1997, 1996 and 1995 set forth below are derived from audited consolidated financial statements of Ceridian not included in this information statement. The statement of operations data for the nine months ended September 30, 2000 and 1999 and the balance sheet data as of September 30, 2000 are derived from unaudited condensed consolidated financial statements of Ceridian included elsewhere in this information statement.

    This historical data should be read together with the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations of New Ceridian (Accounting Successor to Ceridian)" and Ceridian's consolidated financial statements and related notes included elsewhere in this information statement.

	Nine Months Ended September 30,		Years Ended December 31,
	2000	1999	1999	1998	1997	1996	1995
	(dollars in millions, except per share data)
Statement of Operations Data:
Revenue	$872.0	$822.5	$1,127.0	$967.6	$909.7	$789.6	$686.3
Earnings from continuing operations	45.2	79.0	104.4	125.3	0.6	91.5	22.2
Gains and earnings from discontinued operations(1)	37.7	33.4	44.5	64.5	471.8	90.4	75.3
Extraordinary loss	—	—	—	—	—	—	(38.9)
Net earnings	82.9	112.4	148.9	189.8	472.4	181.9	58.6
Earnings per common share
Basic
Continuing operations	0.31	0.55	0.72	0.87	—	0.58	0.07
Net earnings	0.57	0.78	1.03	1.32	3.01	1.24	0.34
Diluted
Continuing operations	0.31	0.53	0.71	0.85	—	0.56	0.14
Net earnings	0.57	0.76	1.01	1.29	2.96	1.12	0.37
Shares used in calculations (in thousands)
Basic	145,073	144,472	144,524	144,070	156,835	135,841	132,269
Diluted	146,472	148,529	147,964	147,597	159,481	161,938	159,473

	September 30,	December 31,
	2000	1999	1998	1997	1996	1995
	(dollars in millions)
Balance Sheet Data:
Working capital	$250.0	$205.2	$213.7	$242.6	$59.0	$24.6
Total assets	2,164.6	1,995.2	1,227.7	1,190.9	967.8	855.3
Debt obligations	555.8	611.3	54.5	3.0	136.8	199.5
Stockholders' equity	956.3	842.7	650.6	588.3	346.3	150.0

(1)
Includes gains on disposal of Computing Devices International division of $386.3 in 1997 and $25.4 in 1998.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data of
New Ceridian (Accounting Successor to Ceridian)

    The summary unaudited pro forma condensed consolidated financial data for New Ceridian set forth below is derived from the unaudited pro forma consolidated financial information for New Ceridian included in this information statement. The pro forma data does not represent what New Ceridian's financial position or results of operations would have been had New Ceridian operated as a separate, independent public company, nor does the pro forma data give effect to any events other than those discussed in the related notes. The pro forma data also does not project New Ceridian's financial position or results of operations as of any future date or for any future period.

    Notwithstanding the legal form of the spin-off, because of the relative significance of the human resource services division and subsidiaries and Comdata subsidiaries to Ceridian, New Ceridian will be considered the divesting entity and treated as the "accounting successor" to Ceridian for financial reporting purposes. The relative significance of New Ceridian to Ceridian is substantiated based upon New Ceridian net assets and revenues representing 99% and 85% of Ceridian net assets and revenues as of and for the nine month period ended September 30, 2000.

    The following summary unaudited pro forma condensed consolidated financial data as of and for the nine months ended September 30, 2000, and for the year ended December 31, 1999, reflects the effects of the anticipated debt refinancing and the spin-off and related transactions. The capital structure that existed when New Ceridian's businesses operated as a part of Ceridian is not relevant because it does not reflect New Ceridian's expected future capital structure as a separate, independent public company. The basic weighted average shares outstanding were calculated by applying the distribution ratio (one share of New Ceridian common stock for every one share of Ceridian common stock) to Ceridian's basic weighted average shares outstanding during each period.

	Nine Months Ended September 30, 2000	Year Ended December 31, 1999
	(dollars in millions, except per share data)
Pro Forma Statement of Operations Data:
Revenue	$872.0	$1,127.0
Earnings from continuing operations	$42.5	$100.7
Earnings from continuing operations per common share
Basic	$0.29	$0.70
Diluted	$0.29	$0.68
Shares used in calculations (in thousands)
Basic	145,073	144,524
Diluted	146,472	147,964
Pro Forma Balance Sheet Data (at end of period):
Working capital	$159.2
Total assets	$2,103.8
Debt obligations	$325.7
Stockholders' equity	$1,095.6

Arbitron

    After the corporate restructuring transactions in connection with the spin-off, Ceridian's only remaining business will be its media information business known as "Arbitron"; and therefore, in connection with the spin-off, Ceridian will change its name to "Arbitron Inc." After the spin-off, Ceridian's common stock will continue to trade on The New York Stock Exchange, but its trading symbol will be changed to "ARB."

Arbitron's Business

    Arbitron, which before the corporate restructuring transactions is a division of Ceridian, is an international media and marketing research firm serving radio and other broadcasters, cable companies, advertisers and advertising agencies in the United States and Europe. Arbitron currently has four core businesses:

  •
  measuring radio audiences in local markets across the United States;

  •
  surveying the retail, media and product patterns of local market consumers;

  •
  providing application software used for accessing and analyzing media audience and marketing information data; and

  •
  providing survey research services to the cable, broadcast television, magazine, newspaper and online industries.

    Arbitron provides radio audience measurement information in the United States to over 3,690 radio stations. Arbitron estimates audience size and demographics in the United States for local radio stations, and reports these estimates and related data to its customers. This information is used as a form of "currency" for media transactions in the radio industry. Radio stations use Arbitron's data to price and sell advertising time, and advertising agencies and large corporate advertisers use Arbitron's data in purchasing advertising time. Arbitron also provides software applications that give its customers access to Arbitron's estimates via Arbitron's proprietary database of estimates, and enable them to more effectively analyze and understand that information for sales, management and programming purposes. In addition to its core radio ratings service, which provides primarily quantitative data, such as how many people are listening, Arbitron also provides qualitative data on listeners, viewers and readers that contains detailed socioeconomic information and information on what the respondents buy, where they shop and what forms of media they use. Arbitron provides these measurements of consumer demographics, retail behavior and media usage in approximately 278 local markets throughout the United States. Arbitron Cable provides qualitative audience descriptors to the local cable advertising sales organizations of cable companies. Arbitron plans to offer to customers its Arbitron Webcast Ratings service beginning in January 2001. This service measures the audiences of audio and video content on the Internet, commonly known as "Webcasts" or "streaming media."

    Arbitron's revenue for the years ended December 31, 1999, 1998 and 1997 was as follows:

1999	1998	1997
$190.1 million	$173.8 million	$143.9 million

    The revenue reported for Arbitron does not include the revenue of the Scarborough Research Group Partnership, which has been treated as an equity method investment.

    Arbitron's radio audience measurement business has generally accounted for a substantial portion of its revenue. The radio audience measurement service and related software sales represented 89 percent of Arbitron's total 1999 revenue.

Arbitron's Strategy

    Arbitron intends to pursue the following strategies:

  •
  continue to invest in quality improvements in its radio audience measurement service and seek opportunities to further grow the business;

  •
  build on Arbitron's experience in the radio audience measurement industry to expand into measurement services for other types of media;

  •
  develop and commercialize the next generation data collection and processing technique; and

  •
  expand its international presence.

Arbitron's Management

    Board of Directors

    Arbitron's directors after the spin-off will be:

Erica Farber Larry E. Kittelberger Richard A. Post	Kenneth F. Gorman Stephen B. Morris Lawrence Perlman	Philip Guarascio Luis Nogales

    Executive Officers

    Arbitron's executive officers after the spin-off will be:

Stephen B. Morris	Chief Executive Officer and President
Pierre C. Bouvard	President of Internet Information Services
Marshall L. Snyder	President of Cable and Worldwide PPM
Owen Charlebois	President of U.S. Media Services
William J. Walsh	Executive Vice President of Finance and Planning and Chief Financial Officer
David A. Lapovsky	Executive Vice President of Worldwide Research
Janice M. Giannini	Executive Vice President and Chief Information Officer
Dolores L. Cody	Vice President, Chief Legal Officer and Secretary
Kathleen T. Ross	Vice President of Organization Effectiveness and Public Relations
Claire L. Kummer	Vice President of Operations

Other Information About Arbitron

    Founded in 1949, Arbitron has been a part of Ceridian since 1967. In connection with the spin-off, Arbitron will be the successor to the corporate entity of Ceridian, which is a Delaware corporation that was formed in 1912. Arbitron's principal executive offices will be located at 142 West 57th Street, New York, New York 10019-3300. Its telephone number at that address will be (212) 887-1300. Its web site will be located at http://www.arbitron.com. Arbitron's web site and the information contained on that site, or connected to that site, are not incorporated into and do not constitute a part of this information statement.

Arbitron Summary Historical Combined Financial Data

    The following table summarizes historical combined financial data for Arbitron. The statement of income data for the years ended December 31, 1999, 1998 and 1997 and the balance sheet data at December 31, 1999 and 1998 set forth below are derived from audited combined financial statements of Arbitron included elsewhere in this information statement. The statements of income data for the years ended December 31, 1996 and 1995 and the balance sheet data at December 31, 1997, 1996 and 1995 set forth below are derived from unaudited combined financial statements of Arbitron not included in this information statement. The statement of income data for the nine months ended September 30, 2000 and 1999 and the balance sheet data as of September 30, 2000 are derived from unaudited condensed combined financial statements of Arbitron included elsewhere in this information statement.

    The summary historical combined financial data is not necessarily indicative of the results of operations or financial position that would have occurred if Arbitron had been a separate, independent company during the periods presented, nor is it indicative of Arbitron's future performance. This historical data should be read together with the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations of Arbitron" and Arbitron's combined financial statements and related notes included elsewhere in this information statement.

	Nine Months Ended September 30,		Years Ended December 31,
	2000	1999	1999	1998	1997	1996	1995
	(dollars in millions, except per share data)
Statement of Income Data:
Revenue	$159.6	$146.1	$190.1	$173.8	$143.9	$133.7	$125.4
Costs and expenses	96.9	90.7	127.0	119.8	104.8	90.6	85.6

Operating income	62.7	55.4	63.1	54.0	39.1	43.1	39.8
Equity in net income (loss) of affiliate	0.3	(0.2)	2.6	2.5	1.7	0.9	1.2

Income before income tax expense	63.0	55.2	65.7	56.5	40.8	44.0	41.0
Income tax expense	24.9	21.8	26.0	22.3	16.1	17.3	16.2

Net income	$38.1	$33.4	$39.7	$34.2	$24.7	$26.7	$24.8

Unaudited Pro Forma Net Income Per Common Share Data(1)
Basic	$0.26	$0.23	$0.27	$0.24	$0.16	$0.20	$0.19
Diluted	$0.26	$0.22	$0.27	$0.23	$0.15	$0.16	$0.16
Weighted average common shares used in the calculation (in thousands)
Basic	145,073	144,472	144,524	144,070	156,835	135,841	132,269
Diluted	146,472	148,529	147,964	147,597	159,481	161,938	159,473
		December 31,
	September 30, 2000
		1999	1998	1997	1996	1995
	(dollars in millions)
Balance Sheet Data:
Current assets	$40.7	$43.6	$42.2	$41.4	$35.4	$35.7
Total assets	$71.6	$79.3	$82.3	$65.0	$60.4	$65.1
Divisional equity (deficit)	$8.8	$6.6	$9.1	$(0.8)	$0.7	$1.6

(1)
The computation of unaudited pro forma net income per common share data for the periods presented is based upon Ceridian's historical weighted average number of shares of Ceridian common stock.

Summary Unaudited Pro Forma Condensed Combined Financial Data of Arbitron

    The summary unaudited pro forma condensed combined financial data for Arbitron set forth below is derived from the unaudited pro forma combined financial information for Arbitron included elsewhere in this information statement. The pro forma data does not represent what Arbitron's financial position or results of operations would have been had Arbitron operated as a separate, independent public company, nor does the pro forma data give effect to any events other than those discussed in the related notes. The pro forma data also does not project Arbitron's financial position or results of operations as of any future date or for any future period.

    The following summary unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2000, and for the year ended December 31, 1999, reflects the effects of the anticipated debt refinancing and the spin-off.

	Nine Months Ended September 30, 2000	Year Ended December 31, 1999
	(dollars in millions, except per share data)
Statement of Income Data:
Revenue	$159.6	$190.1
Net income	$26.7	$24.5
Net income per common share
Basic	$0.18	$0.17
Diluted	$0.18	$0.17
Shares used in calculations (in thousands)
Basic	145,073	144,524
Diluted	146,472	147,964
Pro forma ratio of earnings to fixed charges	3.3 to 1	2.5 to 1
Balance Sheet Data (at end of period):
Total assets	$126.1
Debt obligations	$250.0
Stockholders' deficit	$186.7

RISK FACTORS

    You should carefully consider each of the following risks and all of the other information in this information statement. Some of the following risks relate principally to the spin-off while other risks relate principally to the indebtedness of New Ceridian and Arbitron after the spin-off, their businesses in general and the industries in which the companies will operate. Finally, other risks relate principally to the securities markets and ownership of New Ceridian and Arbitron common stock. The risks and uncertainties described below are not the only ones New Ceridian and Arbitron will face. Additional risks and uncertainties not presently known to New Ceridian or Arbitron or that they currently believe to be immaterial may also adversely affect New Ceridian's and Arbitron's businesses.

    If any of the following risks and uncertainties develops into actual events, the business, financial condition or results of operations of New Ceridian or Arbitron could be materially adversely affected. If that happens, the trading prices of the common stock of New Ceridian and Arbitron could decline significantly.

Risks Relating to the Spin-Off

  The Internal Revenue Service may determine that the spin-off does not qualify as a tax-free distribution and thus treat the spin-off as taxable to Ceridian and its stockholders, which could subject Ceridian and its stockholders to a material amount of taxes.

    Ceridian has received a favorable letter ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the spin-off generally will be tax-free to Ceridian and its stockholders. Even though Ceridian has received a favorable letter ruling from the IRS, it is possible that Ceridian and its stockholders could be subject to a material amount of taxes as a result of the spin-off if the representations and undertakings of Ceridian and New Ceridian made to the IRS in connection with obtaining the letter ruling are determined to be inaccurate. For a description of material United States federal income tax consequences to Ceridian's stockholders of the spin-off, we refer you to "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

  The Internal Revenue Service may determine that the spin-off is part of a plan in which a 50 percent or greater interest is acquired in either New Ceridian or Arbitron and thus treat the spin-off as taxable to Ceridian, which could affect the value of your shares of New Ceridian and Arbitron common stock.

    Even though Ceridian has received a favorable letter ruling from the IRS that the spin-off qualifies as a tax-free distribution, Ceridian (not Ceridian's former stockholders) would recognize a large taxable gain if the distribution is part of a plan or series of related transactions in which a 50 percent or greater interest in either New Ceridian or Arbitron is being acquired by one or more persons. Any cumulative 50 percent change of ownership in either New Ceridian or Arbitron within the four-year period beginning two years before the date of the spin-off will be presumed under applicable law to be part of such a plan. If this presumption applies, it would need to be rebutted to avoid a large taxable gain. Proposed regulations interpreting this provision could make it difficult to rebut this presumption with respect to the distribution and a cumulative 50 percent change of ownership. For a description of material United States federal income tax consequences to Ceridian's stockholders of the spin-off, we refer you to "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

  The combined post-spin-off value of Arbitron and New Ceridian shares may not equal or exceed the pre-spin-off value of Ceridian shares.

    There can be no assurance that the combined trading prices of Arbitron common stock and New Ceridian common stock after the spin-off will be equal to or greater than the trading price of Ceridian common stock prior to the spin-off, taking into account the reverse stock split of Arbitron common stock that, if implemented by Ceridian, would be effective immediately after the spin-off.

  Substantial sales of Arbitron's and New Ceridian's common stock following the spin-off could cause a significant decrease in the market prices of Arbitron's and New Ceridian's common stock.

    Until the market has fully evaluated the media information division and subsidiaries of Arbitron without the human resource services division and subsidiaries and Comdata subsidiaries of New Ceridian, the price at which Arbitron's common stock will trade may fluctuate significantly following the spin-off. Similarly, until the market has fully evaluated New Ceridian on an independent basis, the price at which New Ceridian's common stock will trade may fluctuate significantly following the spin-off. Substantially all of the shares of New Ceridian's common stock distributed in the spin-off will be eligible for immediate resale in the public market, except for shares received by persons deemed to be "affiliates" of New Ceridian under the Securities Act of 1933. A significant redistribution of New Ceridian common stock could occur in the public market during the first few weeks or even months following completion of the transaction because of the differing objectives and strategies of investors, including mutual funds, that acquire shares of New Ceridian's common stock in the spin-off. Additionally, after the spin-off, these investors will find themselves holding Arbitron common stock that will represent ownership in a company that is very different from Ceridian. Sales of substantial amounts of Arbitron's or New Ceridian's common stock in the public market following the spin-off or the perception that any redistribution has not been completed could cause the market prices of Arbitron's and New Ceridian's common stock to decrease significantly.

  An active trading market may not develop for New Ceridian's common stock, thereby making it difficult for you to sell your shares of New Ceridian common stock, and an active trading market may not be maintained for Arbitron's common stock, thereby making it difficult for you to sell your shares of Arbitron common stock.

    New Ceridian is currently a privately held company that is wholly owned by Ceridian. Accordingly, there is no current public trading market for New Ceridian's common stock, and there can be no assurance that an active trading market will develop or be sustained in the future. Until the time that the spin-off has been completed, New Ceridian's common stock is fully distributed and an orderly market develops, various conditions may decrease the trading price of New Ceridian's common stock. These conditions include, among others, investor perception about New Ceridian, the liquidity of the market for New Ceridian's common stock and general economic and market conditions. New Ceridian intends to file an application to list its common stock on The New York Stock Exchange under the trading symbol "CEN." For a discussion of the trading markets for, and transferability restrictions on, New Ceridian's common stock after the spin-off, you should review the section of this information statement entitled "The Spin-Off—Trading of New Ceridian Common Stock."

    Even though Arbitron is currently a publicly held company, there can be no assurance that an active trading market for Arbitron common stock will be maintained after the spin-off, thereby making it difficult for you to sell your shares of Arbitron common stock. Until the time that the spin-off has been completed and an orderly market develops for Arbitron common stock, various conditions may decrease the trading price of Arbitron's common stock. These conditions include, among others, investor perception about Arbitron, the liquidity of the market for Arbitron's common stock and general economic and market conditions. Arbitron intends to file an application to list its common stock on The New York Stock Exchange under the trading symbol "ARB." For a discussion of the trading markets for, and transferability restrictions on, Arbitron's common stock after the spin-off, you should review the section of this information statement entitled "The Spin-Off—Trading of Ceridian and Arbitron Common Stock."

  While both New Ceridian and Arbitron have been profitable as part of Ceridian, there can be no assurance that the future profitability of New Ceridian and Arbitron, as stand-alone companies, will be comparable to their respective historical operating results as part of Ceridian before the spin-off.

    Historically, since the businesses that comprise each of New Ceridian and Arbitron have been part of one entity, they have been able to rely, to some degree, on the earnings, assets and cash flow of each other and former businesses owned by Ceridian for capital requirements. Ceridian has historically combined the earnings, assets and cash flows of each of its businesses, and Ceridian's management has allocated these resources based on its collective judgment as to how to best use the resources to maximize stockholder value. Accordingly, the historical consolidated or combined financial information and pro forma consolidated or combined financial information for each of New Ceridian and Arbitron included in this information statement may not be representative of the results of operations, financial position and cash flows that would have been achieved if New Ceridian and Arbitron had operated independently, as opposed to operating as part of Ceridian, during the periods presented or that will be achieved in the future. As part of its corporate programs, Ceridian has provided Arbitron a number of services, such as health and welfare programs, stock option and stock purchase programs, pension and 401(k) programs, tax, treasury and accounting services and various other services. When the costs of these services can be specifically defined or reasonably estimated, the costs are billed directly to Arbitron. For other corporate services and general management, Ceridian has charged Arbitron 1.75% of Arbitron's budgeted annual revenue. After the spin-off, Arbitron may have to obtain some of these services from third parties or may have to hire additional staff to perform these services. The cost to Arbitron to obtain or perform these services after the spin-off may exceed the costs charged by Ceridian before the spin-off. While the businesses that comprise each of New Ceridian and Arbitron have been profitable as part of Ceridian, there can be no assurance that the future profitability of New Ceridian and Arbitron, as stand-alone companies, will be comparable to the respective historical operating results of their businesses as part of Ceridian before the spin-off.

  If the corporate restructuring transactions and spin-off are not legal dividends, they could be held invalid by a court and harm Arbitron's and New Ceridian's financial condition and results of operations.

    The corporate restructuring transactions and the spin-off are subject to Delaware corporate law. Ceridian believes that the corporate restructuring transactions and the spin-off do not violate Delaware corporate law and expects to obtain a solvency opinion from Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. and a legal opinion from Skadden, Arps, Slate, Meagher & Flom LLP on this issue. However, there can be no assurance that a court will not later determine that the spin-off and one or more of the corporate restructuring transactions was invalid under Delaware law and reverse the transactions. The resulting complications, costs and expenses could harm Arbitron's and New Ceridian's financial condition and results of operations.

  Creditors of Ceridian at the time of the spin-off may challenge the spin-off as a fraudulent conveyance or transfer that could lead a court to void the spin-off.

    In connection with the spin-off, Ceridian will undertake numerous corporate restructuring transactions and refinance its existing domestic debt, which, along with the spin-off, may be subject to federal and state fraudulent conveyance or transfer laws. If a court in a lawsuit brought by an unpaid creditor or representative of creditors of Ceridian, such as a trustee in bankruptcy, were to find that, among other reasons, at the time of the spin-off, Arbitron or New Ceridian:

  •
  was insolvent;
  •
  was rendered insolvent by reason of the spin-off;
  •
  was engaged in a business or transaction for which Arbitron's or New Ceridian's remaining assets constituted unreasonably small capital; or
  •
  intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

the court may be asked to void the spin-off (in whole or in part) as a fraudulent conveyance or transfer. The court could then require that the stockholders of New Ceridian return to Arbitron some or all of the shares of New Ceridian common stock or that assets conveyed to New Ceridian by Ceridian be returned to Arbitron, or require Arbitron or New Ceridian, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing could vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Arbitron and New Ceridian, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it is generally not paying its debts as they become due. Ceridian believes that each company will be solvent after the spin-off and expects to obtain a solvency opinion from Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. However, there can be no assurance that a court will not later void the spin-off as a fraudulent conveyance or transfer.

  Most of the members of Arbitron's and New Ceridian's management may have conflicts of interest after the spin-off because of their ownership of both Arbitron common stock and New Ceridian common stock.

    Most of the management of Arbitron and New Ceridian will own shares of both Arbitron and New Ceridian common stock after the spin-off because of their prior relationship with Ceridian. This ownership could create, or appear to create, potential conflicts of interest when Arbitron's and New Ceridian's directors and executive officers are faced with decisions that could have different implications for Arbitron and New Ceridian.

  If Ceridian does not obtain all required material third-party consents to the spin-off, Arbitron's and New Ceridian's ability to conduct their respective businesses as currently conducted could be materially adversely affected.

    The spin-off and related transactions could result in a violation of some of Ceridian's existing contractual arrangements or require the consent of a third party to transfer these arrangements to New Ceridian. In many situations, an amendment, consent or waiver from third parties, including many customers, will be required. For example, New Ceridian's Comdata subsidiary holds licenses from 37 state banking or financial institutions departments under various state "sale of checks" or "money transmitter" laws. Because of the change in ownership of Comdata that will take place as a result of the spin-off and related transactions, Comdata may be required to notify appropriate state authorities of the proposed transaction and, where necessary, seek appropriate waivers or consents to the transaction. Comdata has received or is in the process of obtaining these waivers and consents. Additionally, Ceridian or its appropriate subsidiary has obtained or is in the process of obtaining other amendments, consents or waivers which it deems appropriate for business purposes. Although Ceridian believes that no single agreement or arrangement for which an amendment, consent or waiver is being sought is material, it is possible that the failure to receive an amendment, consent or waiver could nonetheless, have a material adverse effect on Arbitron's or New Ceridian's ability to continue to conduct its business after the spin-off.

Risk Factors Relating to Arbitron's and New Ceridian's Indebtedness After the Spin-Off

  The ability of Arbitron and New Ceridian to refinance Ceridian's indebtedness is dependent on successful negotiation and implementation of new credit facilities by each of Arbitron and New Ceridian, the failure of which may jeopardize the spin-off transaction.

    The occurrence of the spin-off requires most of Ceridian's existing indebtedness (along with any required prepayment penalties) to be immediately paid, or the applicable lender to agree to permit the indebtedness to continue to be outstanding notwithstanding the spin-off. Any debt that is permitted to continue to be outstanding after the spin-off will be owed by New Ceridian or its subsidiaries and may, subject to ongoing negotiations with the relevant lender, include debt currently owed by Ceridian's Canadian payroll processing subsidiary, debt incurred in connection with prior acquisitions by subsidiaries of New Ceridian totaling about $1.4 million, and capital leases totaling about $232,000. Failure to either pay this debt or obtain this agreement may permit the holders of Ceridian's debt to exercise default remedies, such as the imposition of higher interest rates and expenses of collection, and ultimately potentially the ability to attach assets. The ability to pay this indebtedness, if required, is dependent on the successful negotiation by both New Ceridian and Ceridian of acceptable terms of new credit facilities and the successful reduction of these terms to definitive agreements entered into by Arbitron and New Ceridian. Ceridian and New Ceridian each have obtained commitments for these financings, which are subject to various conditions including the negotiation and preparation of definitive agreements.

  Neither Arbitron nor New Ceridian will provide future financial support to the other company after the spin-off, thus requiring each company to generate cash flow independently and secure and maintain their own credit facilities.

    Prior to the spin-off, Ceridian's human resource services division and subsidiaries and Comdata subsidiaries accounted for 85.6 percent of its revenues and 70.1 percent of its former income from continuing operations in 1999, and its media information division and subsidiaries accounted for 14.4 percent of its revenues and 29.9 percent of its operating income. Neither Arbitron nor New Ceridian will have any obligation to support the other company financially after the spin-off. As a result, both Arbitron and New Ceridian will need to generate cash flow independently of the other and secure and maintain its own credit facilities. As smaller companies, the cost of capital to Arbitron and New Ceridian is likely to be greater than that which Ceridian previously paid. The commitments for the revolving credit facilities for both New Ceridian and Arbitron provide for loans based on LIBOR, which is the London Interbank Offered Rate, to carry a margin over LIBOR which as of the closing of the spin-off, is 0.825 percent higher for New Ceridian and 1.70 percent higher for Arbitron, than that currently applied under Ceridian's credit facility. As of the date of this information statement, the average weighted cost of funds borrowed by Ceridian under its senior notes and revolving credit facility is approximately 7.27 percent per annum. As determined based on one-month LIBOR as of the date of this information statement, the average weighted cost of funds for New Ceridian would be approximately 7.9 percent per annum and for Arbitron would be approximately 8.9 percent per annum under the proposed credit facilities each of New Ceridian and Arbitron expects to enter into in connection with the spin-off.

    Ceridian estimates that the spin-off transaction will increase combined interest expense by approximately $22 million pretax over a five-year period beginning on January 1, 2001. Nearly 60% of this increase is a result of both New Ceridian and Arbitron paying higher interest rates on their respective bank financing arrangements. Under its current revolving credit agreement, Ceridian can borrow funds at LIBOR plus 0.3 percent, which is below current market rates for similarly rated companies. Terminating that credit agreement will cause New Ceridian to pay the higher current market rates for financing, expected to be LIBOR plus 1.0 percent. Arbitron's credit agreement is expected to require interest rates of LIBOR plus 2.0 percent. Due to these higher interest rates, New Ceridian will pay $2.4 million and Arbitron will pay $10.2 million more interest expense.

    About 40% of the combined increased interest expense is due to higher average balances of combined debt outstanding over the five-year expected life of the new credit agreements. This is a result of New Ceridian's greater positive cash flow in the period 2003-2005 being unavailable to pay Arbitron's debt, since Arbitron will then be a separate unaffiliated company. The amount of increased interest expense due to higher debt balances is $3.5 million for Ceridian and $5.8 million for Arbitron.

  After the debt refinancing and spin-off, both Arbitron and New Ceridian will have substantial debt and an increased cost of capital, both of which could harm their respective businesses.

    Before the completion of the spin-off, each of Arbitron and New Ceridian will be required to have closed on new credit facilities, proposed to be a secured revolving credit facility in the case of Arbitron and an unsecured revolving credit facility in the case of New Ceridian. Pursuant to the distribution agreement, proceeds from borrowings under the New Ceridian's new credit facility and borrowings under Arbitron's new credit facility will be used to satisfy Ceridian's outstanding debt obligations. The interest rates on these new credit facilities are expected to be consistent with that of other industry participants of similar credit quality although at a higher rate than currently enjoyed by Ceridian. If this debt refinancing and spin-off had occurred on September 30, 2000, New Ceridian would have had total indebtedness of about $325 million of unsecured debt, on a pro forma basis, and Arbitron would have had total indebtedness of about $250 million of secured debt, on a pro forma basis. Following the spin-

off, Arbitron's liabilities will exceed the book value of its assets by approximately $190 million as the result of net distributions made to Ceridian in excess of historical earnings. There can be no assurance that the amount of debt proposed to be incurred by Arbitron and New Ceridian under these new credit facilities will not adversely affect their ability to conduct their respective businesses.

    As part of Ceridian, Arbitron benefited from investment grade terms and conditions that applied to Ceridian's debt. As an independent company, Arbitron's borrowings, including its new credit facilities, will contain non-investment grade financial terms, covenants and operating restrictions that will increase its cost of financing its business, will restrict its financial flexibility and could adversely impact its ability to conduct its business. These include (1) the required grant of security interests in most of the assets of Arbitron and its subsidiaries, (2) borrowing interest rates equal to reserve adjusted LIBOR rate plus 2.00 percent (as of closing) or at 0.375 percent plus the higher of the federal funds rate plus 0.50 percent or the prime rate of Bank of America (as of closing), (3) the required guarantees of Arbitron's debt by Arbitron's subsidiaries and (4) restrictions on various operating activities, including restrictions on debt, liens, investments, dividends, capital expenditures, and mergers and acquisitions. New Ceridian's proposed new credit facility is expected to contain investment grade terms.

  Arbitron's and New Ceridian's new credit facilities and other debt instruments may restrict their operating flexibility.

    The governing documents for Arbitron's and New Ceridian's proposed new credit facilities and their other debt instruments will likely contain a number of significant provisions that, among other things, restrict their ability to:

  •
  sell assets;
  •
  incur more indebtedness;
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  grant or incur liens on their assets;
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  repay indebtedness;
  •
  pay dividends;
  •
  make investments or acquisitions;
  •
  repurchase or redeem capital stock;
  •
  engage in mergers or consolidations; and
  •
  engage in transactions with their affiliates.

    These restrictions could hurt their ability to finance their future operations or capital needs or make acquisitions that may be in their best interest. In addition, each of Arbitron's and New Ceridian's proposed new credit facilities will require that the respective borrower satisfy several financial covenants. Arbitron's and New Ceridian's ability to comply with these financial requirements and other restrictions may be affected by events beyond their control, and their inability to comply with them could result in a default under the new credit facilities or other debt instruments. If a default occurs under these new credit facilities, the lenders under these facilities could elect to declare all of the outstanding borrowings, as well accrued interest and fees, to be due and payable and require Arbitron or New Ceridian, as the case may be, to apply all of its available cash to repay those borrowings. The lenders under Arbitron's proposed new secured credit facility could also proceed against the lenders' collateral, which will include a first priority lien on substantially all of the assets of Arbitron and its domestic subsidiaries and a pledge of the capital stock of all of its domestic subsidiaries and of 65% of the capital stock of its foreign subsidiaries. In addition, a default may result in higher rates of interest and the inability to obtain additional capital.

  Following the spin-off, Arbitron may enter into interest rate swap, collar, or cap derivative instruments to hedge the market risk associated with changing interest rates related to borrowing under its bank credit facility, which strategy also involves risks.

    Following the spin-off, Arbitron may enter into interest rate swap, collar, or cap derivative instruments to hedge the market risk associated with changing interest rates related to borrowing under its bank credit facility. This strategy, however, also involves risks. The counterparties to these instruments may be unable to perform, Arbitron may be required to pay a lump-sum termination amount upon the occurrence of specified events of default under these swap instruments, Arbitron may be unable to take full advantage of a decrease in market interest rates and Arbitron's hedge positions may not precisely align with its actual borrowing exposure.

Risk Factors Relating to New Ceridian's Businesses and the Industries in which New Ceridian Operates

  New Ceridian expects to continue to implement Ceridian's plans to improve the performance of its U.S. payroll business, and cannot assure you that its efforts and the amount it invests in these plans will improve the financial performance of its U.S. payroll business.

    In January 2000, Ceridian announced initiatives to invest in and improve the performance of its U.S. payroll business. New Ceridian expects to continue to implement these initiatives. These initiatives include:

  •
  transitioning small business customers to Powerpay, New Ceridian's Internet payroll product;
  •
  improving New Ceridian's customer service model;
  •
  improving customer retention;
  •
  continuing product enhancements;
  •
  investing in its Six Sigma program, an effort that focuses on helping organizations produce products and services better, faster and cheaper; and
  •
  consolidating and improving efficiencies at its payroll processing centers.

    New Ceridian cannot assure you that its efforts and the amount it invests in this process will improve the financial performance of its U.S. payroll business. If these initiatives are less successful than planned, or the level of investment needs to be increased, New Ceridian's business could be harmed.

  Government regulation changes on timing of remittances and interest rates may reduce New Ceridian's investment income from customer deposits.

    The payroll and tax filing business of New Ceridian in the United States and Canada has historically derived significant revenue and earnings from the investment of customer deposits, and this revenue and earnings are an integral part of the payroll and tax filing business. Changes in governmental regulations on the timing of remittances may reduce the period of time New Ceridian is allowed to hold these remittances and may decrease New Ceridian's revenue and earnings from this source. If governmental regulations change in this fashion, New Ceridian would likely seek to require customers who permit New Ceridian to retain earnings on their deposits to pay New Ceridian additional fees in lieu of this lost investment income.

    In addition, changes in interest rates will affect New Ceridian's revenue and earnings from this source. The average yield on Ceridian's investment of customer deposits was 5.6 percent in 1999 and 6.0 percent in the nine month period ended September 30, 2000. Interest rate changes are difficult to predict and could be significant. New Ceridian expects to lessen the impact of interest rate decreases by assuming Ceridian's interest rate collar transactions that are described in more detail in Note L to Ceridian's consolidated financial statements entitled "Commitments and Contingencies" and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ceridian—Quantitative and Qualitative Disclosures About Market Risk." There can be no assurance that New Ceridian will be able to assume Ceridian's collars or obtain future collars or obtain them on favorable terms, or to what extent any decrease in investment income would be offset by the use of these collars. If New Ceridian is unable to secure collars on favorable terms and interest rates decrease, its financial results would be harmed.

  New Ceridian's future revenue growth will depend on its ability to continue selling its products and services to its existing customers, introducing new or enhanced products and services, attracting and retaining new customers and selling additional products and services to existing customers.

    New Ceridian expects that a portion of its anticipated future revenue growth in each of its business segments will be derived from:

  •
  the continued selling of products and services to its existing customers;
  •
  the planned introduction of new or enhanced products and services, including its Source 500 product and Source Assist service in the human resource services businesses;
  •
  the selling of products and services to new customers; and
  •
  the selling of additional products and services to its existing customers.

    How successful New Ceridian will be in these efforts will depend on a variety of factors, including:

  •
  its product and service offerings;
  •
  effective sales and marketing efforts;
  •
  its ability to attract new and retain new and existing customers;
  •
  the level of market acceptance and the avoidance of difficulties or delays in development or introduction of new products and services; and
  •
  its ability to integrate technology and information systems into its human resource services products and services.

    There can be no assurance that New Ceridian will achieve its revenue growth objectives from its cross-selling efforts and selling of new product and services. The inability to cross-sell its products and services, attract and retain new customers or successfully develop new and enhanced products and services could harm New Ceridian's business.

  New Ceridian's ability to improve operating margins in its human resource services business will depend on the degree to which and the speed with which New Ceridian will be able to increase operational efficiencies and reduce operating costs.

    New Ceridian's ability to improve profit margins in its human resource services business will depend on factors that include the degree to which and the speed with which New Ceridian will be able to increase operational efficiencies and reduce operating costs. Delays or difficulties in implementing and consolidating process improvements, such as those designed to reduce printing, telecommunication and customer service costs, or installing new products and services and in consolidating various functions, including administrative functions, eliminating duplicate operations and consolidating facilities could adversely affect the timing or effectiveness of cost reduction and margin improvement efforts.

  New Ceridian's revenue will depend in large part on its ability to retain customers.

    Customer retention will be an important factor in the amount and predictability of revenue and profits in each of New Ceridian's businesses. New Ceridian's ability to retain its customers will depend on a number of factors, including:

  •
  customer satisfaction;
  •
  product and service offerings by competitors;
  •
  customer service levels; and
  •
  price.

    In providing some of New Ceridian's services, particularly payroll processing and tax filing services, New Ceridian will incur installation and conversion costs in connection with new customers that will need to be recovered before the contractual relationship will provide incremental profit. Longer customer relationships will likely be more profitable.

  Changes in governmental regulations relating to employee benefits, funds transfer and other matters may negatively impact New Ceridian's revenue and earnings.

    Changes in or the elimination of governmental regulations may adversely affect New Ceridian's revenue and earnings. Changes in governmental regulations are difficult to predict and could be significant. For example, the extent and type of benefits that employers are required to or may choose to provide employees and the amount and type of federal or state taxes required to be paid by employers and employees will affect the associated new products or services which New Ceridian may sell. As another example, Comdata is currently licensed on the state level by the banking or financial institutions departments of 37 various states. Continued licensing by these states is subject to on-going satisfaction of compliance requirements regarding safety and soundness, including, for example, posting of surety bonds to guarantee payment of funds in transit. Changes in this regulatory environment, including the implementation of new or varying measures by the U.S. federal government, may significantly affect or change the manner in which Comdata currently conducts some of the aspects of its business.

  Any problems or delays New Ceridian may experience in effecting system upgrades and conversions could harm its business.

    New Ceridian expects to continue Ceridian's efforts to transition to new or enhanced data processing systems and/or software in several of its business units, including systems that process customer data and internal management information systems. The successful implementation of these new or enhanced systems will be critical to the effective delivery of products and services and the efficient operation of its businesses. Problems or delays with the installation or initial operation of the new or enhanced systems could disrupt or increase costs in connection with New Ceridian's delivery of services and with its operations planning, financial reporting and management. From time to time, Ceridian has experienced these types of problems or delays. For example, in 1997, Ceridian terminated a payroll processing development project and incurred an unusual charge of $150 million.

  New Ceridian's ability to remain competitive depends on its ability to adapt to changing technology.

    As a provider of information management and data processing services, New Ceridian will need to adapt and respond to the technological advances offered by its competitors and the technological requirements of its customers, including those related to the Internet, in order to maintain and improve upon its competitive position. For example, New Ceridian's management intends to focus on developing and fully implementing a strategy for its human resource services business to provide services over the Internet. As another example, Comdata's credit, debit and cash cards could be replaced by a next-generation payment method. There can be no assurance that New Ceridian will develop and release new products and services or product and service enhancements within the projected time frames and within targeted costs. Significant delays, difficulties or added costs in introducing new products and services or enhancements, either through internal development, acquisitions or cooperative relationships with other companies, could adversely affect the market acceptance of New Ceridian's products and services and its operating results.

  New Ceridian's strategy to make acquisitions of and investments in complementary businesses, products and technologies involves risks that could harm New Ceridian's business and operating results.

    One of New Ceridian's growth strategies is to make acquisitions of and investments in complementary businesses, products and technologies that will enable it to add products and services for its core customer base and for adjacent markets, and to expand each of its businesses geographically. New Ceridian's ability to make these acquisitions and investments will depend on:

  •
  the availability of suitable acquisition candidates and investments at acceptable costs;

  •
  its ability to compete effectively for these acquisition candidates and investments; and

  •
  the availability of capital to complete these acquisitions and investments.

    These risks could be heightened if New Ceridian completes several acquisitions or investments within a relatively short period of time. The benefits of an acquisition or investment may often take considerable time to develop, and New Ceridian cannot guarantee that any acquisition or investment will in fact produce the revenue, earnings or business synergies that New Ceridian anticipated.

    In addition, implementation of this strategy entails a number of risks, including:

  •
  inaccurate assessment of undisclosed liabilities;

  •
  entry into markets in which New Ceridian may have limited or no experience;

  •
  potential loss of key employees or customers of the acquired businesses;

  •
  difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies and cost savings;

  •
  reallocation of significant amounts of capital from operating initiatives to acquisitions; and

  •
  increase in New Ceridian's indebtedness and a limitation in its ability to access additional capital when needed.

    In addition, some acquisitions and investments may require the consent of the lenders under New Ceridian's new credit facility, and New Ceridian cannot predict whether approvals would be forthcoming or the terms on which the lenders would approve these transactions. Also, from an accounting perspective, acquisitions and investments may involve non-recurring charges and amortization of significant amounts of goodwill that could harm New Ceridian's operating results. Finally, given the financial characteristics of New Ceridian's businesses, it may be difficult for New Ceridian to avoid making acquisitions that would be dilutive to its earnings per share.

  The markets New Ceridian will serve may attract new competitors or cause current competitors to focus more on these markets, which could harm New Ceridian's business.

    New competitors could decide to enter the markets New Ceridian will serve or current competitors could decide to focus more on these markets, and thereby intensify the highly competitive conditions that already exist. These new entrants and existing competitors could offer or introduce new technologies or a different service model, or could treat the services to be provided by one of New Ceridian's businesses as one component of a larger product or service offering. These developments could enable these new and existing competitors to offer similar products or services at reduced prices. Any of these or similar developments could harm New Ceridian's business and results of operations.

  The failure of New Ceridian's benefit services subsidiary to comply with applicable laws relating to employee benefits administration could result in substantial taxes, penalties and liabilities that could harm New Ceridian's business.

    As a result of the benefits services New Ceridian's benefit services subsidiary will provide, it will be subject to potential legal liability as a provider of portability compliance services. As a provider of COBRA (Consolidated Omnibus Budget Reconciliation Act) compliance services, New Ceridian's benefit services subsidiary will be subject to excise taxes for noncompliance with provisions of COBRA. In addition to the excise tax liability that may be imposed on New Ceridian's benefit services subsidiary, substantial excise taxes may be imposed under COBRA on its customers. In addition, as a provider of

HIPAA (Health Insurance Portability and Accountability Act of 1996) compliance and administration services, New Ceridian's benefit services subsidiary will be subject to ERISA (Employee Retirement Income Security Act of 1974) penalties for noncompliance with provisions of HIPAA.

    Under service agreements with its customers, New Ceridian's benefit services subsidiary will assume financial responsibility for the payment of the taxes and/or penalties assessed against its customers if a court of competent jurisdiction in a final nonappealable decision determines that New Ceridian's benefit services subsidiary failed to comply with COBRA, failed to comply with HIPAA or liabilities were incurred by its customers arising out of the failure of New Ceridian's benefit services subsidiary to fulfill the obligations under its agreements with its customers, unless these taxes, penalties or liabilities are attributable to the customer's failure to comply with COBRA or HIPAA or with the terms of the agreement the customer has with New Ceridian's benefit services subsidiary. These taxes, penalties and liabilities could, in some cases, be substantial and could harm New Ceridian's business and operating results. Additionally, the failure of New Ceridian's benefit services subsidiary to comply with COBRA or HIPAA or to fulfill its obligations under its customer agreements could harm its reputation, its relationship with its customers and its ability to gain new customers.

  The failure of New Ceridian's human resource services business to comply with applicable laws relating to payroll tax and retirement plan administration could result in substantial taxes, penalties and liabilities that could harm New Ceridian's business.

    The customers of New Ceridian's human resource services business will transfer to New Ceridian or its subsidiaries contributed employer and employee tax funds and employer and employee contributions to qualified retirement plans. New Ceridian or its subsidiaries will process the data received from its customers and remit the funds along with a tax return to the appropriate taxing authorities when due. Retirement plan assets will be remitted to investment vehicles selected by the plan administrator or plan sponsor. Tracking, processing and paying these tax liabilities and administering retirement plans is complex. Mistakes may occur in connection with this service. New Ceridian (or its subsidiaries) and its customers will be subject to large cash penalties imposed by tax authorities for late filings or underpayment of taxes or required plan contributions. Under service agreements with its customers, New Ceridian or its subsidiaries will assume financial responsibility for the payment of the penalties assessed against its customers arising out of the failure of New Ceridian or its subsidiaries to fulfill its obligations under its agreements with these customers, unless these penalties are attributable to the customer's failure to comply with the terms of the agreement the customer has with New Ceridian or its subsidiaries. These penalties could, in some cases, be substantial and could harm its business and operating results. Additionally, the failure of New Ceridian or its subsidiaries to fulfill its obligations under its customer agreements could harm New Ceridian's reputation, its relationship with its customers and its ability to gain new customers.

  New Ceridian will be subject to risks related to its international operations, which may harm New Ceridian's operating results.

    New Ceridian will have international operations in Canada and the United Kingdom, which in 1999 provided about 18 percent of the revenue from Ceridian's human resource services division and subsidiaries. New Ceridian's Centrefile Limited subsidiary will provide payroll processing services and human resource information systems software in the United Kingdom. New Ceridian's Canadian operations will handle and hold payroll as well as tax filing funds for its Canadian customers. Comdata also operates in Canada and is considering expanding into Mexico. Apart from the risks described in this "Risk Factors" section, international operations are subject to various additional risks which could adversely affect those operations or New Ceridian's business as a whole, including:

  •
  costs of customizing products and services for foreign customers;

  •
  difficulties in managing and staffing international operations;

  •
  reduced protection for intellectual property rights in some countries;

  •
  longer sales and payment cycles;

  •
  the burdens of complying with a wide variety of foreign laws; and

  •
  exposure to local economic conditions.

  Economic factors may harm New Ceridian's business and operating results.

    Trade, monetary and fiscal policies, and political and economic conditions may substantially change, with corresponding impacts on the industries that New Ceridian will serve, particularly more economically sensitive industries, such as trucking. Approximately 91 percent of Comdata's revenue for 1999 was attributable to its transportation business. Comdata's results of operations are, therefore, dependent on the level of activity in the transportation industry, which, in turn, is affected by general economic conditions. For example, the average price of a gallon of self-service diesel fuel increased from approximately $1.09 in June 1999 to $1.43 in June 2000. Increases in external prices, such as diesel fuel, increase the capital requirements of Comdata and subjects Comdata to greater credit or bad debt risks with respect to its customers that purchase diesel fuel using a Comdata payment method. Similarly, a decrease in the number of truck drivers would decrease the number of Comchek transactions and could adversely affect Comdata's revenues.

    Changes in trade, monetary and fiscal policies, and political and economic conditions could also affect employment levels, with a corresponding impact on New Ceridian's payroll processing and tax filing businesses. New Ceridian's future operating results may also be harmed by adverse judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future.

  The special charge for Ceridian to cover the transaction fees and costs may exceed the estimated special charge of $30 million.

    The single largest item in the special charge is likely to be a prepayment premium made to the holders of Ceridian's outstanding 7.25% senior notes related to a "Make Whole" provision in the indenture related to the senior notes. As market interest rates decrease, the prepayment premium required under this provision increases. The makeup of other items in the special charge have a lesser degree of potential fluctuation.

  The business and results of operations of New Ceridian's Comdata subsidiary will be heavily dependent on several of its vendors and suppliers, the loss of whom could adversely affect New Ceridian's consolidated results of operations.

    Comdata's business is dependent on several significant vendors and suppliers, the loss of whom could adversely affect not only Comdata's results of operations but New Ceridian's consolidated results of operations as well. For example, Comdata's current business relies upon its relationships with third party suppliers, such as MasterCard, to effect and support transactions, including access to the Cirrus ATM network and the Maestro point of sale debit network. The ability of Comdata to continue to provide some of its services in the manner in which it currently delivers them may be affected by actions taken by MasterCard or other similar card associations. Any adverse change in Comdata's relationship with these vendors could likely adversely affect Comdata's business and results of operations and could harm New Ceridian's consolidated results of operations as well.

  The human resource services business of New Ceridian is seasonal which may cause its operating results to fluctuate significantly.

    The human resource services business of New Ceridian is seasonal with generally higher revenues during the first quarter as a result of higher payroll funds being processed due to year-end bonuses being paid and additional year-end services required, such as the preparation and distribution of W-2s, and during the fourth quarter as result of special reporting requirements. New Ceridian expects this trend to continue, which could cause New Ceridian's quarterly operating results to fluctuate significantly.

  Ceridian is in the process of integrating some of its human resource services businesses under one management structure. Difficulties or problems New Ceridian may experience in this integration process may harm New Ceridian's business and operating results.

    Ceridian currently provides:

  •
  payroll processing services and software, tax filing services, human resource management systems software and other similar services and products through its business formerly known as Ceridian Employer Services;

  •
  services designed to help organizations address workplace effectiveness issues and improve employee recruitment, retention and productivity and reduce absenteeism through its business formerly known as Ceridian Performance Partners; and

  •
  employee health and welfare benefits administration and qualified plan administration services through its business formerly known as Ceridian Benefits Services.

    Ceridian is in the process of integrating all of these businesses under one management structure in a combined Ceridian Employer/Employee Services business within its human resource services segment. Difficulties or problems New Ceridian may experience in this integration process may harm New Ceridian's business and operating results.

Risk Factors Relating to Arbitron's Businesses and the Industry in which Arbitron Operates

  Arbitron's business, financial condition and operating results will be dependent on the performance of its radio audience measurement business.

    Arbitron's radio audience measurement service and related software sales represented 89 percent of Arbitron's total revenue for 1999. If Arbitron is successful in launching for commercial sale its proposed Arbitron Webcast Ratings and Portable People Meter services, Arbitron expects that given the demand it believes for these services that the revenue from these services will account for an increasing portion of its revenue in the future. Nonetheless, it is likely that sales of its radio audience measurement service and related software will continue to represent a substantial portion of Arbitron's revenue for the foreseeable future. Any factors adversely affecting the pricing of, demand for or market acceptance of Arbitron's radio audience measurement service and related software, such as competition or technological change, could significantly harm Arbitron's business, financial condition and operating results.

  Consolidation in the radio broadcasting industry may put pressure on the pricing of Arbitron's radio audience measurement service and related software sales thereby leading to decreased earnings.

    The continuing consolidation in the radio broadcasting industry could put pressure on the pricing of Arbitron's radio audience measurement service and related software sales, from which Arbitron derives a substantial majority of its total revenue. Arbitron prices its radio audience measurement service and related software applications on a per radio station, per service or product basis, negotiating licenses and pricing with the owner of each radio station or group of radio stations. Consolidation in the radio broadcasting industry, which results in a particular radio station owner purchasing services and applications from Arbitron for a greater number of radio stations, could have the effect that the greater the number of radio stations owned and the greater the number of services and applications purchased by the radio station owner, the more likely the owner is to seek to obtain discounts from Arbitron. While Arbitron has experienced some success in offsetting the revenue impact of any pricing pressure by providing radio audience measurement services and additional software applications and other services to additional stations within a radio group, there can be no assurance as to the degree to which Arbitron will be able to continue to do so.

  Consolidation in the radio broadcasting industry has led to Arbitron's increasing dependence on key customers. The loss of a key customer could significantly reduce Arbitron's revenue.

    The continuing consolidation in the radio broadcasting industry has led to Arbitron's increasing dependence on key customers. The loss of a key customer could significantly reduce Arbitron's revenue. Arbitron has two customers, Clear Channel Communications, Inc. and Infinity Broadcasting Corp., that represented approximately 22 percent and 10 percent, respectively, of Arbitron's revenue in 1999. Arbitron's agreements with these customers are not exclusive and contain no renewal obligations. Arbitron cannot be certain that it will retain these key customers. The loss of any one or more of these key customers could harm Arbitron's business and operating results.

  Technological change may render Arbitron's products and services obsolete.

    Arbitron expects that the market for its products and services will be characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements and enhancements and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards can render existing products and services obsolete. Arbitron's success will depend on its ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of its products and services in response to changing customer and industry demands. Furthermore, Arbitron may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of its products and services. Arbitron's new products and services, or enhancements to its existing products and services, such as its proposed Portable People Meter and Arbitron Webcast Ratings services, may not adequately meet the requirements of its current and prospective customers or achieve any degree of significant market acceptance.

  Arbitron expects to invest in the development and commercialization of its Portable People Meter and Arbitron Webcast Ratings technologies, neither of which may be successfully developed or commercialized. The diversion of Arbitron's resources to these technologies could adversely affect Arbitron's operating results.

    Arbitron expects to continue to invest in the development of its Portable People Meter, which is technology that measures radio, television, cable, Internet streaming and satellite audiences that Arbitron has begun testing in Philadelphia. Arbitron also expects to invest in the development of Arbitron Webcast Ratings, a webcast ratings service that measures the audiences of audio and video webcasts online. The Portable People Meter and Arbitron Webcast Ratings may never be successfully developed or commercialized. The diversion of Arbitron's resources to the development and commercialization of the Portable People Meter and Arbitron Webcast Ratings may adversely affect Arbitron's operating results.

  Nielsen Media Research, Inc. may decide not to exercise its option to join Arbitron and share in the potential deployment of the Portable People Meter on a nationwide basis, which could adversely affect the commercial success of the Portable People Meter and could harm Arbitron's business.

    On May 31, 2000, Arbitron entered into an agreement with Nielsen Media Research, Inc., a provider of U.S. television audience measurement services, under which Arbitron granted Nielsen Media Research an option to join Arbitron in the potential commercial deployment of the Portable People Meter on a nationwide basis. A decision by Nielsen Media Research not to exercise this option could adversely affect the commercial success of the Portable People Meter and could harm Arbitron's business.

  Arbitron's success will depend on its ability to protect its intellectual property rights.

    Arbitron believes that the success of its business will depend, in part, on:

  •
  obtaining patent protection for its technology, products and services, in particular its Portable People Meter;

  •
  defending its patents once obtained;

  •
  preserving its trade secrets;

  •
  defending its copyrights for its data services and audience estimates; and

  •
  operating without infringing upon patents and proprietary rights held by third parties.

    Arbitron relies on a combination of contractual provisions, confidentiality procedures and patent, copyright, trademark, service mark and trade secret laws to protect the proprietary aspects of its technology, data and estimates. These legal measures afford only limited protection and competitors may gain access to Arbitron's intellectual property and proprietary information. Litigation may be necessary to enforce Arbitron's intellectual property rights, to protect its trade secrets and to determine the validity and scope of Arbitron's proprietary rights. Arbitron has in the past been involved in litigation relating to the enforcement of its copyrights covering its radio listening estimates. Although Arbitron has generally been successful in these cases, there can be no assurance that the copyright laws and other statutory and contractual arrangements Arbitron currently depends upon will provide it sufficient protection in the future to prevent the use or misappropriation of its audience estimates, databases and technology. Arbitron was also involved in the successful defense of a patent infringement claim relating to its Portable People Meter. In 1993, The Pretesting Company sued Arbitron alleging infringement of one of The Pretesting Company's patents. Arbitron denied the claims, the court found that The Pretesting Company patent was invalid and the infringement case was dismissed. Any future litigation, regardless of outcome, could result in substantial expense and diversion of resources with no assurance of success and could seriously harm Arbitron's business and operating results.

  One of Arbitron's strategies is to expand its international operations, which involve unique risks and, if unsuccessful, may harm Arbitron's business.

    Arbitron continues to explore opportunities that would facilitate the expansion of its audience measurement service into selected international markets, such as Western Europe, Singapore, Mexico and Japan. Arbitron believes that there is demand for quality audience measurement services internationally because international advertising markets operate similarly to the U.S. advertising market. Multi-national advertisers and advertising agencies tend to set the standards for measurement around the world, and historically the lead has come from the United States.

    Arbitron believes its webcast audience measurement service is a natural area for its international expansion because there are already hundreds of radio stations and webcasters in international markets streaming their signals over the Internet. Most of these radio stations and webcasters have a business model supported by advertising revenues, which necessitates credible audience measurement. Just recently, Virgin Radio in the U.K. announced that it was setting up a special sales unit to sell advertising on its streamed signal. Arbitron's current webcast audience measurement methodology permits international webcasters to participate in Arbitron's service because the service gathers data electronically from worldwide servers and content companies that provide content to end-users. Arbitron is unaware of any company currently providing credible webcast audience estimates.

    International operations are subject to various additional risks which could adversely affect Arbitron's business, including:

  •
  costs of customizing services for foreign customers;

  •
  difficulties in managing and staffing international operations;

  •
  reduced protection for intellectual property rights in some countries;

  •
  longer sales and payment cycles;

  •
  the burdens of complying with a wide variety of foreign laws;

  •
  exposure to local economic conditions; and

  •
  exposure to local political conditions, including the risk of seizure of assets by a foreign government.

    Audience estimates become "currency" when they achieve credibility and trust in the eyes of the media marketplace. In some countries, there is little trust in existing measurement services due to the perception of tampering and fraud in the current ratings system. In expanding its international scope, potential tampering and fraud by broadcasters or other third parties with Arbitron's methodology is also a potential risk.

  The success of Arbitron's radio audience measurement business depends on diarykeepers who record their listening habits in diaries and send these diaries to Arbitron. The failure of Arbitron to collect these diaries would severely harm Arbitron's business.

    Arbitron uses listener diaries to gather radio listening data from sample households in approximately 278 U.S. local markets for which it currently provides radio ratings. Participants are asked to designate in their diary what station(s) they are listening to, when they are listening and where they are listening, such as home, car, work or other place. To encourage their participation in the survey, Arbitron pays these diarykeepers a modest cash incentive. Arbitron contacts more than two million consumers every year, collecting more than one million diaries to compile audience listening estimates. The failure of Arbitron to convince diarykeepers to record their listening habits and mail in their diaries for a small cash payment would severely harm Arbitron's radio audience measurement business.

  Arbitron's future growth and success will depend on its ability to design, develop and commercialize new products and services that address industry needs for more efficient and less time consuming methods of data collection and processing and broader media measurement techniques.

    Arbitron competes with a large number of other providers of applications software, qualitative data and proprietary qualitative studies used by broadcasters, cable systems, advertising agencies and advertisers. These competitors include Strata Marketing Inc., Marketing Resources Plus, a division of VNU, a division of International Demographics, Inc., and Telmar Information Services Corp. in the area of applications software and The Media Audit and Simmons Research Bureau in the area of qualitative data. Arbitron is also aware of at least two companies, Telecontrol AG and The Pretesting Company, that are in the process of developing technologies that may compete with Arbitron's Portable People Meter. Arbitron also will compete with a number of companies in the webcast and Internet audience measurement industry, namely MeasureCast, Inc., Media Metrix, Inc. and NetRatings, Inc. The market for webcast ratings and Internet audience measurement is new and rapidly evolving and becoming increasingly competitive. As the demand for webcasting and Internet measurement information increases, Arbitron expects competition in this area to intensify, especially given the pressure to create a uniform standard upon which companies will make meaningful decisions regarding online advertising. Some of Arbitron's competitors may have greater financial, marketing, distribution and technical resources than Arbitron. Arbitron believes that its future growth and success will be dependent on its ability to compete with these and any other competitors and to design, develop and commercialize new products and services that address the industry needs for more efficient and less time consuming methods of data collection and processing and broader media measurement techniques. Arbitron cannot assure you that it will be successful in that competition.

Risks Relating to Owning New Ceridian's Common Stock and Arbitron's Common Stock

  Variability of quarterly operating results may cause Arbitron's and New Ceridian's stock prices to decrease or fluctuate.

    The market prices of Arbitron's and New Ceridian's common stock may decrease or fluctuate because Arbitron's or New Ceridian's revenue, gross profit, operating income and net income or net loss may vary substantially from quarter to quarter. Many factors may contribute to fluctuations in Arbitron's and New Ceridian's operating results, some of which are within Arbitron's and New Ceridian's control, including:

  •
  changes in pricing policies;

  •
  introduction of new products and services and successful utilization of technology;

  •
  the timing and number of personnel hired;

  •
  the timing and acquisition of new businesses; and

  •
  the efficiency with which employees are utilized.

    Other factors are not exclusively within their control, including:

  •
  changes in competitors' pricing policies;

  •
  introduction of new products and services by competitors;

  •
  acceptance of new products and services;

  •
  the market for qualified personnel;

  •
  cancellation or delay of contracts by customers or potential customers; and

  •
  changing technology.

  Arbitron's and New Ceridian's stock prices may be volatile which could lead to a decrease in the market value of your shares and possibly class action litigation.

    The market prices of Arbitron's and New Ceridian's common stock may be more volatile than the market price of Ceridian's common stock because factors that may have been previously immaterial to Ceridian, due to its larger size, may be considered material to both New Ceridian and Arbitron as independent companies. In addition, the stock prices for many technology companies have experienced wide fluctuations that often have been unrelated to operating performance. Because of the market's adverse reaction during these periods of volatility, you may not be able to resell your shares of Arbitron common stock and New Ceridian common stock at acceptable prices. Factors that could cause volatility in Arbitron's and New Ceridian's stock prices include, among other things:

  •
  actual or anticipated variations in quarterly results;

  •
  variations in operating results which may cause Arbitron or New Ceridian to fail to meet analysts' or investors' expectations;

  •
  changes in revenue and earnings estimates or recommendations by securities analysts;

  •
  changes in the market valuations of, and earnings and other announcements, by competitors;

  •
  announcements by Arbitron or New Ceridian or their competitors of technological innovations;

  •
  additions or departures of key personnel;

  •
  the significant redistribution of shares of New Ceridian and Abitron common stock that may occur during the first few weeks or even months following completion of the spin-off because of the differing objectives and strategies of investors, including mutual and index funds; and

  •
  volume and timing of sales of Arbitron or New Ceridian common stock.

    When the market price of a stock has been volatile, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of Arbitron's or New Ceridian's stockholders were to bring this type of lawsuit against Arbitron or New Ceridian, even if the lawsuit was without merit, Arbitron or New Ceridian could incur substantial costs defending the lawsuit which costs may not be covered by insurance. The lawsuit could also divert the time and attention of management.

  It may be difficult for a third party to acquire either New Ceridian or Arbitron, which could depress the stock price of New Ceridian or Arbitron, as the case may be.

    Delaware corporate law, Arbitron's amended and restated certificate of incorporation and bylaws and the amended and restated certificate of incorporation and bylaws of New Ceridian, which will become effective immediately prior to the spin-off, contain provisions that could have the effect of delaying, deferring or preventing a change in control of either Arbitron or New Ceridian or their respective management that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of New Ceridian's and/or Arbitron's common stock. These provisions include:

  •
  restriction from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder under Section 203 of the Delaware General Corporation Law;

  •
  authorization to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to common stockholders; and

  •
  advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

    New Ceridian's amended and restated certificate of incorporation also contains a provision prohibiting stockholder action by written consent.

    Arbitron's certificate of incorporation also contains the following provisions:

  •
  a supermajority vote of two-thirds of the stockholders to approve some mergers and other business combinations; and

  •
  restriction from engaging in a "business combination" with a "controlling person" unless either a modified supermajority vote is received or the business combination will result in the termination of ownership of all shares of Arbitron's common stock and the receipt of consideration equal to at least "fair market value."

    In addition, provisions in the tax matters agreement that Ceridian and New Ceridian will enter into in connection with the spin-off and restrictions relating to applicable tax law and IRS regulations could deter the acquisition of Arbitron or New Ceridian by a third party for some period of time. These provisions and restrictions could diminish your opportunities to participate in tender offers, including tender offers at a price above the then-current market value of Arbitron's or New Ceridian's common stock. These provisions and restrictions may also inhibit fluctuations in the market price of Arbitron's or New Ceridian's common stock that could result from takeover attempts. They could also make it more difficult for third parties to cause the immediate removal and replacement of the members of Arbitron's or New Ceridian's board of directors and management without the concurrence of Arbitron's or New Ceridian's board of directors.

CAUTIONARY STATEMENT AS TO FORWARD-LOOKING STATEMENTS

    This information statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. New Ceridian and Arbitron base these forward-looking statements on their respective expectations and projections about future events, which New Ceridian and Arbitron have derived from the information currently available to them. In addition, from time to time, New Ceridian or Arbitron or their representatives may make forward-looking statements orally or in writing. Furthermore, forward-looking statements may be included in New Ceridian's and Arbitron's filings with the Securities and Exchange Commission or press releases or oral statements made by or with the approval of one of their executive officers. These forward-looking statements relate to future events or New Ceridian's or Arbitron's future performance, including:

  •
  benefits resulting from the spin-off;

  •
  possible or assumed future results of operations;

  •
  growth in revenue and earnings;

  •
  business and growth strategies; and

  •
  new product and service offerings.

    Some of the forward-looking statements about New Ceridian relate to:

  •
  possible synergies among New Ceridian's human resource services division and subsidiaries and Comdata;

  •
  New Ceridian's customer retention rates; and

  •
  the integration of portions of New Ceridian's human resource services division and subsidiaries, including Ceridian's businesses formerly known as Ceridian Employer Services, Ceridian Benefits Services and Ceridian Performance Partners, under one management structure in a combined Ceridian Employer/Employee Services.

    You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "could," "will," "should," "likely," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described under the heading "Risk Factors."

    Forward-looking statements are only predictions. The forward-looking events discussed in this information statement and other statements made from time to time by New Ceridian or Arbitron or their representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about New Ceridian and Arbitron. New Ceridian and Arbitron are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this information statement and in other statements made from time to time by New Ceridian or Arbitron or their representatives, might not occur.

THE SPIN-OFF

Background and Reasons for the Spin-Off

  Introduction

    After a strategic review of Ceridian's businesses, Ceridian's board of directors has determined that the separation of its human resource services division and subsidiaries and Comdata subsidiaries from its media information business is in the best interests of its stockholders because it would permit management of New Ceridian and Arbitron to focus on the challenges and opportunities of their respective businesses and adopt strategies and pursue objectives appropriate for their specific needs. In reaching this conclusion, Ceridian's board of directors considered, among other things:

  •
  the challenges currently facing Ceridian's human resource services and media information businesses;

  •
  the opportunities available to each of these businesses;

  •
  the actual and potential synergies among and between Ceridian's human resource services division and subsidiaries and Comdata subsidiaries (which New Ceridian believes may result from the two businesses cross-marketing their services to each other's customers) and the lack of any synergies between its media information business, on the one hand, and its human resource services division and subsidiaries and Comdata subsidiaries, on the other hand; and

  •
  the immediate need and ability of Ceridian's management to focus its attention and financial resources on both its human resource services and media information businesses and address the challenges and opportunities specific to these businesses.

  Challenges and Opportunities Facing Ceridian's HRS and Arbitron Businesses

    Presently, Ceridian's human resource services, Comdata and media information businesses are conducted as three separate operating groups—human resource services (which this document refers to as "HRS"), Comdata and Arbitron.

    HRS.  HRS is the core business segment of Ceridian. HRS employs approximately 70 percent of Ceridian's over 10,000 full and part-time employees and offers a broad range of services and software designed to help employers more efficiently manage their work forces and information that is integral to human resource processes. HRS is, in large part, a money flow business that is technology oriented and involves the payment of corporate payrolls and the deposit of income and employment taxes. HRS' products and services include transaction oriented administrative services and software products, primarily in areas such as payroll processing and tax filing, as well as management support software and services in areas such as benefits administration, skills management, regulatory compliance, employee training, work-life effectiveness and employee assistance programs (which together includes providing employees assistance to deal with issues such as stress, work addiction, child and elder care needs). During 1999, payroll processing and tax filing accounted for approximately 77 percent of the $828 million of HRS revenue.

    Ceridian's HRS business is currently undergoing significant change requiring Ceridian's management to focus on the challenges and opportunities specific to that business. Ceridian's management has determined that in order for its HRS business to remain competitive it needs to focus on:

  •
  taking advantage of the trend among larger employers to outsource their human resources work;

  •
  developing the systems necessary to integrate the payroll processing business with other human resources services, such as employee assistance programs and COBRA, HIPAA and flexible spending account and 401(k) administration, so as to provide the customer with a complete, easy to use and customer friendly package of services;

  •
  leveraging the actual and potential synergies between its human resource services division and subsidiaries and Comdata subsidiaries which New Ceridian believes may result from the two businesses cross-marketing their services to each other's customers; and

  •
  developing and fully implementing a strategy for the human resource services business to provide services to customers over the Internet.

    Comdata.  Comdata provides transaction processing and regulatory compliance services to the transportation and other industries. In 1999, Comdata had revenues of approximately $298.9 million. Services provided to the transportation industry (primarily trucking companies, truck stops and truck drivers, including both long haul and local fleet customers in the United States) involve the use of a proprietary funds transfer card that facilitates truck driver transactions and provides transaction control and trip information for the trucking companies. Services provided to other industries, including retail, temporary staffing, and university sectors, primarily involve the use of electronic cash cards for gift certificates, promotional tools, alternatives to merchandise returns, employee payroll and expense disbursements.

    As in the case of Ceridian's HRS business, Ceridian's Comdata business is a money flow business that is technology oriented. There are numerous actual and potential synergies between HRS and Comdata. HRS is beginning to market Comdata's cash or funds transfer cards to customers of its business who have a large number of employees that do not have bank accounts. For these employees, using a cash or funds transfer card accepted by a number of merchants and automated teller machines may be an attractive alternative to paying fees at local check cashing services. In addition, Comdata is beginning to market the services of Ceridian's work life effectiveness services and employee assistance programs.

    Arbitron.  The Arbitron division of Ceridian is primarily engaged in the radio audience measurement business. On the basis of statistical samples, Arbitron selects survey participants in approximately 278 metropolitan areas throughout the country. These persons agree to make entries in paper diaries each time that they listen to a radio station, listing the station and the times involved. The diaries are mailed to a central facility where the information is entered into databases. The information is edited, compiled and analyzed by Arbitron and two or four times a year Arbitron produces radio audience ratings for the approximately 278 listening areas. These ratings primarily serve as a basis for pricing advertising time on radio stations.

    Unlike Ceridian's HRS and Comdata businesses, there are no synergies or overlaps between the Arbitron business and either the HRS or the Comdata businesses. Nonetheless, Arbitron historically has served a useful role in Ceridian. Arbitron has traditionally been a high margin business that produced significant cash flow. In addition, until recently, there had been few changes in the Arbitron operations or business; and therefore, the business has required very little attention from Ceridian's senior management.

    However, due primarily to two recent developments, Arbitron is no longer a low maintenance business that demands little attention from Ceridian's senior management. The first development relates to the Portable People Meter and the second relates to the Internet. For years, audience data for radio, television and cable has been gathered through entries made by survey participants in paper diaries that are sent to a central location for processing and analysis. Television and cable have also used a combination of household meters with paper diaries. With the rapid growth in technology, Arbitron believes there is a demand for a more efficient, less time consuming method of recording listener, viewer and reader data relative to all broadcast media. In response to this demand, Arbitron has developed a Portable People Meter, which is a pager-sized device that is worn or carried by a survey participant throughout the day and is capable of electronically measuring radio, television, cable,

Internet streaming and satellite audiences. Arbitron has tested the Portable People Meter in the United Kingdom and testing has begun in Philadelphia. The testing in the United Kingdom determined that the Portable People Meter technology operated as intended and that survey participants carried the Portable People Meter with them to a degree that was satisfactory for the test. It also determined that television audience estimates made using the Portable People Meter were comparable to existing United Kingdom television audience measurements and that radio audience estimates comparisons were inconclusive.

    Unlike the paper diary system, which involves relatively little up-front costs and significant back-end processing costs, the Portable People Meter involves significant up-front costs and greatly reduced collating costs. On May 31, 2000, Arbitron entered into an agreement with Nielsen Media Research, Inc., a provider of U.S. television audience measurement services, under which Arbitron, granted Nielsen Media Research an option to join Arbitron in the potential commercial deployment of the Portable People Meter on a nationwide basis. In the event Nielsen Media Research exercises the option, the parties have agreed to form a joint venture to implement the commercial deployment in the United States of the Portable People Meter and to operate the business of data collection based on use of the Portable People Meter on an ongoing basis. The costs, expenses and capital expenditures for operating the joint venture would be shared by Arbitron and Nielsen Media Research based on the degree to which use of the Portable People Meter displaces costs at each company. For additional information on this agreement, please see "Business of Arbitron—Radio Audience Measurement Service—Portable People Meter." Recognizing that the successful commercial deployment of the Portable People Meter is uncertain, risky and costly, Arbitron believes that a joint venture with Nielsen Media Research creates a significantly greater likelihood of successful commercial deployment than other commercial options or alternatives.

    The second recent development affecting the Arbitron business relates to the Internet. Several years ago, few, if any, radio stations broadcast over the Internet. Today, over 3,500 radio stations and Internet streamers do so and the market is demanding that these Internet broadcasts receive the same credible audience measurement as traditional radio. Arbitron has developed a product called Arbitron Webcast Ratings, which measures the audiences of Internet broadcasts. Arbitron plans to offer its Webcast Ratings service to customers in January 2001.

  Need for Management Focus and Spin-Off as the Solution

    Ceridian believes that during the next several years many important decisions must be made in both its HRS and Arbitron businesses. Ceridian's management believes that the changing requirements of Arbitron's current paper diary-based business have simply made it impractical for Ceridian's management to effectively lead and grow both the Arbitron business and the existing HRS core business and Comdata.

    Ceridian believes that the separation of Ceridian's human resource services division and subsidiaries and Comdata subsidiaries from its media information division and subsidiaries would permit management of New Ceridian and Arbitron to focus on the challenges and opportunities of their respective businesses, allowing each company to adopt strategies and pursue objectives appropriate for their specific needs.

    Specifically, it would enable New Ceridian's management to focus on:

  •
  taking advantage of the trend among larger employers to outsource their human resources work;

  •
  developing the systems necessary to integrate the payroll processing business with its other human resources services, such as employee assistance programs and COBRA, HIPAA and flexible spending account and 401(k) administration, so as to provide the customer with an easy to use and customer friendly package of services;

  •
  leveraging the synergies which New Ceridian believes may result from its human resource services division and subsidiaries and Comdata subsidiaries cross-marketing their services to each other's customers the other business; and

  •
  developing and fully implementing a strategy for its human resource services business to provide services to its customers over the Internet in response to market demands.

    The spin-off would enable Arbitron's management to focus on:

  •
  developing products and services that Arbitron believes it needs to continue to compete in the radio audience measurement business, including its proposed Portable People Meter product, which is a portable device designed to measure radio, television, cable, Internet streaming and satellite audiences more efficiently and accurately than diaries or television audience meters currently used, and its proposed Arbitron Webcast Ratings service, which is a service designed to measure the audiences of audio and video content on the Internet, commonly known as "Webcasts" or "streaming media";

  •
  pursuing acquisitions of complementary technology and co-product development, co-marketing and other relationships with third parties that will provide it access to required technology and expertise in product development, sales and marketing to help it accelerate the commercialization of new products and services, including its proposed Portable People Meter and Arbitron Webcast Ratings services; and

  •
  growing the media measurement business by selling existing services to new customers, selling additional services to existing customers, expanding current services into new geographic markets in the U.S. and selected international markets such as Western Europe, Singapore, Mexico and Japan, and introducing new services into current markets.

Spin-Off Structure and Reverse Stock Split

    In the spin-off, Ceridian will distribute to its stockholders shares of New Ceridian common stock, which will represent a continuing interest in Ceridian's human resource services division and subsidiaries and Comdata subsidiaries. After the spin-off, Ceridian's only business will be its media information business known as "Arbitron," and the shares of Ceridian held by Ceridian stockholders will represent a continuing ownership interest in that business. At the time of the spin-off, Ceridian will change its name to "Arbitron Inc." From and after the spin-off, Ceridian common stock will, therefore, become Arbitron common stock.

    Notwithstanding the legal form of the spin-off of New Ceridian by Ceridian, because of the relative significance of the human resource services division and subsidiaries and Comdata subsidiaries to Ceridian, New Ceridian will be considered the divesting entity and treated as the "accounting successor" to Ceridian for financial reporting purposes. Therefore, the historical consolidated financial information for New Ceridian included in this information statement are that of Ceridian's and reflects the continuing operations of the human resource services division and subsidiaries and Comdata subsidiaries and treats the Arbitron media information division and subsidiaries as discontinued operations.

    It is expected that a reverse stock split of Arbitron common stock, at a ratio to be determined by Ceridian not to exceed one-for-five, would be effective immediately after the spin-off. If the reverse stock split is implemented, the stock split would decrease the number of shares of Arbitron common stock that you would own immediately after the spin-off. For example, if you owned 100 shares of Ceridian common stock as of the record date for the spin-off, immediately after the spin-off and the reverse stock split, each of which would occur on the distribution date, the stock certificates representing your 100 shares of Ceridian common stock would represent 20 shares of Arbitron common stock, provided Ceridian implemented a one-for-five split, and 100 shares of New Ceridian common stock. Arbitron will not issue fractional shares in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split would receive a cash distribution in lieu of any fractional shares. A stockholder who receives cash for a fractional share of Arbitron common stock will recognize a tax gain or loss in the amount equal to the difference between the amount of cash received and the holder's basis in the fractional share. We estimate that Arbitron will make cash distributions for approximately .01% of the shares of Arbitron common stock which were outstanding before the reverse stock split. As soon as practicable after the reverse stock split, Arbitron will notify you as to the effectiveness of the reverse stock split and instruct you as to how and when to surrender your certificates representing shares of Arbitron common stock. The Arbitron reverse stock split will have no effect on your shares of New Ceridian common stock or the one-for-one distribution ratio for the spin-off.

    Please do not send Ceridian or its transfer agent your Ceridian stock certificates now. If Ceridian decides to effect the reverse stock split, a letter of transmittal will be mailed to you soon after the reverse stock split is effective. You should send your stock certificates to Arbitron's transfer agent only after you receive that letter of transmittal.

Manner of Effecting the Spin-Off

    Ceridian will effect the spin-off on or about            , 2000 by distributing all of the shares of New Ceridian common stock that it owns (approximately 145 million shares) to holders of record of Ceridian common stock at the close of business on            , 2000, the record date for the spin-off. The spin-off ratio will be one share of New Ceridian common stock for every one share of Ceridian common stock outstanding on the spin-off record date. Ceridian stockholders will not be required to pay for shares of New Ceridian common stock received in the spin-off. Additionally, Ceridian stockholders will not need to surrender or exchange Ceridian common stock in order to receive shares of New Ceridian common stock. Ceridian stockholders, however, will need to surrender or exchange their certificates representing Arbitron common stock after the spin-off in connection with the reverse stock split of Arbitron common stock, which is expected to take place immediately after the spin-off. We refer you to the information in this section of this information statement under the heading "Spin-Off Structure and Reverse Stock Split" for more information on this reverse stock split and how and when you will be required to surrender your certificates representing shares of Arbitron common stock.

    All shares of New Ceridian common stock received by Ceridian stockholders in connection with the spin-off will be duly authorized, validly issued, fully paid and non-assessable. Ceridian stockholders do not have any appraisal rights in connection with the spin-off.

    As part of its spin-off, New Ceridian will be adopting a book-entry share transfer and registration system for its common stock. Instead of receiving physical share certificates, registered holders of Ceridian common stock on the record date will have their shares of New Ceridian common stock distributed on the date of the spin-off credited to book-entry accounts established for them by The Bank of New York. The Bank of New York will mail an account statement to each registered holder stating the number of shares of New Ceridian common stock credited to the holder's account. After the spin-off, any holder may request:

  •
  a transfer of all or a portion of their New Ceridian shares to a brokerage or other account; and

  •
  receipt of one or more physical share certificates representing their New Ceridian shares.

    For those holders of Ceridian common stock who hold their shares through a broker, bank or other nominee, The Bank of New York will credit the shares of New Ceridian common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers' accounts with New Ceridian common stock. New Ceridian and Ceridian anticipate that brokers, banks and other nominees will generally credit their customers' accounts with New Ceridian common stock on or shortly after            , 2000.

    In order to be entitled to receive shares of New Ceridian common stock in the spin-off, Ceridian stockholders must be holders of record of Ceridian common stock at 5:00 p.m. New York City time on the spin-off record date, which is expected to be            , 2000.

Results of the Spin-Off

    After the spin-off, both Arbitron and New Ceridian will be separate, publicly-traded companies. Their respective management, fundamentals, growth characteristics and strategic priorities will be different from those of Ceridian. Arbitron will have no interest in New Ceridian after the spin-off, and New Ceridian will have no interest in Arbitron after the spin-off.

    The number and identity of New Ceridian stockholders immediately after the spin-off will be the same as the number and identity of Ceridian stockholders at the close of business on            , 2000. Immediately after the spin-off, based on the number of outstanding shares of Ceridian common stock and the number of record holders on             , 2000, New Ceridian expects to have approximately 145 million shares of common stock outstanding, held by approximately     record holders. The actual number of shares of New Ceridian common stock to be issued will be determined as of the spin-off effective date.

    As with Ceridian common stock, the shares of New Ceridian common stock will:

  •
  have one vote per share, with no right to cumulate votes; and

  •
  carry no preemptive rights.

    The New Ceridian common stock and the Arbitron common stock, however, will be different securities and will not trade or be valued alike. We refer you to the discussion under the heading "Description of New Ceridian Capital Stock." It is expected that New Ceridian's common stock will be listed on The New York Stock Exchange under the trading symbol "CEN."

    Following the spin-off, Ceridian will continue to own and operate its media information business, but it will change its name to "Arbitron Inc." Consistent with the name change of Ceridian to Arbitron, the trading symbol under which the common stock of Arbitron will trade will be changed to "ARB" in connection with the spin-off. Additionally, as discussed above, Ceridian expects to effect a reverse stock split of Arbitron common stock at a ratio to be determined by Ceridian not to exceed one-for-five, which, if implemented by Ceridian, would be effective immediately after the spin-off.

Corporate Restructuring Transactions Prior to the Spin-Off

    New Ceridian is currently a wholly owned subsidiary of Ceridian. New Ceridian was incorporated in Delaware on August 8, 2000 in preparation for its spin-off from Ceridian. Before the spin-off, Ceridian will effect various corporate restructuring transactions designed to restructure its existing businesses so that, in general:

  •
  the assets, liabilities and operations of its human resource services division and the outstanding capital stock of its human resource services and Comdata subsidiaries and other liabilities expressly allocated to New Ceridian will be owned by New Ceridian and its subsidiaries; and

  •
  the assets, liabilities and operations of its media information division and the capital stock of its media information subsidiaries will be owned by Arbitron and its subsidiaries.

Debt Refinancing Prior to the Spin-Off

    After the spin-off, Arbitron and New Ceridian each will, in general, be responsible for the debts, liabilities and obligations related to the businesses that it owns and operates. Ceridian's historical practice, however, has been to incur debt for its consolidated group at the parent-company level or at a limited number of its subsidiaries, rather than at the operating-company level, and to manage centrally various cash functions. Accordingly, the distribution agreement between Ceridian and New Ceridian will require the refinancing of Ceridian's domestic debt pursuant to a debt refinancing plan.

    As part of the debt refinancing, Ceridian will prepay its outstanding 7.25% senior notes due 2004 in the principal amount of approximately $430 million and accrued interest (plus a pre-payment premium currently estimated to be $15.5 million, but subject to change based on changes in the yield of the specified comparable treasury issue) and borrowings under outstanding credit facilities aggregating approximately $100 million. These payments are expected to be financed by:

  •
  internally generated cash of Ceridian;

  •
  borrowings by Arbitron under one or more new credit facilities entered into by Arbitron in connection with the spin-off; and

  •
  borrowings by New Ceridian under one or more new credit facilities entered into by New Ceridian in connection with the spin-off.

    The credit facilities of New Ceridian's Canadian and United Kingdom subsidiaries, which are guaranteed by Ceridian, will either be replaced by new facilities guaranteed by New Ceridian or the guarantee by Ceridian of the existing facilities will be replaced by a guarantee by New Ceridian.

    If the debt refinancing and spin-off had occurred on September 30, 2000, New Ceridian would have had on a pro forma basis total debt of approximately $325 million. We refer you to the information under the heading "Financing Arrangements for New Ceridian."

    If the debt refinancing and spin-off had occurred on September 30, 2000, Arbitron would have had on a pro forma basis total debt of approximately $250 million of secured debt. We refer you to the information under the heading "Financing Arrangements for Arbitron."

Conditions to the Spin-Off

    The spin-off is conditioned on, among other things, formal declaration of the spin-off by Ceridian's board of directors. Other conditions to the spin-off will include:

  •
  execution and delivery of the distribution agreement, personnel agreement, transition services agreement, tax matters agreement and other agreements by Ceridian and New Ceridian and completion of various pre-spin-off transactions, such as the corporate restructuring transactions and the domestic debt refinancing;

  •
  the receipt of a favorable letter ruling from the Internal Revenue Service that for U.S. federal income tax purposes,

  >
  the spin-off will be tax-free to Ceridian and its stockholders under Section 355(a) and Section 361(c)(1) of the Internal Revenue Code; and

  >
  specified internal restructuring transactions involving Ceridian or its subsidiaries to be effected pursuant to corporate restructuring transactions will also be tax-free;

  •
  approval for listing on The New York Stock Exchange of Arbitron's common stock and New Ceridian's common stock;

  •
  registration of New Ceridian's common stock under the Securities Exchange Act of 1934;

  •
  receipt of all material consents to the corporate restructuring transactions, the spin-off and transactions contemplated in the distribution agreement;

  •
  receipt by Ceridian's board of directors of fairness, financing ability, solvency and Delaware corporate law opinions;

  •
  the absence of any prohibition of the spin-off by any law or governmental authority; and

  •
  the successful negotiation and implementation of replacement credit facilities for both New Ceridian and Arbitron.

    The second condition above, which requires the receipt by Ceridian of a favorable letter ruling from the IRS, was satisfied on November 7, 2000. Even if all the conditions to the spin-off are satisfied, Ceridian has reserved the right to amend or terminate the distribution agreement and the related transactions before the spin-off. The Ceridian board of directors has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause the Ceridian board of directors to consider amending or terminating the spin-off. Although the conditions described above may be waived by Ceridian to the extent permitted by law, the Ceridian board of directors presently has no intention to proceed with the spin-off unless each of these conditions is satisfied.

Trading of New Ceridian Common Stock

    New Ceridian is seeking to have its common stock listed on The New York Stock Exchange under the trading symbol "CEN." Prior to the spin-off, New Ceridian does not expect any public trading market for its common stock to exist except that, beginning on            , 2000, a temporary form of interim trading, called "when-issued" trading, may occur for its common stock. "When-issued" trading reflects the value at which the market expects the New Ceridian common stock to trade after the spin-off. If when-issued trading occurs, the listing for New Ceridian common stock will be under the trading symbol "CEN" and accompanied by the letters "wi" on The New York Stock Exchange. If when-issued trading develops, you will be able to buy and sell New Ceridian common stock in advance of the            , 2000 spin-off on a when-issued basis. None of these trades, however, will settle until after the spin-off, when regular trading in New Ceridian common stock has begun. If the spin-off does not occur, all when-issued trading will be null and void. If the spin-off conditions are satisfied and the stock dividend is paid on the spin-off effective date, it is expected that "regular way" trading in New Ceridian common stock on The New York Stock Exchange will commence at 9:30 a.m. New York City time on            , 2001, subject to official notice of issuance.

    Until the market has fully evaluated the businesses of New Ceridian without the businesses of Arbitron, the price at which New Ceridian's common stock trades may fluctuate significantly. In transactions similar to the spin-off, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the transaction because of the differing objectives and strategies of investors, including mutual funds, that acquire shares of New Ceridian's common stock in the spin-off. The market may view New Ceridian as a "new" company after the spin-off, and due to its smaller size, it may be the subject of different or less research analyst coverage. Sales of substantial amounts of New Ceridian's common stock in the public market following the spin-off or the perception that any redistribution has not been completed could cause the market price of New Ceridian's common stock to decrease significantly.

    Generally, the shares of New Ceridian common stock that are distributed in the spin-off will be freely transferable, except for securities received by persons deemed to be "affiliates" of New Ceridian under the Securities Act of 1933. Persons who may be deemed to be affiliates of New Ceridian after the spin-off generally include individuals or entities that control, are controlled by, or are in common control with New Ceridian, including its directors and executive officers. Persons who are affiliates of New Ceridian will be permitted to sell shares of New Ceridian common stock they receive in the spin-off only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as in accordance with the requirements of Rule 144 under the Securities Act. Under Rule 144, an affiliate is entitled to sell a number of shares within any three-month period that does not exceed the greater of one percent of the then outstanding shares of common stock (approximately 145 million shares immediately after the spin-off) or the average weekly trading volume of the common stock on The New York Stock Exchange during the four calendar weeks preceding the sale. The holder may only sell these shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to some requirements pertaining to the manner of these sales, notices of these sales and the availability of current public information concerning New Ceridian.

    For a discussion of some of the uncertainties that should be considered when trading in New Ceridian common stock, see "Risk Factors—An Active Trading Market May Not Develop for New Ceridian Common Stock."

Trading of Ceridian and Arbitron Common Stock

    It is expected that a reverse stock split of Arbitron common stock, at a ratio to be determined by Ceridian not to exceed one-for-five, will take place effective immediately after the spin-off. We refer you to the discussion in this section of this information statement under the heading "Spin-Off Structure and Reverse Stock Split."

    Ceridian common stock will continue to trade on a regular basis through the date of the spin-off under the current symbol "CEN." On or about            , 2000 and continuing through            , 2000, Ceridian common stock will trade on The New York Stock Exchange with due bills attached. The due bills will entitle a purchaser of Ceridian common stock during this period to receive one share of New Ceridian common stock for each one share purchased. Accordingly, a seller of Ceridian common stock during the due bill period will have to deliver the shares of New Ceridian common stock to the buyer of Ceridian common stock once he or she receives the shares of New Ceridian common stock in his or her book-entry account. Since The New York Stock Exchange is aware of the due bill period, no notification by a purchaser or seller is necessary when trading Ceridian common stock. If the spin-off is not completed, all due bills attaching to Ceridian common stock will become null and void. Beginning on the first New York Stock Exchange trading day after the date of the spin-off, Ceridian common stock will be known as Arbitron common stock and will trade "regular way" only under the trading symbol "ARB," entitling the buyer to receive only Arbitron common stock. Arbitron common stock will not continue to trade on The Chicago Stock Exchange or the Pacific Exchange after the spin-off.

    Additionally, it is expected that "ex-distribution" trading for Ceridian common stock will develop before the spin-off date. "Ex-distribution" trading means that you may trade Ceridian common stock before the completion of the spin-off, but on a basis that reflects the value at which the market expects the Arbitron common stock to trade after the spin-off taking into consideration the reverse stock split. If ex-distribution trading develops, you may buy and sell those shares before the spin-off. None of these trades, however, will settle until after the spin-off, when regular trading in Arbitron common stock has begun. If the spin-off does not occur, all ex-distribution trading will be null and void. If ex-distribution trading occurs, the listing for Ceridian common stock will be under the trading symbol "ARB" and accompanied by the letters "wi" on The New York Stock Exchange.

    Until the market has fully evaluated the business of Arbitron without the businesses of New Ceridian, the price at which Arbitron's common stock trades may fluctuate significantly. In transactions similar to the spin-off, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the transaction because of the differing objectives and strategies of investors, including mutual funds, that will find themselves holding Arbitron's common stock which will represent ownership in a company that is very different from Ceridian. The market may view Arbitron as a "new" company after the spin-off, and due to its smaller size and focus, it may be the subject of different or less research analyst coverage. Sales of substantial amounts of Arbitron's common stock in the public market following the spin-off or the perception that any redistribution has not been completed could cause the market price of Arbitron's common stock to decrease significantly.

    The following table sets forth, for each of the calendar periods indicated, the range of high and low sales prices for Ceridian's common stock as quoted on The New York Stock Exchange. You should be aware, however, that the aggregate market price of New Ceridian's and Arbitron's common stock after the spin-off may differ from the market price of Ceridian common stock before the spin-off. All of the sale prices below reflect a 2-for-1 stock split which was effective for holders of record on February 10, 1999.

		High	Low
1998	First Quarter	27 3/16	21 3/4
	Second Quarter	30 7/8	25 5/16
	Third Quarter	32 1/4	24 1/4
	Fourth Quarter	36	24
1999	First Quarter	40 1/2	33 1/4
	Second Quarter	38 1/16	30 7/16
	Third Quarter	33 1/4	24 3/4
	Fourth Quarter	24	16 5/8
2000	First Quarter	23 1/16	14 3/4
	Second Quarter	26 7/16	18 1/8
	Third Quarter	29	21 5/16
	Fourth Quarter (through November 10, 2000)	28	21 3/4

Material U.S. Federal Income Tax Consequences of the Spin-Off

    The following is a summary of the material United States federal income tax consequences of the spin-off. This summary is not intended to address the tax consequences applicable to every stockholder. In particular, this summary does not cover state, local or international income and other tax consequences. Moreover, this summary applies only to shares that are held as capital assets.

    The tax treatment of a stockholder may vary depending upon his, her or its particular situation and special rules not discussed in this summary may apply to some of Ceridian's stockholders. For example, the following discussion may not be applicable or may be incomplete as to a stockholder who acquired shares by exercising stock options or otherwise as compensation if (1) the shares are subject to a substantial risk of forfeiture and the stockholder has not made an election under Section 83(b) of the Internal Revenue Code or (2) the shares were acquired following the exercise of an incentive stock option or an option under an employee stock purchase plan and the option was granted within two years of the spin-off date or exercised within one year of this date.

    The following discussion is based on currently existing provisions of the Internal Revenue Code, existing, proposed and temporary treasury regulations promulgated under the Internal Revenue Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion. Accordingly, you are encouraged to consult your own individual tax advisor for information on the tax consequences of the spin-off applicable to you, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.

  Consequences if the Spin-Off is Tax-Free

    On November 7, 2000, Ceridian received a private letter ruling from the IRS that the spin-off will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code. Accordingly:

  •
  the holders of Ceridian common stock will not recognize gain or loss upon receipt of shares of New Ceridian common stock;

  •
  each holder of Ceridian common stock will allocate his, her or its aggregate tax basis in the Ceridian common stock immediately before the spin-off between Arbitron common stock, after giving effect to the spin-off, and New Ceridian common stock in proportion to each of their fair market values on the spin-off date;

  •
  the holding period for each holder of Ceridian common stock receiving New Ceridian common stock will include the holding period for his, her or its Ceridian common stock, provided that Ceridian common stock is held as a capital asset at the time of the spin-off; and

  •
  Ceridian will not recognize any gain or loss on its distribution of New Ceridian common stock to its stockholders.

    The letter ruling is based on the facts and representations presented in the request for that ruling and while generally binding on the IRS, may under some circumstances be retroactively revoked or modified by the IRS. Generally, an IRS letter ruling will not be revoked or modified retroactively if there has been no misstatement or omission of material facts, the facts at the time of the transaction are not materially different from the facts upon which the IRS letter ruling was based and there has been no change in the applicable law. Neither Ceridian nor New Ceridian is aware of any facts or circumstances that would cause the representations made to the IRS in connection with its request for a letter ruling with respect to the spin-off to be untrue or incomplete in any material respect.

    Current Treasury regulations require each holder of Ceridian common stock who receives New Ceridian common stock in the spin-off to attach to the holder's federal income tax return for the year in which the spin-off occurs a statement setting forth information as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the spin-off. Arbitron will convey the appropriate information to each holder of record of Ceridian common stock as of the record date.

  Consequences if the Spin-Off Failed to Qualify as a Tax-Free Distribution

    If the representations and undertakings of Ceridian and New Ceridian made to the IRS in connection with obtaining the letter ruling are determined to be inaccurate and the spin-off fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, then each holder of Ceridian common stock who receives shares of New Ceridian common stock in the spin-off generally would be treated as if the stockholder received a taxable distribution in an amount equal to the fair market value of New Ceridian common stock received, which would result in: (1) a dividend to the extent paid out of Ceridian's current and accumulated earnings and profits; then (2) a reduction in the stockholder's basis in Ceridian's common stock to the extent the amount received exceeds the amount referenced in clause (1); and then (3) gain from the sale or exchange of Ceridian common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (1) and (2). Each stockholder's basis in his, her or its New Ceridian common stock would be equal to the fair market value of the stock at the time of the spin-off.

    If the spin-off failed to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, then a corporate-level federal income tax would be payable by the consolidated group of which Ceridian is the common parent. The tax would be based upon the gain computed as the excess of the fair market value of the New Ceridian common stock over Ceridian's adjusted tax basis in the stock.

  Consequences if the Spin-Off is Part of a Plan in Which a 50 Percent or Greater Interest is Acquired in Either New Ceridian or Arbitron

    Even if the spin-off otherwise qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code and thus does not result in tax to holders of Ceridian common stock, a corporate level federal income tax could be payable by the consolidated group of which Ceridian is the common parent if, under Section 355(e) of the Internal Revenue Code, the spin-off was considered to be part of a plan or series of related transactions in which a 50 percent or greater interest in either New Ceridian or Arbitron was acquired by one or more persons.

    Although Ceridian does not believe the spin-off is part of a plan to effect a 50 percent ownership shift, stock acquisitions or issuances that produce a cumulative 50 percent change of ownership within the four-year period beginning two years before the date of the spin-off, including any change in the ownership of shares distributed to holders of Ceridian common stock in the spin-off, will be presumed under Section 355(e) of the Internal Revenue Code to be pursuant to such a plan. The Internal Revenue Code states that this presumption may be rebutted by establishing that the spin-off and the acquisitions causing the 50 percent ownership shift are not part of a plan or series of related transactions. In August 1999, the Treasury Department published proposed regulations that would clarify when a spin-off is part of a plan, or series of related transactions, where one or more persons acquire stock of the distributing or spun-off subsidiary resulting in a 50 percent change in ownership. These proposed regulations could make it difficult to rebut this presumption with respect to the distribution and any subsequent 50 percent ownership shift.

    The proposed regulations would be effective for spin-offs occurring after the date the regulations become final. It is not known whether the final regulations will contain the provisions contained in the proposed regulations or whether the effective date of the final regulations would apply to the spin-off of shares of New Ceridian common stock to Ceridian's stockholders.

    If the spin-off is taxable solely under Section 355(e) of the Internal Revenue Code, Ceridian will recognize gain equal to the difference between the fair market value of New Ceridian's common stock and Ceridian's adjusted tax basis in that stock. However, holders of Ceridian common stock who receive New Ceridian common stock would not recognize gain or loss as a result of the spin-off if it is taxable solely by reason of Section 355(e) of the Internal Revenue Code.

    The tax matters agreement to be entered into between Ceridian and New Ceridian will allocate responsibility for the possible corporate tax burden resulting from the spin-off, as well as other tax items. For example, if the spin-off is taxable under Section 355(e) of the Internal Revenue Code as a result of a 50 percent acquisition, then the resulting corporate tax burden will be borne by that entity, either Arbitron or New Ceridian, with respect to which the 50 percent acquisition has occurred. Similarly, if the spin-off is taxable due to any other action taken by Arbitron or New Ceridian that is inconsistent with the factual representations on which the IRS letter ruling is based, that entity, either Arbitron or New Ceridian, will be responsible for the resulting tax liability.

  Back-Up Withholding Requirements

    United States information reporting requirements and backup withholding at the rate of 31 percent may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of, New Ceridian common stock unless the stockholder: (1) is a corporation or comes within other exempt categories, and, when required, demonstrates these facts; or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply Ceridian with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the IRS and to the stockholder.

Opinion of Bear, Stearns & Co. Inc.

    Ceridian has engaged Bear, Stearns & Co. Inc. as its financial advisor in connection with the spin-off. Ceridian will request Bear Stearns to deliver to Ceridian's board of directors a written opinion to the effect that:

  •
  the proposed spin-off is fair, from a financial point of view, to the holders of Ceridian's common stock; and

  •
  Ceridian and New Ceridian will reasonably be able to obtain from internal and external sources, in accordance with management's current financial plan as of the date of the opinion, a reasonable level of financing to meet their respective currently anticipated operating and capital requirements as separate stand alone entities following the spin-off.

    It is a condition to the spin-off that Ceridian's board of directors receive this opinion.  In addition, Bear Stearns has previously delivered to Ceridian's board of directors a letter that was filed as an exhibit to Ceridian's letter ruling request to the Internal Revenue Service relating to the spin-off transaction.

    Ceridian has agreed to pay Bear Stearns a fee of $6.5 million upon completion of the transaction, plus reimbursement of expenses, for its services as financial advisor related to the spin-off. Ceridian has agreed to pay Bear Stearns a fee of $2.5 million upon delivery of the letter relating to the IRS letter ruling request, $1 million upon delivery of the fairness opinion, $1 million upon delivery of the financing opinion and $1 million upon delivery of other documents in connection with the spin-off. These fees will be credited against the $6.5 million that will become due in the event the transaction is completed. Ceridian also has agreed to indemnify Bear Stearns against some of the liabilities and expenses in connection with its services as financial advisor.

    Bear Stearns has effected securities transactions for Ceridian and performed financial advisory services in connection with some of the acquisitions and dispositions by Ceridian. Bear Stearns has received customary fees from Ceridian in the past for these services. Bear Stearns may in the future serve as an underwriter of securities for or financial advisor to Ceridian, Arbitron and New Ceridian.

Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.

    The spin-off is conditioned upon, among other things, the receipt by the board of directors of Ceridian of an opinion of a reputable appraisal or financial advisory firm, in a form satisfactory to the board of directors, to the effect that, assuming the spin-off and the transactions related to the spin-off are consummated as proposed:

  •
  with respect to each of Arbitron and New Ceridian, immediately after giving effect to the spin-off:

  >the
  >the fair value and present fair saleable value of each company's aggregate assets would exceed its stated total liabilities (including identified contingent liabilities);

  >such
  >such company would be able to pay its debts as they mature; and

  >the
  >the capital and assets remaining in each company after the spin-off would not be unreasonably small for the business in which it is engaged, as management has indicated it is now conducted and is proposed to be conducted following consummation of the spin-off.

  •
  with respect to Ceridian, before consummation of the spin-off and the transactions related to the spin-off, the excess of each of the fair value and the fair saleable value of Ceridian, over the stated liabilities (including identified contingent liabilities) of Ceridian would exceed the value of New Ceridian plus the stated capital of Ceridian.

    Ceridian's board of directors has reserved the right to waive the receipt of this solvency opinion as a condition to consummation of the spin-off. Ceridian's board of directors may not provide stockholders with notice if receipt of the solvency opinion is waived as a condition to consummation of the spin-off; however, the board of directors will waive this condition only if the board of directors is otherwise satisfied as to the solvency of Ceridian, Arbitron and New Ceridian and as to the permissibility of the distribution under Section 170 of the Delaware General Corporation Law.

    Ceridian has engaged Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. to provide this opinion and has agreed to pay Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. a fee of $125,000 upon execution of the commitment letter relating to the opinion, an additional fee of $125,000 plus expenses upon delivery of a draft opinion and another $75,000 plus expenses upon delivery of the final opinion.

Reasons for Furnishing this Information Statement

    This information statement is being furnished by Ceridian solely to provide information to Ceridian stockholders about, subject to the satisfaction of the spin-off conditions, the receipt of New Ceridian common stock pursuant to the spin-off and the ownership of Arbitron and New Ceridian common stock after the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of securities of New Ceridian or those of Ceridian (Arbitron). The information contained in this information statement is believed by Ceridian and New Ceridian to be accurate as of the date set forth on its front cover. Changes may occur after that date, and neither Ceridian (Arbitron) nor New Ceridian will update the information except in the normal course of its respective public disclosure practices.

RELATIONSHIP BETWEEN NEW CERIDIAN
AND ARBITRON AFTER THE SPIN-OFF

    After the spin-off, New Ceridian and Arbitron will operate independently of each other as separate public companies. Neither New Ceridian nor Arbitron will have any beneficial stock ownership interest in the other. Below are summary descriptions of the distribution agreement and other related agreements that Ceridian and New Ceridian will enter into in connection with the spin-off. These agreements will be between Arbitron and New Ceridian after the spin-off. These agreements are intended to facilitate the separation of Ceridian's human resource services division and subsidiaries and Comdata subsidiaries from its media information business and to facilitate the operation of New Ceridian and Arbitron as separate companies. This summary is qualified by reference to the full text of the agreements, forms of which are filed as exhibits to the Form 10 registration statement of which this information statement is a part. The forms of these agreements may be revised by the parties prior to the spin-off.

Distribution Agreement

    Before the spin-off, New Ceridian will enter into a distribution agreement with Ceridian. This agreement will set forth the agreements between the parties with respect to the principal corporate transactions required to effect the separation of Ceridian's human resource services division and subsidiaries and Comdata subsidiaries from its media information division and subsidiaries, the spin-off of New Ceridian and the other agreements governing the relationship between New Ceridian and Arbitron after the spin-off.

    In particular, the distribution agreement defines the assets and liabilities which are being allocated to and assumed by New Ceridian and those which will remain with Arbitron. The distribution agreement also defines what constitutes the "New Ceridian Business" and what constitutes the "Arbitron Business."

    Pursuant to the distribution agreement, Ceridian is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the New Ceridian Business and other assets not specifically included in the Arbitron Business to New Ceridian. All assets are being transferred without any representation or warranty, "as is-where is," and New Ceridian will bear the risk that any necessary consent to transfer is not obtained. Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take any actions as may be reasonably necessary or desirable to carry out the purposes of the distribution agreement.

    In general, pursuant to the terms of the distribution agreement, all assets of Ceridian prior to the date of the spin-off, other than those specifically relating to the Arbitron Business, will become assets of New Ceridian. The distribution agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the date of the spin-off, financial responsibility for all liabilities arising out of or in connection with the New Ceridian Business to New Ceridian and all liabilities arising out of or in connection with the Arbitron Business to Arbitron. In addition, New Ceridian will indemnify Arbitron for liabilities relating to past divestitures made by Ceridian to the extent these divestitures relate to all businesses other than the business of Arbitron and for liabilities relating to some of the litigation in which Ceridian or its subsidiaries is involved. New Ceridian will also be liable for any claims arising from or based upon "controlling person" liability relating to the registration statement on Form 10 filed with the SEC by New Ceridian other than liabilities, if any, relating to material misstatements or omissions pertaining to the Arbitron business which liabilities will remain liabilities of Arbitron. In addition, the distribution agreement provides that any liabilities arising at the effective time of the distribution and directly and solely resulting from the distribution or transactions associated with the distribution that are not otherwise specifically allocated to New Ceridian or Arbitron pursuant to the terms of the distribution agreement or the other ancillary agreements, will be shared by New Ceridian and Arbitron on an equal basis. For a discussion of the respective businesses of New Ceridian and Arbitron, we refer you to the headings "Business of New Ceridian" and "Business of Arbitron."

    In the event that any transfers contemplated by the distribution agreement are not effected on or prior to the date of the spin-off, the parties will be required to cooperate to effect these transfers as promptly as practicable following the date of the spin-off, and pending any of these transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

    Under the distribution agreement, each of Ceridian and New Ceridian agrees to provide to the other party, subject to certain conditions, access to corporate records and information.

    In addition, the distribution agreement provides that on the date of the spin-off, Ceridian will contribute to New Ceridian all cash in Ceridian's accounts other than up to $25 million (which amount may be decreased as determined by the Chief Financial Officer of Ceridian as directed by the Board of Directors of Ceridian). The planned borrowing and cash retention of the two businesses is based on management's business decisions based on estimated needs of the respective businesses based on estimated cash flows post-spin-off. The fact that the majority of the net tax operating loss carryforward will be retained by Aribtron as required by tax law in this transaction was also taken into account. The distribution agreement includes provisions governing the administration of insurance programs and the procedures for making claims. The distribution agreement also allocates the right to proceeds and the obligation to satisfy deductibles under insurance policies.

    The distribution agreement also provides that, except as otherwise set forth in the distribution agreement or in any related agreement, all costs or expenses incurred and for which invoices have been submitted on or prior to the date of the spin-off in connection with the spin-off will be charged to and paid by Ceridian. Except as set forth in the distribution agreement or any related agreement, all costs and expenses incurred or for which invoices are submitted after the date of the spin-off in connection with the spin-off will be charged to and paid by Arbitron. Except as set forth in the distribution agreement or any related agreement, each party will bear its own costs and expenses incurred after the date of the spin-off.

    The distribution agreement may be terminated at any time before the spin-off date by and in the sole discretion of Ceridian without the approval of New Ceridian or the stockholders of Ceridian. After the spin-off, the agreement may not be terminated except by an agreement in writing signed by New Ceridian and Arbitron.

Personnel Agreement

    Prior to the date of the spin-off, Ceridian and New Ceridian will enter into a personnel agreement to set forth the manner in which assets and liabilities under Ceridian's employee benefit plans and other employment-related liabilities will be divided between them, and to facilitate a smooth transition for employees' benefits in the spin-off. In general, New Ceridian will be responsible for compensation and employee benefits relating to New Ceridian's current employees and Ceridian's former employees, and Arbitron will be responsible for compensation and employee benefits relating to its current employees.

    Pension Plans.  Ceridian maintains a qualified defined benefit pension plan for its U.S. employees that closed to new participants effective January 2, 1995, and a nonqualified supplemental pension plan. Prior to the spin-off, New Ceridian will assume sponsorship of these plans. Following the spin-off, New Ceridian will segregate the assets and liabilities of the qualified pension plan attributable to active Arbitron employees and spin them to a separate qualified pension plan that will be maintained and administered by Arbitron. New Ceridian will retain responsibility for all participants who terminate employment prior to January 1, 2001 or incur a total disability prior to the spin-off. Because the qualified pension plan assets exceed the plan's currently projected liabilities, the plan produces accounting income for Ceridian. In 1999, this income was $7.9 million. It is projected that the segregation of the Arbitron pension plan will increase this income by $200,000 annually. Arbitron will also establish a non-qualified supplemental pension plan that is substantially similar to the Ceridian plan and will assume the obligations under the Ceridian plan to provide benefits to persons who are active Arbitron employees who participate in Arbitron's qualified pension plan. Ceridian will also cause the trustee of the trust from which some benefits under the nonqualified pension plan are paid to transfer to the trustee of a trust created by Arbitron assets attributable to these employees.

    Post-Retirement Benefits.  Ceridian currently provides health care and life insurance benefits to eligible retired employees, including individuals who retired from operations that were subsequently sold or discontinued. Ceridian sponsors several health care plans in the United States for both pre- and post-age 65 retirees. Contributions by Ceridian under these plans differ for various groups of retirees and future retirees. The health care plans generally provide for cost sharing in the form of retiree contributions, deductibles and coinsurance between Ceridian and its retirees. Arbitron intends to maintain plans providing post-retirement health care and life insurance benefits to Arbitron employees who retire after the spin-off. Ceridian's plans will continue to provide coverage for all eligible employees who terminate employment covered by the plan on or prior to the spin-off. The unfunded benefit obligation reported in Ceridian's financial statements for these postretirement benefits will be allocated between New Ceridian and Arbitron based on the relative numbers of employees expected to qualify for post-retirement benefits. New Ceridian will assume approximately $41.5 million of liabilities for active employees transferred to New Ceridian and former Ceridian employees who terminated employment at or prior to the spin-off. Arbitron will retain approximately $500,000 of liabilities for active Arbitron employees.

    Disabled Employees.  Ceridian currently provides employees who become disabled with health and life insurance benefits pursuant to its health and life insurance plans and disability benefits pursuant to its short-term and long-term disability benefits plans. The benefits provided by Ceridian and the sharing of costs differ depending on the type of benefit and the date the disability commenced. Typically, the disabled individual is able to participate in the same benefits as an active employee during the first 36 months of his or her disability. The unfunded benefit obligation reported in Ceridian's financial statements for these benefits will be allocated between Arbitron and New Ceridian as follows: (1) Arbitron will retain approximately $500,000 of liabilities for individuals who are on short-term disability at the time of the spin-off and became disabled while employed in a business that is not transferred to New Ceridian; and (2) New Ceridian will assume approximately $13.4 million of liabilities for individuals who became disabled while employed in a business operation transferred to New Ceridian or who are employed by Ceridian but on long-term disability at the time of the spin-off.

    Health Care Plans.  Ceridian currently maintains both self-insured group health plans and, in many work locations, insured health maintenance organizations. The cost of these plans is typically shared by Ceridian and the participants. Some former employees, former employees' spouses and dependent children, and former spouses and dependent children of active employees are entitled to continue their coverage under the plans for specified periods. While the covered person is obligated to pay the full "cost" of the coverage, including any share normally paid by the employer, the required payment, if any, is determined annually in advance and may be less than the actual amount of benefits provided by the plan. Ceridian is responsible for paying any shortfall. The personnel agreement provides that New Ceridian will assume the existing Ceridian group health plans and that Arbitron will establish new group health plans that cover its active employees. The personnel agreement allocates to the Arbitron group health plans the liability for covered expenses incurred by Arbitron employees and their covered spouses and dependents to the extent incurred on or after January 1, 2001. The Arbitron group health plans will also have the obligation to provide continuation coverage for those participants and beneficiaries who elect continuation coverage after the spin-off.

    401(k) Plans.  Prior to the spin-off, New Ceridian will assume sponsorship of Ceridian's existing 401(k) plans. Arbitron will establish and administer a new 401(k) plan, which will provide benefits to eligible Arbitron employees. Arbitron employees who wish to participate in the Arbitron 401(k) plan will be required to enroll in the plan in accordance with its terms. The personnel agreement requires New Ceridian as soon as practicable after the spin-off to cause the trustees of the New Ceridian 401(k) plans to transfer to the trustee or other funding agent of the Arbitron 401(k) plan the amounts representing the account balances of all current and former Arbitron employees or their beneficiaries.

    Executive Investment Plan.  Ceridian currently maintains a nonqualified deferred compensation plan called the Executive Investment Plan. Prior to the spin-off, New Ceridian will assume sponsorship of the Executive Investment Plan. The material terms of the Executive Investment Plan are summarized under the heading "Management of New Ceridian—Benefit Plans After the Spin-Off—Executive Investment Plan." Arbitron will establish a new plan and will assume responsibility to provide benefits to all eligible current and former Arbitron employees and their beneficiaries under that plan. Deferral elections by Arbitron employees made pursuant to the Ceridian plan with respect to compensation earned during 2000 but payable after the spin-off will be credited to the employees' accounts under the Arbitron plan in accordance with the elections. Trust assets attributable to current and former Arbitron employees or their beneficiaries will be transferred to a separate trust to be established by Arbitron.

    Treatment of Ceridian Stock Options.  The personnel agreement also provides for the treatment of outstanding options to acquire shares of Ceridian common stock issued under Ceridian's benefit plans. At the time of the spin-off, Ceridian stock options held by Arbitron's employees, regardless of whether the options are vested or unvested, will remain options to purchase Arbitron common stock but will be adjusted to reflect the spin-off and the reverse stock split. The number of shares the option holder will be able to purchase and the exercise price of the options will be adjusted based on the relationship of the Ceridian stock price and the stock price of Arbitron, so that the "intrinsic value" of the options (that is, the difference between the market value of the stock acquired on the exercise and the exercise price of the options) before the spin-off will be equivalent to the intrinsic value of the options immediately after the spin-off. In addition, the number of shares the option holder will be able to purchase will be adjusted and the exercise price of the options would be adjusted to reflect the reverse stock split of Arbitron common stock that is expected to be effected immediately after the spin-off. The options will otherwise continue to be and become exercisable on substantially the same terms and conditions set forth in the original Ceridian benefit plans. The adjustment of the stock options will not result in a compensation charge to Arbitron.

    At the time of the spin-off, Ceridian stock options held by New Ceridian's employees, consultants and non-employee directors regardless of whether the options are vested or unvested, as of the time of the spin-off, will be converted into options to purchase shares of New Ceridian common stock. The number of shares the option holder will be able to purchase and the exercise price of the options will be adjusted in the conversion based on the relationship of the Ceridian stock price and the stock price of New Ceridian, so that the "intrinsic value" of the options before the spin-off will be equivalent to the intrinsic value of the options immediately after the spin-off. The options would otherwise continue to be and become exercisable on substantially the same terms and conditions set forth in the original Ceridian benefit plans. The issuance of the replacement stock options will not result in a compensation charge to New Ceridian.

    At the time of the spin-off, Ceridian stock options held by employees of Ceridian who are on short-term disability or non-medical leave will be treated in the same manner as options held by employees who were not on short-term disability. For example, Ceridian stock options held by an employee who will be employed by Arbitron after the spin-off but is on short-term disability at the time of the spin-off will remain options to purchase Arbitron common stock but will be adjusted to reflect the intrinsic value of the options prior to the spin-off and the reverse stock split in the same manner as options held by Arbitron employees who are not on short-term disability. Ceridian stock options held by employees of Ceridian who are on long-term disability, whether the employees are employed by Arbitron or New Ceridian, will become options to purchase shares of New Ceridian common stock and otherwise treated in the same manner as options held by employees of New Ceridian. The personnel agreement provides that all employees of Ceridian who are on long-term disability immediately prior to the spin-off will be transferred to New Ceridian in connection with the spin-off.

    Ceridian stock options that remain exercisable after the spin-off and are held by employees whose employment with Ceridian terminated prior to the spin-off for any reason other than death or retirement will be treated in the same manner as options held by employees. For example, if a terminated employee will have been an Arbitron employee had his or her employment not been terminated, the Ceridian options held by the terminated employee will remain options to purchase Arbitron common stock but will be adjusted as described above.

    At the time of the spin-off, Ceridian stock options held by retirees of Ceridian will be converted to options to purchase shares of New Ceridian common stock and options to purchase shares of Arbitron common stock. The terms of the converted options will be as follows:

  •
  The number of shares of New Ceridian common stock and Arbitron common stock the option holder will be able to purchase will be adjusted to be that number obtained by multiplying (A) the number of shares of Ceridian common stock underlying the original option grant by (B) a fraction the numerator of which is the strike price of the original option grant and the denominator of which is the sum of the exercise price of the option to purchase shares of New Ceridian common stock and the option to purchase shares of Arbitron common stock received upon the conversion;

  •
  The exercise price of the option to purchase shares of New Ceridian common stock will be determined by multiplying the New Ceridian stock price after the distribution by a fraction the numerator of which is the strike price of the original option grant and the denominator of which is the Ceridian stock price prior to the distribution; and

  •
  The exercise price of the option to purchase shares of Arbitron common stock will be determined by multiplying the Arbitron stock price after the distribution by a fraction the numerator of which is the strike price of the original option grant and the denominator of which is the Ceridian stock price prior to the distribution.

The number of shares of Arbitron common stock and the exercise price of the option to purchase shares of Arbitron common stock will be adjusted to reflect the reverse stock split. The options will otherwise continue to be and become exercisable on substantially the same terms and conditions set forth in the original Ceridian benefit plans.

    Treatment of Restricted Stock.  It is expected that as of the date of the spin-off, some of the employees and non-employee directors of Ceridian who will become employees and non-employee directors of New Ceridian will hold restricted stock awards under Ceridian's 1996 Director Performance Incentive Plan, 1993 Non-Employee Director Stock Plan or its 1993 Long Term Incentive Plan. As part of the spin-off, the holders of the restricted stock will receive shares of New Ceridian common stock. The non-vested restricted Arbitron stock they hold after the distribution will be forfeited. New Ceridian will issue the holders additional shares of non-vested restricted New Ceridian common stock equal to the value of the forfeited shares of Arbitron common stock divided by the price of the New Ceridian common stock following the spin-off. All of the shares of New Ceridian common stock received either by way of the distribution or the conversion will be subject to the same vesting provisions as the restricted Ceridian common stock.

    SBC Benefits Agreement.  As part of its settlement of litigation against International Business Machines Corporation in 1972, Ceridian's predecessor, Control Data Corporation, acquired the assets and business of Service Bureau Corporation. In connection with that acquisition, Control Data Corporation agreed to maintain specified benefits for Service Bureau Corporation employees, including pension benefits and post-retirement medical benefits. The personnel agreement provides that Arbitron will be responsible for providing the required benefits to its active Service Bureau Corporation employees and the required pension and post-retirement medical benefits to Service Bureau Corporation employees who retire from Arbitron after the spin-off. New Ceridian will be responsible for providing the required benefits to its active Service Bureau Corporation employees and all required pension and post-retirement medical benefits except those provided by Arbitron.

    Save As You Earn Plan.  The Ceridian Corporation Savings-Related Share Option Plan (which this document refers to as "SAYE Plan") is a plan that has been approved by Inland Revenue in the United Kingdom under the "save as you earn" scheme for some of the employees of Ceridian's subsidiaries in the United Kingdom. It is anticipated that, at the time of the spin-off, the employees of the human resource services subsidiaries who are participants in the SAYE Plan will cease to be associated with Arbitron. As of the spin-off, New Ceridian's United Kingdom subsidiaries will assume all liabilities for benefits under the SAYE Plan for these participants, and Arbitron will cease to have any responsibility for any claim under the SAYE Plan related to these participants. New Ceridian's United Kingdom subsidiaries intend to seek approval of Inland Revenue in the United Kingdom of a new plan under the "save as you earn" scheme for the benefit of the employees of New Ceridian's United Kingdom subsidiaries and to provide additional supplemental benefits to SAYE Plan participants who have suffered a loss under the SAYE Plan on account of the transfer of employment or the spin-off.

    International Benefits.  The personnel agreement provides that New Ceridian will assume the responsibility for the benefit plans that provide benefits to the international employees of New Ceridian. Arbitron will retain responsibility for all benefit plans that pertain to Arbitron's international employees.

Tax Matters Agreement

    Before the spin-off, Ceridian and New Ceridian will enter into a tax matters agreement reflecting the fact that after the spin-off, New Ceridian and its subsidiaries will no longer be included in Arbitron's consolidated group for U.S. federal income tax purposes. The primary purpose of the agreement is to set forth each party's rights and obligations relating to payments and refunds of income and sales taxes that are attributable to pre-closing periods (i.e., periods ending on or before the date of the spin-off or the portion of any period to and including the date of the spin-off that begins before and ends after that date).

    More specifically, the agreement provides:

  •
  New Ceridian will pay when due and be responsible for (and indemnify Arbitron against the payment of) all income taxes and sales taxes of the entire Ceridian group arising in or attributable to pre-closing periods other than taxes separately accrued on the balance sheet of Arbitron and the spin-off related taxes described below.

  •
  New Ceridian will be entitled to all refunds related to the pre-closing period income and sales taxes for which it is responsible.

  •
  New Ceridian will prepare or cause to be prepared all tax returns relating to the pre-closing period income and sales taxes for which it is responsible.

  •
  New Ceridian and Arbitron will cooperate with each other with respect to the filing of tax returns and any audit or examination of these returns.

  •
  New Ceridian generally will control (at its own expense) the defense, settlement or compromise of any tax claim relating to any pre-closing period income and sales taxes for which it is responsible.

    As part of the tax matters agreement, each of Arbitron and New Ceridian will make representations and covenants relating to the spin-off. Each party will covenant that during the two-year period following the spin-off it will not cease to be engaged in an active trade or business. Each party will also represent that there is no plan to liquidate that party, sell or otherwise dispose of its assets (other than in the ordinary course of business) or merge the party with another entity (except with a wholly-owned subsidiary for the purpose of effectuating a name change). Each party will further represent that it has no plan or intention to take any action inconsistent with the information and representations set forth in the letter ruling request filed with the IRS. To the extent that a breach of a representation or covenant results in a tax being imposed on Ceridian, the breaching party will be responsible for the payment of the tax.

    As previously discussed, even if the spin-off qualifies as a tax-free distribution to Ceridian stockholders, a corporate tax could be payable by Ceridian in accordance with Section 355(e) of the Internal Revenue Code, if during the four-year period beginning two years before the spin-off, one or more persons acquire 50 percent or more, by vote or value, of the stock of Arbitron or New Ceridian as part of a plan or series of related transactions that include the spin-off. See "The Spin-Off—Consequences if the Spin-Off is Part of a Plan in Which a 50 Percent or Greater Interest is Acquired." To minimize this risk and, as part of the tax matters agreement, New Ceridian and Arbitron will each covenant that, in the absence of a favorable IRS letter ruling or a favorable opinion from counsel recognized as an expert in federal income tax matters and acceptable to the other party, it will not enter into any transaction or make any change in its equity structure (including stock issuances, option grants, capital contributions or acquisitions) that may cause the spin-off to be treated as part of a plan pursuant to which (during the four-year period beginning two years before the spin-off) one or more persons acquire stock representing 50 percent or more of, by vote or value, of its outstanding stock. If, however, the spin-off is taxable under Section 355(e) of the Internal Revenue Code as a result of a 50 percent acquisition, then the tax matters agreement provides that the resulting corporate level tax burden will be borne by that entity, Arbitron or New Ceridian, with respect to which a 50 percent acquisition has occurred.

    Although the tax matters agreement allocates tax liabilities relating to pre-closing periods as between Arbitron and New Ceridian, under the Internal Revenue Code each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. Thus, even though the tax matters agreement will provide that one party (Arbitron or New Ceridian) will be responsible for the payment of a tax, the taxing authorities may seek to collect the tax from the other party and that other party would be entitled to seek indemnification from the first party.

Transition Services Agreement

    Before the spin-off, Ceridian and New Ceridian will enter into a transition services agreement. It is contemplated that under the terms of this agreement, New Ceridian will provide Arbitron transitional administrative and support services following the spin-off in exchange for service fees. The service fee will be either a fixed base fee for providing the service for a period of time, or the fee will equal New Ceridian's costs of providing the service to Arbitron. In some cases, Arbitron will also pay New Ceridian additional charges, such as any costs incurred by New Ceridian as a result of performing the services. The parties believe that the service fees Arbitron will pay New Ceridian under the agreement are about equal to what Arbitron would be required to pay an unaffiliated third party for the same services.

    The following chart briefly describes the primary services New Ceridian will provide Arbitron after the spin-off, the maximum period of time over which New Ceridian will provide these services and the estimated base fee or range of fees, Arbitron will pay for these services:

Description of Service	Duration of Service	Estimated Service Fee
Tax services, including preparing and filing tax returns and tax research and planning	One year	$250,000 per year
Stockholder services	Six months	$1,000 per month
Stock option administration services, including preparing post-spin-off balances and statements, providing a new software database and assisting with the transition to a new administrator	Six months	$2,000 per month
Employee benefit plan administration and transfer services	Six months to one year	$1,000 per offering period, $1,000 up to $2,000 per month
Risk management consulting services	One year	$1,000 per month
Pension plan administration services, including preparing calculations under the plan and providing consulting and support services	Six months	$150 per calculation, $600 up to $1,000 per month
Human resource services, including job price and diversity resources services	Six months to one year	$100 to $300 per hour, $1,000 per month
Legislative monitoring and analysis	One year	$30,000 per year

    The agreement will have a term of one year from the spin-off date. Many of the services New Ceridian will provide to Arbitron, however, will be for a shorter period of time. At any time during the term of the agreement, Arbitron and New Ceridian may amend the agreement to add additional services to be performed by New Ceridian, terminate any or all services rendered under the agreement or modify the terms of any service rendered under the agreement. The parties will, at that time, decide whether a change in the services provided under the agreement should result in an adjustment to the service fees paid under the agreement. Ceridian and New Ceridian also expect to enter into a customer agreement pursuant to which New Ceridian will provide some of its human resource services to Arbitron following the spin-off. The terms of this agreement are expected to be negotiated between Ceridian and New Ceridian on an arms' length basis.

Sublease Agreement

    Before the spin-off, Ceridian and New Ceridian will enter into a sublease agreement pursuant to which New Ceridian will sublease to Arbitron after the spin-off a portion of leased property located in New York City and currently used by Ceridian's human resource services and media information businesses. The premises to be subleased to Arbitron will consist of approximately 45,500 square feet of office space. The term of the sublease agreement will commence on the date of the spin-off and continue through June 29, 2002. The monthly base rent Arbitron will pay New Ceridian will be $137,713. In addition, Arbitron will pay New Ceridian its proportionate share of the total operating expenses for the leased premises. Arbitron will provide facilities management services to New Ceridian under the sublease agreement on an as requested basis for those portions of the leased property occupied by New Ceridian. New Ceridian will periodically pay Arbitron an amount equal to the actual costs of these services.

FINANCING ARRANGEMENTS FOR NEW CERIDIAN

    New Ceridian has obtained a commitment for a new unsecured credit facility to be provided by a syndicate of financial institutions with Bank of America, N.A. acting as administrative agent, and Banc of America Securities, LLC acting as lead arranger and book manager and agreeing to use its best efforts to syndicate the facility. The proposed new credit facility includes:

  •
  a $350.0 million revolving credit facility; and

  •
  a $50.0 million letter of credit sub-facility.

    The credit facility is proposed to mature five years after it closes. The proposed new credit facility is subject to a potential, although uncommitted, increase of up to a total of $500.0 million upon one or more requests by New Ceridian for increases of at least $50.0 million prior to maturity. The increase is only available if one or more financial institutions agree to finance this increase.

    New Ceridian will be able to borrow under the new facility if the following actions have occured prior to or upon the borrowing:

  •
  transfer of the assets proposed to be transferred to it in connection with the spin-off, which may be prior to the spin-off;

  •
  payment of most of Ceridian's existing indebtedness, including its outstanding publicly-held 7.25% senior notes and loans under its existing revolving credit agreement;

  •
  termination of most of Ceridian's existing lines of credit;

  •
  allocation of Ceridian's liabilities between Arbitron and New Ceridian in a manner satisfactory to the lenders;

  •
  lenders have reviewed and are satisfied with the documentation relating to the spin-off and the structuring of the spin-off;

  •
  receipt by Ceridian of a favorable letter ruling from the Internal Revenue Service that the spin-off will be tax-free under U.S. income tax laws, which was received by Ceridian on November 7, 2000;

  •
  assurance satisfactory to the administrative agent that the spin-off will promptly occur;

  •
  receipt by Ceridian and the lenders of the opinions to be rendered by Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.;

  •
  receipt by Ceridian of the opinions to be rendered by Bear, Stearns & Co. Inc. in connection with the spin-off;

  •
  a guarantee by Ceridian until the spin-off occurs; and

  •
  various other customary opinions, financial statements and information, and conditions.

    Loans under the new credit facility are proposed to bear interest, at New Ceridian's option, at the reserve adjusted LIBOR rate plus 1.00 percent (as of closing) or at the higher of the federal funds rate plus 0.50 percent or the prime rate of Bank of America (as of closing) for borrowings under the revolving credit facility (such rates subject to increase or decrease depending on changes to New Ceridian's unsecured senior, non-credit-enhanced debt ratings).

    New Ceridian is to pay commitment fees in an amount equal to 0.175 percent (as of closing) per year (subject to increase or decrease depending on changes to New Ceridian's unsecured senior,

non-credit-enhanced debt ratings) on the daily average unused portion of the proposed revolving credit facility.

    New Ceridian is to pay a utilization fee equal to 0.125 percent on all outstanding credit extensions under the proposed facility for any day on which the aggregate outstanding credit extensions exceed 50% of the aggregate commitment amounts under the facility.

    New Ceridian is proposed to pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the new credit facility at a rate per year equal to 1.00 percent (as of closing), with respect to each letter of credit, multiplied by the stated amount of each letter of credit, payable quarterly in arrears (subject to increase or decrease depending on changes to New Ceridian's unsecured senior, non-credit enhanced debt ratings) and an additional fronting fee to the issuer of each letter of credit on the date of issuance. New Ceridian will also pay customary transaction charges in connection with any letters of credit.

    The new credit facility is proposed to contain customary covenants and restrictions (subject to some exceptions) on New Ceridian's ability to engage in specified activities, including:

  •
  limitations on liens and investments (including loans and advances) and indebtedness of subsidiaries;

  •
  restrictions on certain mergers and acquisitions and sales of assets;

  •
  limitations on operating lease transactions;

  •
  limitations on contingent obligations;

  •
  transactions with New Ceridian's affiliates; and

  •
  restrictions on agreements by its subsidiaries to pay dividends.

    The new credit facility is also proposed to contain financial covenants requiring New Ceridian to maintain:

  •
  minimum coverage of interest expense; and

  •
  a maximum ratio of total debt to total capitalization.

    Borrowings under the credit facility are proposed to be subject to significant conditions, including compliance with the financial ratios and the other covenants included in the new credit facility, the absence of any default or event of default, and the accuracy of the representations and warranties set forth in the facility documentation. The proposed credit facility would also contain customary events of default and remedies.

    The engagement letter also provides that if Banc of America Securities LLC is unable to syndicate the facility under the above-described terms, it may change the terms as necessary to ensure a successful syndication.

    The commitment is required to be reduced to a definitive agreement to be negotiated by the parties.

CAPITALIZATION OF NEW CERIDIAN
(ACCOUNTING SUCCESSOR TO CERIDIAN)

    The following table sets forth the unaudited historical capitalization of Ceridian as of September 30, 2000, and unaudited pro forma capitalization of New Ceridian (Accounting Successor to Ceridian) as of September 30, 2000, after giving effect to the anticipated debt refinancing and the spin-off and related transactions, each as if they occurred on that date.

    You should read this table in conjunction with Ceridian's consolidated financial statements and related notes, the "Unaudited Pro Forma Consolidated Financial Statements of New Ceridian (Accounting Successor to Ceridian)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ceridian," each contained elsewhere in this information statement.

	September 30, 2000
	Historical	Pro Forma
	(in millions)
Short-term debt and current portion of long-term obligations	$0.4	$0.4

Long-term debt:
Long-term obligations, less current portion	128.5	325.3	(1)
Senior notes, net of discount	426.9	—

Total long-term obligations, excluding current portion	555.4	325.3	(1)
Stockholders' equity:
Preferred stock, $.50 par value; 750,000 authorized shares, no shares issued and outstanding, historical and $.01 par value; 750,000 authorized shares, no shares issued and outstanding, pro forma	—	—
Common stock, $.50 par value; 500,000,000 authorized shares, 161,685,596 shares issued and 145,632,162 shares outstanding, historical and $.01 par value; 500,000,000 authorized shares, 145,632,162 shares issued and outstanding, pro forma	80.8	1.5	(3)
Additional paid-in capital	1,122.8	856.6	(3)
Retained earnings	95.0	234.3	(2)
Treasury common stock, at cost, 16,053,434 shares, historical and none, pro forma	(345.5)	—	(3)
Accumulated other comprehensive income	3.2	3.2

Total stockholders' equity	956.3	1,095.6

Total capitalization	$1,511.7	$1,420.9

(1)
The pro forma capitalization as of September 30, 2000 assumes that at September 30, 2000:

•
Arbitron obtained a revolving credit facility, drew $250 million on its facility and contributed that amount to New Ceridian.

•
New Ceridian drew $300 million on its credit facility at 8.0% per annum and applied the proceeds and the $250 million received from Arbitron, to retire Ceridian's outstanding 7.25% senior notes and reduce outstanding advances on its existing U.S. revolving credit agreement. Separately, New Ceridian is required to fund up to $25 million to Arbitron pursuant to the distribution agreement. The pro forma capitalization assumes $19.9 million of funding to Arbitron is required.

(2)
The pro forma capitalization at September 30, 2000 assumes that the net assets of discontinued operations are distributed as a dividend, net of the $250 million contribution from Arbitron at the time of the spin-off. Separately, New Ceridian is required to fund up to $25 million to Arbitron pursuant to the distribution agreement. The pro forma capitalization assumes $19.9 million of funding to Arbitron is required. The pro forma capitalization also assumes the incurrence of approximately $30 million in costs related to the spin-off, less a related tax benefit.

(3)
The pro forma capitalization at September 30, 2000 reflects the elimination of treasury stock which shares will be treasury shares of Arbitron and reflects the change in par value of common stock to $.01 per share.

DIVIDEND POLICY OF NEW CERIDIAN

    New Ceridian has not declared or paid any cash dividends on its common stock since its inception, and its board of directors presently intends to retain all earnings for use in the business for the foreseeable future.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CERIDIAN

    The following table summarizes selected consolidated financial data for New Ceridian (Accounting Successor to Ceridian). The statement of operations data for each of the three years ended December 31, 1999, 1998 and 1997 and the balance sheet data at December 31, 1999 and 1998 set forth below are derived from audited consolidated financial statements of Ceridian included elsewhere in this information statement. The statement of operations data for the years ended December 31, 1996 and 1995 and the balance sheet data at December 31, 1997, 1996 and 1995 set forth below are derived from audited consolidated financial statements of Ceridian not included in this information statement. The statement of operations data for the nine months ended September 30, 2000 and 1999 and the balance sheet data as of September 30, 2000 are derived from unaudited condensed consolidated financial statements of Ceridian included elsewhere in this information statement.

    This historical data should be read together with the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ceridian" and Ceridian's consolidated financial statements and related notes, each included elsewhere in this information statement.

	Nine Months Ended September 30,		Years Ended December 31,
	2000	1999	1999	1998	1997	1996	1995
	(dollars in millions, except per share data)
Statement of Operations Data:
Revenue	$872.0	$822.5	$1,127.0	$967.6	$909.7	$789.6	$686.3
Earnings from continuing operations	45.2	79.0	104.4	125.3	0.6	91.5	22.2
Gains and earnings from discontinued operations(1)	37.7	33.4	44.5	64.5	471.8	90.4	75.3
Extraordinary loss	—	—	—	—	—	—	(38.9)
Net earnings	82.9	112.4	148.9	189.8	472.4	181.9	58.6
Earnings per common share
Basic
Continuing operations	0.31	0.55	0.72	0.87	—	0.58	0.07
Net earnings	0.57	0.78	1.03	1.32	3.01	1.24	0.34
Diluted
Continuing operations	0.31	0.53	0.71	0.85	—	0.56	0.14
Net earnings	0.57	0.76	1.01	1.29	2.96	1.12	0.37
Shares used in calculations (in thousands)
Basic	145,073	144,472	144,524	144,070	156,835	135,841	132,269
Diluted	146,472	148,529	147,964	147,597	159,481	161,938	159,473

		December 31,
	September 30, 2000
		1999	1998	1997	1996	1995
	(dollars in millions)
Balance Sheet Data:
Working capital	$250.0	$205.2	$213.7	$242.6	$59.0	$24.6
Total assets	2,164.6	1,995.2	1,227.7	1,190.9	967.8	855.3
Debt obligations	555.8	611.3	54.5	3.0	136.8	199.5
Stockholders' equity	956.3	842.7	650.6	588.3	346.3	150.0

(1)
Includes gains on disposal of Computing Devices International division of $386.3 in 1997 and $25.4 in 1998.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
OF NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN)

    The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 and the unaudited pro forma condensed consolidated balance sheet at September 30, 2000 present the consolidated results of operations and financial position of New Ceridian (Accounting Successor to Ceridian) assuming that the debt refinancing and the transactions contemplated by the spin-off had been completed as of the beginning of 2000 with respect to the pro forma condensed consolidated income statements for the nine months ended September 30, 2000 and as of the beginning of 1999 for the year ended December 31, 1999 and as of September 30, 2000 with respect to the pro forma condensed consolidated balance sheet. In the opinion of management, they include all material adjustments necessary to reflect, on a pro forma basis, the impact of transactions contemplated by the spin-off on the historical financial information of New Ceridian. The adjustments are described in the notes to pro forma consolidated financial information and are set forth in the "Pro Forma Adjustments" column.

    Notwithstanding the legal form of the spin-off, because of the relative significance of the human resource services division and subsidiaries and Comdata subsidiaries to Ceridian, New Ceridian will be considered the divesting entity and treated as the "accounting successor" to Ceridian for financial reporting purposes. The relative significance of New Ceridian to Ceridian is substantiated based upon New Ceridian net assets and revenues representing 99% and 85% of Ceridian net assets and revenues as of and for the nine month period ended September 30, 2000. We are accounting for the spin-off of Arbitron pursuant to Accounting Principles Board Opinion No. 29, Accounting for Non-Monetary Transactions. The spin-off will be accounted for based upon the recorded amounts of the net assets being spun-off (there was no impairment of value). New Ceridian will charge directly to equity as a dividend the historical cost carrying amount of the net assets of Arbitron.

    For purposes, of among other things, governing certain of the ongoing relations between New Ceridian and Arbitron as a result of a spin-off, as well as to allocate certain tax, employee benefit and other liabilities arising prior to the spin-off, the companies will enter into various agreements, including a personnel agreement, tax matters agreement, transition services agreement and sublease agreement. Summaries of these agreements are set forth elsewhere in this information statement. Management believes that the costs to be incurred under these agreements are not materially different than costs previously allocated by Ceridian to Arbitron for such services and included in the historical financial results of Arbitron. As a result of the payment made under the distribution agreement, New Ceridian's equity will increase by approximately $190 million.

    The unaudited pro forma consolidated financial information of New Ceridian (Accounting Successor to Ceridian) should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ceridian and the historical consolidated financial statements of Ceridian and the related notes included elsewhere in this information statement. The pro forma consolidated financial information has been presented for informational purposes only and does not reflect the results of operations or financial position of New Ceridian that would have occurred had New Ceridian operated as a separate, independent company for the periods presented. Actual results might have differed from pro forma results if New Ceridian had operated independently. The pro forma consolidated financial information should not be relied upon as being indicative of New Ceridian's results of operations or financial position had the debt refinancing and transactions contemplated by the spin-off been completed on the date assumed. The pro forma consolidated financial information also does not project the results of operations or financial position for any future period or date.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS DATA OF
NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN)
(Dollars in millions, except per share data)

	Year Ended December 31, 1999
	Historical	Pro Forma
	Ceridian	Adjustments Increase (Decrease)	Notes	New Ceridian
Consolidated Statements of Operations Data:
Revenue	$1,127.0			$1,127.0
Costs and Expenses
Cost of revenue	553.1			553.1
Selling, general and administrative	332.1			332.1
Research and development	60.6			60.6
Other expense (income)	(4.4)			(4.4)

Total costs and expenses	941.4			941.4

Earnings before interest and taxes	185.6			185.6
Interest income	6.4			6.4
Interest expense	(24.7)	(6.0)	(1)	(30.7)

Earnings before income taxes	167.3	(6.0)		161.3
Income tax provision	62.9	(2.3)	(2)	60.6

Earnings from continuing operations	$104.4	(3.7)		$100.7

Basic earnings per share from continuing operations	$0.72			$0.70
Diluted earnings per share from continuing operations	$0.71			$0.68
Shares used in calculations—Basic (in thousands)	144,524			144,524
Shares used in calculations—Diluted (in thousands)	147,964			147,964

(1)
Adjustment assumes that at January 1, 1999, the following occurred:

•
New Ceridian obtained a new revolving credit facility and drew $300 million at 8.0% annum;

•
Arbitron obtained a revolving credit facility, drew $250 million on its facility and contributed that amount to New Ceridian. New Ceridian received this amount from Arbitron and used the proceeds to immediately reduce the outstanding advances on New Ceridian's new revolving credit facility to $50 million;

•
New Ceridian drew an additional $25 million on its new credit facility and, as prescribed by the Distribution Agreement, funded this amount to Arbitron.

  As a result of the above, New Ceridian is assumed to have a net balance of $75 million outstanding under its new credit facility during 1999 at 8.0% annum.

(2)
Adjustment assumes an income tax benefit of the interest expense at an effective rate of 39%.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS DATA OF
NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN)
(Dollars in millions, except per share data)

	Nine Months Ended September 30, 2000
	Historical	Pro Forma
	Ceridian	Adjustments Increase (Decrease)	Notes	New Ceridian
Consolidated Statements of Operations Data:
Revenue	$872.0			$872.0
Costs and Expenses
Cost of revenue	424.8			424.8
Selling, general and administrative	267.9			267.9
Research and development	46.1			46.1
Other expense (income)	32.2			32.2

Total costs and expenses	771.0			771.0

Earnings before interest and taxes	101.0			101.0
Interest income	2.8			2.8
Interest expense	(29.9)	(4.5)	(1)	(34.4)

Earnings before income taxes	73.9	(4.5)		69.4
Income tax provision	28.7	(1.8)	(2)	26.9

Earnings from continuing operations	$45.2	$(2.7)		$42.5

Basic earnings per share from continuing operations	$0.31			$0.29
Diluted earnings per share from continuing operations	$0.31			$0.29
Shares used in calculations—Basic (in thousands)	145,073			145,073
Shares used in calculations—Diluted (in thousands)	146,472			146,472

(1)
Adjustment assumes that at January 1, 1999, the following occurred:

•
New Ceridian obtained a new revolving credit facility and drew $300 million at 8.0% annum;

•
Arbitron obtained a revolving credit facility, drew $250 million on its facility and contributed that amount to New Ceridian. New Ceridian received this amount from Arbitron and used the proceeds to immediately reduce the outstanding advances on New Ceridian's new revolving credit facility to $50 million;

•
New Ceridian drew an additional $25 million on its new credit facility and, as prescribed by the Distribution Agreement, funded this amount to Arbitron.

  As a result of the above, New Ceridian is assumed to have a net balance of $75 million outstanding under its new revolving credit facility during the nine months ended at September 30, 2000 at 8.0% annum.

(2)
Adjustment assumes an income tax benefit of the interest expense at an effective rate of 39%.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DATA OF
NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN)
(Dollars in millions, except per share data)

	At September 30, 2000
	Historical	Pro Forma
	Ceridian	Adjustments Increase (Decrease)	Notes	New Ceridian
ASSETS
Cash and equivalents	$101.3	$250.0	(3)	$101.3
		300.0	(4)
		(19.9)	(5)
		(530.1)	(6)
Short-term investments	47.0			47.0
Trade and other receivables	463.0			463.0
Current portion of deferred income taxes	33.0			33.0
Net assets of discontinued operations	66.8	(66.8)	(1)	—
Other current assets	24.6	6.0	(9)	30.6

Total current assets	735.7	(60.8)		674.9
Property, plant and equipment, net	197.9			197.9
Goodwill and other intangibles, net	1,052.9			1,052.9
Software and development costs, net	50.7			50.7
Prepaid pension cost	125.6			125.6
Other noncurrent assets	1.8			1.8

Total assets	$2,164.6	(60.8)		$2,103.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt and current portion of long-term obligations	$0.4			$0.4
Accounts payable	37.1			37.1
Drafts and customer funds payable	192.9			192.9
Customer advances	15.5			15.5
Deferred income	29.5			29.5
Accrued taxes	67.8			67.8
Employee compensation and benefits	54.8			54.8
Other accrued expenses	87.7	30.0	(2)	117.7

Total current liabilities	485.7	30.0		515.7
Long-term obligations, less current portion	555.4	300.0	(4)	$325.3
		(530.1)	(6)
Deferred income taxes	56.9			56.9
Employee benefit plans	76.7			76.7
Deferred income and other noncurrent liabilities	33.6			33.6

Total liabilities	1,208.3	(200.1)		1,008.2
STOCKHOLDERS' EQUITY
Preferred stock, $.50 par value, historical; $.01 par value, pro forma; 750,000 shares authorized, no shares issued and outstanding	—			—
Common stock, 500,000,000 shares authorized; $.50 par value, 161,685,596 shares issued historical; $.01 par value, 145,632,162 shares issued pro forma	80.8	(79.3)	(8)	1.5
Additional paid-in capital	1,122.8	(345.5)	(7)	856.6
		79.3	(8)
Retained earnings	95.0	(66.8)	(1)	234.3
		(30.0)	(2)
		250.0	(3)
	(19.9)	(5)

		6.0	(9)
Treasury stock, at cost, 16,053,434 shares historical, no shares proforma	(345.5)	345.5	(7)	—
Accumulated other comprehensive income	3.2			3.2

Total stockholders' equity	956.3	139.3		1,095.6

Total liabilities and stockholders' equity	$2,164.6	(60.8)		$2,103.8

(1)
Adjustment assumes the distribution of the net assets of discontinued operations on September 30, 2000, including estimated deferred tax asset of Ceridian related to net operating loss and tax credit carryforwards that will be available to Arbitron.

(2)
Adjustment assumes a one-time pre-tax expense of $30 million. This estimate includes approximately $15.5 million for a pre-payment premium related to the early retirement of the senior notes—retirement of which is required in connection with the separation of New Ceridian and Arbitron—and other charges related to the spin-off including estimated investment banker fees of approximately $6.5 million and other costs pertaining to legal, accounting and other expenses.

(3)
Adjustment assumes that on September 30, 2000, Arbitron obtained a revolving credit facility, drew $250 million on its facility and contributed that amount to New Ceridian.

(4)
Adjustment assumes that on September 30, 2000, New Ceridian drew $300 million on a new revolving credit facility.

(5)
Adjustment reflects cash amount funded to Arbitron as prescribed by the Distribution Agreement.

(6)
Adjustment reflects retirement of outstanding 7.25% senior notes and portion of outstanding advances on existing U.S. revolving credit agreement.

(7)
Adjustment reflects the elimination of treasury stock, which shares will be treasury shares of Arbitron.

(8)
Adjustment reflects the change in par value of common stock from $.50 per share to $.01 per share.

(9)
Adjustment reflects a tax benefit related to the estimated $15.5 million prepayment premium described in adjustment (2), assuming an effective rate of 39%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CERIDIAN

    The following discussion should be read in conjunction with Ceridian's consolidated financial statements and the notes related to those consolidated financial statements contained elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. New Ceridian's actual results could differ materially from those anticipated by the forward-looking information due to competitive factors and other factors discussed under "Risk Factors" and elsewhere in this information statement.

Overview

    On July 18, 2000, Ceridian announced its intention to separate its human resource services division and subsidiaries and Comdata subsidiaries from its media information business, Arbitron, into two independent, publicly-traded companies. The separation would be effected by a spin-off of a new entity consisting of Ceridian's human resource services division and subsidiaries and Comdata subsidiaries expected to take place before the end of the year. Ceridian expects to take a special charge, currently estimated to be about $30 million, during the fourth quarter of 2000 in connection with the spin-off. The charges will cover transaction fees and costs related to the restructuring of Ceridian's domestic debt, a portion of which is determined by reference to market interest rates. Ceridian will determine the final distribution ratio and the record and distribution dates for the reverse spin-off at a later date. The transaction is intended to be in the form of a tax-free dividend. In consideration of actions taken to date to effect the spin-off, Arbitron is treated as a discontinued operation in the accompanying financial statements of Ceridian.

    All share and per share figures reflect a stock split of Ceridian common stock announced on January 20, 1999 for holders of record on February 10, 1999 and distributed in the form of a 100 percent stock dividend on February 26, 1999. Net earnings include earnings from discontinued operations of $44.5 million, or $.30 per diluted share in 1999, $64.5 million, or $.44 per diluted share in 1998 and $471.8 million, or $2.96 per diluted share in 1997, representing the results of operations of Arbitron and gain from the sale and results of operations of Computing Devices International, which was sold on December 31, 1997.

    The comparison of Ceridian's earnings from continuing operations is significantly affected by a number of unusual events. In the first quarter of 2000, Ceridian reported as "other expense (income)" an unusual loss of $30.5 million ($18.7 million after-tax) related to plans to streamline management and improve customer service and quality of operations, primarily in the human resource services division and subsidiaries, during 2000. In 1998, Ceridian reported as "other expense (income)" unusual gains of $24.3 million in the fourth quarter consisting of a tax benefit of $18.5 million related to the difference between the tax and financial reporting basis in a subsidiary sold in that quarter and a gain of $5.8 million ($9.2 million before tax) primarily from the sale of land not used in the business. In 1997, Ceridian recognized a $169.2 million tax benefit from Ceridian's fourth quarter recognition under FAS 109 of the future tax benefits of its net operating loss carryforwards and future tax deductions. Also in 1997, Ceridian reported as "other expense (income)" unusual charges of $139.6 million in the fourth quarter, primarily as a result of asset write-offs; $150.0 million in the third quarter, due to the termination of a payroll software development project; and $13.0 million in the first quarter, due to settlement of some litigation. These unusual gains and losses are further described in the accompanying notes to Ceridian's consolidated financial statements.

    In the following tables, the amount of acquisition amortization for the period is represented separately from other selling, general and administrative expense, percentage relationships that are not meaningful (represented by "NM") are not presented and "EBIT" represents earnings before interest and taxes. EBIT is presented as the most meaningful measure of the results of Ceridian's business segments since interest income, interest expense and income taxes are not considered controllable by segment management. The references to "HRS" relate to the human resource services division and subsidiaries of Ceridian.

Results of Operations

  Consolidated Results

  Comparison of Nine Month Periods Ended September 30, 2000 and 1999

    Results for the first nine months of 2000 were significantly affected by a net first quarter charge of $30.5 million, comprised of $44.7 million of unusual charges reduced by the recovery of $14.2 million of accruals from unusual charges in prior years, recorded as "other expense (income)" The unusual charges included $41.3 million attributable to HRS, $2.5 million attributable to Comdata and $0.9 million attributable to corporate center operations ("Other"). The recoveries include $4.2 million attributable to HRS and $10.0 million attributable to corporate center operations. If reduced by the estimated income tax benefit applicable to the unusual charges, the impact on net earnings would be $18.7 million or $0.12 per diluted common share.

    The principal actions taken to achieve these objectives included decentralization of the U.S. payroll business customer service operations, redirection of certain product development efforts, realignment of certain management responsibilities and consolidation of similar operations. Decentralization of U.S. payroll customer service operations involved the downsizing of staff and space usage in a centralized facility in St. Louis, Missouri and the transfer of these responsibilities to district offices. The redirection of certain product development efforts required a reassessment of the recoverability of goodwill and other intangibles and capitalized development costs related to those efforts, which resulted in a reduction in the carrying values of those assets, and staff reductions. Realignment of certain management responsibilities involved staffing changes in a number of senior management positions. The consolidation of similar operations led to staff reductions as well as the identification of excess space and furnishings and related charges for asset write-downs and future rental obligations. Further details are provided in an accompanying note entitled "Other Expense (Income)."

Statements of Operations Year-to-Date September 30 Comparisons
(Dollars in millions)

	Amount		Increase (Decrease)		% of Revenue
	2000	1999	$	%	2000	1999
Revenue	$872.0	$822.5	$49.5	6.0	100.0	100.0
Cost of revenue	424.8	399.5	25.3	6.3	48.7	48.6
Acquisition amortization	36.3	23.2	13.1	56.4	4.2	2.8
Selling, general and administrative expense—other	231.6	220.9	10.7	4.8	26.6	26.9
Research and development expense	46.1	45.3	0.8	1.8	5.3	5.5
Other expense (income)	32.2	(1.8)	34.0	NM	3.7	(0.2)
Total costs and expenses	771.0	687.1	83.9	12.2	88.4	83.5
EBIT	101.0	135.4	(34.4)	(25.4)	11.6	16.5
Interest income (expense), net	(27.1)	(9.3)	(17.8)	NM	(3.1)	(1.1)
Income taxes	28.7	47.1	(18.4)	(39.1)	3.3	5.7
Earnings from continuing operations	45.2	79.0	(33.8)	(42.7)	5.2	9.6

    The increase in consolidated revenue in the first nine months of 2000 compared to the first nine months of 1999 resulted primarily from the acquisitions of ABR Information Services, Inc. and Stored

Value Systems, Inc. Investment income from payroll and tax filing customer deposits increased by $13.2 million over the 1999 period. A decline in the customer retention rate for payroll and tax filing during 1999 and a lower level of orders for installation during the first half of 2000 negatively affected HRS revenue. Signs of improvements in customer satisfaction in the U.S. payroll and tax filing business, as reflected in recent customer surveys, are expected to lead to improved customer retention, although that outcome may not be clear until the beginning of the next calendar year.

    The increase in costs and expenses from the first nine months of 1999 to the first nine months of 2000 was due in large part to the acquisitions mentioned above, including the amortization of goodwill and other intangibles recorded as a result of these purchase transactions. In addition, a reduction in selling expense of $5.9 million, primarily in HRS, was largely offset by a $6.5 million increase in administrative expense. Research and development expense remained at about the same level as the prior year as 1999 efforts related to the Year 2000 event were replaced with product development activities in 2000. Other expense (income) for the 2000 period included the first quarter net unusual charges of $30.5 million described above. Interest expense increased from $14.6 million in the 1999 period to $29.9 million in 2000 as a result of the financing arrangements for the acquisition of ABR Information Services, Inc. in June 1999. Further details are provided in an accompanying note entitled "Financing" to the Interim Condensed Consolidated Financial Statements for the nine-month periods ended September 30, 2000 and 1999, which is incorporated herein by reference. The effective tax rate for the first nine months of 2000 was 38.8 percent compared to a rate of 37.4 percent for the first nine months of 1999.

  Business Segment Results

Segment Year-to-Date September 30 Comparisons
(Dollars in millions)

	Amount		Increase (Decrease)		% of Revenue
	2000	1999	$	%	2000	1999
Revenue
HRS	$646.3	$605.3	41.0	6.8	74.1	73.6
Comdata	225.7	217.2	8.5	3.9	25.9	26.4
Total	872.0	822.5	49.5	6.0	100.0	100.0
EBIT
HRS	37.8	86.6	(48.8)	(56.4)	5.8	14.3
Comdata	54.1	48.8	5.3	10.9	23.9	22.4
Other	9.1	—	9.1	NM	NM	NM
Total	101.0	135.4	(34.4)	(25.4)	11.6	16.5

  Human Resource Services

    Revenue performance in HRS in the year-to-date comparison was adversely affected by a reduction of $16.5 million in revenue from the U.S. payroll and training services businesses. Each of these businesses experienced decreases in their customer retention rates in 1999 and lower than expected levels of orders for installation in the first half of 2000. The payroll businesses in Canada and the United Kingdom reported an aggregate increase of $10.3 million in the year-to-date comparison, while the work-life/employee assistance services business reported little change in revenue during this period. The benefits services business, as a result of the acquisition of ABR in June 1999, contributed substantially to the increase in HRS revenue in the year-to-date comparison, although this business showed only a modest increase in revenue in the 2000 period that compares to the 1999 post-acquisition period. In the year-to-date comparison, investment income from payroll and tax filing customer deposits increased by $13.2 million over the 1999 period as average balances increased by 7.9% and the yield increased by 49 basis points to 6.03%.

    Cost of revenue increased in the year-to-date comparison due to higher depreciation and amortization charges related to payroll and tax filing systems put in service in late 1999 and early 2000. The decrease in selling expense reflects both reduced commissions due to lower sales and a reduction in personnel, primarily in U.S. payroll operations. Increased general and administrative costs relate primarily to higher acquisition amortization expense and higher benefit costs. Increased research and development expense relates primarily to development efforts in the U.S. payroll and tax filing businesses. Other expense (income) in 2000 includes net unusual charges of $37.0 million, comprised of charges of $41.3 million, reduced by a recovery of unused accruals of $4.2 million from similar charges in 1997. Further details are provided in an accompanying note entitled "Other Expense (Income)" to the Interim Condensed Consolidated Financial Statements for the nine-month periods ended September 30, 2000 and 1999, which is incorporated herein by reference. The year-to-date comparison is also affected by the addition of the benefit services business through the ABR acquisition in June 1999.

  Comdata

    Revenue increased in the first nine months of 2000 compared to the first nine months of 1999. Revenue growth of $13.2 million in the retail card business of Stored Value Systems, Inc. contributed significantly to the increase. The 2000 year-to-date period included two more months of SVS operations than the year-to-date 1999 results. The year-to-date loss of revenue resulting from the July 2000 sale of the phone resale business and from the sales in 1999 of two small businesses that provided telephone debit cards and audio tapes was $9.6 million. Revenue from transportation products and services, other than phone resale business that was sold, increased despite one-time sales of Y2K-related equipment upgrades in the 1999 periods. Increased fuel prices during 2000 also provided some benefit to both revenue comparisons, although increased bad debt risk due to higher customer operating costs may reduce the benefit of increases in fuel price levels to operating performance.

    Costs and expenses decreased due primarily to the elimination of costs and expenses of the businesses sold in in July 2000 and 1999 as described above. These reductions were offset in part by higher SVS costs and expenses, including additional amortization of goodwill and other intangibles related to the acquisition of the remaining interest in SVS in May 2000. Other increases to costs and expenses included a second quarter 2000 scheduled increase in contracted transaction processing costs, the cessation of payments received for transitional services provided to the buyer of a former Comdata business, and $2.6 million of unusual charges recorded in the first quarter of 2000. Further details on the unusual charges are provided in an accompanying note entitled "Other Expense (Income)" to the Interim Condensed Consolidated Financial Statements for the nine-month periods ended September 30, 2000 and 1999, which is incorporated herein by reference.

  Other

    Other consists of the corporate center operations of Ceridian, and the EBIT relates to the first quarter 2000 recovery of accruals in the amount of $10.0 million from unusual charges recorded in 1997, reduced by $0.9 million of severance costs included in the first quarter 2000 unusual charges.

  Comparison of Annual Periods Ended December 31, 1999, 1998 and 1997

Consolidated Statements of Operations Highlights
(Dollars in millions, except per share data)

	Years ended December 31,
	1999	1998	1997
Revenue	$1,127.0	$967.6	$909.7
Net earnings	148.9	189.8	472.4
Earnings from continuing operations	104.4	125.3	0.6
Diluted shares used in calculations (in thousands)	147,964	147,597	159,481
Net earnings per diluted share	$1.01	$ 1.29	$ 2.96
Earnings from continuing operations per diluted share	0.71	0.85	—

    Net earnings for 1999 were $148.9 million, or $1.01 per diluted share and earnings from continuing operations were $104.4 million, or $.71 per diluted share, on revenue of $1,127.0 million. For 1998, net earnings were $189.8 million, or $1.29 per diluted share, and earnings from continuing operations were $125.3 million, or $.85 per diluted share on revenue of $967.6 million. For 1997, net earnings were $472.4 million, or $2.96 per diluted share, and earnings from continuing operations were $0.6 million, or zero per diluted share, on revenue of $909.7 million.

    On January 25, 2000, Ceridian announced that it would be taking actions to improve customer service and the quality of operations particularly in the U.S. payroll business. The principal actions taken to achieve these objectives included decentralization of the U.S. payroll business customer service operations, redirection to certain product development efforts, realignment of certain management responsibilities and consolidation of similar operations. Decentralization of U.S. payroll customer service operations involved the downsizing of staff and space usage in a centralized facility in St. Louis, Missouri and the transfer of these responsibilities to district offices. The redirection of certain product development efforts required a reassessment of the recoverability of goodwill and other intangibles and capitalized development costs, which resulted in a reduction in the carrying values of those assets, and staff reductions. Realignment of certain management responsibilities involved staffing changes in a number of senior management positions. The consolidation of similar operations led to staff reductions as well as the identification of excess space and furnishings and related charges for asset write-downs and future rental obligations. Earnings per share in 2000, without regard to these charges, are expected be flat to modestly up as compared to 1999, a year in which Ceridian reported net earnings of $148.9 million, or $1.01 per diluted share.

  1999 Compared to 1998

Statements of Operations Comparisons
(Dollars in millions)

	Amount		Increase (Decrease)		% of Revenue
	1999	1998	$	%	1999	1998
Revenue	$1,127.0	$967.6	$159.4	16.5	100.0	100.0
Cost of revenue	553.1	478.7	74.4	15.5	49.1	49.5
Acquisition amortization	34.2	17.1	17.1	100.4	3.0	1.8
Selling, general and administrative expense—other	297.9	252.5	45.4	18.0	26.4	26.1
Research and development expense	60.6	66.1	(5.5)	(8.3)	5.4	6.8
Other expense (income)	(4.4)	(8.9)	4.5	(50.3)	(0.4)	(0.9)
Total costs and expenses	941.4	805.5	135.9	16.9	83.5	83.2
EBIT	185.6	162.1	23.5	14.5	16.5	16.8
Interest income (expense), net	(18.3)	6.1	(24.4)	NM	(1.6)	0.6
Income taxes	62.9	42.9	20.0	46.6	5.6	4.4
Earnings from continuing operations	104.4	125.3	(20.9)	(16.7)	9.3	13.0

  Consolidated Results

    Each of Ceridian's business segments reported increased revenue and earnings before interest and taxes. Revenue growth from acquisitions more than offset the effect of business dispositions, and the net revenue growth from these activities contributed about three-fourths of the total revenue increase. Lower than expected customer retention in the U.S. payroll and other human resources businesses and lower yields on tax filing balances adversely affected the revenue comparison. Costs directly related to revenue increased somewhat less than revenue, largely as a result of the integration of acquired businesses into existing operations. Selling, general and administrative expense increased, due principally to the acquisitions of ABR Information Services, Inc. in June 1999 and LifeWorks (the work-life services business of Work/Family Directions, Inc.) in November 1998. Research and development expense decreased in total and as a percentage of revenue as a result of the disposition of Resumix, Inc. in August 1998 and declining expenditures on Year 2000 remediation of Ceridian's internal systems beginning in the third quarter of 1999. Other expense (income) for 1998 includes a gain of $9.2 million ($5.8 million after income taxes) primarily as a result of the sale of land not used in the business. Interest income fell from $10.4 million to $6.4 million as a result of lower cash balances. Interest expense increased from $4.3 million to $24.7 million as a result of the debt incurred for the ABR Information Services, Inc. acquisition in June 1999 as further described under "Financial Condition" below and in an accompanying note entitled "Financing" to the consolidated financial statements for the three years ended December 31, 1999. The effective rate for the income tax provision increased from 25.5 percent in 1998 to 37.6 percent in 1999, due to a tax benefit of $18.5 million in 1998 related to the difference between the tax and financial reporting basis in a subsidiary sold in the fourth quarter. Without regard to that tax benefit and income taxes related to the gain from the sale of land mentioned above, the effective tax rate would have increased about one percentage point, primarily due to the non-deductibility of goodwill arising from the ABR Information Services, Inc. acquisition.

  Business Segment Results

Segment Comparisons
(Dollars in millions)

	Amount		Increase (Decrease)		% of Revenue
	1999	1998	$	%	1999	1998
Revenue
HRS	$828.1	$700.3	$127.8	18.2	73.5	72.4
Comdata	298.9	267.3	31.6	11.8	26.5	27.6
Total	1,127.0	967.6	159.4	16.5	100.0	100.0
EBIT
HRS	113.4	100.5	12.9	12.8	13.7	14.4
Comdata	72.2	52.4	19.8	37.7	24.2	19.6
Other	—	9.2	(9.2)	NM	NM	NM
Total	185.6	162.1	23.5	14.5	16.5	16.8

  Human Resource Services

    The revenue contributions of businesses acquired during 1999 and 1998, notably the LifeWorks work-life services business in November 1998 and ABR Information Services, Inc. in June 1999, more than offset the revenue loss from the dispositions of Resumix in August 1998 and Tesseract at the end of 1998. These acquisitions and the acquisitions of two Canadian payroll businesses during the first quarter of 1998, net of the dispositions, contributed about two-thirds of the revenue increase. The increase in revenue was adversely affected by the decisions of some large customers to delay payroll system installations as a result of the Year 2000 event. Lower yields on tax filing balances and lower than expected customer retention in the U.S. payroll and other human resources businesses, along with the effect of exchange rate changes on the Canadian dollar, adversely affected revenue growth. Increases in sales of software, payroll services, consulting services and employee assistance programs contributed to the revenue increase as did price increases in payroll services early in 1999 and 1998. In consideration of its customer retention goals for 2000, Ceridian is foregoing any across-the-board U.S. payroll services price increase in 2000. Costs and expenses increased largely due to acquisitions, Year 2000 efforts to remediate customers' software (net of recoveries), and training and implementation efforts associated with the Source 500 product and new internal operating systems.

  Comdata

    Revenue increased primarily as a result of the acquisition of a majority interest in Stored Value Systems, Inc. in the first quarter of 1999, increased sales of product and software upgrades and growth in the fleet services (local fueling) business. The impact of the acquisition of Stored Value Systems, Inc. was particularly significant in the fourth quarter of 1999, due to the seasonal nature of retail debit card sales. The sale of a telephone debit card business and an audio tape business in 1999 and the disposition of the gaming services business in January 1998 reduced 1999 revenue in comparison to 1998. The integration of accounts from First Data Corporation's NTS transportation services business that Comdata acquired in 1998 in exchange for Comdata's gaming services business into the Comdata transaction processing system reduced costs and expenses through elimination of redundant processes. Selling costs decreased in both comparisons primarily due to the conclusion early in the third quarter of 1998 of a customer acquisition program for the fleet services business. Increased Year 2000 costs and increases in provisions for fleet services bad debts reduced the benefit of these cost reductions.

  1998 Compared to 1997

  Consolidated Results

Statements of Operations
(Dollars in millions)

	Amount		Increase (Decrease)		% of Revenue
	1998	1997	$	%	1998	1997
Revenue	$967.6	$909.7	$57.9	6.4	100.0	100.0
Cost of revenue	478.7	465.7	13.0	2.8	49.5	51.2
Acquisition amortization	17.1	20.1	(3.0)	(15.1)	1.8	2.2
Selling, general and administrative expense—other	252.5	248.9	3.6	1.5	26.0	27.3
Research and development expense	66.1	50.5	15.6	30.9	6.8	5.6
Other expense (income)	(8.9)	301.9	(310.8)	(102.9)	(0.9)	33.2
Total costs and expenses	805.5	1,087.1	(281.6)	(25.9)	83.2	119.5
EBIT	162.1	(177.4)	339.5	(191.5)	16.8	(19.5)
Interest income (expense), net	6.1	(8.9)	15.0	(167.7)	0.6	(1.0)
Income taxes	42.9	(186.9)	229.8	122.9	4.4	(20.5)
Earnings from continuing operations	125.3	0.6	124.7	NM	13.0	—

  Business Segment Results

Segment Comparisons
(Dollars in millions)

	Amount		Increase (Decrease)		% of Revenue
	1998	1997	$	%	1998	1997
Revenue
HRS	$700.3	$578.7	$121.6	21.0	72.4	63.6
Comdata	267.3	331.0	(63.7)	(19.3)	27.6	36.4
Total	967.6	909.7	57.9	6.4	100.0	100.0
EBIT
HRS	100.5	(155.4)	255.9	(164.8)	14.4	(26.8)
Comdata	52.4	16.2	36.2	223.6	19.6	4.9
Other	9.2	(38.2)	47.4	(123.7)	NM	NM
Total	162.1	(177.4)	339.5	NM	16.8	(19.5)

  Human Resource Services

    HRS revenue grew by 21.0 percent, which, after adjustment for the net effect of acquisitions and dispositions, represented internal revenue growth of 12.3 percent. The most significant acquisitions were the first quarter 1998 purchases of two payroll processing businesses in Canada and the fourth quarter 1998 purchase of the LifeWorks work-life services business from Work/Family Directions, Inc. The most significant disposition was the sale of Resumix, Inc. in the third quarter of 1998. Details on these and other investing transactions are presented in the accompanying notes to Ceridian's consolidated financial statements. The internal revenue growth largely reflected a revised pricing structure for payroll services, employment growth experienced by Ceridian's payroll and tax filing customers, the sale of add-on services to existing customers and growth of employee assistance services. Revenue growth was restrained somewhat by implementation on January 1, 1998 of IRS electronic funds transfer regulations that reduced by one day the period of time some tax filing deposits may be held. As a result, the average balance of collected but unremitted payroll tax funds in the U.S. was down 4.1 percent from the 1997 level. After eliminating the 1997 and partial year 1998 results of Resumix, the improvement in the relationship of cost of revenue and revenue in HRS largely reflected the revenue growth attributable to a revised pricing structure for payroll services, cost reductions and productivity initiatives in the payroll business and generally increased economies of scale. The HRS improvement in general and administrative expenses was largely due to staff reductions. HRS research and development expenses increased as a percent of revenue reflecting development efforts directed toward new applications, enhancements to existing applications, quality assurance programs and a portion of the costs for Year 2000 readiness. HRS experienced unusual losses of $223.5 million in 1997, related to the termination of a payroll software development project and other asset write-offs as further discussed in an accompanying note to the consolidated financial statements for the three years ended December 31, 1999 entitled "Other Expense (Income) and incorporated herein by reference".

  Comdata

    The January 1998 exchange of Comdata's gaming services business for the NTS transportation services business and cash significantly affected the amount and the mix of Comdata's revenues. Overall, Comdata revenue declined by 19.3 percent, reflecting the $127.4 million decline in gaming revenues from 1997 to 1998. Transportation services revenues increased by 32.2 percent, primarily reflecting the increased transportation revenues from the NTS acquisition and internal growth. Major factors contributing to internal growth included cross-selling products on the Comchek card, increases in customer accounts and revenue from local fueling, an increase in funds transfer transactions and increased sales of fuel desk island automation systems and telecommunications services and products.

    The improvement in the relationship of cost of revenue and revenue at Comdata resulted in large part from the disposition of the gaming services business and also benefited from revenue growth and economies resulting from the integration of the NTS business. These improvements were offset in part by an increase in the provision for bad debts, primarily related to the expansion of the local fueling business. Selling, general and administrative expenses declined as a percentage of revenue as a reduction in the ratio of general and administrative expenses to revenue exceeded the increase in the ratio of selling expense to revenue. The increase in the selling expense to revenue ratio for Comdata reflected customer acquisition expense during the first half of 1998 in connection with local fueling services. The decrease in Comdata's general and administrative expense to revenue ratio was primarily attributable to the sale of gaming services and the treatment of proceeds from the temporary provision of processing services to the purchaser of that business as a reduction of administrative expense. Comdata experienced unusual losses of $41.0 million in 1997, related to asset write-offs, severance and other exit costs as further discussed in an accompanying note to the consolidated financial statements for the three years ended December 31, 1999 entitled "Other Expense (Income) and incorporated herein by reference.

Financial Condition

  Comparison of Nine Month Periods Ended September 30, 2000 and 1999

        Cash Flows

Consolidated Statements of Cash Flows Highlights
(Dollars in millions)

	Nine Months Ended September 30,
	2000	1999
Operating activities	$213.8	$164.7
Investing activities	(125.0)	(771.1)
Financing activities	(46.0)	580.1
Net cash flows provided (used)	42.8	(26.3)
Cash and equivalents at end of period	$101.3	$74.7

Reconciliation of Earnings to Cash Inflows (Outflows) from Operating Activities
(Dollars in millions)

	Nine Months Ended September 30,
	2000	1999
Earnings from continuing operations	$45.2	$79.0
Provision for deferred income taxes	48.5	60.0
Depreciation and amortization	65.6	50.1
Asset write-downs	18.3	—
Other reconciling items	4.3	1.8
From continuing operations earnings	181.9	190.9
From continuing operations working capital activities	(2.4)	(63.6)
Operating cash flows from continuing operations	179.5	127.3
From discontinued operations	34.3	37.4
Cash flows from operating activities	$213.8	$164.7

    Cash and equivalents decreased by $42.8 million to $101.3 million during the first nine months of 2000 as strong operating cash flows were applied primarily to investing activities and debt reduction. Operating cash flows increased by $49.1 million in the first nine months of 2000 compared to the comparable 1999 period as an improvement in cash flows from working capital items more than offset a decrease in operating cash flows from continuing operations earnings. After adjustment for noncash items included in earnings, operating cash flows from continuing operations earnings in the first nine months of 2000 decreased by $9.0 million from the year-to-date 1999 level for reasons previously discussed under "Results of Operations." Cash flows from working capital activities for the first nine months of 2000 improved by $61.2 million over the first nine months of 1999. The principal factor in this improvement was a $52.3 million increase in Comdata drafts payable during the first nine months of 2000 compared to a $9.7 million increase in the comparable 1999 period. The relationship of the period-end date and the timing of weekly draft clearing operations significantly affect the amount of drafts payable and receivables outstanding. The increase in receivables outstanding during the first nine months of 2000 utilized $44.0 million in cash flows, compared to a use of $57.6 million in the first nine months of 1999. An increase in Comdata receivables during the first nine months of 2000 was more than offset by net collections in HRS.

    Investing cash flows in the first nine months of 2000 included $65.1 million expended for investments in and advances to businesses, including the May acquisition of the remaining ownership interest in Stored Value Systems, Inc. and payments related to purchase acquisitions made during the second quarter of 2000 and in prior years. Further information on 2000 acquisitions is provided in the accompanying note to Ceridian's Interim Condensed Consolidated Financial Statements entitled "Investing Activity." The first nine months of 1999 investing cash flows included the acquisitions for $20.3 million of a majority interest in Stored Value Systems, Inc. and $644.0 million for the acquisition of ABR Information Services, Inc.. Capital expenditures during the first nine months of 2000 amounted to $73.2 million, compared to $71.8 million in the first nine months of 1999. The most significant capital expenditures in the first half of 2000 involved $28.5 million, including furnishings and capitalized interest, for the new Ceridian headquarters and the renovation of an office facility to be used by the HRS benefits services business. At September 30, 2000, capitalizable costs for construction and furnishing the headquarters building, including interest costs, amounted to $42.9 million, of which $14.8 million was incurred during the first nine months of 2000.

    Financing cash flows in the first nine months of 2000 included the repurchase on the open market of $20.0 million face amount of Ceridian's outstanding senior notes, a reduction of the amount outstanding under the U.S. revolving credit agreement of $25.0 million in September 2000, and payments under the Canadian revolving credit facilities. Financing cash flows during the first nine months of 1999 resulted primarily from financing arrangements related to the acquisition of ABR Information Services, Inc. Ceridian remains in compliance with all financial covenant tests in its credit agreements and at September 30, 2000 met the fixed charge coverage test of 2.75 times fixed charges at 5.76 times and the debt-to-capitalization test with a margin of $410.6 million.

    Liquidity and Capital Resources

    Ceridian's primary sources of liquidity consist of positive cash flow from operations and a domestic revolving credit agreement. The domestic revolving credit agreement provides for Ceridian to borrow up to $250 million, and matures July 31, 2002. During the third quarter of 2000, Ceridian reduced its outstanding borrowings under the credit agreement by $25 million to $100 million. New Ceridian will continue to have miscellaneous debt of $30 million, which is primarily acquisition debt in Canada.

    In connection with the proposed spin-off of Arbitron, Ceridian is negotiating new financing arrangements. These arrangements are expected to consist of a $350 million revolving credit facility for New Ceridian and $275 million in a separate revolving credit agreement for Arbitron. Advances on the respective credit agreements of $300 million for Ceridian and $250 million for Arbitron, plus expected positive operating cash flows, are expected to repay Ceridian's current debt outstandings of $100 million of revolving credit, $430 million of 7.25% Senior Notes due June 1, 2004, and spin-off related costs of $30 million. The spin-off related costs include approximately $19.0 million for debt extinguishment costs, which includes $3.1 million of debt acquisition costs and an estimate of the market-based amount to be paid to senior note holders at the time of the redemption of the senior notes. The remainder of the estimated spin-off related costs primarily relates to investment, legal and tax consulting and audit fees.

    Funding for future capital expenditures is expected to come from positive operating cash flow, net of spin-off costs, and long-term financing activities. In November, 2000 Ceridian sold and leased back its Minneapolis headquarters complex, raising cash of approximately $40 million.

  Comparison of Annual Periods Ended December 31, 1999, 1998 and 1997

Consolidated Statements of Cash Flows Highlights
(Dollars in millions)

	Years ended December 31,
	1999	1998	1997
Operating activities	$197.7	$163.7	$112.7
Investing activities	(812.2)	(245.5)	484.7
Financing activities	572.0	(84.2)	(402.4)
Net cash flows provided (used)	(42.5)	(166.0)	195.0
Cash and equivalents at end of year	$58.5	$101.0	$267.0

Reconciliation of Earnings to Cash Inflows (Outflows) from Operating Activities
(Dollars in millions)

	Years ended December 31,
	1999	1998	1997
Earnings from continuing operations	$104.4	$125.3	$0.6
Provision for deferred income taxes	86.9	58.3	(169.2)
Depreciation and amortization	72.2	46.5	54.4
Impairment loss from asset write-offs	—	—	199.8
Other reconciling items	5.8	(0.3)	5.0
From continuing operations earnings	269.3	229.8	90.6
From continuing operations working capital activities	(119.1)	(113.9)	(2.4)
Operating cash flows from continuing operations	150.2	115.9	88.2
From discontinued operations	47.5	47.8	24.5
Cash flows from operating activities	197.7	163.7	112.7

    Cash flows from operating activities in 1999 and 1998 benefited from the reduction of income taxes payable for those years due to the utilization of U.S. net operating loss carryforwards and future tax deductions. Earnings from continuing operations for 1997 included a noncash $169.2 million tax benefit from Ceridian's fourth quarter recognition under FAS 109 of the future tax benefits of its net operating loss carryforwards and future tax deductions and noncash charges for asset write-offs of $199.8 million. Operating cash flows from continuing operations working capital activities reflect increases in receivables of $64.2 million in 1999, $31.0 million in 1998 and $49.6 million in 1997. Operating cash flows from continuing operations working capital activities in 1998 also reflect payments of tax and other accrued liabilities of $72.3 million, and in 1997 include increases in accrued liabilities of $71.7 million, primarily related to unusual losses in the fourth quarter of 1997.

    Cash flows from investing activities during 1999 principally involved $681.5 million for the acquisitions of ABR Information Services, Inc. in June 1999 and $20.3 million for a majority interest in Stored Value Systems, Inc. in February 1999. This transaction and other investing activities are further described in an accompanying note entitled "Investing Activities" to Ceridian's Consolidated Financial Statements for the three years ended December 31, 1999, which is incorporated herein by reference. Capital expenditures amounted to $104.8 million during 1999, primarily for Ceridian's new headquarters building, renovation of an office facility in St. Petersburg, Fla. for HRS and hardware and software to be used in internal financial systems. Total expenditures for the headquarters building totaled $27.1 million at December 31, 1999, including $24.6 million incurred in 1999. The renovation of the St. Petersburg office facility, which will house some of the benefits services operations of HRS, has resulted in renovation expenditures of $10.4 million since Ceridian acquired ABR Information Services, Inc. and $25.7 million in total as of December 31, 1999.

    Investing outflows during 1998 principally involved the acquisitions of the payroll services businesses of two Canadian banks for a total cash payment of $140.7 million in the first quarter and the work-life services business of Work/Family Directions, Inc. for a cash payment of $77.5 million in November. Investing inflows in 1998 principally involved Comdata's exchange of its gaming services business for First Data Corporation's NTS transportation services business and the sales of Ceridian's Resumix and Tesseract operations. During 1997, investing outflows included acquisitions that resulted in total cash payments of $26.7 million. Investing inflows in 1997 related to the sale of the Computing Devices International division. Capital expenditures for 1998 amounted to $59.5 million, including $45.0 million for tangible property and $14.5 million for software. Capital expenditures for 1997 amounted to $80.3 million, including $43.0 million for tangible property and $37.3 million for software.

    Cash flows from financing activities during 1999 primarily involved financing arrangements related to the acquisition of ABR Information Services, Inc. This transaction and other financing activities are further described in an accompanying note entitled "Financing" to Ceridian's Consolidated Financial Statements for the three years ended December 31, 1999, which is incorporated herein by reference. Proceeds from stock option exercises and employee stock plan purchases provided $24.2 million of financing inflows during 1999. Ceridian repurchased 235,518 shares of its common stock at an average price of $21.86 per share during the third and fourth quarters of 1999, resulting in financing outflows of $5.1 million.

    Financing inflows during 1998 resulted primarily from financing arrangements related to the acquisition of the Canadian payroll services businesses. Proceeds from stock option exercises and employee stock plan purchases provided $41.0 million of financing inflows during 1998. Repurchases of 6,746,284 Ceridian shares at an average price of $24.42 in 1998 resulted in financing outflows of $182.0 million, including payment of $17.2 million in settlement of 1997 repurchases.

    Financing outflows in 1997 resulted primarily from repurchases of 15.2 million Ceridian shares at an average price of $19.58 per share for a total of $279.8 million, not including the $17.2 million settled in 1998. Proceeds from stock option exercises and employee stock plan purchases provided $21.7 million of financing inflows during 1997. During 1997, Ceridian made net payments of $142.9 million on its outstanding debt, including repaying all amounts then outstanding under its domestic revolving credit facility and related supplemental short-term borrowings used to finance stock repurchases.

    Ceridian remained in compliance with all financial covenant tests in its credit agreements and met the fixed charge coverage test of 2.75 times at 10.4 times and the debt-to-capitalization test with a margin of $240.2 million as of December 31, 1999.

Quantitative and Qualitative Disclosures About Market Risk

    Ceridian's market risk exposure is primarily interest rate risk related to revenue derived from customer payroll and tax filing deposits. This risk exposure is partially offset by interest expense on floating rate debt obligations. Interest income paid to Ceridian from trusts holding client assets varies as a function of short-term U.S. and Canadian interest rates. Ceridian uses interest rate collars to hedge the risk of falling interest rates. The table below indicates the hypothetical change in Ceridian's after-tax interest income, net of interest expense, over a one-year period due to an immediate and sustained change in the annual average interest rate. The base scenarios utilize the federal funds rate of 5.50 percent and 4.75 percent at December 31, 1999 and 1998, respectively.

	Hypothetical Change in Net Interest Income from Base Scenario
Percent Change in Interest Rates Expressed in Basis Points
	1999	1998
	(in millions of dollars)
300 Rise	7.7	20.8
200 Rise	6.7	14.6
100 Rise	4.4	6.4
50 Rise	2.5	2.6
25 Rise	1.4	1.0
Base Scenario
25 Decline	(1.2)	(1.0)
50 Decline	(2.2)	(2.0)
100 Decline	(2.7)	(3.9)
200 Decline	(2.9)	(7.8)
300 Decline	(3.1)	(11.7)

    Computations in the table above are based on assumptions about the amounts of funds held in client trusts and the relative levels of short-term market interest rates within U.S. and Canadian markets and should not be relied on as precise indicators of future expected results. Included in the computations are the effects of interest rate changes on income and expense related to all short-term and floating rate assets and liabilities owned or issued by Ceridian or its subsidiaries, including interest rate collar contracts. Compared to 1998, Ceridian reduced exposure to interest rates in 1999 by increasing its interest rate collars to cover a higher percentage of expected interest income, and by increasing the use of fixed rate investments of funds held for customers. See also the sections entitled "Payroll and Tax Filing Services" in Note A, Accounting Policies, and "Interest Rate Collars" in Note K, Commitments and Contingencies, to Ceridian's consolidated financial statements.

    Ceridian's exposure to other forms of market risk, including foreign exchange risk, is negligible. Foreign operations consist of payroll and human resource operations in Canada and the U.K. These foreign operations serve their respective domestic markets, with all revenues and expenses denominated in local currency. Other intercompany charges between U.S. and non-U.S. based operations are not material. Translation adjustments on investments in foreign operations are reported in comprehensive income, and are not hedged.

    There have been no material changes in Ceridian's market risk during the nine-month period ended September 30, 2000.

BUSINESS OF NEW CERIDIAN

    The following describes Ceridian's human resource services division and subsidiaries and the business of Ceridian's Comdata subsidiaries as conducted before the spin-off by Ceridian and its subsidiaries and as will be conducted immediately after the spin-off by New Ceridian and its subsidiaries.

    After the spin-off, New Ceridian will operate exclusively in the information services and transaction processing industries. It will provide products and services to customers in primarily the human resources and transportation information markets through its human resource services division and subsidiaries and Comdata subsidiaries. These businesses collect, manage and analyze data and process transactions on behalf of their customers, report information resulting from these activities to their customers, and provide their customers with related software applications and services. The technology-based products and services of these businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue.

Human Resource Services

    The businesses comprising HRS offer a broad range of services and software designed to help employers more effectively manage their work forces and information that is integral to human resource processes. HRS' human resource management products and services are provided in the United States, Canada and the United Kingdom. Ceridian is in the process of integrating its businesses formerly known as Ceridian Employer Services, Ceridian Performance Partners and Ceridian Benefit Services into a combined Ceridian Employer/Employee Services business within HRS. HRS' revenue for the years 1999, 1998 and 1997 was as follows:

1999	1998	1997
$828.1 million	$700.3 million	$578.7 million

    Payroll processing and tax filing services accounted for about 77 percent of HRS' 1999 revenue, with about 77 percent of 1999 payroll processing and tax filing revenue derived from the United States.

  Market

    The market for human resource services covers a comprehensive range of information management and employer/employee assistance services and software. These products and services include:

  •
  transaction-oriented administrative services and software products, primarily in areas such as payroll processing, tax filing and benefits administration; and
  •
  management support software and services, primarily in areas such as human resource administration, regulatory compliance, employee training, work-life effectiveness and employee assistance programs.

    The market for these products and services is expected to continue to grow as organizations seek to reduce costs and improve productivity by outsourcing administrative services and further automating internal processes. According to the consulting firms Gartner-Dataquest and IDC, human resource outsourcing in the United States is expected to grow an annual rate of between 7% and 30% over the next four years. The demand for human resource services is also expected to increase as organizations outsource human resources services to third parties to obtain assistance in adapting to the increasing scope and complexity of laws and regulations governing businesses and increasingly complicated work-life issues faced by employers and employees.

    HRS generally classifies employers in the human resource services market into three categories, each of which represents a distinct market opportunity for New Ceridian:

Type of Employer	Size of Employer	Typical Characteristics
Small	Fewer than 200 employees	Tend to be relatively more price sensitive, to require less customization or flexibility in product and service offerings and to switch more readily from one provider to another
Medium	200 to 1,000 employees	Human resource management needs tend to be more complex, and therefore often require more customization and flexibility in products and services, greater integration among data processing systems and a greater variety of products and services
Large	Over 1,000 employees	Human resource management needs tend to be the most complex, and therefore often require the most customization and flexibility in products and services, the greatest integration among data processing systems and the greatest variety of products and services

    New Ceridian believes, however, that with regard to any size employer, a provider of a transaction-based service, such as payroll processing or employee assistance and work-life services, is afforded attractive opportunities to complement that core service with additional products and services that are natural adjuncts to that core service, such as 401(k) and retirement plan administration, COBRA notification and employment verification. An ability to wrap value-added services around a core service or product will, New Ceridian believes, lead to revenue growth and its ability to command higher margins.

  Products and Services

    HRS' human resource management products and services include:

  •
  payroll processing and tax filing services;
  •
  payroll and human resource information systems software;
  •
  integrated payroll and human resource administration services, including tax deposit services and integrated human resource solutions;
  •
  benefits administration services;
  •
  qualified plan administration services;
  •
  work-life effectiveness and employee assistance programs; and
  •
  training.

    Payroll Processing and Tax Filing Services.  HRS' payroll processing for customers in the United States consists primarily of preparing and furnishing employee payroll checks, direct deposit advices and supporting journals and summaries. It does not, however, involve the handling or transmission of customer payroll funds other than with some of its smaller employer customers. HRS also supplies quarterly and annual social security, Medicare and federal, state and local income tax withholding reports required to be filed by employers and employees. HRS' payroll tax filing services for customers in the United States consist primarily of collecting funds for federal, state and local employment taxes from customers based on payroll information provided by the customers, remitting funds collected to the appropriate taxing authorities, filing applicable returns and handling related regulatory correspondence and amendments. HRS' tax filing services are provided not only to employers who utilize its payroll processing service, but also to local and regional payroll processors. Payroll-related services are typically priced on a fee-per-item-processed basis.

    HRS' revenue from payroll tax filing services in the United States also includes investment income earned from tax filing deposits temporarily held pending remittance to taxing authorities on behalf of its customers. HRS holds its customers' deposits in a trust. This trust invests primarily in high quality collateralized short-term investments, money market funds, U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better. The duration of these investments is carefully managed to meet the liquidity needs of the trust. About 66 percent of HRS' 1999 tax filing revenue was attributable to this investment income. Due to the significance of this investment income, HRS' quarterly revenue and profitability fluctuate as a result of changes in interest rates and in the amount of tax filing deposits held. New Ceridian will maintain interest rate collars to manage this interest rate risk on customer deposits. Because the volume of payroll items processed increases in the first and fourth quarters of each year in connection with employers' year-end reporting requirements, and because the amount of tax filing deposits also tends to be greatest in the first quarter, HRS' revenue and profitability tend to be greater in those quarters.

    Payroll and Human Resource Information Systems Software.  In the United States, HRS has two primary offerings for payroll processing: (1) its proprietary "Signature" software, which can be used alone or together with other human resource information systems (which this document refers to as "HRIS") software; and (2) its Powerpay.com products, which include Internet-based payroll processing products.

    Signature and HRIS Software.  Payroll processing using the Signature software is currently conducted at 28 district offices located throughout the United States. This payroll system allows HRS' customers to:

  •
  input their own payroll data via personal computers;
  •
  transmit the data on-line to HRS for processing; and
  •
  retrieve reports and data files from HRS and print reports and, in some instances, payroll checks or direct deposit advices on site.

    Customers can also input payroll data by telephone or batch transmittal, with payroll checks and related reports prepared by HRS at one of its district processing centers. This payroll processing system also interfaces with both customer and third-party transaction processing systems to facilitate services, such as direct deposit of payroll.

    HRS provides human resource information systems software that runs in either Windows or DOS environments and serves as a "front-end" to its Signature payroll processing system, allowing its customers to utilize a common database for both payroll and HRIS purposes. This enables the customer to create a single database of employee information for on-line inquiry, updating and reporting in payroll and other areas important to human resource administration and management, such as employee data tracking, government compliance, compensation analysis and benefits administration. HRS also provides HRIS software for Microsoft operating environments that incorporates open, industry standard technology, is scalable, and can be utilized with an existing interface as a front-end for HRS' payroll processing and tax filing services. HRS has versions of this software that serve as a fully integrated front-end to the Signature payroll processing system.

    HRS recently introduced a new version of its Source 500 product, an HRIS, payroll, benefits, recruiting and employee self-service solution. Because of the importance of being able to integrate HRS' payroll processing and tax filing systems with other systems and applications utilized by HRS'

customers and potential customers, particularly third-party HRIS applications, HRS has also developed interfaces to exchange employee-related information between HRS' payroll system and the HRIS systems of major software vendors, such as Oracle Corporation, SAP and PeopleSoft Inc.

    Powerpay.com.  Powerpay.com (formerly Ceridian Small Business Solutions) provides Internet payroll processing, tax filing, unemployment compensation management and related services, primarily for small employers located in the United States. Powerpay.com's Powerpay product is a web-based solution that allows customers to complete payroll transactions via the Internet. Powerpay also provides smaller businesses with access to services, such as new hire reporting, tax filing, direct deposit, optional benefits programs, unemployment filing and special reports services that were previously only available to larger companies.

    Benefits Administration and Qualified Plan Administration Services.  HRS provides employee health and welfare benefits administration and qualified plan administration services to its customers. Employee health and welfare benefits administration services include portability (i.e., COBRA (the "Consolidated Omnibus Budget Reconciliation Act"), HIPAA (the "Health Insurance Portability and Accountability Act of 1996") and state-mandated continuation coverage) compliance services and administration services for benefits provided to active employees, such as open enrollment, employee enrollment and eligibility and flexible spending account administration. HRS provides administration services for benefits provided to retired and inactive employees, including retiree healthcare, disability, surviving dependent, family leave and severance benefits. HRS provides its portability services through the trade name CobraServ.

    HRS' qualified plan administration services include 401(k) plan administration, profit sharing administration, defined benefit plan administration, ESOP administration and Qualified Domestic Relations Order administration.

    Work-Life Effectiveness and Employee Assistance Programs.  An additional emphasis of HRS is to provide a variety of employee assistance, work-life balance, management support and training products and services to clients of all sizes throughout the United States, Canada and the United Kingdom. The HRS business formerly known as Ceridian Performance Partners is a market leader in providing customers and their employees with a single source for fully integrated work-life effectiveness services and employee assistance programs. Services are delivered through on-line access and telephonic and face-to-face resources. Customers have the capability of using the LifeWorks ROI Calculator to help them evaluate the business impact the work-life effectiveness services and employee assistance programs have had on their organizations.

    The services and programs provided by HRS may be customized to meet an individual customer's particular needs. HRS' portfolio of products allows a customer to choose the mix, level and mode of access to services that best meet its needs. These products range from "high touch technology" capabilities allowing employees to access specific information on-line to comprehensive person-to-person consultation and referral services. Also included are specialized service options, such as assistance with college enrollment and aid forms, on-site evaluation of care providers and an extensive concierge service. These services address workplace effectiveness issues and seek to improve employee recruitment, retention and productivity, and seek to reduce absenteeism as well as increase the customers' recruitment success. Master degree level consultants provide confidential assistance 24 hours a day to customers' employees to help them address issues ranging from everyday matters to crisis situations. Supporting these consultants are research and subject matter experts who provide specialized expertise or referrals in areas such as parenting/child care, elder care, disabilities, addiction disorders, mental health, health and wellness, financial, legal, managerial/supervisory and education/schooling issues. HRS has also entered into arrangements with some service and product providers to provide additional leading edge services and expertise to its customers.

    Training.  HRS' Usertech business provides customized end-user training and support programs to organizations implementing new systems. Services provided by Usertech include classroom and computer-based training, print-based and on-line user guides and reference and marketing communications programs.

  International Operations

    Approximately 18 percent of HRS' 1999 revenue was obtained from customers outside of the United States. HRS' international operations are primarily conducted in the United Kingdom, through Centrefile Limited, and Canada. Centrefile Limited provides payroll processing services and HRIS software in the United Kingdom. Centrefile's services do not involve the handling or transmission of customer payroll funds.

    HRS' Canadian operations handle payroll as well as tax filing funds for its Canadian customers. Canadian HRS operations collect payroll and payroll tax amounts from customers and remit tax amounts to applicable governmental authorities and make direct deposits of payroll amounts to employees' bank accounts. As a result, revenue from HRS' payroll processing services in Canada includes investment income received from temporarily holding these amounts in trust. About 27 percent of the 1999 revenue of these Canadian businesses was attributable to this investment income. The Canadian trust invests in securities issued by the government and provinces of Canada, highly rated Canadian banks and corporations, asset backed trusts and mortgages. HRS earns income from the trust and charges fees for services similar to those provided in the United States. New Ceridian will also manage interest rate risk in Canada through the use of interest rate collars.

  Customers

    HRS targets employers of all sizes in diverse industries. HRS' existing customer base covers a wide range of industries and markets. No single customer represented more than one percent of HRS' 1999 revenue. HRS' products and services are generally provided under written license or service agreements, with contracts for repetitive services generally terminable upon relatively short notice.

    Customer retention is an important factor in the amount and predictability of revenue and profits in HRS' businesses. In providing some of HRS' services, particularly payroll processing and tax filing services, HRS incurs installation and conversion costs in connection with new customers that need to be recovered before the contractual relationship will provide incremental profit. The length of time it takes for a contract to become profitable depends on a number of factors such as the number of employees covered by the contract, the complexity of the services involved, the amount of customization of services required and the number of locations in which the customer's employees are located. Generally, it takes several months of a service contract before a customer is adding incremental profit. The longer HRS is able to retain a customer, the more profitable that contract will likely be to it.

  Sales and Marketing

    Payroll processing, tax filing and human resource management software and services are marketed in the United States through HRS' direct sales force operating through about three dozen offices located throughout the United States. HRS has established marketing relationships with banks, accounting firms and insurance companies pursuant to which these products and services are offered to the business clients of these entities. The most significant source of customer leads for these transaction-based products and services are referrals from these marketing relationships and existing customers, and other direct marketing efforts, such as telemarketing, direct mail and trade shows. The other HRS businesses, including operations in the United Kingdom and Canada, utilize their own direct sales forces. Customer leads for the products and services of these businesses are generally obtained through referrals, trade shows, product demonstration seminars, third party resellers and direct sales efforts.

    The HRS businesses utilize cooperative marketing relationships with other companies offering products or services that complement those of the HRS businesses as well as informal marketing alliances with human resource consulting firms. The HRS businesses are exploring similar cooperative arrangements with other software, insurance and human resource services providers. HRS is also seeking to further integrate and coordinate the sales and marketing efforts of its businesses and to sell a greater variety of its products and services to the customers of its various businesses.

  Competition

    The human resource services industry is highly competitive. Competition comes from national, regional and local third party transaction processors, as well as from software companies, consulting firms, governments, enterprise wide providers of financial services and internally developed and operated systems and software.

    The majority of all payroll processing and tax filing in the United States, Canada and the United Kingdom is supported in-house, with the remainder supported by third party providers. In the United States, Automatic Data Processing, Inc. is the largest third party provider of payroll processing in terms of revenue, with Ceridian, Paychex, Inc. and ProBusiness Services, Inc. comprising the other three large, national providers in terms of revenue. ADP serves all sizes of employers, while Paychex generally focuses on small employers and ProBusiness generally focuses on large employers. Other third party payroll and tax filing providers are generally regional and local competitors, although larger, national providers of benefits administration or 401(k) processing services may contemplate expansion into outsourced payroll processing. The United States government has recently begun to compete with New Ceridian's tax filing business since the government now offers an electronic tax filing option for taxpayers. In both the United Kingdom and Canada, New Ceridian believes that its respective subsidiaries will be the largest outsourced payroll processing providers in terms of revenue, in each case competing with several other national providers, including a subsidiary of ADP, and local providers. Competition in both the payroll processing and HRIS software areas also comes from a number of large, national software companies that provide both payroll processing software for in-house processing as well as HRIS software, often in conjunction with other enterprise management software applications.

    Apart from payroll processing and tax filing services, HRS' businesses generally compete with a variety of national and regional application software companies, training companies, consulting firms and human resource services providers. Generally, the market for these products and services is evolving and is not dominated by a small number of competitors.

    Currently, New Ceridian believes the principal competitive factors in the human resource services industry are:

  •
  leadership in technology applications;
  •
  customer service;
  •
  choice of services;
  •
  performance;
  •
  price;
  •
  functionality;
  •
  ease and flexibility of use;
  •
  customer support; and
  •
  industry standard technology architecture.

    New Ceridian believes that the ability to integrate human resource management software applications with customers' other in-house applications and the ability to provide client/server-based solutions and solutions delivered through the Internet are becoming increasingly important competitive factors. While New Ceridian believes its HRS businesses will be able to compete effectively in the overall human resource services market, its ability to compete effectively will depend in large measure on its ability to timely develop and implement new technology, particularly that which incorporates industry standard architecture and client/server-based solutions, and provide leading-edge customer service.

  Research and Development

    HRS intends to continue to invest substantial resources to extend the functionality of its proprietary payroll processing system and further develop a comprehensive and fully integrated suite of employee administrative services. For example, HRS is developing several products that are focused on the Internet. In addition, HRS expects to introduce additional enhancements to its Source 500 product.

    The table below reflects the amount of research and development expenses for HRS for the periods indicated.

	Years Ended December 31,
	1999	1998	1997
	(dollars in millions)
Research and development	$52.0	$59.0	$46.7
Percent of revenue	6.3%	8.4%	8.1%

Comdata

    New Ceridian's Comdata subsidiary will provide transaction processing and regulatory compliance services to the transportation and other industries. Comdata's revenue from products and services for the years 1999, 1998 and 1997 was as follows, excluding revenue of $5.8 million in 1998 and $133.2 million in 1997 from Comdata's gaming services business which was sold to First Data Corporation in exchange for its NTS transportation services business in the first quarter of 1998:

1999	1998	1997
$298.9 million	$261.5 million	$197.8 million

    Approximately 91 percent of Comdata's revenue for 1999 was attributable to its transportation business.

  Principal Markets

    The trucking segment of the transportation industry is comprised of both long haul fleets and local fleets. Private fleets predominate in the local fleet segment, but play a lesser role in the long haul fleet segment. Common carriers, which provide trucking services to companies that do not have fleets of trucks of their own, predominate in the long haul fleet segment, which is comprised of less-than-truckload and truckload components. The less-than-truckload component, which involves trucks that make multiple stops to load and unload, is characterized by large capital requirements and a relatively high degree of consolidation. The truckload component, which involves the transportation of full loads directly from shipper to final destination without going through any sorting terminals, is highly fragmented and, Comdata believes, is growing at the expense of the less-than-truckload component.

    The majority of Comdata's trucking company customers are common carriers serving the truckload component of the long haul segment. Many of these carriers do not employ their drivers, but instead contract with individual owner-operators. These owner-operators usually settle their expenses with the common carrier after the completion of each trip. Drivers for truckload carriers often spend weeks on the road at a time, creating a number of unique conditions and business opportunities. Truckload carriers are challenged to monitor and control fuel purchases, provide driver services to aid in recruitment and improve retention, obtain necessary licenses and permits, and effectively manage the routing and logistics of the long-distance trips.

    Stored Value Systems, Inc., a wholly owned subsidiary of Comdata, provides electronic private label cards that can be assigned a cash value. The market for these private label cards includes merchants, such as retailers and gas stations, who (1) use traditional paper gift certificates or gift cards, (2) give store credits in connection with the return of products, and (3) make monetary promotions. Comdata is marketing its private label cash card to these merchants, namely major retailers and gas stations, for use with their customers. Comdata's payment services division also provides a card-based funds transfer system for use by employers and others for, among other things, expense reimbursements, payroll delivery and termination pay. Comdata markets this card-based funds transfer system to temporary staffing companies, universities, professional employment organizations, custodial companies, the restaurant and hospitality industries, and retailers, including the customers of Stored Value Systems, Inc.

    As in the case of New Ceridian's HRS business, Comdata is a money flow business that is technology oriented. There are numerous actual and potential synergies between HRS and Comdata. HRS is beginning to market Comdata's cash or funds transfer cards to customers of its business who have a large number of employees that do not have bank accounts. For these employees, using a cash or funds transfer card accepted by a number of merchants and automated teller machines may be an attractive alternative to paying fees at local check cashing services. In addition, Comdata is beginning to market the services of Ceridian's work life effectiveness services and employee assistance programs.

  Services

    Comdata provides transaction processing and regulatory compliance services primarily to the transportation industry. With the acquisition of its subsidiary, Stored Value Systems, Inc., and the creation of its payment services division, Comdata also provides these services to other industries, including the retail, temporary staffing and university sectors. Comdata provides services to trucking companies, truck stops and truck drivers in the long haul segment of the trucking industry, and is seeking to expand its service offerings to the local fleet segment. These services primarily involve the use of a proprietary funds transfer card which facilitates truck driver transactions and provides transaction control and trip information for trucking firms. Additionally, Comdata provides assistance in obtaining regulatory permits and other compliance services, driver relations services, local fueling services and discounted telecommunications services in its markets. Through Stored Value Systems, Inc. and Comdata's payment services division, Comdata provides its specialty card products and services to customers outside of the transportation industry. Comdata operates primarily in the United States and Canada and is evaluating whether or not to expand its business into Mexico.

    Trucking Company Services (The Comchek Card).  Comdata's funds transfer system, most commonly initiated through the use of Comdata's proprietary Comchek card, is designed to enable truck drivers to obtain funding for purchases and cash advances at truck stops and other locations en route to their destination. Drivers may use the Comchek card to purchase fuel, lodging and other approved items, obtain cash advances from ATM machines or through the use of Comchek drafts, make long distance phone calls and make direct deposits of pay, settlements (for non-employee owner-operators) or trip advances to personal bank accounts. In 1999, Comdata processed approximately 70 million funds transfer transactions involving approximately $11.0 billion for the transportation industry.

    Use of the Comchek card allows the trucking company customer greater control over its expenses by allowing it to set limits on the use of the cards, such as by designating locations where the cards may be used, the frequency with which they may be used, phone numbers which may be called and the amount of authorized use. Use of a Comchek card also enables Comdata to capture and provide transaction and trip-related information to trucking company customers (usually within 24 hours after the completion of a given trip). This information greatly enhances a customer's ability to track and plan fuel purchases and other trip expenses and settle with drivers. Comdata also provides trucking companies with a Windows-based software application that provides trucking companies with on-line access to Comdata's computer system for data on fuel purchases and other trip information, and facilitates pre- and post-trip planning functions. Comdata's MOTRS (Modular Over The Road System) Web-based application enables customers to go on-line for local dial-up access, interactive reporting capabilities, the latest diesel fuel prices and related information from their desktop.

    Use of a Comchek card typically generates a Comchek draft, which is payable through a Comdata bank account. Comdata funds the underlying transaction when the truck stop (or other payee) negotiates the draft by depositing it in its bank account. Comdata bills the trucking company for the amount of the draft plus a portion of the service fee, and collects from the truck stop the balance of the service fee. The trucking company remits payment to Comdata by wire transfer or check, typically within six days, although Comdata may bill trucking companies in advance for all funds transfers authorized for any purpose in connection with a particular trip. Risks associated with fraudulent or unauthorized transactions are allocated between Comdata and its customers based upon which party may be at fault under a specific circumstance and based upon which party is in the better position to control or eliminate these types of transactions. Comdata believes that historically the number of fraudulent or unauthorized transactions has been de minimis compared to the aggregate dollar amount of funds Comdata has transferred annually. Comdata is licensed by 37 states as a seller of checks or money transmitter and, pursuant to these licenses, undergoes annual audits by several states with respect to the integrity of its funds transfer methods and procedures.

    Approximately 15 percent of Comdata's funds transfer revenue is derived from transactions that do not involve the Comchek card. When a truck driver makes a request at a truck stop for a funds transfer, Comdata verifies that the driver's company has established sufficient credit. Upon presentation of valid identification, the truck stop obtains an authorization number from Comdata and issues a Comchek draft. Comdata also provides information gathering and processing services in connection with fueling transactions which Comdata does not fund, but instead are billed directly by the truck stop to the trucking company. Fees for these "direct bill" transactions are substantially lower. Comdata also provides fuel price tracking reports and management within a network of truck stops, including cost/ plus fuel purchase programs.

    Comdata's regulatory compliance division determines the permits needed for a designated trip, truck and load, purchases those permits on behalf of the customer and delivers them by facsimile machine to a truck stop where they can be picked up by the driver. Comdata also provides regulatory compliance services, such as processing and auditing of driver trip logs, reporting of fuel taxes, annual licensing and motor vehicle registration verification. Vehicle escort services for oversized loads are also provided.

    Comdata's LoadMatcher offers a computerized shipment interchange system to help trucking companies find loads for their return trips and reduce empty backhauls. By making specific shipment information available to customers on a subscription basis, available shipments can be matched with available cargo space on a nationwide basis. Comdata generates and delivers invoices on behalf of trucking companies to their customers, and also purchases trucking company freight bills in addition to providing necessary invoicing.

    Truck Stop Services.  Comdata maintains a nationwide electronic data network with 24-hour independent truck stop service centers that utilize point-of-sale devices and other computer equipment to facilitate communication with Comdata's database and operations centers. The service centers act as Comdata's agents pursuant to a service center agreement, and typically also offer the funds transfer services of other companies.

    Comdata's merchant services division provides fueling centers with PC-based, point of sale systems that automate the various transactions that occur at a fuel purchase desk, systems which enable customers to transact card-based fuel purchases at the fuel pump, UPC scanning devices and truck stop management software. These systems accept many types of fuel purchase cards currently used by drivers. Comdata also makes long distance telecommunications services available to truck stops at volume discount rates.

    Driver Relations Services.  In order to assist trucking company customers in attracting and retaining drivers, Comdata makes available to trucking company employees and independent drivers HRS' employee assistance and work-life services and electronic mail services to drivers through kiosks placed in truck stops.

    Local Fueling.  Comdata is a provider of fuel management and payment systems for local transportation fleets. Comdata provides local fleet operators with Comchek MasterCard fleet cards that offer the fleet operators transaction control and trip-related information gathering features similar to those of the Comchek card.

    Payment Services and Comchek eCash.  Comdata's subsidiary, Stored Value Systems, Inc., provides, among other services, debit cards to major retailers that are used as gift cards, gift certificates, credits for returned product and retail promotions. Stored Value Systems believes that its cards provide benefits to retailers and their customers, including ease of use and controls previously difficult to realize. Cards and other services available through Stored Value Systems are also believed to have benefits in e-commerce, facilitating transactions between on-line merchants and their customers.

    Building upon its transaction processing and funds transfer capabilities, Comdata established its payment services division in 1999 for the purpose of extending Comdata's products and services to customers outside the transportation industry. Comchek eCash, marketed through the payment services division, is a card-based service allowing employers, universities or others to post or load payment of wages and other payments, such as expense reimbursements, to Comchek cards issued to employees, students and other recipients. Cardholders, in turn, may access these funds in a number of ways, including withdrawal of cash from ATMs, point-of-sale purchases at stores or issuance of a Comdata negotiable draft. Long distance telephone service is also available through the card.

  Sales and Marketing

    Comdata markets its services to the transportation industry through a direct sales force operating in various cities throughout the United States, and through a centralized tele-sales operation. Comdata provides services to approximately 21,000 long-haul trucking companies covering over 400,000 drivers, 7,000 truck stop service centers and 400 terminal fueling locations. Contracts with trucking companies generally range from one to three years in duration, while contracts with service centers are typically one or two years in duration.

    Through its Stored Value Systems, Inc. subsidiary, Comdata markets its private label cash cards and ancillary services through a direct sales force operating in Louisville, Kentucky. Comdata has contracts with approximately 35 retailers and oil companies to provide private label cash cards and ancillary services. These contracts are generally three years in duration.

    No single customer represented more than two percent of Comdata's 1999 revenue. Comdata emphasizes the selling of a greater variety of its products and services to its existing customers and customers of HRS' businesses.

  Competition

    The principal competitive factors relevant to funds transfers are marketing efforts, pricing, reliability of computer and communications systems and time required to effect transactions. The major credit and debit card companies, such as Visa, MasterCard, American Express and Discover, are significant competitors of Comdata in that they make cash available to, and facilitate purchases of fuel and other products by, holders of their cards on a nationwide basis. Several other companies also offer similar funds transfer services, including T-Chek, Multi-Service Corporation and Viastar Services Corporation. In addition, truck stops often negotiate directly with trucking companies for a direct billing relationship. Some of Comdata's competitors, including TCH, LLC, an affiliate of Flying J, Inc., also operate or franchise nationwide truck stop chains. In addition, Comdata competes with service centers, such as truck stops, that offer similar products and services. Comdata also faces increasing competition in the funds transfer area from ATMs that participate in national networks.

    While the majority of regulatory services continue to be performed in-house, at least one other nationwide company, Xerofax headquartered in Greenville, South Carolina, and several regional companies, including The Permit Company based in Los Angeles, California, provide permit services similar to those provided by Comdata. Competition in this market is influenced by price, the expertise of personnel and the ease with which permits may be ordered and received. In addition, Comdata believes that technological advances, such as the Internet, will impact the way regulatory services are defined. These advances may give rise to new competitors or change the way this service is offered.

    Comdata believes that one of its competitive weaknesses is that its information technology infrastructure is, in many instances, a mainframe based, legacy system built over many years. This legacy system makes innovation cumbersome and comparatively expensive. Many of Comdata's competitors are either "web-born" or "web-enabled" and, thus, able to take better advantage of transaction and information delivery available through the Internet and information technology systems architectures which are more open than that of Comdata's. Another one of Comdata's competitive weaknesses is that unlike competitors with a brand relationship with a credit card association, such as Visa and MasterCard, Comdata's proprietary Comchek card does not possess ubiquitous acceptance. Finally, some of Comdata's competitors possess greater financial and other resources than Comdata.

    Comdata believes that its competitive strengths include its:

  •
  ability to provide services to trucking companies and drivers at a large number of locations in the continental United States and Canada;
  •
  ability to offer a variety of services, frequently tailored to an individual customer's needs;
  •
  proprietary databases regarding funds transfers and fuel purchases;
  •
  long-term relationships in the transportation industry;
  •
  high quality of customer service; and
  •
  market leader in product design.

    Comdata's subsidiary, Stored Value Systems, Inc., and Comdata's payment services division compete with a number of national companies in providing private label cards, including American Express, Visa and ValueLink, an affiliate of First Data Corporation. Stored Value Systems, Inc. and Comdata's payment services division compete on the bases of price, systems and technology. Comdata believes that one of the competitive weaknesses of its Stored Value Systems, Inc. subsidiary and its payment services division is that most of their competitors have established relationships with many of the potential customers of Stored Value Systems, Inc. and Comdata's payment services division because these competitors provide additional and unrelated products and services to these customers, such as credit card processing and check authorization services. By providing these other services which Stored Value Systems, Inc. and Comdata's payment services division do not provide, these competitors have an advantage of being able to bundle their products and services together and present them to existing customers with whom they have established relationships. Another competitive weakness of Stored Value Systems, Inc. and Comdata's payment services division is that their competitors have greater financial, sales and marketing resources and better brand name recognition than Stored Value Systems, Inc. and Comdata's payment services division.

    Comdata believes the competitive strengths of Stored Value Systems, Inc. and Comdata's payment services division are:

  •
  leading edge information and communications systems which provide real-time connectivity with retailers' existing platforms; and
  •
  experience in transaction processing and related services providing for reduced time of implementation of cash card solutions.

  Network and Data Processing Operations

    Comdata's principal communications center for its funds transfer business is located near its headquarters in Brentwood, Tennessee, with a secondary center located in suburban Dallas, Texas. WilTel, a wholesale services subsidiary of WorldCom, Inc., is the primary supplier of telecommunications services to Comdata pursuant to an agreement that continues until January 2003. Substantially all of Comdata's internal data processing functions, including its payment processing systems, are provided by IBM Global Services pursuant to an agreement that continues until April 2005.

  Regulation

    Many states require persons engaged in the business of selling or issuing payment instruments, such as the Comchek draft, or in the business of transmitting funds to obtain a license from the appropriate state agency. In some states, Comdata is required to post bonds or other collateral to secure its obligations to its customers in those states. Comdata believes that it is currently in compliance in all material respects with the regulatory requirements applicable to its business. The failure to comply with the requirements of any particular state could significantly harm Comdata's business in that state.

  Research and Development

    Comdata's research and development activities principally include applications development to enhance existing products and services. For example, Comdata has recently migrated from a VISA platform to a MasterCard platform to provide local fueling customers with its new Comchek MasterCard fleet card product. This platform migration required Comdata to enhance its systems to support this new platform. Comdata anticipates a continuing need to develop applications to enhance its existing products and services to meet the needs of its customers. Further, Comdata expects to develop applications to bring additional features to its products and services, thus enhancing their use in new segments and industries.

    The table below reflects the amount of research and development expenses for Comdata for the periods indicated.

	Years Ended December 31,
	1999	1998	1997
	(dollars in millions)
Research and development	$8.6	$7.1	$3.8
Percent of revenue	2.9%	2.7%	1.1%

Strategy

    New Ceridian intends to pursue the following strategies:

  Maintain Strong Competitive Positions in Existing Markets

    Both HRS and Comdata believe they hold strong competitive positions within their respective markets. In terms of revenue, HRS is one of the largest payroll processor in the United States and is just beginning to serve the broader human resources outsourcing market. New Ceridian believes that the need for management teams to stay focused on core operations, rapidly changing technology, cost pressures and an extremely tight labor market will continue to fuel the trend toward outsourcing. Comdata has over 30 years experience providing services to the ground transportation industry and currently provides services to approximately 21,000 trucking companies covering 400,000 drivers, 7,000 truck stop service centers and 400 terminal fueling locations. Building upon its transaction processing and funds transfer capabilities, Comdata established its payment services division in 1999 for the purpose of extending Comdata's products and services to customers outside the transportation industry, including the retail, university and temporary staffing sectors.

  Sell Value-Added Products and Services to New and Existing Customers and Cross-Sell Products and Services Among the HRS Businesses and Between the HRS and Comdata Businesses

    New Ceridian believes that a tremendous opportunity exists to sell value-added products and services to new and existing customers and to cross-sell these products and services among its HRS businesses and between the HRS and Comdata businesses. The June 1999 acquisition of ABR Information Services, Inc. enabled HRS to become a single-source provider of a full complement of human resource services. In addition to its traditional payroll outsourcing and related services, HRS now provides benefits enrollment and eligibility services and comprehensive administration services for benefits, such as COBRA, HIPAA, flexible spending accounts, 401(k) plans and pensions. HRS believes it is now well positioned to meet increasing market demands for a total human resources outsourcing solution. Leveraging its expertise in transaction processing and fund transfer capabilities to expand into other industries, Comdata established its payment services division and acquired Stored Value Systems, Inc. New Ceridian intends to continue Ceridian's efforts to implement a complete referral, sales training and cross-selling program that it believes will strengthen its recurring revenue model. New Ceridian also believes that selling value-added products and services to its existing customers will increase brand loyalty among those customers.

  Introduce New Products and Services and Enhancements to Existing Products and Services by Making Acquisitions of and Investments in Complementary Businesses, Products and Technologies and Investing in Research and Development Activities

    New Ceridian intends to continue Ceridian's strategy to make acquisitions of and investments in complementary businesses, products and technologies to enable it to introduce new products and services and enhancements to existing products and services. Using customer feedback and market research, New Ceridian intends to continue the research and development activities of Ceridian in order to provide new releases of its HRS software solutions and other existing products and services and to add new products and services that respond to its customers' requirements. For example, HRS recently introduced a new and enhanced version of Source 500, the human resources information systems used by many of its customers.

  Provide Superior Customer Service and Enhance Customer Satisfaction

    New Ceridian's mission is to provide superior customer service to all of its customers and enhance customer satisfaction. It intends to achieve this goal by encouraging its employees to understand and pay attention to customer needs, do the right thing for customers the first time and exceed customer expectations with great service and products. New Ceridian intends to continue the Six Sigma initiatives which Ceridian has begun, to improve the quality of its service and productivity. Six Sigma employs methods, tools and measurements to work toward achievement of near-elimination of defects from processes and products. New Ceridian believes that this, in turn, will result in increased customer satisfaction, increased customer retention, increased employee satisfaction and higher margins. New Ceridian believes that customer retention will be an important factor in the amount and predictability of revenue and profitability in each of New Ceridian's businesses.

  Develop Joint Marketing and Business Development Relationships

    New Ceridian believes that in order to fully take advantage of its capabilities, increase its revenues and enhance its suite of and sell value-added products and services, it will need to continue to enter into agreements with a number of businesses that provide for joint marketing of its products. By entering into these relationships, New Ceridian intends not only to take advantage of the expertise of these business associates but also to market New Ceridian's products and services to their client base. For example, Powerpay, HRS' Internet-based payroll processing product for small businesses, is marketed to smaller businesses through New Ceridian's arrangements with Microsoft Money, Earthlink, Cisco Systems, Inc. and Simpata, Inc. New Ceridian believes that these arrangements, as well as others it hopes to enter into, will allow HRS to provide Internet payroll processing to a growing number of small business customers. Comdata also recently expanded its relationship with MasterCard, which is expected to give Comdata's customers the control and features of the Comchek card along with the almost ubiquitous acceptance of MasterCard.

Additional Financial Information About Segments

    Note D, entitled "Segment Data," in Ceridian's consolidated financial statements, which are included elsewhere in this information statement, contains additional financial information about New Ceridian's business segments. This information is incorporated by reference into this section of this information statement.

Intellectual Property

    After the spin-off, New Ceridian and its subsidiaries will own or license a number of trademarks, tradenames, copyrights, service marks, trade secrets and other intellectual property rights that will relate to HRS' and Comdata's products and services, including several mentioned in this information statement. Although New Ceridian believes that these intellectual property rights will, in the aggregate, be of material importance to its HRS and Comdata businesses, it believes that none of its businesses will be materially dependent upon any particular trademark, tradename, copyright, service mark, license or other intellectual property right. New Ceridian believes, however, that the "Ceridian" name, marks and logos are of material importance to New Ceridian.

    In connection with the spin-off, New Ceridian will be assigned the confidentiality agreements between Ceridian and its employees and consultants of the HRS and Comdata businesses and the license agreements between Ceridian and the customers of the HRS and Comdata businesses. These license agreements impose restrictions on these customers' use of HRS' and Comdata's proprietary software and other intellectual property rights.

Facilities

    New Ceridian's principal executive offices are located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. As of October 31, 2000, the principal computer and office facilities to be used in New Ceridian's businesses were located in the metropolitan areas of Minneapolis, Minnesota; Atlanta, Georgia; Los Angeles, California; Nashville, Tennessee; Dallas, Texas; Boston, Massachusetts; St. Petersburg, Florida; Philadelphia, Pennsylvania; Manitoba, Ontario, and Quebec, Canada; and London, England.

    The following table summarizes the usage and location of New Ceridian's facilities as of October 31, 2000:

Facilities
(in thousands of square feet)

	U.S.	Non-U.S.	Total
Type of Property Interest
Owned	600	—	600
Leased	1,780	344	2,124

Total	2,380	344	2,724
Property Interest by Segment
Human Resource Services	1,570	427	1,997
Comdata	434	13	447
Corporate	376	—	376

Total	2,380	440	2,820
Utilization of Property
Office, Computer Center and Other	2,182	424	2,606
Leased or Subleased to Others	198	16	214

Total	2,380	440	2,820

    In November, 2000 Ceridian sold and leased back its 207,000 square feet Minneapolis headquarters complex in Minneapolis, Minnesota, raising cash of $40 million.

    New Ceridian will conduct a substantial portion of its operations in leased facilities. Most of these leases contain renewal options and require payment for taxes, insurance and maintenance. Space subject to assigned leases is not included in the table above, and New Ceridian remains secondary liable under all of those leases. As of October 31, 2000, the assigned leases consisted of 306,419 square feet of space and future rental obligations totaling $4.0 million. New Ceridian does not anticipate any material non-performance by the assignees of those leases.

    None of New Ceridian's owned facilities is subject to any major encumbrances. New Ceridian believes that its facilities are adequate for their intended purposes, are adequately maintained and are reasonably necessary for current and anticipated output levels of those businesses.

Employees

    As of September 30, 2000, the businesses that will comprise New Ceridian after the spin-off employed approximately 9,469 people on a full- or part-time basis, including 6,808 full-time and 769 part-time employees of the human resource services division and subsidiaries and 1,556 full-time and 234 part-time employees of Comdata and its subsidiaries. None of New Ceridian's employees is covered by a collective bargaining agreement.

Legal Proceedings

    Ceridian and its subsidiaries are involved in a number of judicial and administrative proceedings considered normal in the nature of their current and past operations, including employment-related disputes, contract disputes, government proceedings, customer disputes, and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on the part of Ceridian. Under and in accordance with the distribution agreement, New Ceridian will be responsible for defending the claims relating to New Ceridian's businesses and for any liability resulting from these claims. Arbitron will remain responsible for defending any claims relating to Arbitron's business.

    Some of these matters raise difficult and complex factual and legal issues, and are subject to many uncertainties, including, the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of this complexity, final disposition of some of these proceedings may not occur for several years. As such, New Ceridian is not always able to estimate the amount of its possible future liabilities. There can be no certainty that New Ceridian may not ultimately incur charges in excess of presently or future established accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is the opinion of management that the final disposition of these proceedings will not, considering the merits of the claims and available reserves, have a material adverse effect on New Ceridian's financial position or results of operations.

  Flying J and NCR

    Flying J, Inc., which operates a chain of truck stops, and its affiliated entities, TCH, LLC, CFJ Properties, Inc., TFJ and TON Services, Inc., filed a complaint in the United States District Court for the Northern District of Utah against Comdata Network, Inc., a wholly-owned subsidiary of Ceridian, alleging violations of federal and state antitrust laws and asserting state law claims of interference with contractual relations and unfair competition. The complaint, which was originally filed on July 11, 1996, has subsequently been amended four times. In addition, NCR Corporation has intervened in this lawsuit as an additional plaintiff, filing a complaint on September 10, 1999, alleging claims similar to those asserted by the original plaintiffs (which this document refers to as the "Flying J plaintiffs"). This lawsuit is presently set for a jury trial beginning in June 2001. Comdata, and if Ceridian is added as a party, then New Ceridian as well, will be responsible for defending this claim and for any liability resulting from it.

    The Flying J plaintiffs allege that Comdata unlawfully interfered with their efforts to market a point-of-sale device called "ROSS," a kiosk device called "Roadlinks," and a fuel card called the "TCH" card. Specifically, the Flying J plaintiffs allege that Comdata has unlawfully refused to accept the TCH card on Comdata's Trendar point-of-sale system. Flying J also alleges that Comdata unlawfully caused TIC Financial Systems, Inc., a payment card company acquired by Comdata, to cease doing business with Flying J and that Comdata acquired the assets of NTS, Inc., a card company, in order to harm Flying J. Flying J alleges further that Comdata unlawfully terminated the acceptance of Comdata's Comchek card at Flying J locations in response to Flying J's marketing efforts, which allegedly resulted in lost fuel sales at Flying J branded locations. NCR alleges that it would have been the designated third-party support representative for ROSS and, as a result, has allegedly suffered lost profits arising from lost hardware sales, support fees, and installation revenue because it has not participated in any successful sales or support effort for ROSS outside the Flying J network to date.

    The plaintiffs in this lawsuit seek unspecified compensatory and punitive damages and injunctive relief requiring Comdata to allow Comchek and FDIS (a data capture and reporting feature presently only processed through the Trendar point-of-sale system) transactions to be processed on ROSS and requiring Comdata to allow TCH transactions to be processed on the Trendar point-of-sale system. In addition, with respect to antitrust claims, the plaintiffs are seeking to be awarded three times their claimed actual damages. Although the plaintiffs have not specified the amount of alleged damages they will claim, based on the plaintiffs' positioning in recent discovery proceedings, Comdata believes the amount of damages that will be claimed by plaintiffs will be substantial. Comdata believes the plaintiffs' claims are without merit, is contesting each of the claims asserted by the plaintiffs, and intends to continue to defend this matter vigorously.

MANAGEMENT OF NEW CERIDIAN

Board of Directors

    Upon completion of the spin-off, New Ceridian's board of directors will consist of nine members. Each director will serve an annual term that will expire at New Ceridian's annual stockholders' meeting in each year and until his or her successor has been elected and qualified. Information concerning the individuals who will serve as directors of New Ceridian as of the date of the spin-off is provided below. Each person named below is currently a director of Ceridian and is expected to resign his or her position with Ceridian as of the effective date of the spin-off to become a director of New Ceridian.

  Bruce R. Bond, age 54

  •
  Former Chairman, President and Chief Executive Officer of PictureTel Corporation, a company that develops, manufactures and markets video and audio conferencing solutions. Chairman of PictureTel from June 1998 until August 1999 and President and Chief Executive Officer of PictureTel from February 1998 until August 1999

  •
  Chief Executive Officer of ANS Communications, the networking subsidiary of America Online, Inc., from July 1996 to February 1998

  •
  Managing Director of the national business communications division of British Telecom, a telecommunications corporation, for seven years prior to July 1996

  •
  Elected as a director of Ceridian in July 1998

  •
  Also a director of WITCO Corporation

  William J. Cadogan, age 52

  •
  Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., a designer and manufacturer of products and systems for broadband telecommunications networks. Chairman of ADC Telecommunications since February 1994 and President and Chief Executive Officer since July 1991

  •
  Elected as a director of Ceridian in February 2000

  •
  Also a director of ADC Telecommunications, Pentair, Inc. and National Computer Systems, Inc.

  Nicholas D. Chabraja, age 58

  •
  Chairman and Chief Executive Officer of General Dynamics Corporation, a defense and advanced technology company, since June 1997

  •
  Vice Chairman of General Dynamics from December 1996 to June 1997

  •
  Executive Vice President of General Dynamics from 1994 to December 1996

  •
  Elected as a director of Ceridian in July 1998

  •
  Also a director of General Dynamics

  Robert H. Ewald, age 53

  •
  President and Chief Executive Officer of E-Stamp Corporation, an Internet postage software and hardware company, since March 1999

  •
  Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc., a provider of high performance workstations, servers and super computers, from October 1997 to July 1998

  •
  Executive Vice President, Computer Systems for Silicon Graphics from April 1997 to October 1997

  •
  President and Chief Operating Officer of Cray Research, Inc., a computer hardware corporation, from December 1994 to March 1997

  •
  Elected as a director of Ceridian in February 1998

  •
  Also a director of E-Stamp

  Ronald T. LeMay, age 54

  •
  President and Chief Operating Officer of Sprint Corporation, a global communications company, since October 1997

  •
  Chairman, President and Chief Executive Officer of Waste Management, Inc., a provider of waste management services, from July 1997 to October 1997

  •
  President and Chief Operating Officer of Sprint from February 1996 to July 1997

  •
  Vice Chairman of Sprint from April 1995 to February 1996

  •
  Chief Executive Officer of Sprint Spectrum L.P. from March 1995 to September 1996

  •
  Elected as a director of Ceridian in January 1997

  •
  Also a director of Sprint, Imation Corporation, Yellow Corporation, Allstate Corporation and UtiliCorp

  George R. Lewis, age 59

  •
  President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Philip Morris Companies Inc., a consumer packaged goods company, since May 1997

  •
  Vice President and Treasurer of Philip Morris Companies Inc. from 1984 to 1997

  •
  Elected as a director of Ceridian in November 1994

  •
  Also a director of Wachovia Corporation and Kemper National Insurance Companies

  Ronald L. Turner, age 54

  •
  Chairman of the Board of Ceridian since May 2000, Chief Executive Officer of Ceridian since January 2000 and President since April 1998

  •
  Chief Operating Officer of Ceridian from April 1998 to January 2000

  •
  Executive Vice President of Operations of Ceridian from March 1997 to April 1998

  •
  Executive Vice President of Ceridian and President and Chief Executive Officer of Ceridian's former Computing Devices International division from January 1996 to March 1997

  •
  Vice President of Ceridian and President of Ceridian's former Computing Devices International division from January 1993 to January 1996

  •
  Elected as a director of Ceridian in July 1998

  •
  Also a director of FLIR Systems, Inc. and BTG, Inc.

  Carole J. Uhrich, age 57

  •
  Executive Vice President of Maytag Corporation, a home and commercial products company, and President of Maytag's Home Solutions Group since January 2000

  •
  Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from September 1998 to April 1999

  •
  Executive Vice President of Commercial Imaging for Polaroid from March 1997 to September 1998

  •
  Executive Vice President, Global Products Supply for Polaroid from February 1996 to March 1997

  •
  Vice President, Manufacturing and Product Development for Polaroid from 1992 to February 1996

  •
  Elected as a director of Ceridian in November 1994

  •
  Also a director of Maytag

  Paul S. Walsh, age 45

  •
  Chief Executive Officer of Diageo plc, a consumer goods company which was formed in December 1997 as a result of the merger of Grand Metropolitan plc and Guinness plc, since September 2000

  •
  Chief Operating Officer of Diageo from January 2000 to September 2000

  •
  Chief Executive Officer of The Pillsbury Company (a wholly owned subsidiary of Diageo) from January 1992 to December 1999

  •
  Member of Diageo's Executive Committee and an Executive Director of Grand Metropolitan from October 1995 to December 1997

  •
  Elected as a director of Ceridian in September 1991

  •
  Also a director of Diageo, Federal Express Corporation and Grocery Manufacturers of America

Committees of the Board of Directors

    New Ceridian's board of directors will maintain five committees:

  •
  Executive

  •
  Audit

  •
  Compensation and Human Resources

  •
  Nominating and Board Governance

  •
  Strategy Review

    Membership on the Audit Committee, Compensation and Human Resources Committee and Nominating and Board Governance Committee will be limited to directors who are not current or former employees of New Ceridian.

  Executive Committee

    The following directors will serve on the Executive Committee:

Ronald L. Turner, Chair
Nicholas D. Chabraja
Ronald T. LeMay

    The Executive Committee will act on matters that arise between board meetings and require immediate action. All actions taken by this committee will be reported to and ratified by New Ceridian's board of directors.

  Audit Committee

    The following directors will serve on the Audit Committee:

George R. Lewis, Chair
Bruce R. Bond
Robert H. Ewald
Paul S. Walsh

    The Audit Committee will:

  •
  review and recommend to the board the selection of New Ceridian's independent auditors;

  •
  consult with New Ceridian's independent auditors and review the scope and significant findings of the audits performed by them; and

  •
  review the adequacy and sufficiency of New Ceridian's financial and accounting controls, practices and procedures, the activities and recommendations of New Ceridian's internal auditors and reporting policies and practices.

  Compensation and Human Resources Committee

    The following directors will serve on the Compensation and Human Resources Committee:

Nicholas D. Chabraja, Chair
William J. Cadogan
Ronald T. LeMay
Carole J. Uhrich

    The Compensation and Human Resources Committee will:

  •
  determine compensation policies, practices and structures for New Ceridian's key employees;

  •
  approve the compensation and benefits of New Ceridian's executive officers, including the chief executive officer;

  •
  review the process of managing executive succession, diversity and development; and

  •
  assess the adequacy of New Ceridian's human resource policies and principles.

Nominating and Board Governance Committee

    The following directors will serve on the Nominating and Board Governance Committee:

Ronald T. LeMay, Chair
Nicholas D. Chabraja
George R. Lewis
Paul S. Walsh

    The Nominating and Board Governance Committee will:

  •
  review the composition, organization and governance of the board and its committees and recommend to the board the adoption of relevant policies;

  •
  recommend to the board compensation for non-employee directors;

  •
  evaluate the performance of the chief executive officer; and

  •
  consider all nominees, including those recommended by stockholders, for board membership.

  Strategy Review Committee

    The following directors will serve on the Strategy Review Committee:

Carole J. Uhrich, Chair
Bruce R. Bond
William J. Cadogan
Robert H. Ewald
Ronald L. Turner

    The Strategy Review Committee will:

  •
  assist the board by reviewing and assessing the strategic plans of New Ceridian's business units and New Ceridian's performance in meeting key objectives in connection with acquisitions and other strategic transactions; and

  •
  make recommendations to the board on issues relating to corporate strategy and strategic planning.

Director Compensation

    Following the spin-off, each director who is not also an employee of New Ceridian or its subsidiaries will be paid an annual retainer fee of $52,000. Pursuant to a new Director Performance Incentive Plan to be adopted by New Ceridian in connection with the spin-off, prior to the beginning of each year, each non-employee director must elect to receive at least 50 percent of his or her annual retainer in restricted stock, deferred stock or a combination of the two. If an eligible director fails to make an election to receive at least 50 percent of his or her annual retainer in restricted stock and/or deferred stock, the director will automatically receive 50 percent of his or her annual cash retainer in restricted stock. On January 2 (or the first trading day) of the calendar year, an eligible director will receive restricted stock and/or credits to his or her deferred stock account in an amount equal to the portion of the annual retainer that the director elected to receive in restricted stock and/or deferred stock divided by the average closing price of a share of New Ceridian's common stock on The New York Stock Exchange over the last 10 trading days, rounded up to the nearest whole share. Until a director leaves the board, the director will be prohibited from selling, transferring or encumbering any shares of restricted stock received as a portion of his or her annual retainer. A director who elects to receive deferred stock as a portion of his or her annual retainer will also elect whether to receive the deferred stock in a lump sum or in five, 10 or 15 annual installments after leaving New Ceridian's board of directors. A director will have all voting and dividend rights in the restricted stock and deferred stock. The portion of the annual retainer not paid in restricted stock and/or deferred stock will be paid in cash. Directors who were not in office at the beginning of the year will receive their pro rata annual retainer entirely in cash. Chairs of the Compensation and Human Resources, Audit, Nominating and Board Governance and Strategy Review Committees will be paid a supplemental annual cash payment of $5,000.

    Each non-employee director will also receive an annual option grant of 4,000 shares of New Ceridian common stock on the date of the annual meeting of stockholders. The exercise price per share of each option granted will be 100 percent of the fair market value of the underlying New Ceridian common stock on the date the option is granted. The option will become exercisable in full six months after its date of grant and will expire 10 years from its date of grant.

    Each newly elected director who was not elected as part of the spin-off will receive a one-time award of restricted stock. Because all the directors of New Ceridian will have been directors of Ceridian prior to the spin-off, these directors will not be considered "newly elected" for purposes of receiving this one-time award of restricted stock. The number of restricted shares to be awarded to newly elected directors will be determined by dividing an amount equal to two and one-half times the dollar value of the then current annual retainer for a non-employee director by the average closing price of a share of New Ceridian's common stock on The New York Stock Exchange for the 10 trading days prior to the effective date of the individual's election to the board, rounded to the nearest 100 shares. Twenty percent of the restricted shares will vest on each anniversary of the date of grant, and the shares may not be transferred before they vest. In addition, a restricted stock award that has been outstanding for at least two months will immediately vest upon a change of control of New Ceridian. Prior to the vesting of the restricted shares, a director has the right to vote the shares and unless the Nominating and Board Governance Committee provides otherwise, to receive any dividends or distributions with respect to the shares.

    Directors who are also employees of New Ceridian will not be separately compensated for their service as a director of New Ceridian.

Executive Officers

    Information concerning the persons who will serve as New Ceridian's executive officers upon completion of the spin-off is provided below. Each of the named persons has been, or before the spin-off will be, elected to the office indicated opposite the person's name. The executive officers will serve at the discretion of New Ceridian's board of directors. Officers are elected at the annual meeting of directors held in conjunction with the annual meeting of stockholders. New Ceridian's board of directors may elect additional executive officers from time to time. Each person named below is currently an executive officer of Ceridian and is expected to resign his or her position with Ceridian as of the effective date of the spin-off to become an executive officer of New Ceridian.

  Ronald L. Turner, age 54, Chairman of the Board, Chief Executive Officer and President

  •
  Chairman of the Board of Ceridian since May 2000, Chief Executive Officer of Ceridian since January 2000 and President since April 1998

  •
  Chief Operating Officer of Ceridian from April 1998 to January 2000

  •
  Executive Vice President of Operations of Ceridian from March 1997 to April 1998

  •
  Executive Vice President of Ceridian and President and Chief Executive Officer of Ceridian's former Computing Devices International division from January 1996 to March 1997

  •
  Vice President of Ceridian and President of Computing Devices International from January 1993 to January 1996

  •
  Director of FLIR Systems, Inc. and BTG, Inc.

  •
  Director of Ceridian since July 1998

  John R. Eickhoff, age 60, Executive Vice President and Chief Financial Officer

  •
  Executive Vice President and Chief Financial Officer of Ceridian since January 25, 2000, and from May 1995 to January 2000

  •
  Executive Vice President of Strategic Development of Ceridian from January 3, 2000 to January 25, 2000

  •
  Vice President and Chief Financial Officer of Ceridian from June 1993 to May 1995

  Loren D. Gross, age 54, Vice President and Corporate Controller

  •
  Vice President and Corporate Controller of Ceridian since July 1993

  Tony G. Holcombe, age 44, Executive Vice President and President of Ceridian Employer/Employee Services

  •
  Executive Vice President of Ceridian since November 1999 and President of Ceridian Employer/ Employee Services since July 2000

  •
  President of Ceridian Employer Services from November 1999 to July 2000

  •
  Vice President of Ceridian and President of Comdata from May 1997 to November 1999

  •
  President and Chief Executive Officer of National Processing, Inc., which provides transaction processing services and customized processing solutions, from October 1994 to March 1997

  Shirley J. Hughes, age 54, Senior Vice President of Human Resources

  •
  Senior Vice President of Human Resources of Ceridian since June 1998

  •
  Vice President of Human Resources of Mercy Health Services, a non-profit integrated health care delivery system, from October 1994 to June 1998

  Gary A. Krow, age 45, Executive Vice President of New Ceridian and President of Comdata

  •
  Executive Vice President of Ceridian and President of Comdata since November 1999

  •
  Executive Vice President and Chief Operating Officer of Comdata from January 1999 until November 1999

  •
  Executive Vice President, Transportation Services, of Comdata from January 1997 until December 1998

  •
  Senior Vice President and General Manager, Trendar of Comdata from March 1995 until January 1997

  Gary M. Nelson, age 49, Vice President, General Counsel and Secretary

  •
  Vice President and General Counsel of Ceridian since July 1997 and Secretary since October 1998

  •
  Partner in the Oppenheimer Wolff & Donnelly LLP law firm from 1983 to July 1997

Executive Compensation

  Summary Compensation Table

    The following table shows the compensation paid by Ceridian and/or its direct and indirect subsidiaries for 1999 to (1) the person who will be New Ceridian's Chief Executive Officer upon the completion of the spin-off; and (2) each of the persons who will be included among the four most highly compensated executive officers of New Ceridian upon the completion of the spin-off, based on 1999 compensation, other than New Ceridian's Chief Executive Officer. The table shows the amounts paid to these persons for all services provided to Ceridian and its subsidiaries. The table does not reflect the compensation to be paid to these executive officers in the future.

Long-Term Compensation
		Annual Compensation		Awards	Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Securities Underlying Options/SARs (#)(2)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
Ronald L. Turner Chairman, President and Chief Executive Officer	1999 1998 1997	$466,654 418,739 389,500	$318,267 328,240 274,297	500,000 150,000 260,000	$ — 251,703 —	$4,800 3,600 3,375
John R. Eickhoff Executive Vice President and Chief Financial Officer	1999 1998 1997	344,992 334,984 334,984	203,691 254,386 170,500	35,000 280,000 180,000	— 251,703 —	4,800 3,600 3,375
Tony G. Holcombe Executive Vice President and President of Ceridian Employer/Employee Services	1999 1998 1997	318,124 290,008 185,717	249,487 196,895 109,065	120,000 80,000 104,000	— — —	— — —
Gary M. Nelson Vice President, General Counsel and Secretary(5)	1999 1998 1997	263,484 245,410 99,648	130,200 167,850 77,188	40,000 30,000 104,000	— — —	9,600 5,914 —
Gary A. Krow Executive Vice President and President of Comdata	1999 1998 1997	242,751 208,000 196,539	150,035 64,750 40,000	68,750 30,000 45,000	37,247 — —	9,600 7,200 6,525

(1)
The amounts reported for each individual as salary include an annual expense allowance paid to these individuals.

(2)
The shares in this column are shares of Ceridian common stock underlying options granted to these individuals during 1999. In connection with the spin-off, outstanding options to purchase Ceridian common stock will generally be replaced with options to purchase New Ceridian common stock, the number and exercise prices of which will be adjusted so that the new options to purchase New Ceridian common stock have equivalent economic terms to the old options to purchase Ceridian common stock as set forth in the personnel agreement. We refer you to "Relationship Between New Ceridian and Arbitron After the Spin-Off—Personnel Agreement."

(3)
The amounts reported in this column represent the market value of shares of Ceridian common stock which were granted in 1994 under a performance restricted stock program and which vested on April 30, 1998 for Messrs. Turner and Eickhoff and January 15, 1999 for Mr. Krow. The market value of the shares of Ceridian common stock was determined by utilizing the closing price of the Ceridian common stock on the NYSE on the vesting date.

(4)
The amounts disclosed for each individual represent Ceridian's contributions to the accounts of the named individuals in one of Ceridian's 401(k) defined contribution plans.

(5)
Mr. Nelson became an executive officer of Ceridian in July 1997.

  Options to Purchase Ceridian Common Stock Granted During 1999

    The following table shows the number of options to purchase Ceridian common stock that were granted by Ceridian during 1999 to the persons named in the Summary Compensation Table above.

	Individual Grants (1)(2)
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
			% of Total Options/SARs Granted to Employees in Fiscal Year
	Number of Securities Underlying Options/SARs Granted (#)
				Exercise or Base Price ($/Sh)(3)	Expiration Date
Name						5% ($)	10% ($)
Ronald L. Turner	500,000	(5)	12.85%	$19.9375	10/20/09	$6,280,313	$15,850,313
John R. Eickhoff	35,000	(6)	0.90%	19.9375	10/20/09	439,622	1,109,522
Tony G. Holcombe	70,000	(5)	1.03%	19.9375	10/20/09	879,244	2,219,044
	50,000	(7)	1.28%	21.8125	11/17/09	687,094	1,734,094
Gary M. Nelson	40,000	(5)	1.03%	19.9375	10/20/09	502,425	1,268,025
Gary A. Krow	18,750	(5)	0.48%	19.9375	10/20/09	235,512	594,387
	50,000	(7)	1.28%	21.8125	11/17/09	687,094	1,734,094

(1)
In connection with the spin-off, outstanding options to purchase Ceridian common stock will generally be replaced with options to purchase New Ceridian common stock, the number and exercise prices of which will be adjusted so that the new options to purchase New Ceridian common stock have equivalent economic terms to the old options to purchase Ceridian common stock as set forth in the personnel agreement. We refer you to "Relationship Between New Ceridian and Arbitron After the Spin-Off—Personnel Agreement."
(2)
All options reported in this table were granted under Ceridian's 1999 Stock Incentive Plan, which prohibits the repricing of any stock option without prior stockholder approval. All of the above options expire 10 years after the respective grant dates. The exercisability of the above options will generally be accelerated (i) if an optionee's employment is terminated due to death or disability or (ii) upon a change of control of Ceridian. All of the above options have a "reload" feature, meaning a reload option is granted when an option reported in this table is exercised and payment of the exercise price is made by delivery of previously-owned Ceridian common stock. Each reload option is granted for the number of shares of Ceridian common stock tendered as payment for the exercise price and tax withholdings of the underlying option. The exercise price of a reload option is equal to the fair market value (closing price on the NYSE) of a share of Ceridian common stock on the date of grant. A reload option is exercisable in full on the date of grant, and will expire on the same date as the underlying option.
(3)
The per share exercise price of each option granted in 1999 is equal to the market value (closing price on the NYSE) of a share of Ceridian common stock on the date of grant.

(4)
These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of Ceridian common stock, overall market conditions and the optionees' continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

(5)
One-half of the shares underlying each of these options will vest in cumulative one-third installments beginning one year from the date of grant. The remaining one-half of the shares underlying each of these options is performance-based and becomes exercisable in full upon the earlier of (i) February 15, 2002, if the average closing price of a share of Ceridian common stock on the NYSE for 20 consecutive trading days during the period beginning October 20, 1999 and ending January 31, 2002 is greater than $26.15 or (ii) October 20, 2005.

(6)
This option becomes exercisable in full on December 31, 2001.

(7)
One-half of the shares underlying these options will vest in cumulative one-third installments beginning on November 17, 2000. The remaining one-half of the shares underlying these options is performance-based and becomes exercisable in full upon the earlier of (i) March 15, 2002, if the average closing price of a share of Ceridian common stock on the NYSE for 20 consecutive trading days during the period beginning October 20, 1999 and ending February 28, 2002 is greater than $27.23 or (ii) November 17, 2005.

  Exercises and Values of Options to Purchase Ceridian Common Stock

    The following table summarizes information regarding the exercise of options to purchase Ceridian common stock during 1999 by the persons named in the Summary Compensation table above, as well as the December 31, 1999 value of unexercised options to purchase Ceridian common stock held by these persons.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)(2)
					Value of Unexercised In-The-Money Options/SARs at Fiscal Year End ($)(3)
	Shares Acquired on Exercise (#)
		Value Realized ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Turner	—	$—	481,669	748,331	$2,746,075	$891,425
John R. Eickhoff	60,212	1,872,029	340,978	411,666	1,601,875	116,249
Tony G. Holcombe	46,666	775,003	60,000	276,666	40,625	270,347
Gary M. Nelson	—	—	59,667	114,333	42,083	92,917
Gary A. Krow	—	—	80,120	123,310	383,242	94,862

(1)
Represents the difference between the market value (closing price on the NYSE) of Ceridian common stock on the exercise date and the exercise price of the options, before payment of applicable income taxes.

(2)
In connection with the spin-off, outstanding options to purchase Ceridian common stock will generally be replaced with options to purchase New Ceridian common stock, the number and exercise prices of which will be adjusted so that the new options to purchase New Ceridian common stock have equivalent economic terms to the old options to purchase Ceridian's common stock as set forth in the personnel agreement. We refer you to "Relationship Between New Ceridian and Arbitron After the Spin-Off—Personnel Agreement."

(3)
Represents the difference between the market value (closing price on the NYSE) of Ceridian common stock on December 31, 1999 ($21.5625) and the exercise price of in-the-money options, before payment of applicable income taxes.

  Pension Plans

    Ceridian maintains a voluntary, tax qualified, defined benefit pension plan for its U.S. employees that is funded by employee and employer contributions. The plan was closed to new participants effective January 2, 1995. The amount of the annual benefit under the plan is based upon an employee's average annual compensation during the employee's highest consecutive five-year earnings period with Ceridian while participating in the plan. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans such as Ceridian's pension plan, Ceridian established a benefit equalization plan to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan had these limits not been in effect. Ceridian established and funded a benefit protection trust to pay benefit equalization plan benefits to participants whose employment with Ceridian terminated after December 1, 1994. Ceridian has also established and funded a separate benefit protection trust for the benefits to be paid to Mr. Eickhoff under the benefit equalization plan. Assets in each of the trusts remain subject to the claims of Ceridian's general creditors in the event of Ceridian's insolvency but otherwise will be used only to pay benefit equalization benefits and related expenses.

    In connection with the spin-off, New Ceridian will assume sponsorship of the pension plan and benefit equalization plan and the benefit protection trust will be transferred to New Ceridian. Assets and liabilities attributable to active Arbitron employees will in turn be spun-off to plans established by Arbitron.

    The following table shows estimated annual benefits payable under the pension plan and the benefit equalization plan to an employee who retires in 2000 at age 65:

Pension Plan Table

	Years of Credited Service
Remuneration	15	20	25	30	35	40
$300,000	$69,368	$92,490	$115,613	$138,735	$156,735	$174,735
400,000	93,368	124,490	155,613	186,735	210,735	234,735
500,000	117,368	156,490	195,613	234,735	264,735	294,735
600,000	141,368	188,490	235,613	282,735	318,735	354,735
800,000	189,368	252,490	315,613	378,735	426,735	474,735
1,000,000	237,368	316,490	395,613	474,735	534,735	594,735
1,200,000	285,368	380,490	475,613	570,735	642,735	714,735
1,400,000	333,368	444,490	555,613	666,735	750,735	834,735

    Annual compensation for purposes of the pension plan and the benefit equalization plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the pension plan that year on a pre-tax basis. Compensation for 1999 covered by these plans for the persons named in the Summary Compensation Table above was as follows: Mr. Turner, $741,300 and Mr. Eickhoff, $553,605. Messrs. Holcombe, Nelson and Krow are not eligible to participate in the pension plan or the benefit equalization plan. For purposes of the pension plan and the benefit equalization plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

    As of October 31, 2000, years of credited service for the named executives were as follows: Mr. Turner, 7.96 years and Mr. Eickhoff, 37.21 years.

    Benefit amounts in the Pension Plan Table above are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

Employment Agreements

    New Ceridian plans to enter into employment agreements with each of the executive officers named in the Summary Compensation Table above. These employment agreements will be in lieu and in substitution of the employment agreements that these officers have with Ceridian. These agreements generally will provide that the executives are required to devote full time to New Ceridian in their specified positions, and contain provisions regarding protection of confidential information, rights in any intellectual property created by the executive, restrictions on competition and change of control compensation (as described below under the caption "Change of Control Arrangements").

    The term of the agreement with Mr. Turner will be the later of three years after the date of the spin-off or two years after a change of control of New Ceridian occurring before that date. Mr. Turner's agreement will automatically renew for successive three-year terms upon expiration. The term of the agreement with Mr. Eickhoff will be the later of December 31, 2001 or two years after a change of control of New Ceridian occurring before that date. The term of the agreements with Messrs. Holcombe, Nelson and Krow will be the later of two years after the date of the spin-off or two years after a change of control of New Ceridian occurring before that date. The agreements with Messrs. Holcombe, Nelson and Krow will each automatically renew for successive two-year terms upon expiration. If New Ceridian terminates an agreement with Messrs. Turner, Eickhoff, Holcombe, Nelson or Krow without cause, the executive will be entitled to receive a lump sum payment equal to:

  •
  one year's base salary (two years for Mr. Turner) and an additional one year's base salary if a release of claims is signed by the executive; and
  •
  a proportionate share of the bonus the executive would otherwise have received if he had remained employed with New Ceridian for the full year in which termination occurred.

    The agreement for Mr. Eickhoff will provide that in the event of his termination without cause, he would receive a supplemental retirement benefit calculated by including an additional year's base salary in the determination of final average pay. The agreements with Messrs. Turner, Eickhoff, Holcombe, Nelson and Krow will contain provisions with regard to payments to be made if termination occurs due to death or disability. The agreement with Mr. Turner will provide for the continuation of benefits until age 65 if Mr. Turner retires after the age of 55 with five or more years of service with Ceridian and New Ceridian.

    The agreement with Mr. Turner will provide for a supplemental retirement benefit payable to Mr. Turner following his termination of employment provided that he does not breach his non-compete obligations. This benefit will be paid shortly after the termination of Mr. Turner's employment in the form of a lump sum payment equal to the present value (based on interest and mortality assumptions that will be specified in the agreement) of a monthly pension to Mr. Turner for his lifetime that starts during the fourth month after his employment is terminated.

    If Mr. Turner is at least age 60 at the time of the payment, the monthly benefit will be one-twelfth of 2.5 percent of his final average pay for each year of service through the year he reaches age 62 and 1.67 percent of his final average pay for each subsequent year of service, minus an offset amount. If Mr. Turner is not at least age 60 at the time of the payment, the monthly benefit will be one-twelfth of 2.5 percent of his final average pay for each year of service, reduced by 0.25 percent for each month that the payment date exceeds Mr. Turner's sixtieth birthday, minus an offset amount.

    The agreement will provide that years of service include each calendar year from 1993 through 2000 and each subsequent calendar year through 2011 during which Mr. Turner is an employee of Ceridian or New Ceridian. The offset amount is the monthly lifetime only benefit that Mr. Turner would be entitled to receive, starting on the payment date, under the retirement plan, the benefit equalization plan and any qualified defined benefit pension plan maintained by any previous employer. The agreement will also provide that if Mr. Turner dies before the first day of the fourth month after his employment terminates, his surviving spouse will receive a reduced lump sum benefit.

Benefit Plans Following the Spin-Off

    In addition to the retirement plan and benefit equalization plan described above, on or before the date of the spin-off, New Ceridian's board of directors will adopt, and Ceridian as New Ceridian's sole stockholder will approve, the following benefit plans. In the case of the 401(k) plans and Executive Investment Plan, the adoption will be effected by New Ceridian's assumption of sponsorship of Ceridian's plans.

  2000 Long-Term Stock Incentive Plan

    Purpose of the Plan.  The purpose of New Ceridian's 2000 Long-Term Stock Incentive Plan is to advance the interests of New Ceridian and its stockholders by enabling New Ceridian and its subsidiaries to attract and retain persons of ability to perform services for New Ceridian and its subsidiaries by providing an incentive to these individuals through equity participation in New Ceridian and by rewarding the individuals who contribute to the achievement by New Ceridian of its economic objectives.

    Administration of the Plan.  The stock incentive plan will be administered by New Ceridian's Compensation and Human Resources Committee, which may interpret the plan, establish rules for the plan's administration, determine the terms and conditions of incentive awards to be made under the plan (subject to the limitations expressed in the plan), modify the terms of outstanding awards to the extent permitted by the plan, and delegate this authority to New Ceridian's directors or officers as permitted by applicable law and the terms of the plan.

    Shares to be Awarded.  The stock incentive plan permits the Compensation and Human Resources Committee to award stock options, restricted stock awards and performance units. Up to 27 million shares of New Ceridian common stock may be the subject of awards under the plan. The Compensation and Human Resources Committee may use shares available for issuance under the plan as the form of payment for compensation, awards or rights earned or due under deferred or any other compensation plans or arrangements of New Ceridian or any of its subsidiaries. The shares available for issuance under the plan may, at the election of the Compensation and Human Resources Committee, be either treasury shares or shares authorized but unissued. Notwithstanding the awards that will be granted in connection with the spin-off, the maximum number of shares of common stock that may be the subject of plan awards to any one participant in any three consecutive fiscal years may not exceed one million shares. The maximum number of shares of common stock that may be the subject of incentive stock options is 12 million, and the maximum number of shares of New Ceridian common stock that may be the subject of restricted stock awards that are not granted in lieu of cash compensation that would otherwise be payable to participants is four million.

    Shares of New Ceridian common stock that are issued under the plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares of New Ceridian common stock remaining available for issuance under the plan. To the extent that any shares of New Ceridian common stock that are subject to an award under the plan (1) are not issued to a participant due to the fact that the award lapses, expires, is forfeited or for any reason is terminated unexercised or unvested or is settled or paid in cash or (2) are used to satisfy any exercise price or withholding obligations, these shares will automatically again become available for issuance under the plan. In addition, to the extent that a participant tenders shares of New Ceridian common stock already owned by the participant to New Ceridian in satisfaction of any exercise price or withholding tax obligations, these shares will automatically again become available for issuance under the plan. If there is any material change in the corporate structure or shares of New Ceridian common stock, including as a result of a merger or consolidation, the Compensation and Human Resources Committee (or the board of the surviving corporation) will make appropriate adjustments in the aggregate number and kind of securities available for issuance under the plan and in the number and kind of securities and the purchase price per share, if any, under any awards outstanding under the plan.

    Participants.  All employees (including, without limitation, officers and directors who are also employees) of New Ceridian or any subsidiary of New Ceridian and any non-employee directors, consultants and independent contractors of New Ceridian or any subsidiary of New Ceridian who, in the judgment of the Compensation and Human Resources Committee, have contributed, are contributing or are expected to contribute to the achievement of New Ceridian's economic objectives or the economic objective of its subsidiaries are eligible to be granted awards under the stock incentive plan. In addition, all retirees of Ceridian who are holders of options to purchase Ceridian common stock which will be exchanged or converted pursuant to the terms of the Personnel Agreement are eligible to be granted awards under the stock incentive plan, but only with respect to the options issued in connection with the exchange or conversion.

    Stock Options.  Options granted to acquire shares of New Ceridian common stock may either be incentive stock options or nonqualified stock options. The Compensation and Human Resources Committee may establish the terms of each option grant, subject to some conditions. The exercise price per share may not be less than the fair market value of a share of the underlying New Ceridian common stock on the date the option is granted, provided, however, the exercise price per share for options received upon conversion or exchange of an option to purchase Ceridian common stock will be determined in accordance with the Personnel Agreement. Payment of the exercise price must be in cash, unless the Compensation and Human Resources Committee permits payment by means of a broker exercise notice, in shares of previously owned New Ceridian common stock, a full recourse promissory note or by a combination of these methods. An option will generally not be exercisable within six months of its date of grant, and will expire not more than 10 years after the grant date. The stock incentive plan further prohibits the repricing of stock options without prior stockholder approval. The terms of options received upon conversion or exchange of an option to purchase Ceridian common stock will not contain terms which are more restrictive than the terms of the related Ceridian option, option agreement or plan pursuant to which the Ceridian option was granted.

    Restricted Stock Awards.  A restricted stock award is an award of New Ceridian common stock that may not be transferred or otherwise disposed of until transferability restrictions lapse and may have to be returned to New Ceridian upon the occurrence of some conditions. Restrictions generally may not lapse within six months of the date of grant. The Compensation and Human Resources Committee may impose these restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ or service of New Ceridian or one of its subsidiaries for a period of time or that the participant or New Ceridian (or any of its subsidiaries or divisions) satisfy performance goals or criteria. Furthermore, the stock incentive plan will generally provide for (1) performance vesting upon the satisfaction of performance criteria over a period of not less than one year and (2) time based vesting over a period of not less than three years from the date of grant. While restrictions on transferability remain in effect, a participant has the right to vote the stock and, unless the Compensation and Human Resources Committee provides otherwise, to receive any dividends or distributions with respect the stock. Unless the Compensation and Human Resources Committee determines otherwise, however, any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which the dividends or distributions relate. In addition, the Compensation and Human Resources Committee may require that regular quarterly cash dividends be reinvested in shares of New Ceridian common stock. The terms of restricted stock received upon conversion of restricted Ceridian common stock will not contain terms which are more restrictive than the terms of the related restricted Ceridian common stock.

    Performance Units.  A performance unit is a right to receive a payment from New Ceridian, in the form of shares of New Ceridian common stock, cash or a combination of both (as determined by the Compensation and Human Resources Committee), upon the achievement of established performance goals. A performance unit will vest at those times and in the installments as may be determined by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee may impose restrictions or conditions to the vesting of performance units as it deems appropriate, including that the participant remains in the continuous employ or service of New Ceridian or a subsidiary of New Ceridian for a period of time or that the participant or New Ceridian (or any of its subsidiaries or divisions) satisfy performance goals or criteria. Furthermore, the stock incentive plan will generally provide for vesting of performance units upon the satisfaction of performance criteria over a period of not less than three years from the date of grant. The Compensation and Human Resources Committee will have the sole discretion to determine the form in which payment of the economic value of performance units will be made to a participant (i.e. cash, common stock, stock units or any combination of the foregoing).

    Section 162(m).  Under Section 162(m) of the Internal Revenue Code, the deductibility of some of the compensation paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) of a publicly held corporation is limited to $1 million per person. However, some types of compensation are excepted from this limit, including compensation that qualifies as "performance-based compensation." The Compensation and Human Resources Committee of New Ceridian, in its sole discretion, may designate whether any awards under New Ceridian's stock incentive plan are intended to be "performance-based compensation" within the meaning of Section 162(m). Any awards so designated will be conditioned on the achievement of one or more performance goals, and these performance goals will be established by the Compensation and Human Resources Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). Whether compensation under the stock incentive plan will be deemed "performance-based compensation" within the meaning of Section 162(m) also depends on the approval of the stock incentive plan by New Ceridian's stockholders at the first annual meeting of stockholders of New Ceridian expected to be held in spring 2001.

    The stock incentive plan contains a number of performance goals that the Compensation and Human Resources Committee may use either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis. The performance goals include cash flow, earnings (including one or more of gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions and strategic plan development and implementation. These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. The Compensation and Human Resources Committee may appropriately adjust any evaluation of performance under these goals to exclude any of the following events: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, uninsured catastrophic losses, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial performance appearing in New Ceridian's annual report to stockholders for the applicable year. The maximum dollar value payable to any participant with respect to awards that are designated as "performance-based compensation" and that are valued with reference to property other than shares of common stock may not exceed $5,000,000 in the aggregate during any period of three consecutive fiscal years of New Ceridian.

    Effect of Termination of Employment.  The Compensation and Human Resources Committee will have the authority, in its sole discretion, to determine the effect that termination of a participant's employment or other service with New Ceridian and its subsidiaries, whether due to death, disability, retirement or any other reason, will have on outstanding awards then held by the participant.

    Transferability of Awards.  The Compensation and Human Resources Committee may permit the transfer, for estate planning purposes, of an option granted under the stock incentive plan to a participant's family members, or to trusts or other entities established for the benefit of family members. Except for these estate planning transfers, no plan award may be transferred for any reason or by any means, except by will or by law after a participant's death.

    Change of Control Provisions.  The Compensation and Human Resources Committee will have the authority, in its sole discretion, to determine the effect a change of control of New Ceridian will have on outstanding awards. A change of control of New Ceridian is defined in the manner described under the heading "Change of Control Arrangements" below, unless modified by the Compensation and Human Resources Committee.

    Amendment of the Plan.  The board of directors may amend the stock incentive plan as is deems advisable, subject to the need for stockholder approval if required pursuant to Section 422 of the Internal Revenue Code or the rules of The New York Stock Exchange.

    Termination of the Plan.  Unless terminated earlier by the board of directors in its sole discretion, the stock incentive plan will terminate on October 1, 2010. No incentive award may be granted after the plan terminates. Incentive awards outstanding upon termination of the plan may continue to be exercised, or become free of restrictions, in accordance with their terms.

  Employee Stock Purchase Plan

    Purpose of the Purchase Plan.  The purpose of the Employee Stock Purchase Plan is to advance the interests of New Ceridian and its stockholders by giving its employees and the employees of its subsidiaries the opportunity to acquire an ownership interest in New Ceridian through purchases of New Ceridian common stock on favorable terms through payroll deductions.

    Administration of the Purchase Plan.  The purchase plan is administered by New Ceridian's Compensation and Human Resources Committee, which has the authority to interpret the purchase plan, to establish rules and make determinations regarding the purchase plan, and to delegate this authority to New Ceridian's directors or officers in accordance with applicable law.

    Shares Available Under the Purchase Plan.  Up to one million shares of New Ceridian common stock may be purchased under the purchase plan, and these shares may be either authorized but unissued shares or treasury shares. If there is any change in the number of outstanding shares of common stock as the result of a stock split, consolidation of shares, stock dividend (including a spin-off) or similar transaction, the aggregate number of securities available for purchase under the purchase plan, the number of shares each purchase plan participant has the right to purchase during the current offering period and the purchase price of those shares will be appropriately adjusted. If New Ceridian is the surviving corporation in a merger or other reorganization, similar equitable adjustments will be made. If New Ceridian is not the surviving corporation in such a transaction, the purchase plan will terminate unless provision is made in connection with that transaction for the purchase plan to continue on substantially similar terms.

    Eligibility to Participate.  Any employee of New Ceridian or one of its designated subsidiaries is eligible to participate in the purchase plan during any offering period if he or she was so employed on the last day of the calendar month preceding that offering period, and was not at that time on long-term disability or unpaid leave status. Eligible employees become participants in the purchase plan by submitting to New Ceridian an enrollment form by the last business day of the month preceding the applicable offering period.

    Purchases Under the Purchase Plan.  Shares of New Ceridian common stock will be purchased on behalf of purchase plan participants approximately five business days after the end of each offering period, using payroll deductions that have accumulated during the preceding offering period. The offering periods are three months long and begin on March 16, June 16, September 16 and December 16 each year. The initial offering period will begin on February 1, 2001 and end on March 15, 2001. The per share purchase price under the purchase plan is 85 percent of the lesser of the closing price on The New York Stock Exchange of a share of New Ceridian common stock on the first day or last day of the applicable offering period.

    Rights to Purchase Shares.  As of the first day of each offering period, each participant is granted the right to purchase as many whole and fractional shares of New Ceridian common stock as his or her payroll deductions during that offering period will purchase at the price described earlier, but not to exceed a number of shares equal to $6,250 divided by the fair market value of a share of New Ceridian common stock on the first day of the offering period. Subject to that limitation, the number of shares purchased at the end of an offering period is determined by dividing a participant's payroll deductions during that offering period by the purchase price. Participants may not transfer or otherwise dispose of their rights or the amount of their payroll deductions under the purchase plan.

    Payroll Deductions.  Shares may be purchased under the purchase plan only with payroll deductions; no separate cash payments may be utilized. Participants designate on their enrollment forms the amount of money they want deducted from each paycheck to purchase common stock under the purchase plan. The minimum payroll deduction permitted is $25 per month, and the maximum permitted is $5,312.50 (85 percent of $6,250) per offering period. No interest is paid on payroll deductions between the time the money is withheld from a participant's paycheck and the time the money is used to purchase common stock. Payroll deduction amounts may be increased, decreased or suspended as of the beginning of the next offering period if a change form is submitted to New Ceridian by the last business day of the month preceding the applicable offering period. Once begun, payroll deductions in the amount specified will continue during each succeeding offering period until the participant changes the amount, withdraws from the purchase plan, or New Ceridian terminates the purchase plan.

    Withdrawing From the Purchase Plan.  A participant may withdraw from the purchase plan at any time by providing written notice to New Ceridian, and will receive a refund of payroll deductions not already used to purchase common stock. A participant will be deemed to have withdrawn from the purchase plan if he or she suspends all payroll deductions to the purchase plan for four consecutive offering periods, or if, for any reason, his or her net pay each payday after deductions not related to the purchase plan becomes less than the amount designated to be deducted each payday for contribution to the purchase plan. Any participant who has withdrawn from the purchase plan but remains eligible to participate in the purchase plan may re-enroll in the purchase plan in the manner described earlier.

    Termination of Employment.  Termination of a participant's employment for any reason, including retirement or death, will immediately terminate participation in the purchase plan. Payroll deductions credited to the participant's purchase plan account that have not already been used to purchase common stock will be returned to the participant or his or her beneficiaries.

    Amendment and Termination of the Purchase Plan.  The board of directors of New Ceridian may, in its discretion, amend or terminate the purchase plan at any time, except that no amendment may (1) adversely affect previously granted rights to purchase common stock without the consent of the participant(s) affected; (2) cause the purchase plan to fail to meet the requirements of Section 423 of the Internal Revenue Code; or (iii) be made without stockholder approval if required under Section 423 of the Internal Revenue Code, the rules of The New York Stock Exchange, or Rule 16b-3 under the Securities Exchange Act of 1934. If the purchase plan is terminated, all payroll deductions not already used to purchase common stock will be refunded and all outstanding rights to purchase common stock will be canceled.

  401(k) Plans

    New Ceridian will maintain two 401(k) plans: the Personal Investment Plan (which this document refers to as "PIP") and the Savings and Investment Plan (which this document refers to as "SIP"). PIP will cover eligible employees who participate in New Ceridian's retirement plan. SIP will cover eligible employees who do not participate in the retirement plan.

    Both PIP and SIP permit participating employees to elect to contribute a portion of their compensation to the plan on a pre-tax basis. Both PIP and SIP provide for two types of company matching contributions—the basic monthly match and the year-end performance match. New Ceridian will determine the amount of both matches, which may vary each year. For 2001, however, New Ceridian expects to make matching contributions at the following levels:

	Basic Monthly Match	Year-End Performance Match
PIP	50% of pre-tax contributions which do not exceed 3% of compensation	0% to 30% of pre-tax contributions which do not exceed 3% of compensation
SIP	50% of pre-tax contributions which do not exceed 6% of compensation	0% to 30% of pre-tax contributions which do not exceed 6% of compensation

    PIP benefits will always be 100 percent vested. SIP benefits attributable to pre-tax contributions and the basic monthly match are always 100 percent vested. SIP benefits attributable to the year-end performance match vest at the rate of 20 percent per year beginning after two years of service.

    PIP and SIP accounts will be invested among a number of available investment options, including shares of New Ceridian common stock, according to the directions of the participating employees. Voting and tender rights with respect to shares of New Ceridian common stock credited to participants' accounts will be passed through to the participants.

    While employed, participating employees may access their accounts through loans and, in some cases, in-service withdrawals. Following termination of employment, benefits are distributed in a lump sum payment. To the extent a participant's account is invested in full shares of New Ceridian's common stock, the shares may be distributed to the participant.

    New Ceridian will retain the right to amend or terminate PIP and SIP at any time.

  Executive Investment Plan

    Right to Defer Compensation.  Under the terms of New Ceridian's Executive Investment Plan, New Ceridian's officers, non-employee directors and a select group of management employees will be provided with the opportunity to defer all or a portion of their base salary, annual bonus and eligible long-term bonus. Amounts deferred under the executive investment plan will be credited to individual participant accounts and deemed invested in one or more funds selected by the participant from a group of available funds designated by the plan administrator.

    Each participant's account will be adjusted by the plan administrator on at least a monthly basis to reflect the income, expense, gains, losses, fees and the like that would otherwise have resulted from an actual investment in the funds selected by the participant, as well as for a mortality and expense charge associated with life insurance funding of the obligations under the rabbi trusts discussed below. The value of a participant's account may also be adjusted prior to any distribution to reflect a good faith estimate of any fees and expenditures payable after the date of the distribution in connection with the deemed investment of the account.

    Compensation deferred under the executive investment plan prior to January 1, 1999 will be credited with earnings on a monthly basis in an amount equal to the monthly equivalent of the reported annual prime rate of interest for the month, unless the participant made a one-time election pursuant to Ceridian's executive investment plan to have the entire portion of his or her prior period deferrals deemed invested in the manner described above.

    A participant will be immediately vested in all amounts deferred under the executive investment plan. Participants in the executive investment plan may also be awarded discretionary credits from time to time by New Ceridian or one of its participating affiliates. Discretionary credits will be credited to a separate account for the participant and deemed invested according to the participant's instructions in the manner described above. A participant will become vested in discretionary credits in the manner determined by New Ceridian or one of its participating affiliates at the time the credit is awarded.

    Distributions.  Distributions of deferred and discretionary credit account balances will normally be made only upon a participant's severance, retirement or disability, and will generally be made in a lump sum payment except in circumstances relating to retirement or disability for which a participant can elect payment in annual installments of five, 10 or 15 years. Under some conditions, a participant may elect to receive "in service" distributions from his or her account prior to severance, retirement or disability. A participant may also receive a distribution in the absence of an "in service" election in the event of an unforeseeable emergency or the disposition of some or all of the assets of New Ceridian or the participating affiliate. The executive investment plan additionally permits an early distribution of a participant's account at any time, subject to forfeiture of 10 percent of the account value if no other qualifying circumstance exists.

    Effect of Death of a Participant.  Upon the death of a participant, the entire balance of the participant's accounts will be paid to the beneficiary(ies) designated by the participant. If the participant dies before terminating employment and other than by reason of suicide committed during the two year period beginning on the later of January 1, 1999 or January 1 of the first calendar year for which the participant elects deferrals, the participant's beneficiary(ies) will receive an additional death benefit equal to two times the participant's aggregate deferrals made under the plan.

    Rights of New Ceridian's Creditors.  Amounts deferred or otherwise credited to a participant's account are not required by the plan to be invested according to participant fund selections, and will exist only as unsecured obligations of New Ceridian or the applicable participating affiliate. New Ceridian and any of its participating affiliates may establish a trust for the purpose of paying obligations under the executive investment plan, and may transfer to or cause to be held in these trusts cash, marketable securities or other property (including policies of insurance on the lives of participants in the executive investment plan) according to the terms of the trusts. Nothing contained in the executive investment plan or in any trust document is to be construed as providing for assets to be held for the benefit of any participant or any other person, and no participant or other person will have any interest in the assets of any trust established in connection with the executive investment plan. To the extent that a participant or any other person acquires a right to receive benefits under the executive investment plan or any trust, this right is no greater that the right of any of New Ceridian's unsecured general creditors or the creditors of the applicable participating affiliate. In the event of the bankruptcy or insolvency of New Ceridian or a participating affiliate, any trust assets would be returned to New Ceridian or the participating affiliate for the benefit of New Ceridian's creditors according to the terms of the trust.

    Administration of the Plan.  The plan will be administered by a person or committee designated by New Ceridian who will have the discretionary authority to adopt rules, policies, practices or procedures with respect to the plan as it may deem necessary or advisable.

    Amendment and Termination of the Plan.  New Ceridian reserves the right to amend or terminate the plan at any time, except that no amendment or termination may adversely affect the rights of the participants with respect to amounts deferred prior to the amendment or termination.

  Other Benefit Plans

    New Ceridian will adopt or assume sponsorship of a number of plans to provide employee welfare benefits to its active employees and its retirees that are similar to the benefits provided by Ceridian prior to the spin-off, including medical, short and long-term disability, life insurance, severance and other benefits. New Ceridian will reserve the right to amend, suspend or terminate any of these welfare plans.

Change of Control Arrangements

    The exercisability of stock options or the vesting of other awards under New Ceridian's stock-based compensation plans and the payment of benefits under the executive employment agreements described above will accelerate upon either a "change of control" or a "change of control termination." For these purposes, a "change of control" will be generally defined as any of the following:

  •
  a merger or consolidation involving New Ceridian if less than 50 percent of its voting stock after the business combination is held by persons who were stockholders before the business combination;

  •
  a sale of the assets of New Ceridian substantially as an entirety;

  •
  ownership by a person or group acting in concert of at least 25 percent of its voting securities;

  •
  approval by the stockholders of a plan for the liquidation of New Ceridian;

  •
  specified changes in the composition of New Ceridian's board of directors; or

  •
  any other events or transactions that the New Ceridian's board of directors determines constitutes a change of control.

    The term "change of control termination" will refer to either of the following if it occurs within two years of a "change of control" of New Ceridian:

  •
  termination of an executive's employment by New Ceridian for any reason other than conduct that constitutes fraud, theft, embezzlement or an intentional violation of law involving moral turpitude; and

  •
  the executive terminates employment with New Ceridian for "good reason," which will generally be defined as an adverse change in an executive's responsibilities, authority, compensation, benefits or working conditions or a material breach of an employment agreement by New Ceridian.

    A change of control termination will not include termination of employment due to death or disability. The executive employment agreements for Messrs. Turner, Eickhoff, Holcombe, Nelson and Krow described above will provide that following a change of control termination, they each will be entitled to receive a lump sum payment that is equal to three times each of the following:

  •
  twelve months base salary;

  •
  the bonus, if any, that executive would have received under all applicable New Ceridian bonus plans for the year in which the termination occurs had "superior" goals been achieved; and

  •
  amount of the annual cash expense allowance.

    In addition, following a change of control termination, Messrs. Holcombe, Nelson and Krow will receive three times the highest aggregate amount of basic and performance matching contributions into New Ceridian's Savings and Investment Plan, and Messrs. Turner and Eickhoff will receive a pension supplement equivalent to the value of three additional years of age and service credit under New Ceridian's defined benefit pension plans (other than Mr. Turner's supplemental retirement benefit pursuant to his employment agreement).

    The agreement for Mr. Turner will provide that following a change of control termination, in determining the amount of Mr. Turner's supplemental retirement benefit, Mr. Turner will receive three additional years of age and service credit and if the supplemental benefit is paid before Mr. Turner's sixtieth birthday, the 0.25 percent per month reduction for early retirement will not be applied.

    The agreement for Mr. Eickhoff will provide that the amount of his lump sum payment is to be included in the determination of final average pay for purposes of computing supplemental retirement benefits.

    The lump sum payments made to the named executives would be in lieu of any other severance payment specified in their executive employment agreements. In addition to the lump sum payments, the executive would receive an additional payment in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise taxes under the Internal Revenue Code had been imposed. Also, all of the executive employment agreements with the named executives will provide that the executive following a change of control termination will be entitled to receive from New Ceridian until age 65 the same health and welfare benefits the executive received immediately prior to the change of control.

    Ceridian's retirement plan, which will be assumed by New Ceridian before the spin-off, provides that upon the occurrence of a change of control or a determination by New Ceridian's board of directors that a change of control may occur in the near future, excess plan assets (that is, assets in excess of the present value of plan liabilities, determined as if the plan had terminated), may be used to increase benefits in the manner and to the extent determined by New Ceridian's board of directors.

Compensation Committee Interlocks and Insider Participation

    Nicholas D. Chabraja, William J. Cadogan, Ronald T. LeMay and Carole J. Uhrich will serve on the Compensation and Human Resources Committee of New Ceridian. No relationships exist with respect to these individuals that would be required to be disclosed under the rules of the Securities Act of 1933.

Liability and Indemnification of Directors and Officers

    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the Delaware General Corporation Law provides, among other things, that New Ceridian may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of New Ceridian) by reason of the fact that the person is or was a director, officer, agent or employee of New Ceridian or is or was serving at New Ceridian's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (1) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (2) if the person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of New Ceridian, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of New Ceridian as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to New Ceridian, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to the actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

    New Ceridian's amended and restated certificate of incorporation, which will become effective immediately prior to the spin-off, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to New Ceridian or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

    New Ceridian's amended and restated bylaws, which will become effective immediately prior to the spin-off, provide that:

  •
  it must indemnify New Ceridian's directors and officers to the fullest extent permitted by Delaware law;

  •
  it may indemnify New Ceridian's other employees and agents to the same extent that New Ceridian indemnified its officers and directors, unless otherwise determined by New Ceridian's board of directors; and

  •
  it must advance expenses, as incurred, to New Ceridian's directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in New Ceridian's amended and restated certificate of incorporation and amended and restated bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, New Ceridian may maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of their status.

NEW CERIDIAN RELATED PARTY RELATIONSHIPS AND TRANSACTIONS

    Following the spin-off, Arbitron will continue to have a relationship with New Ceridian as a result of the distribution agreement, the personnel agreement, the transition services agreement and other agreements described under the heading "Relationship Between New Ceridian and Arbitron After the Spin-Off." Arbitron and New Ceridian will cease to have any other material contractual relationship with each other.

    In May 2000, Ceridian entered into a consulting agreement with Lawrence Perlman, Ceridian's former Chairman of the Board, President and Chief Executive Officer, pursuant to which Mr. Perlman agreed to provide consulting services to Ceridian from May 1, 2000 through December 1, 2000 for $250,000 payable in two equal installments. Mr. Perlman will be a director of Arbitron after the spin-off.

NEW CERIDIAN STOCK OWNERSHIP INFORMATION

Stock Ownership of New Ceridian's Directors and Management

    All of New Ceridian's outstanding capital stock is currently owned by Ceridian and thus none of New Ceridian's executive officers or directors own or will own any New Ceridian common stock prior to the spin-off. In the spin-off, Ceridian stockholders will receive one share of New Ceridian common stock for each share of Ceridian common stock.

    To the extent directors and executive officers of New Ceridian own shares of Ceridian common stock at the time of the spin-off, they will share in the spin-off on the same terms as other holders of Ceridian common stock. At the time of the spin-off, the executive officers named in the Summary Compensation Table in the "Management of New Ceridian—Executive Compensation" section, as well as some of the non-employee directors and other key employees, will be awarded stock options to acquire New Ceridian common stock and restricted stock. The following table sets forth the number of shares of New Ceridian common stock expected to be beneficially owned immediately following the spin-off, directly or indirectly, by each of New Ceridian's directors, executive officers and all of New Ceridian's directors and executive officers as a group. This information is based upon the beneficial ownership of these persons of Ceridian common stock reported to Ceridian as of October 31, 2000, and the distribution ratio of one share of New Ceridian common stock for every one share of Ceridian common stock owned by the named person. The number of shares of New Ceridian common stock included in the table include shares as to which a right to acquire ownership within 60 days of October 31, 2000 exists (for example, through the exercise of stock options). These shares, however, are treated as outstanding only when determining the amount and percent owned by the applicable individual or group. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

Name of Individual or Identity of Group	Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned	Of Shares Beneficially Owned, Shares that May Be Acquired Within 60 Days
Directors:
Bruce R. Bond	14,160	*	8,000
William J. Cadogan	11,900	*	4,000
Nicholas D. Chabraja	14,160	*	8,000
Robert H. Ewald	19,760	*	12,000
Ronald T. LeMay	24,496	*	15,000
George R. Lewis	30,606	*	20,000
Ronald L. Turner	712,780	0.49%	638,288
Carole J. Uhrich	26,606	*	20,000
Paul S. Walsh	34,050	*	24,000
Other Named Executives:
John R. Eickhoff	441,425	0.30%	400,978
Tony G. Holcombe	171,667	0.12%	166,667
Gary M. Nelson	109,258	*	106,001
Gary A. Krow	128,362	*	116,131
All Executive Officers and Directors as a Group (15 persons)	1,878,563	1.28%	1,655,408

*
Number of shares represents less than 0.1 percent of outstanding New Ceridian common stock.

Stock Ownership of New Ceridian's Principal Stockholders

    The following table sets forth the number of shares of New Ceridian common stock expected to be beneficially owned immediately following the spin-off, directly or indirectly, by each person known to New Ceridian who is expected to own beneficially more than five percent of New Ceridian's outstanding common stock. This information is based upon the beneficial ownership of these persons of Ceridian common stock reported to Ceridian as of the date of the most recent Schedule 13D or 13G filed with the SEC by these persons, and the distribution ratio of one share of New Ceridian common stock for every one share of Ceridian common stock owned by the named person. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of October 31, 2000.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Owned
AXA 9 Place Vendome 75001 Paris, France	18,887,961	(1)	12.97%
FMR Corp. Edward C. Johnson 3d Abigail P. Johnson 82 Devonshire Street Boston, Massachusetts 02109	17,093,742	(2)	11.74%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	7,860,272	(3)	5.40%
Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02116	7,482,397	(4)	5.14%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	7,267,444	(5)	4.99%

(1)
Beneficial ownership as of December 31, 1999 as reported in a Schedule 13G dated February 10, 2000. These securities are held by subsidiaries of AXA, principally AXA Financial, Inc. and its subsidiary Alliance Capital Management L.P., which holds them on behalf of client discretionary investment advisory accounts. Represents sole power to vote or direct the vote of 2,858,988 shares, sole power to dispose or direct the disposition of 18,879,163 shares, shared power to vote or direct the vote of 15,923,798 shares and shared power to dispose or direct the disposition of 8,798 shares.

(2)
Beneficial ownership as of July 12, 2000 as reported in a Schedule 13G dated July 17, 2000. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which are both wholly owned subsidiaries of FMR Corp., and the previous ownership by Fidelity Management & Research Company of Fidelity International Limited. Fidelity Management & Research Company is the beneficial owner of 13,960,950 shares or 9.585 percent, as a result of acting as investment advisor to various investment companies (commonly referred to as "funds"). Each of Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the funds has sole power to dispose of the 13,960,950 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' board of trustees. Fidelity Management Trust Company is the beneficial owner of 1,669,002 shares or 1.146 percent, as a result of its serving as investment manager of the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 1,669,002 shares and sole power to vote or to direct the voting of 1,184,402 shares. Fidelity International Limited, previously a majority owned subisidiary of Fidelity Management & Research Company, is the beneficial owner of 1,463,790 shares. Fidelity International Limited currently operates as an entity independent of FMR Corp. and Fidelity Management & Research Company.

(3)
Beneficial ownership as of December 31, 1999 as reported in a Schedule 13G dated February 12, 2000. These securities are owned by various individual and institutional investors for whom the named party serves as investment adviser with the power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, the named party disclaims that it is, in fact, the beneficial owner of these securities. Represents sole power to vote or direct the vote of 1,158,640 shares and sole power to dispose or direct the disposition of 7,860,272 shares.

(4)
Beneficial ownership as of December 31, 1999 as reported in a Schedule 13G dated February 11, 2000. Represents sole power to vote or direct the vote of 7,240,097 shares and sole power to dispose or direct the disposition of 7,482,397 shares.

(5)
Beneficial ownership as of December 31, 1999 as reported in a Schedule 13G dated February 9, 2000. The named party on behalf of its clients may be deemed to beneficially own these securities. Represents shared power to vote or direct the vote of 3,396,004 shares and shared power to dispose or direct the disposition of 7,267,444 shares.

DESCRIPTION OF NEW CERIDIAN CAPITAL STOCK

Authorized Capital Stock

    New Ceridian's amended and restated certificate of incorporation, which will become effective immediately prior to the spin-off, authorizes New Ceridian to issue up to 500 million shares of common stock, par value $0.01 per share, and 750,000 shares of undesignated preferred stock, par value $0.01 per share. The following statements are brief summaries of the material provisions of New Ceridian's capital stock contained in its amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this information statement is a part. The following summary is qualified in its entirety by reference to these exhibits.

Common Stock

    The holders of New Ceridian common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of New Ceridian common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast by the holders of New Ceridian common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

    Holders of New Ceridian common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as New Ceridian's board of directors may occasionally determine and will share ratably on a per share basis in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Unless approved by a majority of the votes entitled to be cast by the holders of New Ceridian common stock, in the event of any reorganization or consolidation of New Ceridian with one or more corporations or a merger of New Ceridian with another corporation in which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, all holders of New Ceridian common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property.

    On the liquidation, dissolution or winding up of New Ceridian, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of New Ceridian common stock are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of its common stock.

    No shares of New Ceridian common stock are subject to conversion or redemption or have preemptive rights to purchase additional shares of New Ceridian common stock or other securities of New Ceridian.

    Upon completion of the spin-off, all of the issued and outstanding shares of New Ceridian common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

    The preferred stock is issuable from time to time in one or more series and with the designations, preferences and other rights for each series as shall be stated in the resolutions providing for the designation and issue of each series adopted by New Ceridian's board of directors. The board of directors will be authorized to determine, among other things, the voting, dividend, redemption, conversion, exchange and liquidation powers, rights and preferences and the limitations on the preferred stock pertaining to the series. The board of directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock and that could have anti-takeover effects. New Ceridian has no present plans to issue any shares of preferred stock. The ability of New Ceridian's board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of New Ceridian or the removal of existing management.

Anti-Takeover Effects of Amended and Restated Certificate of Incorporation and Bylaw Provisions

    Some provisions of New Ceridian's amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective immediately prior to the spin-off, may be deemed to have an antitakeover effect and could delay or prevent a merger, tender offer or proxy contest to take control of the company that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    Cumulative Voting.  New Ceridian's amended and restated certificate of incorporation will expressly deny stockholders the right to cumulate votes in the election of directors.

    Stockholder Action; Special Meeting of Stockholders.  New Ceridian's amended and restated certificate of incorporation will eliminate the ability of stockholders to act by written consent. It further provides that special meetings of the stockholders may be called only by the chairman, the board of directors, or a committee expressly designated by the board of directors to have the power to call a special meeting.

    Amendments; Supermajority Vote Requirements.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. New Ceridian's amended and restated certificate of incorporation will impose an affirmative vote of 80 percent of the voting power of the shares entitled to vote at an election of directors for the adoption, change and repeal of the amended and restated bylaws and for amendment of the amended and restated certificate of incorporation affecting those provisions relating to stockholder action by written consent, cumulative voting and the ability of stockholders to call special meetings.

    Advance Notice for Stockholder Proposals and Nominations for Directors.  New Ceridian's amended and restated bylaws will require advance written notice to New Ceridian of stockholder-proposed business or of a stockholder's intention to make a nomination for director at an annual meeting of stockholders. They also will limit the business that may be conducted at any special meeting of stockholders to business brought by the board of directors. Specifically, the amended and restated bylaws will provide that business may be brought before an annual meeting by a stockholder only if the stockholder provides written notice to the Secretary of New Ceridian not less than 60 days nor more than 90 days prior to the anniversary date of the mailing of the proxy statement in connection with New Ceridian's preceding annual meeting of stockholders. In the event, however, that the date of the annual meeting is not within 30 days before or after the anniversary of the preceding year's annual meeting date, notice by the stockholder to be timely must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of the meeting is first made. A stockholder's notice must set forth:

  •
  a description of the proposed business and the reasons for it;

  •
  the name and address of the stockholder making the proposal;

  •
  the class and number of shares of New Ceridian stock owned by the stockholder;

  •
  a description of any material interest of the stockholder in the proposed business; and

  •
  a representation that the stockholder intends to appear in person or by proxy.

    New Ceridian's amended and restated bylaws also will provide that a stockholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of New Ceridian within the time limits described above. The stockholder's notice must set forth all information about each nominee that would be required under Securities and Exchange Commission rules in a proxy statement soliciting proxies for the election of the nominee, as well as the nominee's business and residence address. The notice must also set forth the name and record address of the stockholder making the nomination and the class and number of shares of New Ceridian stock owned by that stockholder.

Anti-Takeover Effects of Statutory Provisions

    New Ceridian is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to some exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that the stockholder becomes an interested stockholder unless:

  •
  prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding some shares); or

  •
  at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

    Except as specified in Section 203, an interested stockholder is generally defined as:

  •
  any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the relevant date; and

  •
  the affiliates and associates of this person.

    Under some circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder.

Stock Exchange Listing of Common Stock

    New Ceridian expects to apply to list its common stock on The New York Stock Exchange under the trading symbol "CEN."

Transfer Agent and Registrar

    The transfer agent and registrar for New Ceridian's common stock is The Bank of New York.

FINANCING ARRANGEMENTS FOR ARBITRON

    Arbitron has obtained a commitment for a new secured credit facility to be provided by a syndicate of financial institutions with Bank of America, N.A., acting as administrative agent, and Banc of America Securities, LLC, acting as lead arranger and book manager and agreeing to use its best efforts to syndicate the facility. The proposed new credit facility includes:

  •
  a $275.0 million revolving credit facility which may be used for general corporate purposes; and

  •
  a $25.0 million letter of credit sub-facility.

    The credit facility is proposed to mature five years after it closes.

    The amount of the revolving credit available under the facility will automatically reduce by $25.0 million on each of the first, second, third and fourth anniversary dates of the closing of the facility. The amount of revolving credit will also be reduced by 100 percent of the net cash proceeds of (1) all asset sales, casualties or condemnation and (2) any debt or equity issued by Arbitron or its subsidiaries, subject in each case to exceptions to be negotiated by the parties.

    Arbitron will be able to borrow under the new facility if the following actions have occurred prior to or upon the borrowing:

  •
  transfer of the assets proposed to be transferred to New Ceridian in connection with the spin-off, which may be prior to the spin-off;

  •
  payment of most of Ceridian's existing indebtedness, including its publicly-held notes and loans under its existing revolving credit agreement;

  •
  termination of most of Ceridian's existing lines of credit;

  •
  allocation of Ceridian's liabilities between Arbitron and New Ceridian satisfactory to the lenders;

  •
  lenders have reviewed and are satisfied with the documentation relating to the spin-off and the structuring of the spin-off;

  •
  receipt by Ceridian of a favorable letter ruling from the Internal Revenue Service that the spin-off will be tax-free under U.S. income tax laws which was received by Ceridian on November 7, 2000;

  •
  assurance satisfactory to the administrative agent that the spin-off will promptly occur;

  •
  receipt by Ceridian and the lenders of the opinions to be rendered by Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.;

  •
  receipt by Ceridian of the opinions to be rendered by Bear, Stearns & Co. Inc. in connection with the spin-off;

  •
  a guarantee by New Ceridian until the spin-off occurs; and

  •
  various other customary opinions, financial statements and information, and conditions.

    Loans under the new credit facility are proposed to bear interest, at Arbitron's option, at the reserve adjusted LIBOR rate plus 2.00 percent (as of closing) or at 0.375 percent plus the higher of the federal funds rate plus 0.50 percent or Bank of America's prime rate (as of closing), (subject to increase or decrease depending on changes to Arbitron's funded debt to EBITDA (as to be defined in the credit facility documents)).

    Arbitron is proposed to pay commitment fees in an amount equal to 0.30 percent (as of closing) per year (subject to increase or decrease depending on changes to Arbitron's ratio of funded debt to EBITDA (as to be defined in the credit facility documents)) on the daily average unused portion of the proposed revolving credit facility.

    Arbitron is proposed to pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the new credit facility at a rate per year equal to 2.00 percent (as of closing), with respect to each letter of credit, multiplied by the stated amount of each letter of credit payable quarterly in arrears (subject to increase or decrease depending on changes to Arbitron's ratio of funded debt to EBITDA (as to be defined in the credit facility documents)), and an additional fronting fee to the issuer of each letter of credit on the date of issuance. Arbitron will also pay customary transaction charges in connection with any letters of credit.

    The new credit facility is proposed to be guaranteed by all of Arbitron's material subsidiaries and secured by a security interest in all assets of Arbitron (other than capital stock of its subsidiaries) and its domestic subsidiaries after the spin-off, and a pledge of all the capital stock of Arbitron's domestic subsidiaries after the spin-off and of 65 percent of the capital stock of its foreign subsidiaries.

    The proposed new credit facility provides for the customary covenants and restrictions on Arbitron's ability to engage in specified activities, including:

  •
  limitations on other indebtedness, liens and investments (including loans and advances);

  •
  restrictions on dividends and stock redemptions, redemptions and prepayments of other debt;

  •
  limitations on capital expenditures;

  •
  restrictions on certain mergers and acquisitions and sales of assets; and

  •
  restrictions on transactions with Arbitron's affiliates.

    The new credit facility also will contain financial covenants requiring Arbitron to maintain:

  •
  minimum coverage of fixed charges; and

  •
  a maximum leverage ratio (total funded debt to EBITDA (as defined in credit facility documents)).

    Borrowings under the credit facility are proposed to be subject to significant conditions, including compliance with the financial ratios and the other covenants included in the new credit facility, the absence of any default or event of default, and the accuracy of the representations and warranties set forth in the facility documentation. The proposed credit facility would also contain customary events of default and remedies.

    The engagement letter also provides that if Banc of America Securities LLC is unable to syndicate the facility under the above-described terms, it may change the terms as necessary to ensure a successful syndication.

    The commitment is required to be reduced to a definitive agreement to be negotiated by the parties.

CAPITALIZATION OF ARBITRON

    The following table sets forth the unaudited historical capitalization of Arbitron as of September 30, 2000, and unaudited pro forma capitalization of Arbitron as of September 30, 2000, after giving effect to the debt refinancing, the spin-off, the proposed reverse stock split and related transactions, each as if they occurred on that date. Notwithstanding the legal form of the spin-off, because of the relative significance of the human resource services division and subsidiaries and Comdata subsidiaries to Ceridian, New Ceridian will be treated as the "accounting successor" to Ceridian for financial reporting purposes. Therefore, for accounting purposes, the historical consolidated financial statements of Ceridian will become the historical consolidated financial statements of New Ceridian at the time of the spin-off.

    You should read this table in conjunction with the "Combined Financial Statements of Arbitron" and related notes, the "Arbitron Unaudited Pro Forma Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Arbitron," each contained elsewhere in this information statement.

	September 30, 2000
	Historical	Pro Forma
	(in thousands)
Short-term debt and current portion of long-term obligations	$—	$—

Long-term debt:
Long-term obligations, less current portion	—	250,000	(1)

Divisional/Stockholders' equity:
Preferred stock, $.50 par value; 750,000 authorized shares; no shares issued and outstanding		—
Common stock, $.50 par value; 500,000,000 authorized shares; 161,685,596 shares issued and outstanding, less treasury shares of 16,053,434		72,816	(2)
Net distributions to Ceridian in excess of historical earnings		(259,625	)(2)
Net investment of Ceridian	8,716	—
Accumulated other comprehensive income	103	103

Total divisional/stockholders' equity (deficit)	8,819	(186,706)

Total capitalization	$8,819	$63,294

(1)
Assumes that at September 30, 2000, Arbitron obtained a revolving credit facility providing an aggregate principal amount of up to $275 million, drew $250 million on its facility at 10% per annum and distributed that amount to New Ceridian.

(2)
Reflects net distributions to New Ceridian at the spin-off and the capitalization of Arbitron Inc.

DIVIDEND POLICY OF ARBITRON

    Ceridian has not declared or paid any cash dividends on its common stock since 1985, and the board of directors of Arbitron presently intends to retain all earnings for use in the business for the foreseeable future. Arbitron's proposed new credit facility will restrict the payment of cash dividends on its common stock.

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF ARBITRON

    The following table summarizes selected historical combined financial data for Arbitron. The statement of income data for the years ended December 31, 1999, 1998 and 1997 and the balance sheet data at December 31, 1999 and 1998 set forth below are derived from audited combined financial statements of Arbitron included elsewhere in this information statement. The statements of income data for the years ended December 31, 1996 and 1995 and the balance sheet data at December 31, 1997, 1996 and 1995 set forth below are derived from unaudited combined financial statements of Arbitron not included in this information statement. The statement of income data for the nine months ended September 30, 2000 and 1999 and the balance sheet data as of September 30, 2000 are derived from unaudited condensed combined financial statements of Arbitron included elsewhere in this information statement.

    The summary historical combined financial data is not necessarily indicative of the results of operations or financial position that would have occurred if Arbitron had been a separate, independent company during the periods presented, nor is it indicative of its future performance. This historical data should be read together with the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations of Arbitron" and Arbitron's combined financial statements and related notes included in this information statement.

	Nine Months Ended September 30,		Years Ended December 31,
	2000	1999	1999	1998	1997	1996	1995
	(dollars in millions, except per share data)
Statement of Income Data:
Revenue	$159.6	$146.1	$190.1	$173.8	$143.9	$133.7	$125.4
Costs and expenses	96.9	90.7	127.0	119.8	104.8	90.6	85.6

Operating income	62.7	55.4	63.1	54.0	39.1	43.1	39.8
Equity in net income (loss) of affiliate	0.3	(0.2)	2.6	2.5	1.7	0.9	1.2

Income before income tax expense	63.0	55.2	65.7	56.5	40.8	44.0	41.0
Income tax expense	24.9	21.8	26.0	22.3	16.1	17.3	16.2

Net income	$38.1	$33.4	$39.7	$34.2	$24.7	$26.7	$24.8

Unaudited Pro Forma Net Income Per Common Share Data(1)
Basic	$0.26	$0.23	$0.27	$0.24	$0.16	$0.20	$0.19
Diluted	$0.26	$0.22	$0.27	$0.23	$0.15	$0.16	$0.16
Weighted average common shares used in the calculation (in thousands)
Basic	145,073	144,472	144,524	144,070	156,835	135,841	132,269
Diluted	146,472	148,529	147,964	147,597	159,481	161,938	159,473
	September 30,	December 31,
	2000	1999	1998	1997	1996	1995
	(dollars in millions)
Balance Sheet Data:
Current assets	$40.7	$43.6	$42.2	$41.4	$35.4	$35.7
Total assets	$71.6	$79.3	$82.3	$65.0	$60.4	$65.1
Divisional equity (deficit)	$8.8	$6.6	$9.1	$(0.8)	$0.7	$1.6

(1)
The computation of unaudited pro forma net income per common share data for the periods presented is based upon Ceridian's historical weighted average number of shares of Ceridian common stock. The per share and weighted average common share amounts have not been adjusted to reflect the proposed reverse stock split.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF ARBITRON

    The following unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2000 and for the year ended December 31, 1999 and the unaudited pro forma condensed combined balance sheet at September 30, 2000 present the combined results of operations and financial position of Arbitron assuming that the debt refinancing and the transactions contemplated by the spin-off had been completed as of the beginning of 2000 with respect to the pro forma condensed combined statements of income for the nine months ended September 30, 2000 and as of the beginning of 1999 for the year ended December 31, 1999 and as of September 30, 2000 with respect to the pro forma condensed combined balance sheet. In the opinion of management, they include all material adjustments necessary to reflect, on a pro forma basis, the impact of transactions contemplated by the spin-off on the historical financial information of Arbitron. The adjustments are described in the notes to pro forma combined financial information and are set forth in the "Pro Forma Adjustments" column. For purposes, of among other things, governing certain of the ongoing relations between New Ceridian and Arbitron as a result of a spin-off, as well as to allocate certain tax, employee benefit and other liabilities arising prior to the spin-off, the companies will enter into various agreements, including a personnel agreement, tax matters agreement, transition services agreement and sublease agreement. Summaries of these agreements are set forth elsewhere in this information statement. Management believes that the costs to be incurred under these agreements are not materially different than costs previously allocated by Ceridian to Arbitron for such services and included in the historical financial results of Arbitron. As a result of the payment made under the distribution agreement, Arbitron's liabilities will exceed the book value of its assets by approximately $190 million.

    The unaudited pro forma combined financial information of Arbitron should be read together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Arbitron" and the historical combined financial statements of Arbitron and the related notes included elsewhere in this information statement. The pro forma combined financial information has been presented for informational purposes only and does not reflect the results of operations or financial position of Arbitron that would have occurred had Arbitron operated as a separate, independent company for the periods presented. Actual results might have differed from pro forma results if Arbitron had operated independently. The pro forma combined financial information should not be relied upon as being indicative of Arbitron's results of operations or financial position had the debt refinancing and transactions contemplated by the spin-off been completed on the date assumed. The pro forma combined financial information also does not project the results of operations or financial position for any future period or date.

ARBITRON
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF INCOME DATA

	Year Ended December 31, 1999
	Historical	Pro Forma
	Arbitron	Adjustments	Notes	Arbitron Inc.
	(dollars in thousands, except per share data)
Combined Statements of Income Data:
Revenue	$190,117	$—		$190,117

Costs and expenses
Cost of revenue	73,476	—		73,476
Selling, general and administrative	38,722	—		38,722
Research and development	12,936	—		12,936
Asset impairment charges	1,848	—		1,848

Total costs and expenses	126,982	—		126,982

Operating income	63,135	—		63,135
Interest expense	—	(25,000)	(1)	(25,000)
Equity in net income of affiliate	2,553	—		2,553

Earnings before income taxes	65,688	(25,000)		40,688
Income tax expense	25,946	(9,750)	(2)	16,196

Net income	$39,742	$(15,250)		$24,492

Pro forma basic net income per common share	$0.27			$0.17
Pro forma diluted net income per common share	$0.27			$0.17
Weighted average shares used in calculations—Basic (thousands)	144,524			144,524
Weighted average shares used in calculations—Diluted (thousands)	147,964			147,964
Pro forma ratio of earnings to fixed charges				2.5 to 1

(1)
Adjustment assumes that at January 1, 1999, Arbitron obtained a revolving credit facility providing up to $275 million of borrowing capacity and drew and had outstanding $250 million on the facility at an effective rate of 10% per annum for the year ended December 31, 1999.
(2)
Adjustment assumes an income tax benefit of the interest expense at an effective rate of 39%.

ARBITRON
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF INCOME DATA

	Nine Months Ended September 30, 2000
	Historical	Pro Forma
	Arbitron	Adjustments	Notes	Arbitron Inc.
	(dollars in thousands, except per share data)
Combined Statements of Income Data:
Revenue	$159,593	$—		$159,593

Costs and Expenses
Cost of revenue	53,286	—		53,286
Selling, general and administrative	33,190	—		33,190
Research and development	10,430	—		10,430

Total costs and expenses	96,906	—		96,906

Operating income	62,687	—		62,687
Interest expense	—	(18,750)	(1)	(18,750)
Equity in net income of affiliate	273	—		273

Earnings before income taxes	62,960	(18,750)		44,210
Income tax expense	24,869	(7,313)	(2)	17,556

Net income	$38,091	$(11,437)		$26,654

Pro forma basic net income per common share	$0.26			$0.18
Pro forma diluted net income per common share	$0.26			$0.18
Weighted average shares used in calculations—Basic (thousands)	145,073			145,073
Weighted average shares used in calculations—Diluted (thousands)	146,472			146,472
Pro forma ratio of earnings to fixed charges				3.3 to 1

(1)
Adjustment assumes that at January 1, 2000, Arbitron obtained a revolving credit facility providing up to $275 million of borrowing capacity and drew and had outstanding $250 million on the facility at an effective rate of 10% per annum for the nine months ended September 30, 2000.
(2)
Adjustment assumes an income tax benefit of the interest expense at an effective rate of 39%.

ARBITRON
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA

	September 30, 2000
	Historical	Pro Forma
	Arbitron	Adjustments Increase (Decrease)			Notes		Arbitron Inc.
	(dollars in thousands, except per share data)
ASSETS
Current Assets:
Cash	$5,061		$250,000 (250,000 19,939)		(1 (2 (3	) ) )	$25,000
Trade receivables, net	13,381						13,381
Deferred tax assets	19,492						19,492
Prepaid expenses and other current assets	2,740						2,740

Total current assets	40,674		$19,939				60,613

Investments in affiliates	7,538						7,538
Property, plant and equipment, net	4,989						4,989
Goodwill and other intangibles, net	14,447						14,447
Deferred tax assets	1,016		34,536		(3)		35,552
Other noncurrent assets	2,954						2,954

Total assets	$71,618		$54,475				$126,093

LIABILITIES AND DIVISIONAL/STOCKHOLDERS' EQUITY
Current Liabilities:
Trade accounts payable	$6,570	$					$6,570
Accrued expenses and other current liabilities	13,746						13,746
Deferred revenue	38,979						38,979

Total current liabilities	56,295						56,295
Long-term obligations, less current portion	—		250,000		(1)		250,000
Other noncurrent liabilities	3,504						3,504

Total liabilities	62,799		250,000				312,799

Divisional/Stockholders' Equity:
Preferred stock, $.50 par value; 750,000 shares authorized, no shares issued and outstanding	—						—
Common stock, $.50 par value; 500,000,000 shares authorized, 161,685,596 shares issued and outstanding, less treasury shares of 16,053,434	—		72,816		(4)		72,816
Net distributions to Ceridian in excess of historical earnings	—		(259,625)		(4)		(259,625)
Net investment of Ceridian	8,716		(250,000 19,939 34,536 (72,816 259,625	) )	(2 (3 (3 (4 (4	) ) ) ) )	—
Accumulated other comprehensive income	103						103

Total divisional/stockholders' equity	8,819		(195,525)				(186,706)

Total liabilities and stockholders' equity	$71,618		$54,475				$126,093

(1)
Adjustment assumes Arbitron obtained a revolving credit facility providing up to $275 million of borrowing capacity and drew $250 million on the facility.

(2)
Adjustment reflects amount used to satisfy debt obligations of Ceridian as required by the Distribution Agreement.
(3)
Adjustment reflects estimated deferred tax asset of Ceridian, related to net operating loss and tax credit carryforwards available to Arbitron to reduce taxable income and income taxes payable following the spin-off, and the amount of cash retained under the Distribution Agreement.

(4)
Adjustment reflects capitalization of Arbitron.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ARBITRON

    The following discussion should be read in conjunction with Arbitron's combined financial statements and the notes related to those combined financial statements contained elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. Arbitron's actual results could differ materially from those anticipated by the forward-looking information due to competitive factors and other factors discussed under "Risk Factors" and elsewhere in this information statement.

Overview

    The combined financial statements of Arbitron reflect the combined financial position, results of operations and cash flows of The Arbitron Company, Media Marketing Technologies, Tapscan Worldwide, and Northstar, each of which is a division of Ceridian, and CSW Research Limited and Ceridian Infotech (India) Private Limited, each of which is a wholly-owned subsidiary of Ceridian. The financial information included in this information statement includes expenses related to certain centralized services provided by Ceridian. The expenses for these services have been allocated to Arbitron based on utilization of specific services or, where an estimate could not be determined, based on Arbitron's revenues in proportion to Ceridian's total revenues. Management believes these allocation methods provide a rational basis for allocation. However, the costs of these services and benefits charged to Arbitron are not necessarily indicative of the costs that would have been incurred if Arbitron had performed these services as a separate entity. Furthermore, in connection with the spin-off, Arbitron will enter into a $275 million bank credit facility, borrowing $250 million, which will be used to satisfy a portion of Ceridian's debt obligations with the remaining balance being available to Arbitron for working capital purposes. Accordingly, following the spin-off, the financial results of Arbitron are likely to be substantially different than results for periods prior to the spin-off.

    Arbitron's radio audience measurement business has generally accounted for a substantial portion of its revenue. In recent years, significant consolidation of radio stations ownership has tended to intensify competition within the radio industry and to intensify competition between radio and other forms of media for advertising dollars. At the same time, audiences have become more fragmented as a result of the greatly increased programming choices and entertainment and media options. Consequently, the increased competition together with the desire for more complex information have driven demand by radio broadcasters, advertising agencies and advertisers for Arbitron's audience measurement information. In addition, although radio industry consolidation has lead to the increased concentration of Arbitron's customer base, it has also contributed to an increase in the number of stations subscribing for the ratings service as well as increases in sales of Arbitron's analytical software applications and other services.

    Arbitron recognizes revenue for products and services over the term of the license agreement as products and services are delivered. Direct costs associated with data collection and diary processing are expensed as incurred.

    Arbitron has presented EBITDA as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure to evaluate a company's operating performance before debt expense and its cash flow. Interest expense and income tax expense are added back to net income to arrive at EBIT. EBITDA is calculated by adding back to EBIT depreciation and amortization on property and equipment, amortization of goodwill and other tangible assets and asset impairment charges. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron's operating performance, or for cash flow, as a measure of Arbitron's liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Results of Operations

  Comparison of Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999

    The following table sets forth information with respect to the combined statements of income of Arbitron for the nine months ended September 30, 2000 and 1999.

Results of Operations

Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999

    The following table sets forth information with respect to the combined statements of income of the Company for the nine months ended September 30, 2000 and 1999.

Combined Statements of Operations
(Dollars in millions, except pro forma per share amounts)

			Increase		Percentage of Revenue
	2000	1999	Dollar	Percentage	2000	1999
Revenue	$159.6	$146.1	$13.5	9.2%	100.0%	100.0%

Cost of revenue	53.3	51.7	1.6	3.1	33.4	35.4
Selling, general and administrative	33.2	30.5	2.7	8.9	20.8	20.9
Research and development	10.4	8.5	1.9	22.4	6.5	5.8

Total costs and expenses	96.9	90.7	6.2	6.8	60.7	62.1

Operating income	62.7	55.4	7.3	13.2	39.3	37.9
Equity in net income (loss) of affiliate	0.3	(0.2)	0.5	—	0.2	(0.1)

Income before income tax expense	63.0	55.2	7.8	14.1	39.5	37.8
Income tax expense	24.9	21.8	3.1	14.2	15.6	14.9

Net income	$38.1	$33.4	$4.7	14.1%	23.9%	22.9%

Proforma net income per weighted
average common share—basic	$0.26	$0.23	$0.03	13.0%

Proforma net income per weighted
average common share—diluted	$0.26	$0.22	$0.04	18.2%

Other Data:
EBITDA	$66.1	$58.5	$7.6	13.0%	41.4%	40.0%

    Revenue.  Revenue increased 9.2% from $146.1 million in 1999 to $159.6 million in 2000. Approximately 65% of the increase is related to an increase in the ratings subscriber base and escalations in multi-year customer contracts and contract renewals. Additionally, analytical software applications contributed approximately 20% of the increase.

    Cost of revenue.  Cost of revenue increased 3.1% from $51.7 million in 1999 to $53.3 million in 2000 but decreased as a percentage of revenue from 35.4% in 1999 to 33.4% in 2000. The dollar increase is attributed to increases in costs associated with diary data collection and processing ($0.5 million), computer center costs ($0.5 million) and royalties paid to the Scarborough Research

Partnership (Scarborough) for revenue related to Scarborough's qualitative services ($1.1 million). The decline as a percentage of revenue is a result of a larger revenue base to absorb certain fixed costs.

    Selling, general and administrative expenses.  Selling, general and administrative expenses (SG&A) increased 8.9% from $30.5 million in 1999 to $33.2 million in 2000 but remained relatively consistant as a percentage of revenue. The increase in dollar amount is attributable to certain variable costs, including selling commissions ($1.6 million) and other sales and marketing expenses. SG&A as a percentage of revenue remained consistent because of the proportional growth in net revenues.

    Research and development costs.  Research and development costs increased 22.4% from $8.5 million in 1999 to $10.4 million in 2000 and increased as a percentage of revenue from 5.8% in 1999 to 6.5% in 2000. These increases are related to increased spending on new product development, primarily related to the development of the Portable People Meter (PPM), an electronic data collection technology.

    Operating Income.  Operating income increased 13.2% from $55.4 million in 1999 to $62.7 million in 2000. Operating margin increased from 37.9% in 1999 to 39.3% in 2000. These fluctuations are attributed primarily to the 9.2% increase in revenue while the cost of revenue increased only 3.1%.

    Equity in net income (loss) of affiliate.  Equity in net income (loss) of affiliate increased from a loss of $0.2 million in 1999 to income of $0.3 million in 2000. The increase is attributed to the growth in revenue and net income of Scarborough for the similar periods.

    Income Tax Expense.  Income tax expense increased 14.2% from $21.8 million in 1999 to $24.9 million in 2000. The Company's effective tax rate was 39.5% for both 1999 and 2000.

    Net Income.  Net income increased 14.1% from $33.4 million in 1999 to $38.1 million in 2000 as a result of the aforementioned items.

    EBITDA.  EBITDA increased 13.0% from $58.5 million in 1999 to $66.1 million in 2000 as a result of an increase in income before income tax expense.

  Comparison of Years Ended December 31, 1999, 1998 and 1997

  1999 Compared to 1998

    The following table sets forth information with respect to the combined statements of income of Arbitron for the years ended December 31, 1999 and 1998.

Combined Statements of Income
(Dollars in millions, except pro forma per share amounts)

			Increase (Decrease)		% of Revenue
	1999	1998	$	%	1999	1998
Revenue	$190.1	$173.8	$16.3	9.4%	100.0%	100.0%

Cost of revenue	73.5	69.6	3.9	5.6	38.7	40.0
Selling, general and administrative	38.7	39.4	(0.7)	(1.8)	20.4	22.7
Research and development	13.0	10.8	2.2	20.4	6.8	6.2
Asset impairment	1.8	—	1.8	100.0	0.9	—

Total costs and expenses	127.0	119.8	7.2	6.0	66.8	68.9

Operating income	63.1	54.0	9.1	16.9	33.2	31.1
Equity in net income of affiliate	2.6	2.5	0.1	4.0	1.4	1.4

Income before income tax expense	65.7	56.5	9.2	16.3	34.6	32.5
Income tax expense	25.9	22.3	3.6	16.1	13.6	12.8

Net income	$39.8	$34.2	$5.6	16.4%	20.9%	19.7%

Pro forma net income per common share—basic	$0.27	$0.24	$0.03	12.5%

Pro forma net income per common share—diluted	$0.27	$0.23	$0.04	17.4%

Other Data:
EBITDA	$72.0	$60.9	$11.1	18.2%	37.9%	35.0%

    Revenue.  Revenue increased 9.4% from $173.8 million in 1998 to $190.1 million in 1999. Approximately 50% of the increase is related to an increase in the ratings subscriber base and escalations in multi-year customer contracts and contract renewals. Arbitron's acquisition of the radio station, advertiser/agency and international assets of Tapscan, Inc. in May 1998 resulted in a full year of revenue in 1999 compared to a partial year in 1998, which contributed approximately 22% of Arbitron's 1999 growth in revenue.

    Cost of revenue.  Cost of revenue increased 5.6% from $69.6 million in 1998 to $73.5 million in 1999 but decreased as a percentage of revenue from 40.0% in 1998 to 38.7% in 1999. The dollar increase is primarily attributed to increases in costs associated with diary data collection and processing. The decline as a percentage of revenue is a result of a larger revenue base to absorb fixed costs.

    Selling, general and administrative expenses.  Selling, general and administrative expenses decreased 1.8% from $39.4 million in 1998 to $38.7 million in 1999 and decreased as a percentage of revenue from 22.7% in 1998 to 20.4% in 1999. These variances are primarily attributable to reduced costs associated with selling commissions.

    Research and development costs.  Research and development costs increased 20.4% from $10.8 million in 1998 to $13.0 million in 1999 and increased as a percentage of revenue from 6.2% in 1998 to 6.8% in 1999. These increases are related to increased spending on new product development, primarily related to the development of the Portable People Meter. The Portable People Meter was field tested in the United Kingdom during 1999.

    Asset impairment charges.  Asset impairment charges, which represented 0.9% of revenue in 1999 related to Arbitron's non-cash charge to write-off the book value of purchased software related to a system for processing radio listener diary data that is not being used.

    Operating income.  Operating income increased 16.9% from $54.0 million in 1998 to $63.1 million in 1999. Operating margin increased from 31.1% in 1998 to 33.2% in 1999. These fluctuations are attributed primarily to the 9.4% increase in revenue while the cost of revenue increased only 5.6%.

    Equity in net income of affiliate.  Equity in net income of affiliate increased 4.0% from $2.5 million in 1998 to $2.6 million in 1999.

    Income tax expense.  Income tax expense increased 16.1% from $22.3 million in 1998 to $25.9 million in 1999. Arbitron's effective tax rate was 39.5% for both 1999 and 1998.

    Net income.  Net income increased 16.4% from $34.2 million in 1998 to $39.8 million in 1999 as a result of the aforementioned items.

    EBITDA.  EBITDA increased 18.2% from $60.9 million in 1998 to $72.0 million in 1999 primarily as a result of the increase in income before income tax expense.

  1998 Compared to 1997

    The following table sets forth information with respect to the combined statements of income of Arbitron for the years ended December 31, 1998 and 1997.

Combined Statements of Income
(Dollars in millions, except pro forma per share amounts)

			Increase (Decrease)		% Revenue
	1998	1997	$	%	1998	1997
Revenue	$173.8	$143.9	$29.9	20.8%	100.0%	100.0%

Cost of revenue	69.6	57.4	12.2	21.3	40.0	39.9
Selling, general and administrative	39.4	34.9	4.5	12.9	22.7	24.3
Research and development	10.8	8.7	2.1	24.1	6.2	6.0
Asset impairment	—	3.8	(3.8)	(100.0)	—	2.6

Total costs and expenses	119.8	104.8	15.0	14.3	68.9	72.8

Operating income	54.0	39.1	14.9	38.1	31.1	27.2
Equity in net income of affiliate	2.5	1.8	0.7	38.9	1.4	1.3

Income before income tax expense	56.5	40.9	15.6	38.1	32.5	28.4
Income tax expense	22.3	16.1	6.2	38.5	12.8	11.2

Net income	$34.2	$24.8	$9.4	37.9%	19.7%	17.2%

Pro forma net income per common share—basic	$0.24	$0.16	$0.08	50.0%

Pro forma net income per common share—diluted	$0.23	$0.15	$0.08	53.3%

Other data:
EBITDA	$60.9	$47.7	$13.2	27.7%	35.0%	33.1%

    Revenue.  Revenue increased 20.8% from $143.9 million in 1997 to $173.8 million in 1998. Continental Research was purchased in November 1997 and the radio station, advertiser/agency and international assets of Tapscan, Inc. were purchased in May 1998, which in the aggregate contributed approximately 40% of the 1998 growth in revenue. The remaining growth is attributable to an increase in the ratings subscriber base and price escalations in multi-year customer contracts and contract renewals.

    Cost of revenue.  Cost of revenue increased 21.3% from $57.4 million in 1997 to $69.6 million in 1998 with approximately half of the increase attributable to the acquisitions of Continental Research and the radio station, advertiser/agency and international assets of Tapscan, Inc. Cost of revenue as a percentage of revenue increased from 39.9% in 1997 to 40.0% in 1998.

    Selling, general and administrative expenses.  Selling, general and administrative expenses increased 12.9% from $34.9 million in 1997 to $39.4 million in 1998 but decreased as a percentage of revenue from 24.3% in 1997 to 22.7% in 1998. The dollar increase is principally related to the two acquisitions mentioned above.

    Research and development costs.  Research and development costs increased 24.1% from $8.7 million in 1997 to $10.8 million in 1998 with approximately half of the increase attributable to the two acquisitions mentioned above. The remaining increase is related to increased spending on new product development, primarily related to the development of the Portable People Meter. Research and development costs increased as a percentage of revenue from 6.0% in 1997 to 6.2% in 1998.

    Asset impairment charges.  Asset impairment charges, which represented 2.6% of revenue in 1997, related to Arbitron's non-cash charge related to the closing of its Media Marketing Technologies division on December 31, 1997.

    Operating income.  Operating income increased 38.1% from $39.1 million in 1997 to $54.0 million in 1998. Operating margin increased from 27.2% in 1997 to 31.1% in 1998 primarily because of the increase in revenue while selling, general and administrative expenses improved as a percentage of revenue.

    Equity in net income of affiliate.  Equity in net income of affiliate increased 38.9% from $1.8 million in 1997 to $2.5 million in 1998. The increase is attributed to the growth in net income of Scarborough for the similar periods.

    Income tax expense.  Income tax expense increased 38.5% from $16.1 million in 1997 to $22.3 million in 1998. The Company's effective tax rate was 39.5% for both 1998 and 1997.

    Net income.  Net income increased 37.9% from $24.8 million in 1997 to $34.2 million in 1998 as a result of the aforementioned items.

    EBITDA.  EBITDA increased 27.7% from $47.7 million in 1997 to $60.9 million in 1998 primarily as a result of the increase in income before income tax expense offset by the asset impairment charge in 1997.

Liquidity and Capital Resources

    Arbitron participates in Ceridian's centralized cash management system to finance its operations. Cash deposits from the majority of Arbitron's operations are transferred to Ceridian on a daily basis and Arbitron's cash disbursements are funded by Ceridian from the centralized cash management system. This cash management process resulted in net distributions to Ceridian during the years ended December 31, 1999, 1998 and 1997 and the nine months ended September 30, 2000 of $42.2 million, $24.3 million, $26.5 million and $35.8 million, respectively. Accordingly, Arbitron's net change in cash is not indicative of its liquidity or cash flow. Arbitron's cash flow from operations was $46.0 million, $40.9 million, $32.7 million and $40.2 million, during the corresponding periods.

    Arbitron's business is not capital intensive and, accordingly, cash used in investing activities has not been significant with the exception of business acquisitions. Additions to property and equipment during the years ended December 31, 1999, 1998 and 1997 and the nine months ended September 30, 2000 of $2.5 million, $4.0 million, $1.0 million and $1.6 million, respectively.

    In connection with the completion of the spin-off and terms of the Distribution Agreement, Arbitron will enter into a bank credit facility for approximately $275 million of financing. Proceeds from the facility will be used to satisfy $250 million of Ceridian's debt obligations with the remaining balance being available to Arbitron for working capital purposes. The amount used to satisfy Ceridian's debt obligations will be charged to Divisional Equity. Following the spin-off Arbitron will have substantial debt and interest expense. Borrowings under Arbitron's new credit facility will contain covenants and operating restrictions that could restrict its financial flexibility and adversely affect its business.

    Arbitron expects that cash flow from operations and borrowings from its bank credit facility, if any, will be sufficient to fund its operational cash as well as its anticipated debt service requirements for at least twelve months following the spin-off.

Seasonality

    Arbitron recognizes revenue for products and services over the term of the license agreement as products and services are delivered. Arbitron gathers radio-listening data in approximately 278 U.S. local markets. All markets are measured at least twice per year (April, May, June, "Spring Survey," and October, November, December, "Fall Survey"). In addition, all major markets are measured two additional times per year January, February, March, "Winter Survey," and July, August, September "Summer Survey"). Arbitron's revenue is generally higher in the first and third quarters as the result of the delivery of the Fall Survey and Spring Survey, respectively, to all markets compared to revenue in the second and fourth quarters when delivery of the Winter Survey and Summer Survey, respectively, is only delivered to major markets.

Quantitative and Qualitative Disclosures about Market Risk

    Following the spin-off, Arbitron's most significant market risk will be to changing interest rates related to borrowings under its bank credit facility. Arbitron may enter into interest rate swap, collar, or cap derivative instruments to hedge this market risk.

    Arbitron's foreign operations are not significant and, therefore, Arbitron has limited foreign currency risk.

BUSINESS OF ARBITRON

    The following describes Ceridian's media information business as conducted by Arbitron, a division of Ceridian, before the spin-off, and as will be conducted by Arbitron Inc. and its subsidiaries immediately after the spin-off.

Overview

    Arbitron is an international media and marketing research firm serving radio and other broadcasters, cable companies, advertisers and advertising agencies in the United States and Europe. Arbitron currently has four core businesses:

  •
  measuring radio audiences in local markets across the United States;
  •
  surveying the retail, media and product patterns of local market consumers;
  •
  providing application software used for accessing and analyzing media audience and marketing information data; and
  •
  providing survey research services to the cable, broadcast television, magazine, newspaper and online industries.

    These businesses are in the process of being reorganized into three distinct operating groups:

  •
  U.S. media services;
  •
  worldwide Portable People Meter development; and
  •
  internet information services.

    Arbitron provides radio audience measurement information in the United States to over 3,500 radio stations. Arbitron estimates audience size and demographics in the United States for local radio stations, and reports these estimates and related data to its customers. This information is used as a form of "currency" for media transactions in the radio industry. Radio stations use Arbitron's data to price and sell advertising time, and advertising agencies and large corporate advertisers use Arbitron's data in purchasing advertising time. Arbitron also provides software applications that give its customers access to Arbitron's estimates via a proprietary database, and enables them to more effectively analyze and understand that information for sales, management and programming purposes.

    In addition to its core radio ratings service which provides primarily quantitative data, such as how many people are listening, Arbitron also provides qualitative data on listeners, viewers and readers that contains detailed socioeconomic information and information on what the respondents buy, where they shop and what forms of media they use. Arbitron provides these measurements of consumer demographics, retail behavior and media usage in approximately 278 local markets throughout the United States. Arbitron Cable provides qualitative audience descriptors to the local cable advertising sales organizations of cable companies. Arbitron's Webcast Ratings service, which Arbitron plans to offer to its customers in January 2001, measures the audiences of audio and video content on the Internet, commonly known as "Webcasts" or "streaming media."

    Arbitron's revenue for the years ended December 31, 1999, 1998 and 1997 was as follows:

1999	1998	1997
$190.1 million	$173.8 million	$143.9 million

    Arbitron's radio audience measurement business has generally accounted for a substantial portion of its revenue. The radio audience measurement service and related software sales represented 89 percent of Arbitron's total 1999 revenue.

Industry Background and Markets

    Prior to Arbitron's arrival on the radio ratings scene in the 1960s, the radio industry received a low percentage of advertising expenditures, compared to other forms of media, such as television and print. Beginning in 1965, Arbitron has delivered reliable and timely radio audience information collected from a representative sample of radio listeners. For over 30 years, Arbitron's core business has been to provide high quality, comprehensive audience measurement information to the radio industry. Arbitron's radio audience estimates filled a need for a respected and credible validation of audience delivery. The presence of reliable, credible audience estimates in the radio industry has permitted radio stations to price and sell advertising time, and advertising agencies and large corporate advertisers to use Arbitron's estimates and data to purchase advertising time. The Arbitron ratings have also become valuable to radio programming, distribution and scheduling decisions.

    In recent years, significant consolidation of radio station ownership has occurred in the United States, which has tended to intensify competition within the radio industry and to intensify competition between radio and other forms of media for advertising dollars. At the same time, audiences have become more fragmented as a result of greatly increased programming choices and entertainment and media options. As a result, advertisers have increasingly sought to tailor their advertising strategies to target specific demographic groups through specific media. The audience information needs of radio broadcasters, advertising agencies and advertisers have correspondingly become more complex. Increased competition and more complex information requirements have heightened the need of radio broadcasters for improved information management systems and more sophisticated means to analyze this information. In addition, there is a demand for quality radio audience information internationally from global advertisers, United States broadcasters who have acquired broadcasting interests in other countries and an increasing number of private commercial broadcasters in other countries.

    These trends also affect other media. As the importance of reaching niche audiences with targeted marketing strategies increases, broadcasters, publishers, advertising agencies and advertisers increasingly require that information regarding exposure to advertising be provided on a more individualized basis and that this information be coupled with more detailed information regarding lifestyles and purchasing behavior. The need for purchase data information may create opportunities for innovative approaches to satisfy these information needs, particularly as technological advances increase the alternatives available to advertisers for reaching potential customers, including the possibilities of interactive communication and the Internet.

    In addition to radio stations, Arbitron has also begun to market its products and services to cable companies. Feedback from Arbitron's cable customers suggests that the cable industry is in need of improved local measurement systems because current quantitative measurement methods, such as diaries and TV meter-based measurement systems, have not provided sufficient sample sizes to adequately reflected the demographic audiences of the cable networks available in a local market and may have undervalued the local cable viewership. Without solid measures of demographic audiences at the local market level, cable may have been handicapped in achieving its full potential of local and national advertising revenues. In response to this need, Arbitron provides cable companies with qualitative audience information and software programs that help cable companies show their advertisers that cable is a highly targeted and effective way to reach the people who purchase their products and services. Arbitron has also developed its Portable People Meter, which is designed to measure cable to more adequately reflect measurement of the multitude of channels available over cable.

    In recent years, the Internet has presented radio stations and other broadcasters with a new media outlet and advertisers with an opportunity to target prospective consumers. The popularity and use of the Internet has increased dramatically within the last couple of years. As the Internet attracts larger numbers of users, spending for Internet advertising is expected to increase. According to Paul Kagan Associates Inc., global annual online advertising expenditures are projected to increase to over

$7.5 billion in 2003. Several years ago, few, if any, radio stations broadcast over the Internet. Today, over 3,690 radio stations and Internet streamers do so and these radio stations are demanding that their Internet broadcasts receive the same credible audience measurements as traditional radio.

    Since 1998, Arbitron has conducted large scale national analyses of consumer interest and utilization of webcasting. Over a two-year period, these studies conducted every six months have demonstrated a significant growth in the usage of webcasting by the American consumer. Since 1998, the three-year trend for the percentage of Americans that have listened to radio stations over the Internet has surged from six percent to 20 percent. Arbitron believes these studies validate the rapid adoption of webcasting thereby reinforcing the need for audience measurement of this new media.

Radio Audience Measurement Services

    Arbitron provides radio audience measurement information in the United States to over 3,690 radio stations. Arbitron estimates audience size and demographics in the United States for local radio stations, and reports these estimates and related data to its customers. This information is used as a form of "currency" for media transactions in the radio industry. Radio stations use Arbitron's data to price and sell advertising time, and advertising agencies and large corporate advertisers use Arbitron's data in purchasing advertising time.

    Collection of Listener Data.  Arbitron uses listener diaries to gather radio listening data from sample households in approximately 278 U.S. local markets for which it currently provides radio ratings. Participants in Arbitron surveys are selected at random by telephone. When participants (known as "diarykeepers") agree to take part in a survey, they are mailed a small pocket-sized diary and asked to record their listening in it over the course of a seven-day period. Participants are asked to designate in their diary what station(s) they are listening to, when they are listening and where they are listening, such as home, car, work or other place. Although survey periods are 12 weeks long, no one keeps his or her diary for more than seven days. At the beginning of the survey period, each diarykeeper receives his or her diary, instructions for filling it out and a small cash premium. The premium varies according to markets, but the range is $1.00 to $6.00 for each diarykeeper in the household. Diarykeepers mail their diaries to Arbitron's operations center in Columbia, Maryland where Arbitron conducts a series of quality control checks, enters the information into its database and provides periodic audience measurement estimates. Arbitron contacts more than two million consumers every year, collecting more than one million diaries to produce its audience listening estimates. All markets are measured at least twice each year, and major markets are measured four times per year. Arbitron's proprietary data regarding radio audience size and demographics is then provided to customers through multi-year license agreements.

    One of the challenges in measuring radio listening is to ensure that the composition of survey respondents is representative of the market being measured. Arbitron strives to achieve representative samples. For example, if 20 percent of a given market is composed of women aged 18 to 34, Arbitron works to ensure that 20 percent of the diarykeepers in the sample are women aged 18 to 34. Therefore, each diarykeeper's listening will effectively represent not only the diary keeper's personal listening, but the listening of his or her demographic segment in the market overall. In markets with a high concentration of Hispanic or African American households, Arbitron provides enhanced premiums to encourage Hispanic and African American participation. In markets with high concentrations of Hispanic households, Arbitron also uses Spanish-language materials and interviewers to reach Spanish-speaking households.

    Arbitron has invested heavily in quality improvements for its radio audience measurement service. Since 1995, Arbitron has implemented programs designed to:

  •
  maintain the industry's highest average survey response rates;
  •
  increase samples by up to 70 percent in a majority of surveyed markets;

  •
  improve the sample representation of young men;
  •
  maintain excellent representation of African Americans and Hispanics;
  •
  increase survey frequency so that all markets are measured at least twice each year (spring and fall) and major markets are measured four times per year; and
  •
  add consumer and retail questions to its standard radio diary in 148 small markets.

    Portable People Meter.  In response to a growing demand to develop a more efficient and less time consuming method of recording listening and other data, Arbitron has developed a Portable People Meter system capable of measuring radio, television, cable, Internet streaming and satellite audiences. The Portable People Meter is a pager-sized device that is worn or carried by a survey participant throughout the day. It automatically detects inaudible codes that radio, television, cable, Internet and satellite providers embed in the audio portion of their programming using encoders provided by Arbitron. These codes identify the media that a participant is exposed to throughout the day without the person having to engage in manual recording activities. At the end of each day, the meter is placed into a base station that recharges the device and sends the collected codes to Arbitron for tabulation.

    There are several advantages of the Portable People Meter system. It is simple and easy for respondents to use. It requires no button pushing, which disrupts media use, no recall and no effort to identify and write down channels or radio stations tuned to. The Portable People Meter is able to passively detect all exposure to encoded media by identifying each source through unique identification codes. It can differentiate analog, digital and Internet broadcasts and can track in and out of home media exposure. The Portable People Meter is able to capture a consumer's use of all electronic media measuring cable, broadcast television, radio and Internet audio.

    During 1999, Arbitron tested the Portable People Meter in Manchester, England and additional testing has begun in Philadelphia. The testing in the United Kingdom determined that the Portable People Meter technology operated as intended and that survey participants carried the Portable People Meter with them to a degree that was satisfactory for the test. It also determined that television audience estimates made using the Portable People Meter were comparable to existing United Kingdom television audience measurements and that radio audience estimates comparisons were inconclusive.

    On May 31, 2000, Arbitron entered into an agreement with Nielsen Media Research, Inc., a provider of U.S. television audience measurement services, under which Arbitron granted Nielsen Media Research an option to join Arbitron in the potential commercial deployment of the Portable People Meter on a nationwide basis in the United States. In the event Nielsen Media Research exercises the option, the parties have agreed to form a joint venture to implement the commercial deployment in the United States of the Portable People Meter and to operate the business of data collection based on the use of the Portable People Meter on an ongoing basis. Recognizing that the successful commercial deployment of the Portable People Meter is uncertain and risky, Arbitron believes that a joint venture with Nielsen Media Research creates a significantly greater likelihood of successful commercial deployment than other commercial options or alternatives.

    The parties will each use the data generated by the jointly-deployed Portable People Meter in creating their own media measurement services. Generally, each company will be licensed to use the Portable People Meter data to create measurement services for particular media and will receive revenues from the sale of these services. Arbitron will also receive a royalty from Nielsen Media Research based on profits generated by Nielsen Media Research using the Portable People Meter data. The division of revenues from Internet data remains to be negotiated by the parties. The costs, expenses and capital expenditures for operating the joint venture would be shared by Arbitron and Nielsen Media Research based on the degree to which use of the Portable People Meter displaces costs at each company.

    Arbitron retains the right under the agreement at any time to license, test and/or implement a commercial deployment of the Portable People Meter and the technology contained in the Portable People Meter outside of the United States. In the event Nielsen Media Research exercises its option to form the joint venture in the United States, Nielsen Media Research also has the right to purchase from Arbitron, at fair value, a portion of Arbitron's interest in all audience measurement business activities arising out of the commercial deployment of the Portable People Meter and the technology contained in the Portable People Meter outside of the United States.

    Radio Market Report and Other Reports.  Arbitron's listening estimates are provided in a number of different reports that are published and licensed to its customers. The cornerstone of Arbitron's radio audience measurement services is the Radio Market Report, which is currently available in approximately 278 U.S. local markets. The Radio Market Report provides audience estimates covering a wide variety of demographics and dayparts, which are time periods for which audience estimates may be reported, for all stations in a market. Each Radio Market Report contains more than 100,000 estimates to help radio stations, advertising agencies and advertisers understand who is listening to the radio stations, which radio stations they are listening to and when.

    In addition to the Radio Market Report, Arbitron provides additional services, such as its Radio County Coverage Reports, Hispanic Radio Market Reports and Black Radio Market Reports. Radio County Coverage is an annual study that is published each spring and provides radio audience estimates for every county in the continental U.S., plus metropolitan counties in Alaska and Hawaii. Radio County Coverage Reports are available by the county, by the state or for the whole country. Hispanic Radio Market Reports are available exclusively by tape access and are issued twice a year. Information is collected from bilingual diaries placed in Hispanic homes. Black Radio Market Report tape access provides radio listening estimates for African American audiences. Data is available either once or twice a year, depending on the market.

Software Applications

    In addition to its reports, Arbitron also provides software applications that give its customers access to Arbitron's estimates via Arbitron's proprietary database of estimates, and enable them to more effectively analyze and understand that information for sales, management and programming purposes. Arbitron is also developing applications to enable customers to link the estimates in Arbitron's database with information from other databases (such as product purchasing behavior) so as to enable customers to further refine sales strategies and compete more effectively for advertising dollars.

    Arbitron's Tapscan family of software solutions, which Arbitron acquired in 1998 from Tapscan, Inc., are used by many radio stations, advertisers and advertising agencies. One service, QualiTap, is also made available under a licensing arrangement with Tapscan, Inc. to television and cable outlets in the United States. The Tapscan software is one of the advertising industry's leading radio analysis applications. It can help to create colorful charts and graphs that make complicated information more usable to potential advertisers. Other features include prebuy research including frequency-based tables, cost-per-point analysis, hour-by-hour and trending, use of respondent-level radio data, automatic scheduling and goal tracking, instant access to station format and contact information.

    Other key software applications Arbitron offers its radio clients are the Maximi$er service for radio stations and the Media Professional service for advertising agencies and advertisers. Both of these software applications offer respondent-level database access, which allows radio stations, advertising agencies and advertisers to customize survey areas, dayparts, demographics and time periods to support targeted marketing strategies. The Maximi$er service includes a Windows-based application that delivers a market's entire radio diary database to a client's personal computer. Radio stations use Maximi$er to produce information about their station and programming not available in Arbitron's published Radio Market Reports. Media Professional is designed to help advertising agencies and advertisers plan and buy radio quickly, accurately and easily. The easy-to-use software integrates radio planning and buying into one comprehensive research and media buying tool. It allows agencies and advertisers to uncover key areas critical to the buying process, including determining the most effective media target, understanding market trends, and identifying potential new business.

Local Market Consumer Information Services

    In addition to its core radio ratings service which provides primarily quantitative data, such as how many people are listening, Arbitron also provides qualitative data to radio stations, cable companies, advertising agencies and advertisers on listeners, viewers and readers that provides more detailed socio-economic information and information on what the respondents buy, where they shop and what forms of media they use. Arbitron provides these measurements of consumer demographics, retail behavior and media usage in approximately 278 local markets throughout the United States.

    Arbitron provides four qualitative services tailored to fit a customer's specific market size and marketing requirements:

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  Scarborough Report, which caters to large markets;
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  RetailDirect, which is available in medium markets; and
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  Qualitative Diary Service and RetailDirect Lite, which are offered in smaller markets.

    Each service profiles a market, the consumers and the media choices in terms of key characteristics. These four services cover the major retail and media usage categories in almost any area. Arbitron also offers training and support services that help its customers understand and use the local market consumer information Arbitron provides them.

    Scarborough Report.  Arbitron's Scarborough service is provided through a joint venture between Arbitron and VNU Marketing Information. The Scarborough service provides detailed information about media usage, retail and shopping habits, demographics and lifestyles in over 75 large United States markets, utilizing a sample of consumers in the relevant markets. Scarborough data feature more than 500 retail and lifestyle characteristics, which can help radio stations, cable companies, advertising agencies and advertisers provide an in-depth profile of their consumers and listeners. Examples of Scarborough categories include retail shopping (i.e., major stores shopped or purchases during the past 30 days), auto purchases (i.e., plan to buy new auto or truck), leisure activities (i.e., attended sporting event) and personal activities (i.e., golfing). Media information includes broadcast and cable television viewing, radio listenership, newspaper readership by section, magazine readership and yellow pages usage. This information is provided twice each year to newspapers, radio and television broadcasters, cable companies, advertising agencies and advertisers in the form of the Scarborough Report. Arbitron is the exclusive marketer of the Scarborough Report to radio broadcasters and cable companies. Arbitron also markets the Scarborough Report to advertisers, advertising agencies and outdoor advertisers on a shared basis with VNU Marketing Information.

    RetailDirect.  Arbitron has also developed and currently provides in approximately 24 mid-sized United States markets its RetailDirect service, which is a locally oriented, purchase data and media usage research service. This service, which utilizes diaries and telephone surveys, provides a profile of the broadcast audience in terms of local media, retail and consumer preferences so that local radio and television broadcasters and cable companies will have information that helps them develop target sales and programming strategies. Retail categories include automotive, audio-video, furniture and appliances, soft drinks and beer, fast food, department stores, grocery stores, banks and hospitals. Media usage categories include local radio, broadcast TV, local network cable, newspapers, yellow pages and advertising circulars.

    Qualitative Diary Service.  Arbitron's Qualitative Diary Service collects consumer and media usage information from Arbitron radio diary keepers in the smaller United States markets. The same people who report their radio listenership in the market also answer over 20 product and service questions. Consumer behavior information is collected for key local market retail categories, such as automotive sales, grocery, fast food, furniture and bedding stores, beer, soft drinks and banking. The Qualitative Diary Service also collects information about other media, such as cable television viewing and newspaper readership.

    RetailDirect Lite.  RetailDirect Lite provides detailed information about demographics, retail and shopping habits and lifestyles of cable subscribers. This qualitative service for cable companies is available in over 150 markets. Offering personal viewing information on 15 different cable networks, RetailDirect Lite provides information, such as what percentages of a retailer's customers and prospects have cable television, what cable networks its customers are watching and other socioeconomic data.

Arbitron Cable Services

    Arbitron has recently expanded its local market consumer information services to media other than radio, including cable television. Feedback from Arbitron's cable customers suggests that the cable industry is in need of improved local measurement systems because current quantitative measurement methods may have undervalued the local cable viewership. Without solid measures of demographic audiences at the local market level, cable may have been handicapped in achieving its full potential of local and national advertising revenues. In response to this need, Arbitron Cable provides cable companies with qualitative audience information and software programs that help cable companies show their advertisers that cable is a highly targeted and effective way to reach the people who purchase their products and services. Arbitron has also developed its Portable People Meter, which is designed to measure cable to more adequately reflect measurement of the multitude of channels available over cable.

    Arbitron believes that its Portable People Meter technology holds great promise for the cable industry. Arbitron believes that its Portable People Meter will provide not only a reliable, accepted local audience measurement services for the cable industry, but the data could ultimately be linked to consumer/client databases to optimize cable campaigns to enhance local/national spot sales efforts; validate audiences to national cable networks, regional sports and entertainment channels and local origination channels; provide valuable insights into local audience size and demographics of cable networks; deliver targeted schedule recommendations for cross-channel promotional campaigns; maximize the promotional and advertising sales power of local cable channels; and provide in-depth information on the electronic media usage of cable subscribers for media planning.

Arbitron Webcast Ratings

    Arbitron's Webcast Ratings service measures the audiences of audio and video content on the Internet, commonly known as "Webcasts" or "streaming media." Arbitron's Webcast Ratings service has been in operation as a pilot since October 1999, and Arbitron plans to offer the service to its customers in January 2001. Arbitron's Webcast Ratings service helps webcasters "monetize" their Internet business models by enabling them to demonstrate the size and value of their online audience to advertising agencies and advertisers who require independent and credible audience measurement information to justify their advertising expenditures and to make informed media planning and buying decisions.

    In July 2000, Arbitron entered into a business development and software license agreement with Lariat Software, Inc., a provider of software to streaming media content delivery networks, to help power Arbitron's Webcast Ratings service. Under the terms of the agreement, Lariat will license its MediaReports software to Arbitron to streamline the collection of data and help Arbitron manage the high volume of Internet tuning events Arbitron expects to compile. The combination of Lariat's market-leading data collection and reporting solutions and Arbitron's expertise in the compiling and marketing of credible third-party ratings will, Arbitron believes, provide webcasters, advertising agencies and advertisers with the information that will be critical in making advertising and programming decisions.

International Operations

    Arbitron's international operations consist primarily of its Continental Research subsidiary, which operates in the United Kingdom and Europe. In addition, Arbitron has recently expanded its sales and marketing efforts to other countries, such as Mexico and Japan. Arbitron has also entered into agreements with international media information services companies, such as Taylor Nelson Sofres, a UK company, and BBM Bureau of Broadcast Measurement, a Canadian audience measurement service, to market Arbitron's products and services internationally.

  Continental Research

    Through its Continental Research subsidiary, Arbitron provides media, advertising, financial, telecommunications and Internet research services in the United Kingdom and Europe.

    Media.  Continental Research's media clients cover the full spectrum of traditional and new media, with particular strength in the television and radio markets. Its media services include measuring audiences, evaluating existing services or building forecasting models.

    Advertising.  Continental Research also evaluates every stage of the advertising process: from strategy development, creative development, pre-campaign testing, pre and post advertising and tracking, on-air coincidental studies, to analysis of those responding to the campaign, and those converting to purchase.

    Financial.  Continental Research's experience in business to business financial research ranges from new product development to market measurement to advertising tracking. When conducting financial research among consumers, Continental Research uses The Million Plus Panel, which comprises a pool of approximately 3.7 million United Kingdom residents and holds over 3,000 demographic, lifestyle and purchasing details for each resident.

    Telecommunications and Internet.  Continental Research's telecommunications and Internet projects have ranged from local area markets through to multi-national markets and have examined pricing, promotion, billing, product differentiation, advertising effectiveness, distribution systems, customer satisfaction, market estimation and new product development research.

  Other International Operations

    Arbitron has recently expanded its international sales and marketing efforts to other countries, such as Mexico and Japan. Arbitron has proposed to Mexican broadcasters a syndicated radio ratings service for Mexico. In Japan, Arbitron has produced a large one-time-only study of consumers called "Media Targeting 2000 Japan" for the National Association of Broadcasters in Japan. Additionally, Arbitron has entered into agreements with international media information services companies, such as Taylor Nelson Sofres and BBM Bureau of Broadcast Measurement to market and sell Arbitron's services internationally. In Australia, ACNielsen distributes, on an exclusive basis, Arbitron's Tapscan software to the Australia radio and advertising agency marketplace.

Strategy

    Arbitron's objective is to maintain its strong leadership position in the radio audience measurement industry and to expand its audience measurement services to a broader range of media types, including television, cable, satellite delivered media and webcasting. Key elements of Arbitron's strategy to pursue this objective include:

  • Continue to invest in quality improvements in its radio audience measurement service and seek opportunities to further grow the business. Arbitron provides radio audience measurement information in the United States and intends to continue to invest in quality improvements in its radio audience measurement services and in new software-based information applications. Additionally, Arbitron believes that a growth opportunity exists in the advertiser market and intends to seek to expand its customer base of large corporate advertisers by developing and marketing new information services designed to assist corporate advertisers in implementing targeted marketing strategies.

  • Build on Arbitron's experience in the radio audience measurement industry and its new Portable People Meter technology to expand into measurement services for other types of media. Arbitron intends to utilize its experience in the radio audience measurement industry and its Portable People Meter technology to expand into measurement services for other types of media, such as satellite delivered radio, television, cable and the Internet. Arbitron is also currently prototyping a webcast ratings service called Arbitron Webcast Ratings that measures the audiences of audio and video webcasts online. Arbitron has entered into a business development and software license agreement with Lariat Software Inc. to jointly offer each company's respective webcast measurement services. Arbitron intends to enter into agreements with third parties to assist it in the marketing, technical and financial aspects of expanding into measurement services for other types of media.

  • Develop and commercialize the next generation data collection and processing technique. Arbitron's businesses require sophisticated data collection and processing systems, software and other technology. The collection of Arbitron's estimates is dependent on a number of individuals keeping track of their listening, viewing and reading activities in diaries. The technology underlying the media measurement industry is undergoing rapid change, and Arbitron will need to continue to develop and refine its techniques for data collection and processing to accommodate these changes. The development of Arbitron's Portable People Meter is an attempt to respond to a growing demand to develop more efficient and less time consuming methods for measuring audiences. Eventually, Arbitron hopes to develop an integrated measurement service that will measure all media from a single source, enabling media buyers to make multi-media decisions in an integrated fashion.

  • Expand international presence. Arbitron continues to explore opportunities that would facilitate the expansion of its audience measurement service into selected international markets, such as Western Europe, Singapore, Mexico and Japan. Arbitron believes there is a demand for quality radio audience information internationally from global advertisers, United States broadcasters who have acquired broadcasting interests in other countries and an increasing number of private commercial broadcasters in other countries. International advertising markets operate similarly to the U.S. advertising market. Multi-national advertisers and advertising agencies tend to set the standards for measurement around the world, and historically the lead has come from the United States. Additionally, Arbitron believes that its webcast audience measurement service is a natural area for its international expansion. There are already hundreds of radio stations and webcasters in international markets streaming their signals over the Internet. Most of these radio stations and webcasters have a business model supported by advertising revenues, which necessitates credible audience measurement. Arbitron is unaware of any company providing credible webcast audience estimates. Arbitron's current webcast audience measurement methodology permits international webcasters to participate in Arbitron's service because the service gathers data electronically from worldwide servers and content companies that provide content to end-users. Arbitron also believes that its Portable People Meter is a natural area for international expansion.

Customers, Sales and Marketing

    Arbitron's customers are primarily radio stations, cable companies, advertising agencies and large corporate advertisers. As of October 31, 2000, Arbitron provided its radio audience measurement and related services to approximately 3,690 radio stations and 3,070 advertising agencies and advertisers nationwide under contracts that generally vary in length from one to seven years. In recent years, a small number of enterprises have greatly expanded their holdings of United States radio broadcasters, and this consolidation of ownership is continuing. As a result of consolidation of United States radio broadcasters, Arbitron has two customers, Clear Channel Communications, Inc. and Infinity Broadcasting Corp., that represented approximately 22 percent and 10 percent, respectively, of Arbitron's revenue in 1999. Although the industry consolidation that has led to the increased concentration of Arbitron's customer base could put pressure on the pricing of Arbitron's radio ratings service, it has also contributed to an increase in the number of stations subscribing for the ratings service, as stations have become Arbitron customers upon their acquisition by larger broadcasting groups. It has also been Arbitron's experience that stations that are part of larger broadcasting groups have been somewhat more likely to purchase Arbitron's analytical software applications and other services in addition to its core ratings service. Furthermore, Arbitron believes that it is well positioned to provide products and services that meet the needs of large broadcasting groups.

    Through Arbitron's webcasting ratings initiative and Portable People Meter project, Arbitron is seeking to expand its constituency beyond traditional broadcasters, such as radio stations, to new media, such as cable television, satellite radio, wireless broadcasters and Internet audio and video webcasters. As of October 31, 2000, Arbitron provided its other media audience measurement and related services to approximately 280 cable companies.

    Arbitron markets its products and services in the United States through a direct sales force of approximately 60 sales account representatives and 25 trainers operating through offices in seven cities around the United States. In addition, separate teams of Arbitron national account managers manage Arbitron's large consolidated group customers.

    Arbitron has entered into a number of agreements with third parties to assist it in marketing and selling its products and services in the United States. For example, Tapscan, Incorporated, which is an entity that is not affiliated with Arbitron, distributes, on an exclusive basis, Arbitron's QualiTap software to the television and cable industries in the United States. Arbitron has entered into a business development and software license agreement with Lariat Software Inc., a provider of software to streaming media content delivery networks, to jointly offer each other's respective webcast measurement services.

    Arbitron supports its sales and marketing efforts through the following promotional efforts:

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  Gathering and publishing studies on emerging trends in the radio and other media industries as well as the media habits of radio listeners and television, cable and Internet viewers, which studies are available for no charge on Arbitron's web site (http://www.arbitron.com);

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  Advertising in a number of key industry publications, including Inside Radio, Radio and Records, MediaWeek, Broadcasting and Cable, and Mulitichannel News;

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  Direct marketing programs directed towards radio stations, cable companies, advertising agencies and large corporate advertisers;

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  A public relations program that promotes Arbitron and the industries Arbitron serves to the broadcasting, Internet, advertising and marketing trade press as well as select local and national consumer and business press;

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  Participating in key industry forums and interest groups, such as the Advertising Research Foundation, The American Association of Advertising Agencies, National Association of Broadcasters, and The Television Bureau of Advertising as well as Internet roundtables and many state and local advertising and broadcaster associations; and

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  Significant presence at major industry conventions, such as those sponsored by the National Association of Broadcasters and Radio Advertising Bureau.

    Internationally, Arbitron markets its services through a direct sales force of approximately 18 sales representatives operating through Continental Research's office in the United Kingdom. Arbitron has recently expanded its international sales and marketing efforts to other countries, such as Mexico and Japan. Additionally, Arbitron has entered into agreements with international media information services companies, such as Taylor Nelson Sofres, to market Arbitron's services internationally. ACNielsen distributes, on an exclusive basis, Arbitron's Tapscan software in Australia.

Technology and Competition

    Arbitron's businesses require sophisticated data collection and processing systems, software and other technology. The technology underlying the media measurement industry is undergoing rapid change, and Arbitron will need to continue to develop and refine its techniques for data collection and processing to accommodate these changes. The development of Arbitron's Portable People Meter is an attempt to respond to a growing demand to develop more efficient and less time consuming methods of recording listener, viewer and reader data. Although Arbitron provides radio audience measurement services to over 3,500 radio stations, it recognizes that it must enhance its existing services and develop new services in response to the rapidly changing media marketplace. In addition to responding to a growing demand to develop a more efficient and less time consuming method of recording listening, viewing and reading data, Arbitron's Portable People Meter is also an attempt to respond to pressures from the media measurement industry to design a service that will track and measure all media from a single source. Similarly, the development of Arbitron's proposed Arbitron Webcast Ratings service is in response to requests by Arbitron's customers to include webcasts in Arbitron's radio audience measurements. There can be no assurance that Arbitron will be able to develop and refine its Portable People Meter and Arbitron Webcast Ratings service or any other new technologies for data collection and processing and broad media measurement or that it will be able to do so as quickly or cost-effectively as its competitors.

    Arbitron competes with a large number of other providers of applications software, qualitative data and proprietary qualitative studies used by broadcasters, cable companies, advertising agencies and advertisers. These competitors include Strata Marketing Inc., Marketing Resources Plus, a division of VNU, a division of International Demographics, Inc., and Telmar Information Services Corp. in the area of applications software, and The Media Audit and Simmons Research Bureau in the area of qualitative data. Arbitron competes with these companies primarily on the basis of ease of use, reliability, end user experience and price. Arbitron is also aware of at least two companies, Telecontrol AG and The Pretesting Company, that are in the process of developing technologies that may compete with Arbitron's Portable People Meter.

    Arbitron also competes with a number of companies in the webcast and Internet audience measurement industry, namely MeasureCast, Inc., Media Metrix, Inc. and NetRatings, Inc. The market for webcast ratings and Internet audience measurement is new and rapidly evolving and becoming increasingly competitive. As the demand for webcasting and Internet measurement information increases, Arbitron expects competition in this area to intensify, especially given the pressure to create a uniform standard upon which companies will make meaningful decisions regarding online advertising. Arbitron believes that the principal competitive factors in this market are reliability, timeliness, the breadth and depth of measurement services offered, the ability to provide quality analytical services derived from the audience measurement information, end user experience and price.

    Some of Arbitron's competitors may have greater financial, marketing, distribution and technical resources than Arbitron. Arbitron believes that its future growth and success will be dependent on its ability to compete with these and any other competitors and to design, develop and commercialize new products and services that address the industry needs for more efficient and less time consuming methods of data collection and processing and broader media measurement techniques. Arbitron cannot assure success in that competition.

Intellectual Property

    Arbitron relies on a combination of patents, copyrights, trademarks, service marks and trade secret laws, license agreements and other contractual restrictions to establish and protect its proprietary rights in its products and services. In the United States, Arbitron has been granted 24 patents and has two patent applications pending. Internationally, Arbitron has been granted 69 issued patents and has 67 patent applications pending. Arbitron's patents primarily relate to its data collection and processing systems and software and its Portable People Meter.

    Arbitron's audience listening estimates are original works of authorship and are copyrightable under the federal copyright laws in the United States. Arbitron registers two core reports that contain the estimates, the Radio Market Report and the Radio County Coverage Report. The Radio Market Report is published either twice a year or quarterly, depending on the Arbitron market surveyed, while the Radio County Coverage Report is released annually. Arbitron seeks copyrights for every Radio Market Report, for every survey and for each of the approximately 278 markets measured by Arbitron and each Radio County Coverage Report for every state in the United States. Arbitron also seeks copyright protection for the databases comprising the Radio Market Report, Radio County Coverage Report, software and other services containing its audience estimates and respondent level data. Prior to the publication of the printed Arbitron reports and release of the software containing the respondent level data, Arbitron registers its databases under the U.S. federal copyright laws. Arbitron's proprietary data regarding audience size and demographics is provided to customers through multi-year license agreements.

    A number of Arbitron's services are marketed under U.S. federally registered trademarks that are helpful in creating recognition in the marketplace. Some of Arbitron's registered trademarks include: the Arbitron name and logo, Maximi$er and RetailDirect. Arbitron has a pending trademark application for Arbitron PPM. Arbitron also has a number of common law trademarks, including Media Professional, Qualitap, MediaMaster, Prospector and Schedule It. Arbitron has registered its name as a trademark in the United Kingdom and the European Community and is exploring the registration of its marks in other foreign countries.

    The laws of some countries might not protect Arbitron's intellectual property rights to the same extent as the laws of the United States. Effective patent, copyright, trademark and trade secret protection may not be available in every country in which Arbitron markets or licenses its products and services.

    Arbitron believes its success depends primarily on the innovative skills, technical competence and marketing abilities of its personnel. Arbitron has entered into confidentiality and assignment of inventions agreements with substantially all of its employees and entered into non-disclosure agreements with its suppliers and customers to limit access to and disclosure of its proprietary information.

    Arbitron also must guard against the unauthorized use or misappropriation of its audience estimates, databases and technology by third parties. There can be no assurance that the copyright laws and other statutory and contractual arrangements Arbitron currently depends upon will provide it sufficient protection to prevent the use or misappropriation of its audience estimates, databases and technology or deter independent third party development of competing information and technologies. The failure to protect Arbitron's proprietary information and intellectual property rights, and in particular, its audience estimates and databases, could severely harm Arbitron's business.

    In addition, claims by third parties that Arbitron's current or future products or services infringe upon their intellectual property rights may harm its business. Intellectual property litigation is complex and expensive, and the outcome of this litigation is difficult to predict. Arbitron has in the past been involved in litigation relating to the enforcement of its copyrights covering its radio listening estimates. Although Arbitron has generally been successful in these cases, there can be no assurance that the copyright laws and other statutory and contractual arrangements Arbitron currently depends upon will provide it sufficient protection to prevent the use or misappropriation of its audience estimates, databases and technology in the future. Arbitron was also involved in the successful defense of a patent infringement claim relating to its Portable People Meter. In 1993, The Pretesting Company sued Arbitron alleging infringement of one of The Pretesting Company's patents. Arbitron denied the claims, the court found that The Pretesting Company patent was invalid and the infringement case was dismissed. Any future litigation, regardless of outcome, may result in substantial expense to Arbitron and significant diversion of its management and technical personnel. Any adverse determination in any litigation may subject Arbitron to significant liabilities to third parties, require Arbitron to license disputed rights from other parties, if licenses to these rights could be obtained, or require Arbitron to cease using the technology.

Research and Development

    Arbitron's research and development activities have related primarily to the design and development of its data collection and processing systems, software applications used to assist Arbitron's customers in understanding how to use Arbitron's data in their businesses, Arbitron's Portable People Meter and its new proposed Arbitron Webcast Ratings service. Arbitron expects that it will continue to spend money on research and development activities over the next several years, particularly in light of the rapid technological changes affecting its business. The majority of the investment effort and spending will be dedicated to improving the quality and efficiency of Arbitron's data collection and processing systems, developing new software applications that will assist Arbitron's customers in realizing the full potential of Arbitron's audience measurement services, developing Arbitron Webcast Ratings technology and Arbitron's Portable People Meter technology, and developing a single source service that will be able to measure audience and other information from a number of different forms of media.

    As of September 30, 2000, Arbitron employed 125 employees dedicated to research and development. The table below reflects the amount of research and development expenses for Arbitron's operations for the periods indicated.

	Years Ended December 31,
	1999	1998	1997
	(in thousands)
Research and development	$12,936	$10,821	$8,664
Percent of revenue	6.8%	6.2%	6.0%

Governmental Regulation

    Arbitron's Portable People Meter has been certified to meet Federal Communications Commission requirements relating to emissions standards. Additionally, the Portable People Meter has been certified to meet the safety standards of Underwriter's Laboratories (commonly referred to as UL) as well as Canadian and European safety standards.

    Arbitron's media research activities are regulated by the U.S. Federal Trade Commission in accordance with a Decision and Order issued in 1962 to CEIR, Inc., Arbitron's predecessor company. This order originally arose in connection with the television ratings business and Arbitron believes that that today it applies to all of Arbitron's media measurement services. The order requires full disclosure of the methodologies used by Arbitron and prohibits Arbitron from making representations in selling or offering to sell an audience measurement service without proper qualifications and limitations regarding probability sample, sampling error and accuracy or reliability of data. It also prohibits Arbitron from making a statement regarding diary precautions unless those precautions are taken, and making overbroad statements regarding the viewing a diary reflects. The order further prohibits Arbitron from representing the data as anything other than estimates and making a statement that the data is accurate to any precise mathematical value. The order requires that Arbitron make affirmative representations in its reports regarding non-response by survey participants and the effect of this non-response on the data, the hearsay nature of a survey participant's response, the fact that projections have been made, and the limitations and deficiencies of the techniques or procedures used. Arbitron believes that it has conducted and continues to conduct its radio audience measurement services in compliance with the order.

    Arbitron's radio audience measurement service and its Maximi$er software application are accredited by and subject to the review of the Media Ratings Council. The Media Ratings Council is an industry organization created to assure high ethical and operational standards in audience measurement research. Arbitron's radio ratings service has been accredited by the Media Ratings Council since 1968. To merit continued accreditation of its ratings services and its Maximi$er software, Arbitron must: (1) adhere to the Council's Minimum Standards for Media Rating Research; (2) supply full information to the Media Ratings Council regarding details of its operations; (3) conduct its media measurement services substantially in accordance with representations to its subscribers and the Council; and (4) submit to, and pay the cost of, thorough annual audits of accredited Arbitron services by certified public accounting firms engaged by the Media Ratings Council.

Facilities

    Arbitron's primary locations are its research and technology center in Columbia, Maryland and its headquarters located at 142 West 57thStreet, New York, New York. In addition, Arbitron has five regional sales offices located in the metropolitan areas of Atlanta, Georgia; Washington, D.C./ Baltimore, Maryland; Chicago, Illinois; Dallas, Texas and Los Angeles, California. Arbitron's New York City office serves as its home base for sales and marketing, while its research, technology and operations are located in its Columbia, Maryland facility. Arbitron's Tapscan operations are located primarily in Birmingham, Alabama, and its Continental Research subsidiary is located in London, England. Arbitron also employs seven software professionals located in leased premises in India. Arbitron conducts all of its operations in leased facilities. Most of these leases contain renewal options and require payments for taxes, insurance and maintenance in addition to base rental payments. Before the spin-off, Ceridian and New Ceridian will enter into a sublease agreement pursuant to which New Ceridian will sublease to Arbitron after the spin-off a portion of leased office space located in New York City. The material terms of this agreement are summarized under the heading "Relationship Between New Ceridian and Arbitron After the Spin-Off—Sublease Agreement." Arbitron believes that its facilities are adequate for their intended purposes, are adequately maintained and are reasonably necessary for current and anticipated business purposes.

Employees

    As of September 30, 2000, Arbitron employed approximately 732 people on a full-time basis and 408 on a part-time basis in the United States and 46 people on a full-time basis and 310 on a part-time basis internationally. None of Arbitron's employees is covered by a collective bargaining agreement. Arbitron believes its employee relations are good.

Legal Proceedings

    Arbitron and its subsidiaries are involved from time to time in a number of judicial and administrative proceedings considered normal in the nature of their current and past operations, including employment-related disputes, contract disputes, government proceedings, customer disputes and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on the part of Arbitron. Some of these matters raise difficult and complex factual and legal issues, and are subject to many uncertainties, including, but not limited to, the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of this complexity, final disposition of some of these proceedings may not occur for several years. As such, Arbitron is not always able to estimate the amount of its possible future liabilities. There can be no certainty that Arbitron may not ultimately incur charges in excess of presently or future established accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is the opinion of management that the final disposition of these proceedings will not, considering the merits of the claims and available reserves, have a material adverse effect on Arbitron's financial position or results of operations.

MANAGEMENT OF ARBITRON

Board of Directors

    Upon completion of the spin-off, Arbitron's board of directors will consist of eight members. Each director will serve an annual term that will expire at Arbitron's annual stockholders' meeting in each year and until his or her successor has been elected and qualified. Information concerning the individuals who will serve as Arbitron's directors as of the date of the spin-off is provided below. Ceridian's current directors are expected to resign from their positions with Ceridian as of the effective date of the spin-off.

    Erica Farber, age 47

  •
  Publisher and Chief Executive Officer of Radio and Records, Inc. since 1996

  •
  Chief Operating Officer of Radio and Records, Inc. from 1994 to 1996

    Kenneth F. Gorman, age 61

  •
  Principal and Co-Owner of Apollo Partners LLC since 1987

  •
  Also a director of the Musicland Group, Inc.

    Philip Guarascio, age 59

  •
  Principal of PG Ventures LLC since May 2000

  •
  Vice President, General Manager of General Motors Corporation's North America Advertising and Corporate Marketing from July 1994 to May 2000

  •
  Also a director of Hotjobs.com

    Larry E. Kittelberger, age 51

  •
  Senior Vice President and Chief Information Officer of Lucent Technologies, Inc. since December 1999

  •
  Senior Vice President and Chief Information Officer of Allied Signal, Inc. from 1995 to December 1999

  •
  Also a director of Commonwealth Industries, Inc.

    Stephen B. Morris, age 57

  •
  Executive Vice President of Ceridian and President of Ceridian's Arbitron division since January 1996

  •
  Vice President of Ceridian and President of Ceridian's Arbitron division from December 1992 to January 1996

  •
  Also a director of the John B. Stetson Company

    Luis G. Nogales, age 57

  •
  Senior Adviser to Private Equity Group of Deutsche Bank since 1999

  •
  President of Nogales Partners, an investment firm dedicated to making investments in equity related securities issued in corporate acquisitions, since 1989

  •
  Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997

  •
  Also a director of Adolph Coors Company

    Lawrence Perlman, age 62

  •
  Consultant to Ceridian from May 2000 until December 2000.

  •
  Chairman of Ceridian from November 1992 to April 2000.

  •
  Chief Executive Officer of Ceridian from 1990 to December 1999

  •
  President of Ceridian from January 1990 to April 1998

  •
  Also serves as Co-Chairman and a director for Seagate Technology, Inc., and a director for the Valspar Corporation, Computer Network Technology Corporation and Amdocs Limited

    Richard A. Post, age 42

  •
  Managing Partner of Lonetree Capital Partners since July 2000

  •
  Executive Vice President and Chief Financial Officer of MediaOne Group, Inc. from January 1997 to July 2000

  •
  President, Corporate Development of U.S. West, Inc. from June 1996 to December 1996

  •
  Vice President, Corporate Development of U.S. West, Inc. from January 1996 to June 1996

  •
  President, U.S. West Capital Assets of U.S. West, Inc. from July 1993 to January 1996

  •
  Also a director of autobytel.com inc. and Financial Security Assurance

Committees of the Board of Directors

    Arbitron's board of directors will maintain four committees:

  •
  Executive

  •
  Audit

  •
  Compensation and Human Resources

  •
  Nominating and Board Governance

    Membership on the Audit Committee and Compensation and Human Resources Committee will be limited to directors who are not current or former employees of Arbitron.

  Executive Committee

    The following directors will serve on the Executive Committee:

Stephen B. Morris
Lawrence Perlman

    It is anticipated that a third director will be added to this committee. The Executive Committee will act on matters that arise between board meetings and require immediate action. All actions taken by this committee will be reported to and ratified by Arbitron's board of directors.

  Audit Committee

    The following directors will serve on the Audit Committee:

Kenneth F. Gorman, Chair
Richard A. Post
Larry E. Kittelberger

    The Audit Committee will:

  •
  review and recommend to the board the selection of Arbitron's independent auditors;

  •
  consult with Arbitron's independent auditors and review the scope and significant findings of the audits performed by them; and

  •
  review the adequacy and sufficiency of Arbitron's financial and accounting controls, practices and procedures, the activities and recommendations of Arbitron's internal auditors and reporting policies and practices.

  Compensation and Human Resources Committee

    The following directors will serve on the Compensation and Human Resources Committee:

Lawrence Perlman, Chair
Erica Farber
Philip Guarascio
Luis G. Nogales

    The Compensation and Human Resources Committee will:

  •
  determine compensation policies, practices and structures for Arbitron's key employees;

  •
  approve the compensation and benefits of Arbitron's executive officers, including the chief executive officer;

  •
  review the process of managing executive succession, diversity and development; and

  •
  assess the adequacy of Arbitron's human resource policies and principles.

Nominating and Board Governance Committee

    The following directors will serve on the Nominating and Board Governance Committee:

Lawrence Perlman, Chair
Erica Farber
Kenneth F. Gorman
Philip Guarascio
Larry E. Kittelberger
Luis G. Nogales
Richard A. Post

    The Nominating and Board Governance Committee will:

  •
  review the composition, organization and governance of the board and its committees and recommend to the board the adoption of relevant policies;

  •
  recommend to the board compensation for non-employee directors; and

  •
  consider all nominees, including those recommended by stockholders, for board membership.

Director Compensation

    Ceridian's 2000 Director Performance Incentive Plan will be terminated effective as of the completion of the spin-off.

    Following the spin-off, each director who is not also an employee of Arbitron or its subsidiaries will be paid an annual retainer fee of $17,500 paid quarterly. Non-employee chairs of the Compensation and Human Resources, Audit and Executive Committees will be paid a supplemental annual cash payment of $5,000. For each board meeting attended, non-employee directors will receive

$1,200. For each committee meeting attended on the same day as the board meeting, non-employee directors will receive $1,000; otherwise, they will receive $1,200 if the committee meeting is on a different day than the board meeting. For each telephonic board meeting, non-employee directors will receive $500.

    Each newly elected director will receive a one-time option grant of 15,000 shares of Arbitron common stock. This option will become exercisable in three equal installments of 5,000 shares over a three-year period and will expire 10 years from its date of grant. Beginning the year after initial election to the board of directors, each non-employee director will also receive an annual option grant of 7,000 shares of Arbitron common stock on the date of the annual meeting of stockholders. The exercise price per share of each option granted will be 100 percent of the fair market value of the underlying Arbitron common stock on the date the option is granted. The option will become exercisable in full six months after its date of grant and will expire 10 years from its date of grant. The chairman of the board of directors for Arbitron in addition to the initial and annual option grants discussed above will also receive an annual stock option grant of 10,000 shares. This option will become exercisable in full after one year and will expire 10 years from its date of grant. The share numbers in this paragraph reflect the proposed reverse stock split of Arbitron common stock which may occur immediately after the spin-off. These share numbers will not change regardless of the final ratio used in the reverse stock split.

    It is expected that the board of directors of Arbitron will adopt a Non-Employee Director Incentive Plan, which will permit non-employee directors to receive, in their discretion, additional stock options in lieu of their annual cash retainers and meeting fees. Arbitron's board of directors may also decide to permit non-employee directors to receive restricted or deferred stock in lieu of their annual cash retainers and meeting fees.

    Directors who are also employees of Arbitron will not be separately compensated for their service as a director.

Executive Officers

    Information concerning the persons who will serve as Arbitron's executive officers upon completion of the spin-off is provided below. Each of the named persons has been, or before the spin-off will be, elected to the office indicated opposite the person's name. The executive officers will serve at the discretion of Arbitron's board of directors. Officers are elected at the annual meeting of directors held immediately following the annual meeting of stockholders. Arbitron's board of directors may elect additional executive officers from time to time. Ceridian's current executive officers are expected to resign from their positions with Ceridian effective as of the date of the spin-off.

  Stephen B. Morris, age 57, Chief Executive Officer and President

  •
  Executive Vice President of Ceridian and President of Ceridian's Arbitron division since January 1996

  •
  Vice President of Ceridian and President of Ceridian's Arbitron division from December 1992 to January 1996

  Pierre C. Bouvard, age 39, President of Internet Information Services

  •
  President of Arbitron's Internet Information Services group since October 2000.

  •
  Executive Vice President of Worldwide Media Information Services of Ceridian's Arbitron division from September 1999 to October 2000

  •
  Executive Vice President of Radio and Internet Services of Ceridian's Arbitron division from February 1999 to September 1999

  •
  Vice President and General Manager of Arbitron Radio of Ceridian's Arbitron division from January 1995 to February 1999

  •
  Executive Vice President of Coleman Research, a radio strategic advisor, from October 1989 to January 1995

  David A. Lapovsky, age 50, Executive Vice President of Worldwide Research

  •
  Executive Vice President of Worldwide Research for Ceridian's Arbitron division since November 1997

  •
  Executive Vice President of Operations and Research for Arbitron from May 1994 to November 1997

  Marshall L. Snyder, age 58, President of Worldwide Portable People Meter (PPM) Development

  •
  President of Arbitron's Worldwide Portable People Metter (PPM) Development group since October 2000.

  •
  Executive Vice President of Cable and Worldwide PPM for Ceridian's Arbitron division from August 2000 to October 2000

  •
  Executive Vice President and General Manager of Arbitron NewMedia for Ceridian's Arbitron division and Vice President of Ceridian from February 1992 to August 2000

  Owen Charlebois, age 48, President of U.S. Media Services

  •
  President of Arbitron's U.S. Media Services group beginning in January 2001

  •
  President and Chief Executive Officer of the Bureau of Broadcast Measurement since 1990

  William J. Walsh, age 54, Executive Vice President of Finance and Planning and Chief Financial Officer

  •
  Executive Vice President of Finance and Planning of Ceridian's Arbitron division and Vice President of Ceridian since June 1995.

  Janice M. Giannini, age 49, Executive Vice President and Chief Information Officer

  •
  Executive Vice President and Chief Information Officer of Ceridian's Arbitron division since September 2000

  •
  Director of Business Planning and Oversight for Enterprise Information Systems of Lockheed Martin Corporation, a provider of advanced technology systems, products, and services for government and commercial customers, from October 1999 to August 2000

  •
  Director and Chief Information Officer for Management and Data Systems of Lockheed Martin Corporation from June 1996 to September 1999

  •
  Director, Systems Engineering for the Government Electronics Division of Lockheed Martin Corporation from May 1995 to June 1996

  Dolores L. Cody, age 49, Vice President, Chief Legal Officer and Secretary

  •
  Vice President and Chief Legal Officer of Ceridian's Arbitron division since December 1991

  Kathleen T. Ross, age 48, Vice President of Organization Effectiveness and Public Relations

  •
  Vice President of Organization Effectiveness and Public Relations of Ceridian's Arbitron division since November 1998

  •
  Vice President of Organization Effectiveness of Ceridian's Arbitron division from July 1994 to November 1998

  Claire L. Kummer, age 54, Vice President of Operations

  •
  Vice President of Operations of Ceridian's Arbitron division since November 1997

  •
  Vice President of Strategy and Project Manager of Ceridian's Arbitron division from November 1993 to November 1997

Executive Compensation

  Summary Compensation Table

    The following table shows the compensation paid by Ceridian and/or its direct and indirect subsidiaries for 1999 to (1) the person who will be Arbitron's Chief Executive Officer upon the completion of the spin-off; and (2) each of the persons who will be included among the four most highly compensated executive officers of Arbitron upon the completion of the spin-off, based on 1999 compensation, other than Arbitron's Chief Executive Officer. The table shows the amounts paid to these persons for all services provided to Ceridian and its subsidiaries. The table does not reflect the compensation to be paid to these executive officers in the future.

				Long-Term Compensation
				Awards
		Annual Compensation			Payouts
				Securities Underlying Options/SARs (#)(2)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		LTIP Payouts ($)(3)	All Other Compensation ($)(4)
Stephen B. Morris Chief Executive Officer and President	1999	$329,992	$218,090	70,000	$—	$4,800
Pierre C. Bouvard Executive Vice President of Worldwide Media Information	1999	236,608	106,632	13,000	—	9,600
Marshall L. Snyder Executive Vice President of Cable and Worldwide PPM	1999	192,987	81,218	13,000	—	4,800
William J. Walsh Executive Vice President of Finance and Planning and Chief Financial Officer	1999	160,163	68,023	13,000	—	—
David A. Lapovsky Executive Vice President of Worldwide Research	1999	140,019	58,120	9,750	—	4,800

(1)
The amounts reported for each individual as salary include an annual expense allowance paid to these individuals.

(2)
In connection with the spin-off, outstanding options to purchase Ceridian common stock will become options to purchase Arbitron common stock, the number and exercise prices of which will be adjusted so that the new options to purchase Arbitron common stock have equivalent economic terms to the old options to purchase Ceridian common stock as set forth in the personnel agreement. We refer you to "Relationship Between New Ceridian and Arbitron After the Spin-Off—Personnel Agreement."

(3)
The amounts reported in this column represent the market value of shares of common stock that were granted in 1994 under a performance restricted stock program and which vested on April 30, 1998. The market value of the shares of Ceridian common stock was determined by utilizing the closing price of the Ceridian common stock on the NYSE on the vesting date.

(4)
The amounts disclosed for each individual represent Ceridian's contributions to the accounts of the named individuals in one of Ceridian's 401(k) defined contribution plans.

    Options to Purchase Ceridian Common Stock Granted During 1999

    The following table shows the number of options to purchase Ceridian common stock that were granted by Ceridian during 1999 to the persons named in the Summary Compensation Table above.

	Individual Grants (1)(2)
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
			% of Total Options/SARs Granted to Employees in Fiscal Year
	Number of Securities Underlying Options/SARs Granted (#)
				Exercise or Base Price ($/Sh)(3)	Expiration Date
Name						5% ($)	10% ($)
Stephen B. Morris	70,000	(5)	1.80%	$19.9375	10/20/09	$879,244	$2,219,044
Pierre C. Bouvard	13,000	(5)	0.33%	19.9375	10/20/09	163,288	412,108
Marshall L. Snyder	13,000	(5)	0.33%	19.9375	10/20/09	163,288	412,108
William J. Walsh	13,000	(5)	0.33%	19.9375	10/20/09	163,288	412,108
David A. Lapovsky	9,750	(5)	0.25%	19.9375	10/20/09	122,466	309,081

(1)
In connection with the spin-off, outstanding options to purchase Ceridian common stock will become options to purchase Arbitron common stock, the number and exercise prices of which will be adjusted so that the options have equivalent economic terms to the existing options to purchase Ceridian common stock as set forth in the personnel agreement. We refer you to "Relationship Between New Ceridian and Arbitron After the Spin-Off—Personnel Agreement."

(2)
All options reported in this table were granted under Ceridian's 1999 Stock Incentive Plan, which prohibits the repricing of any stock option without prior stockholder approval. All of the above options expire 10 years after the respective grant dates. The exercisability of the above options will generally be accelerated (i) if an optionee's employment is terminated due to death or disability or (ii) upon a change of control of Arbitron. Mr. Morris' options have a "reload" feature, meaning a reload option is granted when an option reported in this table is exercised and payment of the exercise price is made by delivery of previously-owned Ceridian common stock. A reload option is granted for the number of shares of Ceridian common stock tendered as payment for the exercise price and tax withholdings of the underlying option. The exercise price of a reload option is equal to the fair market value (closing price on the NYSE) of a share of Ceridian common stock on the date of grant. A reload option is exercisable in full on the date of grant, and will expire on the same date as the underlying option.

(3)
The per share exercise price of each option granted in 1999 is equal to the market value (closing price on the NYSE) of a share of Ceridian common stock on the date of grant.

(4)
These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Ceridian common stock, overall market conditions and the optionees' continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

(5)
One-half of the shares underlying each of these options will vest in cumulative one-third installments beginning one year from the date of grant. The remaining one-half of the shares underlying each of these options is performance-based and becomes exercisable in full upon the earlier of (i) February 15, 2002, if the average closing price of a share of Ceridian common stock on the NYSE for 20 consecutive trading days during the period beginning October 20, 1999 and ending January 31, 2002 is greater than $26.15 or (ii) October 20, 2005.

  Exercises and Values of Options to Purchase Ceridian Common Stock

    The following table summarizes information regarding the exercise of options to purchase Ceridian common stock during 1999 by the persons named in the Summary Compensation table above, as well as the December 31, 1999 value of unexercised options to purchase Ceridian common stock held by these persons.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)(2)
					Value of Unexercised In-The-Money Options/SARs at Fiscal Year End ($)(3)
	Shares Acquired on Exercise (#)
		Value Realized ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen B. Morris	—	$—	357,334	208,666	$1,992,642	$168,958
Pierre C. Bouvard	7,500	96,563	49,834	48,666	0	33,416
Marshall L. Snyder	10,000	267,688	45,334	48,666	45,514	5,000
William J. Walsh	—	—	57,824	38,666	235,619	27,375
David A. Lapovsky	4,000	119,250	59,168	30,082	255,131	23,760

(1)
Represents the difference between the market value (closing price on the NYSE) of Ceridian common stock on the exercise date and the exercise price of the options, before payment of applicable income taxes.

(2)
In connection with the spin-off, outstanding options to purchase Ceridian common stock will become options to purchase Arbitron common stock, the number and exercise prices of which will be adjusted so that the new options to purchase Arbitron common stock have equivalent economic terms to the old options to purchase Ceridian common stock as set forth in the personnel agreement. We refer you to "Relationship Between New Ceridian and Arbitron After the Spin-Off—Personnel Agreement."

(3)
Represents the difference between the market value (closing price on the NYSE) of Ceridian common stock on December 31, 1999 ($21.5625) and the exercise price of in-the-money options, before payment of applicable income taxes.

  Pension Plans

    Arbitron will establish a voluntary, tax qualified, defined benefit pension plan funded by employee and employer contributions. The plan will cover Arbitron employees who, prior to the spin-off are eligible to participate in the Ceridian pension plan. The Ceridian plan was closed to new participants effective January 2, 1995. Benefits earned under the Ceridian plan prior to the spin-off will be payable from the Arbitron plan after the spin-off for participants employed by Arbitron on January 1, 2001. The amount of the annual benefit under Arbitron's plan will be based upon an employee's average annual compensation during the employee's highest consecutive five-year earnings period while participating in the Ceridian plan or the Arbitron plan. The plan will provide a separate "SBC benefit formula" applicable to employees covered by a benefits agreement between Ceridian and International Business Machines Corporation. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans such as Arbitron's retirement plan, Arbitron will also establish a benefit equalization plan to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the retirement plan had these limits not been in effect. Benefits earned under the Ceridian plan prior to the spin-off will be payable from the Arbitron plan after the spin-off for participants employed by Arbitron on January 1, 2001. Arbitron will also establish and fund a benefit protection trust to pay benefit equalization plan benefits.

    The following table shows estimated annual benefits payable under the pension plan and the benefit equalization plan to an employee who retires in 2000 at age 65:

Pension Plan Table

	Years of Credited Service
Remuneration	15	20	25	30	35	40
$200,000	$45,368	$60,490	$75,613	$90,735	$102,735	$114,735
300,000	69,368	92,490	115,613	138,735	156,735	174,735
400,000	93,368	124,490	155,613	186,735	210,735	234,735
500,000	117,368	156,490	195,613	234,735	264,735	294,735
600,000	141,368	188,490	235,613	282,735	318,735	354,735
800,000	189,368	252,490	315,613	378,735	426,735	474,735
1,000,000	237,368	316,490	395,613	474,735	534,735	594,735
1,200,000	285,368	380,490	475,613	570,735	642,735	714,735
1,400,000	333,368	444,490	555,613	666,735	750,735	834,735

    Annual compensation for purposes of the pension plan and the benefit equalization plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the pension plan that year on a pre-tax basis. Compensation for 1999 covered by these plans for the persons named in the Summary Compensation Table who participate in the pension plan and benefit equalization plan was as follows: Mr. Morris: $523,777; Mr. Walsh: $217,679; Mr. Snyder: $268,394; and Mr. Lapovsky: $190,108. Mr. Bouvard is not eligible to participate in the pension plan or the benefit equalization plan. For purposes of the pension plan and the benefit equalization plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

    As of October 31, 2000, years of credited service for the named executives were as follows: Mr. Morris: 5.96 years; Mr. Walsh: 36.35 years; Mr. Snyder: 33.04 years; and Mr. Lapovsky: 12.96 years.

    Benefit amounts in the Pension Plan Table above are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts. Mr. Walsh is eligible for benefits as computed under the SBC benefit formula. This formula generally provides for benefits slightly lower than those shown in the table above.

Employment Agreements

    The employment agreement Mr. Morris has with Ceridian will continue in place after the spin-off. None of the other named executive officers of Arbitron have an employment agreement with Ceridian. Mr. Morris' agreement contains provisions regarding protection of confidential information, rights in any intellectual property created by him, restrictions on competition and change of control compensation (as described below under the caption "Change of Control Arrangements" below).

    The agreement with Mr. Morris expires on the later of October 1, 2001 or two years after a change of control of Arbitron occurring before that date. The agreement with Mr. Morris automatically renews for successive two year terms upon expiration. If Arbitron terminates the agreement with Mr. Morris without cause, Mr. Morris will be entitled to receive a lump sum payment equal to:

  •
  one year's base salary and an additional one year's base salary if Mr. Morris signs a release of claims; and

  •
  a proportionate share of the bonus Mr. Morris would otherwise have received if he had remained employed with Arbitron for the full year in which termination occurred.

    The agreement with Mr. Morris also contains provisions with regard to payments to be made if termination occurs due to death or disability.

401(k) Plan

    Arbitron will establish a 401(k) plan which will permit participating employees to contribute a portion of their compensation to the plan on a pre-tax basis. Arbitron will make matching contributions in amounts determined by Arbitron. The accounts of current and former Arbitron employees under the Ceridian 401(k) plans, which will be assumed by New Ceridian prior to the spin-off, will be transferred from the Ceridian 401(k) plans to the Arbitron 401(k) plan after the spin-off.

    The 401(k) plan accounts will be invested among a number of available investment options, including shares of Arbitron common stock, according to the directions of the participating employees. Voting and tender rights with respect to shares of Arbitron common stock credited to participants' accounts will be passed through to the participants.

    While employed, participating employees may access their accounts through loans and, in some cases, in-service withdrawals. Following termination of employment, benefits are distributed in a lump sum payment. To the extent a participant's account is invested in full shares of Arbitron's common stock, the shares may be distributed to the participant.

    Arbitron will retain the right to amend or terminate the 401(k) plan at any time.

Deferred Compensation Plan

    Right to Defer Compensation.  Arbitron will establish a nonqualified deferred compensation plan under which Arbitron's officers, non-employee directors and a select group of management employees will be provided with the opportunity to defer all or a portion of their compensation. The accounts of current and former Arbitron employees under the Ceridian Executive Investment Plan, which will be assumed by New Ceridian before the spin-off, will be transferred from the Ceridian Executive Investment Plan to Arbitron's deferred compensation plan after the spin-off. Amounts deferred under the deferred compensation plan or transferred from the Ceridian Executive Investment Plan will be credited to individual participant accounts and deemed invested in one or more funds selected by the participant from a group of available funds designated by the plan administrator.

    Each participant's account will be adjusted periodically by the plan administrator to reflect the income, expense, gains, losses, fees and the like that would otherwise have resulted from an actual investment in the funds selected by the participant. Compensation deferred under the Ceridian Executive Investment Plan prior to January 1, 1999, however, will be credited with earnings on a monthly basis in an amount equal to the monthly equivalent of the reported annual prime rate of interest for the month, unless the participant made a one-time election pursuant to the Ceridian Executive Investment Plan to have the entire portion of his or her prior period deferrals deemed invested as described above.

    A participant will be immediately vested in all amounts deferred under the deferred compensation plan. Participants may also be awarded discretionary credits from time to time by Arbitron or one of its participating affiliates. Discretionary credits will be credited to a separate account for the participant and deemed invested according to the participant's instructions in the manner described above. A participant will become vested in discretionary credits in the manner determined by Arbitron or one of its participating affiliates at the time the credit is awarded.

    Distributions.  Distributions of deferred and discretionary credit account balances will normally be made only upon a participant's severance, retirement or disability, and will generally be made in a lump sum payment except in circumstances relating to retirement or disability for which a participant can elect payment in annual installments of five, 10 or 15 years. Under some conditions, a participant may elect to receive "in service" distributions from his or her account prior to severance, retirement or disability. A participant may also receive a distribution in the absence of an "in service" election in the event of an unforeseeable emergency or the disposition of some or all of the assets of Arbitron or the participating affiliate. The deferred compensation plan additionally permits an early distribution of a participant's account at any time, subject to forfeiture of 10 percent of the account value if no other qualifying circumstance exists.

    Effect of Death of a Participant.  Upon the death of a participant, the entire balance of the participant's accounts will be paid to the beneficiary(ies) designated by the participant.

    Rights of Arbitron's Creditors.  Amounts deferred or otherwise credited to a participant's account are not required by the plan to be invested according to participant fund selections, and will exist only as unsecured obligations of Arbitron or the applicable participating affiliate. Arbitron and any of its participating affiliates may establish a trust for the purpose of paying obligations under the deferred compensation plan, and may transfer to or cause to be held in these trusts cash, marketable securities or other property (including policies of insurance on the lives of participants in the deferred compensation plan) according to the terms of the trusts. Nothing contained in the deferred compensation plan or in any trust document is to be construed as providing for assets to be held for the benefit of any participant or any other person, and no participant or other person will have any interest in the assets of any trust established in connection with the deferred compensation plan. To the extent that a participant or any other person acquires a right to receive benefits under the deferred compensation plan or any trust, this right is no greater that the right of any of Arbitron's unsecured general creditors or the creditors of the applicable participating affiliate. In the event of the bankruptcy or insolvency of Arbitron or a participating affiliate, any trust assets would be returned to Arbitron or the participating affiliate for the benefit of Arbitron's creditors according to the terms of the trust.

    Administration of the Plan.  The plan will be administered by a person or committee designated by Arbitron who will have the discretionary authority to adopt rules, policies, practices or procedures with respect to the plan as it may deem necessary or advisable.

    Amendment and Termination of the Plan.  Arbitron reserves the right to amend or terminate the plan at any time, except that no amendment or termination may adversely affect the rights of the participants with respect to amounts deferred prior to the amendment or termination.

Change of Control Arrangements

    The exercisability of stock options or the vesting of other awards under Arbitron's stock-based compensation plans and the payment of benefits under Mr. Morris' employment agreement described above will accelerate upon either a "change of control" or a "change of control termination." For these purposes, a "change of control" is generally defined as any of the following:

  •
  a merger or consolidation involving Arbitron if less than 50 percent of its voting stock after the merger or consolidation is held by persons who were stockholders before the merger or consolidation;

  •
  a sale of the assets of Arbitron substantially as an entirety;

  •
  ownership by a person or group acting in concert of at least 25 percent of Arbitron's voting securities;

  •
  approval by Arbitron's stockholders of a plan for the liquidation of Arbitron;

  •
  specified changes in the composition of Arbitron's board of directors; or

  •
  any other events or transactions that the Arbitron's board of directors determines constitutes a change of control.

    The term "change of control termination" refers to either of the following if it occurs within two years following a "change of control" of Arbitron:

  •
  termination of Mr. Morris' employment by Arbitron for any reason other than conduct that constitutes fraud, theft, embezzlement or an intentional violation of law involving moral turpitude; and

  •
  Mr. Morris terminates his employment with Arbitron for good reason, which generally means as a result of an adverse change in Mr. Morris' responsibilities, authority, compensation, benefits or working conditions or a material breach of his employment agreement by Arbitron.

    A change of control termination does not include termination of employment due to death or disability. Mr. Morris' employment agreement provides that following a change of control termination, he will be entitled to receive a lump sum payment that is equal to three times each of the following:

  •
  twelve months base salary;

  •
  the bonus, if any, that Mr. Morris would have received under all applicable Arbitron bonus plans for the year in which the termination occurs had "superior" goals been achieved; and

  •
  amount of the annual cash expense allowance.

    In addition, following a change of control termination, Mr. Morris will receive a pension supplement equal to three years of age and service credit.

    The lump sum payments made to Mr. Morris would be in lieu of any other severance payment specified in his employment agreement. In addition to the lump sum payments, Mr. Morris would receive an additional payment in an amount such that after the payment of all taxes, income and excise, Mr. Morris will be in the same after-tax position as if no excise taxes under the Internal Revenue Code had been imposed. Also, the employment agreement with Mr. Morris provides that following a change of control termination, Mr. Morris will be entitled to receive from Arbitron until age 65 the same health and welfare benefits he had received immediately prior to the change of control.

Compensation Committee Interlocks and Insider Participation

    Lawrence Perlman, Erica Farber, Philip Guarascio and Luis G. Nogales will serve on the Compensation and Human Resources Committee of Arbitron. No relationships exist with respect to these individuals that would be required to be disclosed under the rules of the Securities Act of 1933.

Liability and Indemnification of Directors and Officers

    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the Delaware General Corporation Law provides, among other things, that Arbitron may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Arbitron) by reason of the fact that the person is or was a director, officer, agent or employee of Arbitron or is or was serving at Arbitron's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (1) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (2) if the person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of Arbitron, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Arbitron as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to Arbitron, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to the actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

    Arbitron's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to Arbitron or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

    Arbitron's amended and restated bylaws provide that:

  •
  it must indemnify Arbitron's directors and officers to the fullest extent permitted by Delaware law;

  •
  it may indemnify Arbitron's other employees and agents to the same extent that Arbitron indemnified its officers and directors, unless otherwise determined by Arbitron's board of directors; and

  •
  it must advance expenses, as incurred, to Arbitron's directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in Arbitron's amended and restated certificate of incorporation and amended and restated bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Arbitron may maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of their status.

ARBITRON RELATED PARTY RELATIONSHIPS AND TRANSACTIONS

    Following the spin-off, Arbitron will continue to have a relationship with New Ceridian as a result of the distribution agreement, the transition services agreement and other agreements described under the heading "Relationship Between New Ceridian and Arbitron After the Spin-Off." Arbitron and New Ceridian will cease to have any other material contractual relationship with each other. Arbitron and New Ceridian will have no ownership interest in each other.

    In May 2000, Ceridian entered into a consulting agreement with Lawrence Perlman, Ceridian's former Chairman of the Board, President and Chief Executive Officer, pursuant to which Mr. Perlman agreed to provide consulting services to Ceridian from May 1, 2000 through December 1, 2000 for $250,000 payable in two equal installments.

ARBITRON STOCK OWNERSHIP INFORMATION

Stock Ownership of Arbitron's Directors and Management

    After the spin-off, Ceridian common stock will be known as Arbitron common stock. Ceridian may effect a reverse stock split of Arbitron common stock at a ratio to be determined by Ceridian not to exceed one-for-five, which, if implemented by Ceridian, would be effective immediately after the spin-off. If the reverse stock split is implemented, the stock split would decrease the number of shares of Arbitron common stock owned by the individuals in the table below immediately after the spin-off by a factor not more than five.

    The following table sets forth the number of shares of Arbitron common stock, before giving effect to the proposed reverse stock split, beneficially owned as of October 31, 2000, directly or indirectly, by each of the individuals who will become Arbitron's directors and executive officers and all of these individuals as a group. The number of shares of Arbitron common stock included in the table includes shares as to which a right to acquire ownership within 60 days of October 31, 2000 exists (for example, through the exercise of stock options). These shares, however, are treated as outstanding only when determining the amount and percent owned by the applicable individual or group. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

Name of Individual or Identity of Group	Shares of Arbitron Common Beneficially Stock Owned	Percent of Arbitron Common Stock Owned	Of Shares Beneficially Owned, Shares that May Be Acquired Within 60 Days
Directors:
Stephen B. Morris	456,332	0.31%	434,334
Erica Farber	0	*	0
Kenneth F. Gorman	0	*	0
Philip Guarascio	0	*	0
Larry E. Kittelberger	0	*	0
Luis G. Nogalesi	0	*	0
Richard A. Post	0	*	0
Lawrence Perlman	924,116	0.63%	920,000
Other Named Executives:
Pierre C. Bouvard	72,417	*	67,667
Marshall L. Snyder	71,240	*	63,167
William J. Walsh	72,361	*	71,324
David A. Lapovsky	74,524	*	70,126
All Executive Officers and Directors as a Group (17 persons)	1,798,479	1.22%	1,742,713

*
Number of shares represents less than 0.1 percent of outstanding Arbitron common stock.

Stock Ownership of Arbitron's Principal Stockholders

    The following table sets forth the number of shares of Arbitron common stock, before giving effect to the proposed reverse stock split of Arbitron common stock, beneficially owned as of October 31, 2000, directly or indirectly, by each person known to Arbitron to own beneficially more than five percent of Arbitron's outstanding common stock. This information is based upon the beneficial ownership of these persons of Arbitron common stock reported to Arbitron as of the date of the most recent Schedule 13D or 13G filed with the SEC by these persons. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of October 31, 2000.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Owned
AXA 9 Place Vendome 75001 Paris, France	18,887,961	(1)	12.97%
FMR Corp. Edward C. Johnson 3d Abigail P. Johnson 82 Devonshire Street Boston, Massachusetts 02109	17,093,742	(2)	11.74%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	7,860,272	(3)	5.40%
Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02116	7,482,397	(4)	5.14%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	7,267,444	(5)	4.99%

(1)
Beneficial ownership as of December 31, 1999 as reported in a Schedule 13G dated February 10, 2000. These securities are held by subsidiaries of AXA, principally AXA Financial, Inc. and its subsidiary Alliance Capital Management L.P., which holds them on behalf of client discretionary investment advisory accounts. Represents sole power to vote or direct the vote of 2,858,988 shares, sole power to dispose or direct the disposition of 18,879,163 shares, shared power to vote or direct the vote of 15,923,798 shares and shared power to dispose or direct the disposition of 8,798 shares.

(2)
Beneficial ownership as of July 12, 2000 as reported in a Schedule 13G dated July 17, 2000. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which are both wholly owned subsidiaries of FMR Corp., and the previous ownership by Fidelity Management & Research Company of Fidelity International Limited. Fidelity Management & Research Company is the beneficial owner of 13,960,950 shares or 9.585 percent, as a result of acting as investment advisor to various investment companies (commonly referred to as "funds"). Each of Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the funds has sole power to dispose of the 13,960,950 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' board of trustees. Fidelity Management Trust Company is the beneficial owner of 1,669,002 shares or 1.146 percent, as a result of its serving as investment manager of the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 1,669,002 shares and sole power to vote or to direct the voting of 1,184,402 shares. Fidelity International Limited, previously a majority owned subsidiary of Fidelity Management & Research Company, is the beneficial owner of 1,463,790 shares. Fidelity International Limited currently operates as an entity independent of FMR Corp. and Fidelity Management & Research Company.

(3)
Beneficial ownership as of December 31, 1999 as reported in a Schedule 13G dated February 12, 2000. These securities are owned by various individual and institutional investors for whom the named party serves as investment adviser with the power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, the named party disclaims that it is, in fact, the beneficial owner of these securities. Represents sole power to vote or direct the vote of 1,158,640 shares and sole power to dispose or direct the disposition of 7,860,272 shares.

(4)
Beneficial ownership as of December 31, 1999 as reported in a Schedule 13G dated February 11, 2000. Represents sole power to vote or direct the vote of 7,240,097 shares and sole power to dispose or direct the disposition of 7,482,397 shares.

(5)
Beneficial ownership as of December 31, 1999 as reported in a Schedule 13G dated February 9, 2000. The named party on behalf of its clients may be deemed to beneficially own these securities. Represents shared power to vote or direct the vote of 3,396,004 shares and shared power to dispose or direct the disposition of 7,267,444 shares.

DESCRIPTION OF ARBITRON CAPITAL STOCK

Authorized Capital Stock

    After the spin-off, Ceridian's capital structure will become Arbitron's capital structure. Ceridian may effect a reverse stock split of Arbitron common stock at a ratio to be determined by Ceridian not to exceed one-for-five, which, if implemented by Ceridian, would be effective immediately after the spin-off. If the reverse stock split is implemented, the stock split would decrease the number of shares of Arbitron common stock that you would own immediately after the spin-off by a factor not more than five. After the spin-off and reverse stock split, Arbitron's authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.50 per share, and 750,000 shares of undesignated preferred stock, par value $0.50 per share.

    The following statements are brief summaries of the material provisions of Arbitron's capital stock contained in its amended and restated certificate of incorporation and amended and restated bylaws, copies of which may be obtained from Arbitron. The following summary is qualified in its entirety by reference to these documents, which have been filed as exhibits to Ceridian's previous filings with the SEC.

Common Stock

    The holders of Arbitron common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of Arbitron common stock are not entitled to cumulate their votes in the election of directors. Generally and except as provided below, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast by the holders of Arbitron common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

    Holders of Arbitron common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the Arbitron board of directors may occasionally determine and will share ratably on a per share basis in any dividend declared by Arbitron's board of directors, subject to any preferential rights of any outstanding preferred stock. Unless approved by a majority of the votes entitled to be cast by the holders of Arbitron's common stock, in the event of any reorganization or consolidation of Arbitron with one or more corporations or a merger of Arbitron with another corporation in which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, all holders of Arbitron's common stock, will be entitled to receive the same kind and amount of shares of stock and other securities and property on a pro rata basis.

    On the liquidation, dissolution or winding up of Arbitron, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of Arbitron's common stock, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of its common stock on a pro rata basis.

    No shares of Arbitron's common stock are subject to conversion or redemption or have preemptive rights to purchase additional shares of its common stock or its other securities. All of the issued and outstanding shares of Arbitron common stock are validly issued, fully paid and non-assessable.

Preferred Stock

    The preferred stock is issuable from time to time in one or more series and with the designations, preferences and other rights for each series as shall be stated in the resolutions providing for the designation and issue of each series adopted by Arbitron's board of directors. Arbitron's board of directors is authorized by Arbitron's amended and restated certificate of incorporation to determine, among other things, the voting, dividend, redemption, conversion, exchange and liquidation powers, rights and preferences and the limitations on the preferred stock pertaining to the series. Arbitron's board of directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock and that could have anti-takeover effects. Arbitron has no present plans to issue any shares of preferred stock. The ability of Arbitron's board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of Arbitron or the removal of existing management.

Anti-Takeover Effects of Arbitron's Amended and Restated Certificate of Incorporation and Bylaw Provisions

    Provisions of Arbitron's amended and restated certificate of incorporation and amended and restated bylaws could delay or prevent a merger, tender offer or proxy contest to take control of the company. These provisions include:

  •
  authorization to issue "blank check" preferred stock, which is preferred stock that can be created and issued by Arbitron's board of directors without prior stockholder approval, with rights senior to Arbitron's common stockholders;

  •
  a provision requiring the affirmative vote of at least two-thirds of the outstanding shares of capital stock of Arbitron entitled to vote to approve some business combinations; and

  •
  a provision requiring advance notice for stockholder proposals and nominations for directors.

    Supermajority Voting Provision.  Arbitron's amended and restated certificate of incorporation contains provisions which:

  •
  require the affirmative vote of two-thirds of the outstanding capital stock entitled to vote to approve some mergers and other business combinations;

  •
  require the directors to consider all relevant factors, including those of a non-financial nature, in considering any proposal to acquire or combine with Arbitron; and

  •
  require an affirmative vote which may be larger than two-thirds (and may not be less than two-thirds) of the outstanding shares of common stock entitled to vote to approve business combinations with "controlling persons," with a minimum price per share payable for shares other than those held by "controlling persons" in connection with the business combination.

    Advance Notice for Stockholder Proposals and Nominations for Directors.  Arbitron's amended and restated bylaws require advance written notice to Arbitron of stockholder-proposed business or of a stockholder's intention to make a nomination for director at an annual meeting of stockholders. They also limit the business which may be conducted at any special meeting of stockholders to business brought by the board of directors. Specifically, the bylaws provide that business may be brought before an annual meeting by a stockholder only if the stockholder provides written notice to the Secretary of Arbitron not less than 90 or more than 120 days prior to the meeting, unless notice of the date of the meeting is given to stockholders or is publicly announced less than 100 days prior to the meeting. In that case, a stockholder's notice of proposed business must be provided no later than 10 days following the date notice of the annual meeting was mailed or the public announcement of the date was made, whichever is earlier. A stockholder's notice must set forth:

  •
  a description of the proposed business and the reasons for it;

  •
  the name and address of the stockholder making the proposal;

  •
  the class and number of shares of Arbitron stock owned by the stockholder; and

  •
  a description of any material interest of the stockholder in the proposed business.

    Arbitron's bylaws also provide that a stockholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of Arbitron within the time limits described above. The stockholder's notice must set forth all information about each nominee that would be required under Securities and Exchange Commission rules in a proxy statement soliciting proxies for the election of the nominee, as well as the nominee's business and residence address. The notice must also set forth the name and record address of the stockholder making the nomination and the class and number of shares of Arbitron stock owned by that stockholder.

Anti-Takeover Effects of Statutory Provisions

    Arbitron is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to some exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that the stockholder becomes an interested stockholder unless:

  •
  prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding some shares); or

  •
  at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

    Except as specified in Section 203, an interested stockholder is generally defined as:

  •
  any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation, at any time within the three-year period immediately prior to the relevant date and

  •
  the affiliates and associates of any person.

    Under some circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder.

Stock Exchange Listing of Arbitron Common Stock

    Arbitron will apply to have its common stock listed on The New York Stock Exchange. After the spin-off, Arbitron common stock will trade on The New York Stock Exchange under the trading symbol "ARB" if it is approved for listing on The New York Stock Exchange.

Transfer Agent and Registrar

    The transfer agent and registrar for Arbitron's common stock is The Bank of New York.

WHERE YOU CAN FIND MORE INFORMATION
ABOUT NEW CERIDIAN

Securities and Exchange Commission

    New Ceridian has filed a registration statement on Form 10 with the Securities and Exchange Commission under the Securities Exchange Act of 1934 with respect to New Ceridian's common stock. This registration statement and the exhibits to it contain some information not appearing in this information statement. This information statement provides a summary of some of the agreements and contracts appearing as exhibits to the registration statement. We encourage you to review the exhibits to the registration statement for a more complete description of the contracts and agreements summarized in this information statement.

    You may read and copy any of the information New Ceridian files with the SEC, including the registration statement and exhibits to the registration statement, at the following SEC public reference rooms:

Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 500 West Madison Street Chicago, Illinois 60621	7 World Trade Center Suite 1300 New York, New York 10048

    You may obtain information regarding the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, New Ceridian's SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's web site at http://www.sec.gov.

    Upon the effectiveness of the Form 10 registration statement, New Ceridian will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC listed above.

The New York Stock Exchange

    New Ceridian will apply to have its common stock listed on The New York Stock Exchange and, if and when shares of New Ceridian common stock commence trading on The New York Stock Exchange, these reports, proxy statements and other information relating to New Ceridian will be available for inspection at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

New Ceridian's Web Site

    After the spin-off, New Ceridian will maintain an Internet web site at http://www.ceridian.com. New Ceridian's web site and the information contained on that site, or connected to that site, is not incorporated into this information statement or the registration statement of which this information statement forms a part.

WHERE YOU CAN FIND MORE INFORMATION
ABOUT ARBITRON

Securities and Exchange Commission

    Ceridian is, and Arbitron will continue to be, a publicly reporting company under the Securities Exchange Act of 1934, and therefore subject to the information requirements of the Exchange Act. As a result, Ceridian files and Arbitron will continue to file reports, proxy statements and other information with the SEC. The SEC file number for these filings is 1-1969. You may read and copy any of the information Ceridian or Arbitron files with the SEC at the following SEC public reference rooms:

Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 500 West Madison Street Chicago, Illinois 60621	7 World Trade Center Suite 1300 New York, New York 10048

    You may obtain information regarding the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, Ceridian's and Arbitron's SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's web site at http://www.sec.gov.

The New York Stock Exchange and Other Exchanges

    Ceridian's common stock is listed and Arbitron will apply to have its common stock listed after the spin-off on The New York Stock Exchange. Ceridian's reports, proxy statements and other information are also available for inspection at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005 as will Arbitron's if it is approved for listing on The New York Stock Exchange.

    Although Ceridian's common stock is also currently listed on The Chicago Stock Exchange and the Pacific Exchange, Arbitron's common stock will not trade on these exchanges after the spin-off. Until Ceridian's common stock is delisted from these two exchanges, Ceridian's reports, proxy statements and other information are also available for inspection at the offices of The Chicago Stock Exchange and Pacific Exchange listed below:

The Chicago Stock Exchange 440 South LaSalle Street Chicago, Illinois 60605	Pacific Exchange 301 Pine Street San Francisco, California 94104

Arbitron's Web Site

    After the spin-off, Arbitron will maintain an Internet web site at http://www.arbitron.com. Arbitron's web site and the information contained on that site, or connected to that site, is not incorporated into this information statement or the registration statement of which this information statement forms a part.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Ceridian Corporation:

    We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles generally accepted in the United States of America.

                      /s/  KPMG LLP

Minneapolis, Minnesota
January 25, 2000
(except as to the effect of matters discussed in Note C concerning the treatment of Arbitron as a discontinued operation
which is as of August 30, 2000)

CERIDIAN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)

	Years Ended December 31,
	1999	1998	1997
Revenue	$1,127.0	$967.6	$909.7
Costs and Expenses
Cost of revenue	553.1	478.7	465.7
Selling, general and administrative	332.1	269.6	269.0
Research and development	60.6	66.1	50.5
Other expense (income)	(4.4)	(8.9)	301.9

Total costs and expenses	941.4	805.5	1,087.1

Earnings (Loss) before interest and taxes	185.6	162.1	(177.4)
Interest income	6.4	10.4	2.3
Interest expense	(24.7)	(4.3)	(11.2)

Earnings (Loss) before income taxes	167.3	168.2	(186.3)
Income tax provision (benefit)	62.9	42.9	(186.9)

Earnings from continuing operations	104.4	125.3	0.6
Discontinued operations
Gain on sale	—	25.4	386.3
Earnings from operations	44.5	39.1	85.5

Net earnings	$148.9	$189.8	$472.4

Basic earnings per share
Continuing operations	$0.72	$0.87	$—
Net earnings	$1.03	$1.32	$3.01
Diluted earnings per share
Continuing operations	$0.71	$0.85	$—
Net earnings	$1.01	$1.29	$2.96
Shares used in calculations (in thousands)
Weighted average shares (basic)	144,524	144,070	156,835
Dilutive securities	3,440	3,527	2,646

Weighted average shares (diluted)	147,964	147,597	159,481

See notes to consolidated financial statements.

CERIDIAN CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share data)

	December 31,
	1999	1998
ASSETS
Current assets
Cash and equivalents	$58.5	$101.0
Short-term investments	22.0	—
Trade and other receivables
Trade, less allowance of $17.5 and $19.7	399.0	327.0
Other	23.8	22.7

Total	422.8	349.7
Current portion of deferred income taxes	74.2	123.3
Net assets of discontinued operations	6.8	10.8
Other current assets	23.5	18.8

Total current assets	607.8	603.6
Property, plant and equipment, net	188.1	87.2
Goodwill and other intangibles, net	1,028.2	355.4
Software and development costs, net	48.0	23.5
Prepaid pension cost	118.3	103.4
Deferred income taxes, less current portion	2.6	51.9
Other noncurrent assets	2.2	2.7

Total assets	$1,995.2	$1,227.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations	$0.2	$0.3
Accounts payable	41.6	58.9
Drafts and customer funds payable	136.9	111.0
Customer advances	14.6	13.6
Deferred income	33.7	24.4
Accrued taxes	43.1	49.6
Employee compensation and benefits	61.5	66.0
Other accrued expenses	71.0	66.1

Total current liabilities	402.6	389.9
Long-term obligations, less current portion	611.1	54.2
Deferred income taxes	10.3	3.6
Restructure reserves, less current portion	25.1	27.0
Employee benefit plans	76.4	72.8
Deferred income and other noncurrent liabilities	27.0	29.6
Stockholders' equity
Common Stock, $.50 par, authorized 500,000,000 shares, issued 161,685,596	80.8	80.8
Additional paid-in capital	1,126.2	1,110.5
Retained earnings (deficit)	12.1	(136.8)
Treasury common stock, 16,951,228 and 18,171,620 shares	(364.6)	(390.8)
Accumulated other comprehensive income	(11.8)	(13.1)

Total stockholders' equity	842.7	650.6

Total liabilities and stockholders' equity	$1,995.2	$1,227.7

See notes to consolidated financial statements.

CERIDIAN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Years Ended December 31,
	1999	1998	1997
Cash Flows from Operating Activities
Net earnings	$148.9	$189.8	$472.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Earnings from discontinued operations	(44.5)	(39.1)	(85.5)
Gain on sale of discontinued operations	—	(25.4)	(386.3)
Deferred income tax provision (benefit)	86.9	58.3	(169.2)
Impairment loss from asset write-offs	—	—	199.8
Depreciation and amortization	72.2	46.5	54.4
Other	5.8	(0.3)	5.0
Decrease (Increase) in trade and other receivables	(64.2)	(31.0)	(49.6)
Increase (Decrease) in accounts payable	0.5	(11.3)	5.3
Increase (Decrease) in drafts and customer funds payable	(7.8)	(0.9)	(26.5)
Increase (Decrease) in employee compensation and benefits	(4.3)	8.0	6.1
Increase (Decrease) in accrued taxes	(14.9)	(24.9)	9.2
Increase (Decrease) in other current assets and liabilities	(28.4)	(53.8)	53.1
Cash provided by operating activities of discontinued operations	47.5	47.8	24.5

Net cash provided by operating activities	197.7	163.7	112.7
Cash Flows from Investing Activities
Expended for property, plant and equipment	(75.3)	(45.0)	(43.0)
Expended for software and development costs	(29.5)	(14.5)	(37.3)
Proceeds from sales of businesses and assets	7.9	48.6	596.7
Proceeds from sales of short-term investments	3.2	—	—
Expended for business acquisitions, less cash acquired	(714.9)	(218.4)	(26.7)
Cash used by investing activities of discontinued operations	(3.6)	(16.2)	(5.0)

Net cash provided by (used for) investing activities	(812.2)	(245.5)	484.7
Cash Flows from Financing Activities
Revolving credit and overdrafts, net	108.4	57.2	(133.1)
Borrowings of other debt	444.8	—	—
Repayment of other debt	(0.3)	(0.4)	(9.8)
Repurchase of common stock	(5.1)	(182.0)	(279.8)
Proceeds from exercise of stock options and other	24.2	41.0	21.7
Cash used by financing activities of discontinued operations	—	—	(1.4)

Net cash provided by (used for) financing activities	572.0	(84.2)	(402.4)

Net Cash Flows Provided (Used)	(42.5)	(166.0)	195.0
Cash and equivalents at beginning of year	101.0	267.0	72.0

Cash and equivalents at end of year	$58.5	$101.0	$267.0

	Years Ended December 31,
Interest and Income Taxes Paid (Refunded)	1999	1998	1997
Interest paid	$21.0	$4.2	$11.3
Income taxes paid	$8.0	$16.4	$1.9
Income taxes refunded	$(0.5)	$(0.2)	$(0.1)

See notes to consolidated financial statements.

CERIDIAN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Dollars in millions)

	Amount			Shares
	1999	1998	1997	1999	1998	1997
Common Shares Issued
Beginning balance	$80.8	$80.8	$79.8	161,685,596	161,685,596	159,579,254
Exercises of stock options	—	—	0.2	—	—	345,904
Restricted stock awards, net	—	—	—	—	—	6,400
Employee stock purchase plans	—	—	—	—	—	123,114
Acquisitions	—	—	0.8	—	—	1,630,924

Ending balance—issued	$80.8	$80.8	$80.8	161,685,596	161,685,596	161,685,596
Treasury Stock—Common Shares
Beginning balance	$(390.8)	$(271.0)	$(0.4)	(18,171,620)	(13,801,852)	(42,392)
Repurchases	(5.1)	(164.8)	(297.0)	(235,518)	(6,746,284)	(15,172,302)
Exercises of stock options	27.2	57.8	21.7	1,265,599	2,804,050	1,148,452
Restricted stock awards, net	(1.0)	(17.1)	(6.3)	(32,524)	(630,522)	(345,250)
Employee stock purchase plans	5.1	4.3	6.6	239,369	202,988	355,224
Acquisitions	—	—	4.4	(16,534)	—	254,416

Ending balance—treasury	$(364.6)	$(390.8)	$(271.0)	(16,951,228)	(18,171,620)	(13,801,852)

Common Shares Outstanding				144,734,368	143,513,976	147,883,744

Additional Paid-In Capital
Beginning balance	$1,110.5	$1,112.6	$1,071.5
Exercises of stock options	(8.3)	(21.3)	(8.0)
Tax benefit from stock options	10.2	13.3	28.6
Restricted stock awards, net	1.8	5.6	8.9
Employee stock purchase plans	0.5	0.3	0.9
Acquisitions	11.5	—	10.7

Ending balance	$1,126.2	$1,110.5	$1,112.6
				Comprehensive Income
Retained Earnings (Deficit)				1999	1998	1997
Beginning balance	$(136.8)	$(326.6)	$(798.7)
Net earnings	148.9	189.8	472.4	$148.9	$189.8	$472.4
Acquisitions by pooling	—	—	(0.3)

Ending balance	$12.1	$(136.8)	$(326.6)
Accumulated Other Comprehensive Income (Loss)
Foreign currency translation
Beginning balance	$(3.6)	$2.0	$0.4
Rate changes, net	0.4	(5.6)	0.1	0.4	(5.6)	0.1
Disposition of investment	—	—	1.5	—	—	1.5

Ending balance	(3.2)	(3.6)	2.0

Pension liability adjustment
Beginning balance	$(9.5)	$(9.5)	$(6.3)
Pension liability change	0.9	—	(3.2)	0.9	—	(3.2)

Ending balance	(8.6)	(9.5)	(9.5)

Total ending balance	$(11.8)	$(13.1)	$(7.5)

Total Stockholders' Equity	$842.7	$650.6	$588.3	$150.2	$184.2	$470.8

See notes to consolidated financial statements.

CERIDIAN CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
for the three years ended December 31, 1999
(Dollars in millions, except per share data)

A. ACCOUNTING POLICIES

Basis of Consolidation

    The consolidated financial statements of Ceridian Corporation ("Ceridian") include the accounts of all majority owned subsidiaries.

    As further discussed in Note C, Arbitron, a division of Ceridian to be spun off to Ceridian stockholders in a reverse spin-off transaction, and Computing Devices International ("CDI"), a division of Ceridian sold in December 1997, are presented as discontinued operations.

    Investments in other affiliated companies where Ceridian has significant influence are accounted for by the equity method. Other investments are accounted for by the cost method.

    All material intercompany transactions have been eliminated from the consolidated financial statements.

New Accounting Pronouncements

    FAS 133, "Accounting for Derivative Instruments and Hedging Activities," (as amended by FAS 137 with respect to the effective date) will be effective for Ceridian in January 2001. FAS 133 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value on a mark-to-market basis. This applies whether the derivatives are stand-alone instruments, such as forward currency exchange contracts and interest rate swaps or collars, or embedded derivatives, such as call options contained in convertible debt investments. Along with the derivatives, the underlying hedged items are also to be marked-to-market on an ongoing basis. These market value adjustments are to be included either in net earnings or loss in the statement of operations or in other comprehensive income (and accumulated in stockholders' equity), depending on the nature of the transaction. Ceridian is currently reviewing the potential impact of this accounting standard.

    In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Aspects of SAB 101 relevant to Ceridian primarily concern the timing of the recognition of revenue and certain expenses related to arrangements that involve the receipt of nonrefundable, up-front fees. SAB 101 requires that in particular situations the nonrefundable fees and certain associated costs be recognized over the contractual term or average life of the underlying arrangement. With the issuance of SAB 101A and B, the effective date for SAB 101 has been extended until the fourth quarter of 2000. Ceridian does not expect SAB 101 to have a material impact on its financial condition or results of operations.

Stock-Based Compensation

    Ceridian accounts for stock based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Therefore, compensation expense is not recorded with respect to Ceridian's fixed stock option plans, since the exercise price is set at the market price on the date of grant, or for Ceridian's employee stock purchase plan. Compensation expense for outstanding restricted stock awards, none of which is performance-based, is recognized by charging the fair value of the award at the time of grant to operations ratably over the vesting period. Grants of stock options to consultants or independent contractors, none of which have been made to date, are accounted for under the fair value method. Ceridian also reports under the disclosure-only provisions of FAS 123, "Accounting for Stock-Based Compensation."

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Changes in Presentation

    Prior year amounts for continuing operations have been restated to remove amounts related to Arbitron which are separately reported as discontinued operations. Additionally, certain prior year amounts have been reclassified to conform to the current year's presentation.

Cash and Short-Term Investments

    Investments which are readily convertible to cash within three months of purchase are classified in the balance sheet as cash equivalents. Investments, if any, with longer maturities are considered available-for-sale under FAS 115 and reported in the balance sheet as short-term investments.

    At December 31, 1999, short-term investments of $22.0 consisted of marketable securities, primarily issued by U.S. government agencies. These securities are reported at cost, which approximates fair value.

Property, Plant and Equipment

    Property, plant and equipment are carried at cost and depreciated for financial statement purposes using straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:

Buildings	40 years
Building improvements	5-15 years
Machinery and equipment	3-8 years
Computer equipment	3-6 years

    Repairs and maintenance are expensed as incurred. Gains or losses on dispositions are included in results of operations. Interest capitalized in 1999 of $1.7 related to the construction of a new headquarters facility in Bloomington, Minn. and the renovation of an office facility in St. Petersburg, Fla. that will house certain benefits services operations.

    The carrying value of long-lived assets is reviewed whenever events or changes in circumstances such as market value, asset utilization, physical change, legal factors, etc. indicate that the carrying value may not be recoverable. If such a review indicated impairment of value, fair value of the asset(s) will be determined and any excess over fair value will be charged to pre-tax operating results.

Earnings Per Share

    Basic earnings per share represents earnings divided by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share represents earnings divided by the sum of the weighted average number of common shares outstanding plus shares derived from potentially dilutive securities. For Ceridian, potentially dilutive securities includes "in the money" fixed stock options outstanding. The numbers of shares added for stock options is determined by the treasury stock method, which assumes exercise of these options and the use of any proceeds to repurchase a portion of these shares at the average market price for the period. The option shares excluded from the calculation of potentially dilutive securities because the exercise price exceeded the average market price were 849,000 in 1999, 341,000 in 1998 and 5,492,000 in 1997.

Goodwill and Other Intangibles

    Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to operating units based on the benefits derived from the acquisition and amortized on a straight-line basis over the expected periods to be benefited, ranging up to 40 years.

    Other intangible assets represents amounts assigned to intangible assets at the time of a purchase acquisition and includes such items as customer lists and bases, technology, covenants not to compete, tradenames, workforce-in-place and other rights. Such costs are amortized on a straight-line basis over the following periods:

Customer lists	10-15 years
Tradenames	30 years
Technology	7-8 years
Other	3-20 years

    Recorded amounts are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of the goodwill and other intangible assets for each operating unit over its remaining life can be recovered through forecasted undiscounted cash flows.

Software and Development Costs

    Ceridian capitalizes purchased software that is ready for service and development costs for marketable software incurred from the time of technological feasibility until the software is ready for use. Under the provisions of SOP 98-1, Ceridian capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and Ceridian management has authorized further funding for the project which it deems probable of completion and use for the function intended. Capitalized internal-use software costs include only (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

    Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs are amortized using the straight-line method over a range of three to seven years, but not exceeding the expected life of the product.

    The carrying value of software and development costs is regularly reviewed by Ceridian, and a loss is recognized when the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost.

Income Taxes

    The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. Ceridian and its eligible subsidiaries file a consolidated U.S. federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. federal income tax return and separate provisions for income taxes have been determined for these entities. Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1999.

Revenue Recognition

    Services revenue is recognized when the services are performed and billable, except for certain services provided by Ceridian's Comdata subsidiary, Comdata Network, Inc., and revenue from payroll and tax filing services described below.

    Comdata.  Revenue from Comdata funds transfer and regulatory permit services consists of the transaction fees charged to customers. Such revenue does not include the costs of goods and services for which funds are advanced by Comdata (e.g., fuel purchased, permit provided or face amount of the Comchek purchased and cashed). However, Comdata pays the issuing agent (e.g., truck stop or state agency) for the full cost of the goods and services provided and, accordingly, bills the customer for such cost as well as the transaction fee. As a result, Ceridian's accounts receivable includes both the cost of the goods and services purchased and the transaction fees. Ceridian's drafts and customer funds payable includes the amount due to the issuing agent for the cost of the goods and services. Revenue is recognized for the amount of the transaction fee at the time the goods and services are purchased.

    Payroll and Tax Filing Services.  In connection with its U.S. payroll tax filing services, Ceridian collects funds for payment of taxes due, holds such funds in trust until payment is due, remits the funds to the appropriate taxing authority, files federal, state and local tax returns, handles related regulatory correspondence and amendments, and selectively absorbs regulatory charges for certain penalties and interest. For such services, Ceridian derives its payroll tax filing revenue from fees charged and from investment income it receives on tax filing deposits temporarily held pending remittance on behalf of customers to taxing authorities. The trust invests primarily in high quality collateralized short-term investments or top tier commercial paper. The trust also invests in U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better.

    The aggregate amount of collected but unremitted funds varies significantly during the year and averaged $1,353.3 in 1999, $1,320.1 in 1998 and $1,376.1 in 1997. The amounts of such funds at December 31, 1999 and 1998, were $1,619.2 and $2,142.2, respectively.

    Ceridian handles payroll as well as tax filing funds for its Canadian customers. Ceridian collects funds for payment to clients' employees and tax authorities and holds these funds in trust until remitted. The Canadian trust invests in securities issued by the government and provinces of Canada, highly rated Canadian banks and corporations, asset backed trusts and mortgages. Ceridian earns income from the trust and fees for services similar to those provided in the U.S. The aggregate balances in U.S. dollars for the Canadian trust as of December 31, 1999 and 1998, respectively, were $652.5 and $562.8, with average outstanding balances during those years of $436.3 and $397.1.

Translation of Foreign Currencies

    Local currencies have been determined to be functional currencies for Ceridian's international operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting translation gains or losses are described as "foreign currency translation" and reported in "other comprehensive income (loss)" in the accompanying Statements of Stockholders' Equity. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in results of operations as "other expense (income)."

B. SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS

Other Expense (Income)

	Years Ended December 31,
	1999	1998	1997
Foreign currency translation expense (income)	$0.5	$—	$0.1
Loss (Gain) on sale of assets	(5.5)	0.2	0.2
Unusual charges (gains)	—	(9.2)	302.6
Minority interest and equity in operations of affiliates	2.0	—	1.0
Other expense (income)	(1.4)	0.1	(2.0)

Total	$(4.4)	$(8.9)	$301.9

1997 Unusual Charges

		Other Cash Charges
	Non-Cash Asset Write-offs	Severance	Occupancy Costs	Contract Termination and Other	Total
Initial charge:
Litigation settlement	$—	$—	$—	$13.0	$13.0
Payroll software project termination	116.9	9.4	2.8	20.9	150.0
Other charges—
Tesseract goodwill and intangible asset impairment	48.3	—	—	—	48.3
Comdata information technology project discontinuance	11.7	—	—	—	11.7
Impairment loss on Comdata gaming business	11.0	—	—	—	11.0
Other intangible asset impairment	11.9	—	—	—	11.9
Excess facility and severance costs	—	8.1	10.1	—	18.2
Legal and other costs	—	—	—	38.5	38.5

	82.9	8.1	10.1	38.5	139.6

Total initial charge	$199.8	$17.5	$12.9	$72.4	$302.6
Utilization:
1997 cash payments		(6.9)	(4.3)	(16.6)	(27.8)
1998 cash payments		(8.6)	(4.8)	(14.4)	(27.8)
1999 cash payments		(2.0)	(2.8)	(4.3)	(9.1)
1999 accrual reversal		—	—	(4.5)	(4.5)

Balance of accruals at December 31, 1999		—	1.0	19.6	20.6

Unusual Charges (Gains)

    The 1998 unusual gains of $9.2 ($5.8 after tax) are related primarily to the sale in fourth quarter of land not used in operations.

    The 1997 unusual charges included $13.0 in first quarter in connection with a litigation settlement, $150.0 in third quarter in connection with the termination of a payroll processing software development project, and $139.6 in fourth quarter, due principally to asset write-offs. The largest portion of these charges related to an aggregate impairment loss from asset write-offs of $199.8 for those long-lived assets or groups of assets where the sum of related estimated future cash flows (undiscounted and without interest) was less than the carrying amount of such assets or groups of assets, including attributed portions of unallocated excess cost over net assets acquired. The amount of the impairment loss was the excess of the carrying amount of the impaired asset over the fair value of the asset. Generally, fair value represented the expected future cash flows from the use of the asset or group of assets, discounted at a rate commensurate with the risks involved.

    In August 1997, Ceridian announced it was terminating the development of the CII payroll processing software system because beta tests of the CII system had revealed that the costs associated with installing and processing payrolls for large numbers of customers with the system would be higher than previously anticipated, and that significant further investment would be required. As a result, Ceridian determined that the CII system would not provide an adequate return on its investment and, in light of continuing customer satisfaction with Ceridian's existing payroll processing system, elected to terminate the CII development. As a result of this action, Ceridian recorded non-recurring charges to other expense (income) of $150.0 in third quarter 1997. These charges include an impairment loss of $116.9 for the write-off of assets and related costs of $33.1. The costs largely relate to severance with respect to approximately 150 employees, contract termination penalties, occupancy and facility costs related to obligations expiring in years ranging from 1998 to 2003 and incremental costs to convert beta customers from the CII system. The impairment loss consists of $104.6 of CII development costs and $12.3 for the carrying value of an intangible asset related to the CII development project and acquired as part of the acquisition of Tesseract.

    The other asset write-offs of $82.9 in fourth quarter 1997 included $48.3 of the remaining goodwill and other intangible assets related to Ceridian's 1994 acquisition of Tesseract Corporation, $11.9 generally involving goodwill and other intangible assets related to several minor acquisitions and investments, $11.7 of hardware and software in Comdata, primarily reflecting a decision to discontinue efforts to bring Comdata's transaction processing systems in-house, and a $11.0 loss on the sale of Comdata's gaming services business, which closed in January 1998. The decision with regard to the Tesseract goodwill and intangible assets primarily reflected significantly diminished demand for mainframe-based payroll processing software provided by Tesseract and decisions made during 1997 to discontinue certain development efforts, such as a client/server front-end, related to the Tesseract software.

    In the fourth quarter of 1997, Ceridian accrued $56.7 in liabilities. These liabilities included $18.2 in excess facilities and severance costs, primarily related to decisions to reduce employment levels and consolidate various functions within Human Resource Services, and to close two of Comdata's four call centers. Termination and benefit costs related to severance with respect to approximately 325 employees. Accrued costs also included $38.5 in estimated costs and provisions related to legal proceedings involving Ceridian and to contract penalties, including a termination fee related to Comdata's contract with an external data processing provider.

    Ceridian paid $27.8, $27.8 and $9.1 in 1997, 1998 and 1999, respectively, in relation to the CII and fourth quarter 1997 actions described above. These payments included $6.9, $8.6 and $2.0 of accrued severance in 1997, 1998 and 1999, respectively. As of December 31, 1999, all employees included in the planned 1997 actions had been terminated. During 1999, Ceridian reversed $4.5 of amounts accrued related to the 1997 actions discussed above, $2.5 of which related to estimated transaction and other obligations accrued in excess of required amounts with respect to the sale of Comdata's gaming business.

C. DISCONTINUED OPERATIONS

    On July 18, 2000, Ceridian announced its intention to separate its human resource services division and subsidiaries and Comdata subsidiaries from its media information division and subsidiaries, Arbitron, into two independent, publicly traded companies. The separation is expected to be effected through a tax-free distribution to the stockholders of Ceridian (the "spin-off") of all of the shares of common stock of a newly formed, wholly owned subsidiary corporation (New Ceridian Corporation) comprising the human resource services division and subsidiaries and Comdata subsidiaries of Ceridian. The media information division and subsidiaries would then represent the only remaining business within Ceridian. At the time of the spin-off, Ceridian would change its name to "Arbitron Inc." and New Ceridian Corporation would change its name to "Ceridian Corporation." Shares of Ceridian Corporation would then represent the human resource services business division and subsidiaries and Comdata subsidiaries and the shares of Arbitron Inc. would represent Ceridian's former media information business.

    Ceridian is awaiting a determination by the Internal Revenue Service as to the U.S. federal income tax consequences of the spin-off.

    For purposes of, among other things, governing certain of the ongoing relations between Ceridian and Arbitron as a result of the spin-off as well as to allocate certain tax, employee benefit and other liabilities arising prior to the spin-off, the companies would enter into various agreements, including a Distribution Agreement, Tax Matters Agreement, Personnel Agreement, Sublease Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in the Information Statement.

    In general, in conjunction with the spin-off, Ceridian would separate its existing businesses so that after the spin-off, (1) the assets and liabilities of its human resource services division and subsidiaries and Comdata subsidiaries and other liabilities expressly allocated to New Ceridian would be owned by New Ceridian or its subsidiaries and (2) the assets and liabilities of its media information services division and subsidiaries would be owned by Arbitron or its subsidiaries. In addition, Arbitron Inc. would establish a bank credit facility that would enable a drawing of $250.0, $225 million of which would be contributed to New Ceridian and used to pay existing Ceridian debt.

    Due to the relative significance of the human resource services and Comdata business segments to Ceridian, New Ceridian would be treated as the "accounting successor" to Ceridian for financial reporting purposes, notwithstanding the legal form of the spin-off described above.

    The consolidated financial statements of Ceridian have been reclassified to reflect Arbitron as discontinued operations. The net assets or liabilities of Arbitron have been separately classified on the consolidated balance sheets and the net operating results of Arbitron have been reported as earnings from discontinued operations. Summaries of the net assets or liabilities and the net operating results of Arbitron are included in the accompanying tables. The revenue reported for Arbitron does not include the revenue of the Scarborough Research Group Partnership, which has been treated as an equity method investment. Accordingly, Ceridian recognizes its share of the Scarborough Partnership's earnings.

    On December 31, 1997, Ceridian sold substantially all of the net assets of its Computing Devices International division ("CDI"), which comprised its defense electronics segment. As a result, the gain from this sale, along with the results of operations and cash flows of CDI are separately presented as discontinued operations in the accompanying consolidated financial statements and notes. The gain at the time of sale amounted to $386.3 or $2.42 per diluted share ($2.46 per basic share). The gain was increased by $25.4 or $0.18 per diluted or basic share in fourth quarter 1998, due to a reduction of estimated accruals related to this sale. In 1997, the amounts of CDI revenue, earnings before income taxes and net earnings were $589.5, $61.5 and $50.7, respectively.

Summarized Operating Results of Discontinued Operations

	Years Ended December 31,
	1999	1998	1997
Arbitron
Revenue	$190.1	$173.8	$143.9

Earnings before income taxes	$71.1	$61.5	$47.7
Net earnings of discontinued operations	$44.5	$39.1	$34.8

Summarized Net Assets of Discontinued Operations

	At December 31,
	1999	1998
Current assets	$44.3	$40.9
Noncurrent assets	27.1	31.9

Total assets	71.4	72.8
Current liabilities	49.1	46.8
Noncurrent liabilities	15.5	15.2

Net assets	$6.8	$10.8

D. SEGMENT DATA

    Ceridian operates in the information services industry principally in the U.S. and provides products and services to the human resources and transportation information markets. These businesses collect, manage and analyze data and process transactions on behalf of customers, report information resulting from such activities to customers, and provide customers with related software applications and services. The technology-based products and services of these businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue. The business segments are distinguished primarily by reference to the markets served and the nature of the services provided. Selected business segment information is provided in an accompanying table.

Business Segments

	Years Ended December 31,
	1999	1998	1997
Human Resource Services
Revenue	$828.1	$700.3	$578.7
EBIT before unusual charges and gains	$113.4	$100.5	$68.1
Unusual (charges) gains	—	—	(223.5)

EBIT	$113.4	$100.5	$(155.4)
Total assets	$1,296.3	$471.4	$229.4
Depreciation and amortization	$63.5	$40.0	$42.9
Expended for property, plant and equipment	$37.8	$35.8	$24.3
Comdata
Revenue	$298.9	$267.3	$331.0
EBIT before unusual charges and gains	$72.2	$52.4	$57.2
Unusual (charges) gains	—	—	(41.0)

EBIT	$72.2	$52.4	$16.2
Total assets	$468.4	$398.6	$434.1
Depreciation and amortization	$15.6	$13.4	$17.0
Expended for property, plant and equipment	$11.7	$6.7	$18.1
Other
Revenue	$—	$—	$—
EBIT before unusual charges and gains	$—	$—	$—
Unusual (charges) gains	—	9.2	(38.2)

EBIT	$—	$9.2	$(38.2)
Total assets	$230.5	$357.7	$527.4
Depreciation and amortization	$(6.9)	$(6.9)	$(5.5)
Expended for property, plant and equipment	$25.8	$2.5	$0.6
Total Ceridian
Revenue	$1,127.0	$967.6	$909.7
EBIT before unusual charges and gains	$185.6	$152.9	$125.3
Unusual (charges) gains	—	9.2	(302.7)

EBIT	$185.6	$162.1	$(177.4)
Total assets	$1,995.2	$1,227.7	$1,190.9
Depreciation and amortization	$72.2	$46.5	$54.4
Expended for property, plant and equipment	$75.3	$45.0	$43.0

    Human Resource Services offers a broad range of services and software designed to help employers more effectively manage their work forces and information that is integral to human resource processes. These products and services include transaction-oriented administrative services and software products, primarily in areas such as payroll processing and tax filing, as well as management support software and services in areas such as benefits administration, qualified plan administration, skills management, regulatory compliance, employee training, work-life effectiveness and employee assistance programs. Revenue from payroll and tax filing services also includes investment income earned by Ceridian from deposits temporarily held pending remittance on behalf of customers to taxing authorities and customers' employees. These activities are conducted primarily in the U.S. and, to a lesser extent, through subsidiaries in the United Kingdom ("UK") and, beginning in 1998, Canada.

    Comdata provides transaction processing and decision support services to the transportation industry, primarily trucking companies, truck stops and truck drivers, in both the long haul and local markets in the U.S. These services primarily involve the use of a proprietary funds transfer card which facilitates truck driver transactions and provides transaction control and trip information for trucking firms. Additionally, Comdata provides assistance in obtaining regulatory permits and other compliance services, driver relations services, local fueling services and discounted telecommunications services in its markets. In 1999, Comdata established its Payment Services division for extending Comdata's products and services to customers outside the transportation industry.

    The Other segment includes the unallocated amounts related to corporate center operations. The assets of corporate center operations include cash and equivalents, deferred income tax and pension assets, and the net assets of the discontinued operations of Arbitron, formerly the media information services segment of Ceridian.

    Ceridian measures business segment results by reference to earnings before interest and taxes ("EBIT"), adjusted for unusual gains and losses. In 1998, adjustments included unusual gains related primarily to the disposition of land not used in the business. In 1997, adjustments included charges of $13.0 for a litigation settlement, $150.0 for termination of a payroll software development project and $139.6 due principally to goodwill and other asset write-offs. Expenses incurred by corporate center operations are charged or allocated to the business segments. Revenue from sales between business segments is not material.

    The operations of Ceridian are conducted primarily in the U.S and revenue from sales between U.S. and non-U.S. entities is not material. Non-U.S. operations in Canada and the UK relate largely to the Human Resource Services segment. Geographic data for or at the end of each of the last three years is determined by reference to the location of operation.

    GEOGRAPHIC SEGMENT DATA

	Years Ended December 31,
	1999	1998	1997
U.S. Operations
Revenue	$979.7	$847.1	$865.2
Property, plant and equipment	176.9	78.4	69.3
Non U.S. Operations
United Kingdom Operations
Revenue	57.8	51.5	44.5
Property, plant and equipment	4.1	4.6	4.6
Canadian Operations
Revenue	89.5	69.0	—
Property, plant and equipment	7.1	4.2	—
Total Non U.S. Operations
Revenue	147.3	120.5	44.5
Property, plant and equipment	11.2	8.8	4.6
Total
Revenue	1,127.0	967.6	909.7
Property, plant and equipment	188.1	87.2	73.9

E. INCOME TAXES

    Ceridian has U.S. net operating loss carryforwards of $216.2 and future tax deductions of $108.2, which will be available to offset regular taxable U.S. income during the carryforward period (through 2014). The tax benefits of these items are reflected in the accompanying table of deferred tax asset and deferred tax liability. If not used, these carryforwards will begin to expire in 2005.

    As a result of the reverse spin-off, Arbitron will retain all of the net operating loss carryforward except for separate return limitation year carryforwards of acquired subsidiaries that transferred with Ceridian.

    In 1998, Ceridian realized a tax benefit of $18.5 related to the difference between its tax and financial reporting basis in a subsidiary that was disposed of during fourth quarter.

    Under tax sharing agreements existing at the time of the disposition of certain former operations of Ceridian, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992. Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.

Components of Earnings and Taxes from Continuing Operations

	1999	1998	1997
Earnings (Loss) Before Income Taxes
U.S.	$154.3	$157.1	$(181.6)
International	13.0	11.1	(4.7)

Total	$167.3	$168.2	$(186.3)

Income Tax Provision (Benefit)
Current
U.S.	$(24.7)	$(17.7)	$(17.6)
State and other	0.7	2.3	(0.1)

	(24.0)	(15.4)	(17.7)

Deferred
U.S.	79.7	54.4	32.8
U.S. valuation reserve benefit	—	—	(202.0)
State and other	7.2	3.9	—

	86.9	58.3	(169.2)

Total	$62.9	$42.9	$(186.9)

Effective Rate Reconciliation
	1999	1998	1997
U.S. statutory rate	35%	35%	35%

Income tax provision (benefit) at
U.S. statutory rate	$58.5	$58.9	$(65.2)
State income taxes, net	1.6	0.8	(0.1)
Goodwill	6.3	3.0	44.7
Benefit of net operating loss carryforwards	—	—	(169.2)
Benefit from sale of subsidiary	—	(18.5)	—
Other	(3.5)	(1.3)	2.9

Income tax provision (benefit)	$62.9	$42.9	$(186.9)

Tax Effect of Items That Comprise a Significant Portion
of the Net Deferred Tax Asset and Deferred Tax Liability

	December 31,
	1999	1998
Deferred Tax Asset
Net operating loss carryforwards	$75.7	$120.5
Restructuring and other accruals	53.1	63.3
Other	17.0	16.0

Total	145.8	199.8

Deferred Tax Liability
Employment related accruals	(26.8)	(21.8)
Intangibles	(29.1)	—
Other	(13.1)	(2.8)

Total	(69.0)	(24.6)

Net Deferred Tax Asset	$76.8	$175.2

Net Deferred Tax Asset (U.S.)
Current portion	$74.2	$123.3
Noncurrent portion	2.6	51.9

Total	$76.8	$175.2

Deferred Tax Liability
International	$10.4	$3.6
Non-consolidated U.S. subsidiaries	1.4	—

Total	$11.8	$3.6

Current portion	$1.5	$—
Noncurrent portion	10.3	3.6

Total	$11.8	$3.6

F. CAPITAL ASSETS

	December 31,
	1999	1998
Property, Plant and Equipment
Land	$14.8	$0.8
Machinery and equipment	222.6	179.6
Buildings and improvements	60.2	37.7
Construction in progress	54.7	4.0

	352.3	222.1
Accumulated depreciation	(164.2)	(134.9)

Property, plant and equipment, net	$188.1	$87.2

Goodwill
Goodwill	$951.0	$336.6
Accumulated amortization	(58.1)	(33.5)

Goodwill, net	892.9	303.1

Other intangible assets
Customer lists	32.1	22.8
Tradenames	49.3	0.8
Technology	42.6	18.3
Other	36.9	31.4

	160.9	73.3
Accumulated amortization	(25.6)	(21.0)

Other intangible assets, net	135.3	52.3

Goodwill and other intangible assets, net	$1,028.2	$355.4

Software and Development Costs
Purchased software	$29.7	$20.9
Software development costs	45.7	20.0

	75.4	40.9
Accumulated amortization	(27.4)	(17.4)

Software and development costs, net	$48.0	$23.5

	Years Ended December 31,
	1999	1998	1997
Depreciation and Amortization
Depreciation and amortization of property, plant and equipment	$36.5	$30.6	$31.3
Amortization of goodwill	25.3	10.2	12.6
Amortization of other intangibles	11.1	9.6	7.6
Amortization of software and development costs	7.2	4.0	9.5
Pension credit	(7.9)	(7.9)	(6.6)

Total	$72.2	$46.5	$54.4

G. RETIREMENT PLANS

Pension Benefits

    Ceridian maintains a qualified defined benefit pension plan for U.S. employees that closed to new participants effective January 1, 1995. Assets of the plan consist principally of equity securities, U.S. government securities, and other fixed income obligations and do not include securities issued by Ceridian. Benefits under the plan are calculated on maximum or career average earnings and years of participation in the plan. Employees participate in this plan by means of salary reduction contributions. Certain former employees are inactive participants in the plan. Retirement plan funding amounts are based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 funding requirements.

    The funded status of the plan at September 30, 1999 and 1998 measurement dates and changes in funded status for the annual periods then ended are shown in the accompanying tables, along with the net periodic pension cost and assumptions used in calculations for each of the last three years.

    Ceridian also sponsors a nonqualified supplemental retirement plan. The projected benefit obligations at September 30, 1999 and 1998 for this plan were $23.2 and $23.5, respectively, and the net periodic pension cost was $3.0 for 1999, $2.8 for 1998 and $2.3 for 1997. The related intangible asset amounts included in prepaid pension cost were $1.5 at December 31, 1999 and $2.0 at December 31, 1998. At December 31, 1999, prepaid pension cost also included $7.5 held in Rabbi trusts for certain beneficiaries of this plan.

    The costs recognized by Ceridian with respect to its defined contribution retirement plans, including costs associated with the Arbitron discontinued operations, were $7.9 in 1999, $8.9 in 1998 and $6.7 in 1997.

	September 30,
Funded Status of Defined Benefit Retirement Plan at Measurement Date
	1999	1998
Change in Projected Benefit Obligation During the Period
At beginning of period	$567.7	$542.7
Service cost	2.6	2.0
Interest cost	39.7	42.1
Actuarial (gain) loss	(11.9)	27.1
Benefits paid	(44.0)	(46.2)

At end of period	$554.1	$567.7

Change in Fair Value of Plan Assets During the Period
At beginning of period	$552.5	$620.3
Actual return on plan assets	67.8	(21.6)
Benefits paid	(44.0)	(46.2)

At end of period	$576.3	$552.5

Funded Status of Plan	$22.2	$(15.2)
Unrecognized net loss	78.1	105.8
Unrecognized prior service cost	9.0	12.5
Unrecognized net transition asset	—	(1.7)

Net pension asset recognized in the consolidated balance sheet	$109.3	$101.4

Assumptions Used in Calculations	1999	1998	1997
Discount rate	7.50%	7.00%	7.75%
Rate of compensation increase	4.00%	4.00%	4.50%
Expected return on plan assets	9.50%	9.50%	9.50%

Net Periodic Pension Cost (Credit)	1999	1998	1997
Service cost	$2.6	$2.0	$1.7
Interest cost	39.7	42.1	42.5
Expected return on plan assets	(54.9)	(53.8)	(53.1)
Net amortization and deferral	4.7	1.8	2.3

Total	$(7.9)	$(7.9)	$(6.6)

    Net periodic pension cost (credit) includes costs (credits) associated with the Arbitron discontinued operations.

    Prior to the spin-off of Arbitron, New Ceridian will assume sponsorship of the pension plans described above. New Ceridian will retain responsibility for all participants in the qualified and nonqualified plans who terminated employment or incurred a total disability prior to the spin-off.

    Pension obligations and related plan assets under Ceridian's qualified plan for active employees of Arbitron, determined in accordance with Internal Revenue Code Section 414(1), will be transferred to Arbitron at the time of the spin-off.

Postretirement Benefits

    Ceridian provides health care and life insurance benefits for eligible retired employees, including individuals who retired from operations of Ceridian that were subsequently sold or discontinued. Ceridian sponsors several health care plans in the U.S. for both pre- and post-age 65 retirees. Company contributions to these plans differ for various groups of retirees and future retirees. Employees hired on or after January 1, 1992 may enroll at retirement in company-sponsored plans with no company subsidy. Employees hired before and retiring after that date may enroll in plans that subsidize pre-age 65 coverage only. Employees who retired prior to 1992 are subject to various cost-sharing policies depending on when retirement began and eligibility for Medicare. This is a closed group. Most retirees outside the United States are covered by governmental health care programs, and Ceridian's cost is not significant.

    The accompanying tables present the amounts and changes in the aggregate benefit obligation at the beginning and end of and for each of the last two measurement periods and the components of net periodic postretirement benefit cost for the plans for the last three years, including costs associated with the Arbitron discontinued operations. For 1999, the measurement date was changed from December 31 to September 30 without any material impact on amounts presented. Ceridian does not prefund these costs.

Funded Status of Postretirement Health
Care and Life Insurance Plans

	1999	1998
Change in Benefit Obligation
At beginning of period	$44.6	$44.9
Service cost	0.1	0.1
Interest cost	3.0	3.0
Participant contributions	1.1	1.6
Actuarial loss (gain)	(4.1)	0.1
Benefits paid	(2.9)	(5.1)

At end of period	$41.8	$44.6

Change in Plan Assets
At beginning of period	$—	$—
Company contributions	1.8	3.5
Participant contributions	1.1	1.6
Benefits paid	(2.9)	(5.1)

At end of period	$—	$—

Funded Status of Plan
Benefit obligation, net	$41.8	$44.6
Unrecognized actuarial loss	10.4	6.5

At end of period	$52.2	$51.1

Current portion	$6.0	$6.0
Noncurrent portion	46.2	45.1

Total	$52.2	$51.1

Net Periodic Postretirement Benefit Cost

	1999	1998	1997
Service cost	$0.1	$0.1	$0.2
Interest cost	3.0	3.0	3.6
Actuarial gain amortization	(0.2)	(0.2)	(0.1)
Other	—	0.4	(0.6)

Net periodic benefit cost	$2.9	$3.3	$3.1

    Ceridian's postretirement and postemployment plans will continue to provide coverage for all eligible Arbitron employees who terminate employment covered by the plan on or prior to the spin-off. Arbitron intends to maintain similar plans providing postretirement health care and life insurance benefits following the spin-off. Ceridian's unfunded benefit obligation for these benefits will be allocated to New Ceridian after reduction for active Arbitron employees who do not elect to commence retirement at or prior to the spin-off.

    The assumed health care cost trend rate used in measuring the benefit obligation is 9% for pre-age 65 and 5.75% for post-age 65 in 1999, with pre-age 65 rates declining at a rate of 1% per year to an ultimate rate of 5.75% in 2003. A one percent increase in this rate would increase the benefit obligation at September 30, 1999 by $2.5 and the aggregate service and interest cost for the 1999 measurement period by $0.2. A one percent decrease in this rate would decrease the benefit obligation at September 30, 1999 by $2.2 and the aggregate service and interest cost for the 1999 measurement period by $0.2. The weighted average discount rates used in determining the benefit obligation at the measurement dates were 7.5% for 1999 and 7.0% for 1998.

H. STOCK PLANS

    During the three-year period ended December 31, 1999, Ceridian provided stock-based compensation plans for directors, officers, other employees, consultants and independent contractors.

    The 1996 Director Performance Incentive Plan authorizes the issuance of up to 250,000 shares in connection with awards of stock options and non-performance restricted stock to non-employee directors of Ceridian. An annual grant of a non-qualified stock option to purchase 4,000 shares (3,000 shares before 1998) is made to each eligible director with such grants becoming fully exercisable six months after the date of grant. The exercise price of the options is the fair market value of the underlying stock at the date of grant, and the options expire in ten years.

    A one-time award of non-performance restricted shares is made to each non-employee director when the director first joins the Board with restrictions on transfer that will ordinarily lapse annually over a five-year period. The number of shares awarded will have a fair market value equal to two and one-half times (four times before 1998) the then current annual retainer paid to non-employee directors.

    Additionally, one-half of the annual retainer for each non-employee director is also provided in the form of restricted stock. The restrictions on transfer of the retainer restricted stock awards will lapse at the conclusion of the director's service.

    The 1999 Stock Incentive Plan ("1999 SIP") authorizes the issuance until February 2, 2009 of up to 12,695,048 common shares, which includes remaining shares that were authorized and available for grant under the 1993 Long-Term Incentive Plan, as amended ("1993 LTIP"), in connection with awards of stock options, restricted stock awards and performance unit awards to eligible participants in the 1999 SIP. Eligible participants in the 1999 SIP include all employees of Ceridian and any non-employee director, consultant and independent contractor of Ceridian. The 1993 LTIP and the 1994 Stock Option Plan ("1994 SOP"), which provided awards of stock options and restricted stock to executive officers and other key employees of Ceridian, expired on December 31, 1999 and December 31, 1998, respectively.

    Stock options awarded under the 1999 SIP and its predecessor plans generally vest annually either over a three-year period or on a specific date if certain performance criteria are satisfied, have 10-year terms and have an exercise price that may not be less than the fair market value of the underlying stock at the date of grant. Options that remain outstanding under the 1993 LTIP, the 1994 SOP and other predecessor plans are subject to similar terms as the 1999 SIP.

    The 1999 SIP gives discretion to the Compensation and Human Resources Committee (the committee of the Board of Directors of Ceridian that administers the 1999 SIP) to determine the effect that a change of control of Ceridian will have upon awards made under that plan. The vesting of stock option awards granted in 1999 under the 1999 SIP will accelerate upon a change of control of Ceridian. The predecessor employee plans also provide for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of Ceridian.

    Another 844,393 authorized shares were added to outstanding options as a result of the conversion of certain options held by optionees in certain plans of ABR Information Services, Inc. ("ABR") when ABR was acquired by Ceridian in mid-1999. With the exception of options held by certain key executives, the converted options vested upon the acquisition of ABR, but otherwise remain under the same terms and conditions as the original grants, which included an option price at not less than fair market value at date of grant, vesting at 25% of grant annually and expiration ten years after date of original grant.

    During 1998, Ceridian reserved 1,000,000 common shares for a new stock-based compensation plan ("UK Plan") for certain employees in its operations in the United Kingdom.

    The Employee Stock Purchase Plan ("ESPP"), as amended in 1998 to authorize an additional 2,000,000 shares, provides for the issuance of up to 3,000,000 shares of newly issued or treasury common stock of Ceridian to eligible employees. The purchase price of the stock to ESPP participants is 85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period.

Stock Plans

	Option Price Per Share	Outstanding	Exercisable	Available for Grant	Weighted- Average Exercise Price of Options
At December 31, 1996	$0.89 - $26.13	10,603,124	3,688,900	3,335,042	$15.28

Authorized				6,000,000
Granted	15.32 - 22.38	4,505,500		(4,505,500)	20.13
Became exercisable	1.33 - 26.13		2,938,656
Exercised	1.33 - 22.38	(1,494,356)	(1,494,356)		9.08
Canceled	1.33 - 25.38	(1,353,580)	(70,420)	1,262,382	21.13
Expired	8.08	(13,494)	(13,494)		8.08
ESPP purchases				(478,338)
Restricted stock, net				338,850
Performance units forfeited				12,000

At December 31, 1997	$0.89 - $26.13	12,247,194	5,049,286	5,964,436	$17.18

Authorized				3,006,000
Granted	18.63 - 33.16	5,109,000		(5,109,000)	27.42
Became exercisable	4.43 - 28.10		2,200,162
Exercised	0.89 - 26.13	(2,804,050)	(2,804,050)		13.00
Canceled	6.47 - 33.16	(1,058,196)	(82,194)	980,448	20.68
Expired	5.92	(2,280)	(2,280)	(360,062)	5.92
ESPP purchases				(202,988)
Restricted stock, net				630,522
Performance units forfeited				8,000

At December 31, 1998	$3.09 - $33.16	13,491,668	4,360,924	4,917,356	$21.65

Authorized				12,695,048
ABR conversion	5.08 - 42.64	844,393	428,335
Granted	19.94 - 38.97	3,891,970		(3,891,970)	22.73
Became exercisable	6.47 - 34.58		3,038,429
Exercised	3.76 - 29.00	(1,265,599)	(1,265,599)		14.98
Canceled	6.47 - 36.78	(1,031,166)	(70,019)	932,488	25.36
Expired	7.65	(1,860)	(1,860)	(2,695,048)	7.65
ESPP purchases				(239,073)
UK Plan purchases				(296)
Restricted stock, net				37,864
Performance units forfeited				14,660

At December 31, 1999	$3.09 - $42.64	15,929,406	6,490,210	11,771,029	$22.26

Common shares reserved for future issuance at December 31, 1999 were 27,700,435.

    As reported in Note A, Ceridian adopted the disclosure-only provisions of FAS 123 and continues to account for stock-based compensation as in prior years. Therefore, no expense is recorded with respect to Ceridian's stock option or employee stock purchase plans, and compensation expense (credit) of $0.9 in 1999, $(3.3) in 1998 and $(2.4) in 1997, including costs associated with Arbitron discontinued operations, were included in net earnings in connection with restricted stock awards.

    At the time of the spin-off, Ceridian stock options held by Arbitron employees, regardless of whether the options are vested or unvested, will convert to options to purchase Arbitron common stock but will be adjusted as to number and exercise price to maintain the intrinsic value of the options. The remaining vested and unvested Ceridian stock options will be converted into New Ceridian stock options after adjustment in number and exercise price to maintain the intrinsic value of those options. Other terms of the options would not be changed. Ceridian stock options outstanding at December 31, 1999 included 1,845,427 held by Arbitron participants of which 920,526 were exercisable.

    The following disclosure, including referenced tables, is provided with respect to the provisions of FAS 123. Ceridian employs the Black-Scholes option pricing model for determining the fair value of stock option grants, restricted stock awards and ESPP purchases, as presented in an accompanying table. Weighted average exercise prices for stock option activity and options outstanding at December 31, 1999, 1998 and 1997 are included in the accompanying Stock Plans table.

    Further information on outstanding and exercisable stock options by exercise price range as of the end of the current year is disclosed in an accompanying table. Ceridian is required to report the pro forma effect on net earnings and earnings per share that would have resulted if the fair value method of accounting for stock-based compensation issued in those years had been adopted. The application of the fair value method would have resulted in the determination of compensation cost for grants of stock options and purchases under the ESPP and would have eliminated from the related compensation cost the revaluation to market price of unvested awards of restricted stock. Such compensation cost would then be allocated to the related period of service. The results of this calculation and the assumptions used appear in the accompanying pro forma table.

Stock Option Information as of December 31, 1999

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$3.09 - $19.94	2,193,257	5.12	$12.21	1,809,937	$11.09
$19.95 - $21.00	5,453,195	8.74	$20.09	1,639,771	$20.38
$21.01 - $26.60	3,520,563	7.47	$23.26	1,747,989	$23.55
$26.61 - $27.69	3,175,484	8.80	$27.38	739,839	$27.38
$27.70 - $42.64	1,586,907	8.24	$31.14	552,674	$32.33

$3.09 - $42.64	15,929,406	7.92	$22.26	6,490,210	$20.46

Pro Forma Effect of Fair Value Accounting

	1999	1998	1997
Net earnings as reported	$148.9	$189.8	$472.4
Pro forma net earnings	$129.9	$175.7	$462.6
Diluted earnings per share as reported	$1.01	$1.29	$2.96
Pro forma diluted earnings per share	$0.88	$1.19	$2.90
Weighted-Average Assumptions
Expected lives in years	4 - 8	4 - 8	4 - 8
Expected volatility	37.4%	34.5%	32.7%
Expected dividend rate	—	—	—
Risk-free interest rate	6.3%	4.8%	5.3%

Weighted Average Fair Values of Grants, Awards and Purchases

	1999		1998		1997
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Stock options	3,891,970	$7.97	5,109,000	$8.82	4,505,500	$6.90
ESPP	239,073	$5.16	202,988	$1.08	478,338	$2.40

I. FINANCING

    In connection with the spin-off of Arbitron, New Ceridian expects to enter into a $350.0 revolving credit facility with a $50.0 letter of credit sub-facility that matures five years after closing. This facility will be subject to restrictive financial covenants similar to those included in the 1997 domestic revolving credit facility described below. Proceeds from drawing on the new facility are expected to be applied, along with a capital contribution of $250.0 from Arbitron, to the extinguishment of Ceridian's obligations under the senior notes, described below, and any amount outstanding under the 1997 domestic revolving credit facility.

    On June 10, 1999, Ceridian completed a Rule 144A senior notes offering with registration rights and a face amount of $450.0, which was sold through initial purchasers led by Banc of America Securities LLC. Pursuant to the terms of this private debt offering, Ceridian registered like senior notes with the SEC on a Form S-4 that was declared effective on September 20, 1999. Holders of $445.0 of the privately held notes subsequently exchanged their holdings for registered senior notes. Ceridian applied the private debt offering net proceeds of $445.6 to the payment of a $450.0 short-term loan with Bank of America National Trust and Savings Association. Those proceeds, along with Ceridian funds and an advance of $210.0 on Ceridian's $250.0 domestic revolving credit agreement at an average interest rate of 5.7% per annum, provided funding for the acquisition of ABR. The original issue discount of $4.4, recorded as an offset to senior notes, and capitalizable issue costs of $0.8, recorded as other noncurrent assets, will be amortized to interest expense over the term of the senior notes. The senior notes have a five-year term, a coupon interest rate of 7.25% per annum payable semiannually beginning December 1, 1999, and mature on June 1, 2004. Based on quoted market prices for the same or similar securities or current rates offered to Ceridian for debt of the same maturities, the estimated fair value of the senior notes at December 31, 1999 was $436.5.

    At December 31, 1999, the amount of advances outstanding under a $250.0 domestic revolving credit facility, arranged with a commercial bank syndicate in July 1997, amounted to $125.0, along with letters of credit for $3.5. No amount of advances was outstanding at December 31, 1998. The domestic credit facility is unsecured and has a final maturity of July 31, 2002. The full amount of the credit facility may be utilized for revolving loans and up to $75.0 of the credit facility may be used to obtain standby letters of credit. The pricing of the credit facility for both loans and letters of credit is determined based on Ceridian's senior unsecured debt ratings. Under the terms of the credit facility, Ceridian's consolidated debt must not exceed its stockholders' equity as of the end of any fiscal quarter, and the ratio of Ceridian's EBIT to interest expense on a rolling four quarter basis must be at least 2.75 to 1. The credit facility also limits liens, subsidiary debt, contingent obligations, operating leases, minority equity investments and divestitures. At December 31, 1999, Ceridian was in compliance with all covenants contained in the credit facility.

    During first quarter 1998 and in connection with the purchases of two payroll services businesses in Canada, Ceridian entered into two revolving credit arrangements which expire on July 31, 2002 with Canadian banks through a Canadian subsidiary. The initial borrowings amounted to $70.4 in the aggregate, carry interest rates of approximately 5.5% per annum and had aggregate outstanding balances at December 31, 1999 and 1998 of $38.7 and $53.9, respectively. No additional advances have been drawn against the Canadian credit arrangements since the initial borrowings. Other borrowing activities during 1999 and 1998 primarily involved small revolving credit or overdraft credit lines of subsidiaries.

Debt Obligations

	December 31,
	1999	1998
Revolving credit agreements and overdrafts	$163.7	$53.9
Senior notes, net of discount	446.1	—
Other long-term debt obligations	1.5	0.6

Total debt obligations	611.3	54.5
Less short-term debt and current portions of long-term debt	0.2	0.3

Long-term obligations, less current portions	$611.1	$54.2

Aggregate Amounts of Maturities at December 31, 1999

	2000	2001	2002	2003	2004	Total
Revolving credit	$—	$—	$163.7	$—	$—	$163.7
Senior notes	—	—	—	—	446.1	446.1
Other	0.2	0.2	—	1.1	—	1.5

Total	$0.2	$0.2	$163.7	$1.1	$446.1	$611.3

J. LEASING

    Ceridian conducts a substantial portion of its operations in leased facilities. Most of these leases contain renewal options and require payments for taxes, insurance and maintenance. Ceridian remains secondarily liable for future rental obligations related to assigned leases totaling $7.7 at December 31, 1999. Ceridian does not anticipate any material non-performance by the assignees of these leases.

    Virtually all leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include assigned leases or obligations recorded as liabilities.

    The amounts of rental expense and sublease income for each of the three years ended December 31, 1999 appear in the Rental Expense table.

Rental Expense

	1999	1998	1997
Rental expense	$35.9	$31.6	$32.1
Sublease rental income	(1.8)	(2.2)	(1.7)

Net rental expense	$34.1	$29.4	$30.4

    Future minimum noncancelable lease payments on operating leases existing at December 31, 1999, and which have an initial term of more than one year, are described in the Future Minimum Lease Payments table.

Future Minimum Lease Payments

2000	$36.1
2001	31.5
2002	24.9
2003	19.0
2004	13.5
Thereafter	37.5

K. INVESTING ACTIVITY

    As of June 7, 1999, Ceridian acquired ABR Information Services, Inc. ("ABR"), now known as Ceridian Benefits Services, as a result of a tender offer for all outstanding shares of ABR common stock at a price of $25.50 per share in cash and a subsequent merger on July 22, 1999. ABR provided comprehensive benefits administration, payroll and human resource services to employers of all sizes.

    The purchase price of $751.8 included $720.9 for tendered shares, $12.7 for ABR shares converted to the right to receive $25.50 per share and $6.7 for Ceridian direct acquisition costs. The purchase price also included the exchange of Ceridian stock options valued at $11.5 for any unexercised ABR stock options outstanding.

    The value assigned to the net assets of ABR that were acquired by Ceridian amounted to $62.7, and the total goodwill and other intangibles of $689.1 is being amortized on average over a 30-year period. The allocation of purchase price resulted in the recording of acquired assets and liabilities listed in the table below. Property, plant and equipment of $66.2 included $15.6 of construction in progress related to an ABR facility in St. Petersburg, Fla.

Allocation of ABR Purchase Price

Cash and equivalents	$77.4
Short-term investments	25.3
Receivables	12.5
Other current assets	1.4
Property, plant and equipment	66.2
Goodwill	602.1
Other intangibles	87.0
Customer funds payable	(26.7)
Accrued acquisition costs	(18.9)
Deferred income taxes	(26.5)
Other liabilities	(48.0)

Total purchase cost	$751.8

    The 1999 net investing cash outflows related to the ABR acquisition, after reduction for cash and equivalents acquired of $77.4, amounted to $681.5. These outflows included payments of $720.9 for shares tendered in June, $12.7 deposited in July for the remaining shares, and payments of $6.4 for Ceridian direct acquisition costs and $18.9 for ABR liabilities directly related to the acquisition. The directly related ABR liabilities assumed included payments during 1999 of $11.4 paid in July to buy out vested ABR stock options and $7.5 for investment consulting fees.

Pro Forma Information (Unaudited)

	December 31,
	1999	1998
Pro forma revenue	$1,185.1	$1,051.0
Pro forma earnings from continuing operations	$90.2	$72.4
Diluted shares used in calculations (in thousands)	147,964	147,597
Pro forma diluted earnings per share	$0.61	$0.49
Historical diluted earnings per share as reported	$0.71	$0.85

    The above unaudited pro forma information presents the results of operations of Ceridian for the twelve-month periods ended December 31, 1999 and 1998 as if the acquisition of ABR had taken place on January 1, 1998. ABR earnings for the 1998 period included a $11.0 write-off of purchased in-process research and development and a $13.8 software write-off.

    During first quarter 1999, Comdata acquired a majority interest in Stored Value Systems, Inc. ("SVS") with an option to purchase the remainder of SVS in 2000. The acquisition required payments by Comdata of $7.3 to SVS to retire an amount due to its former parent company and $13.0 to other investors. Revenue of SVS was approximately $15.0 in 1998.

    During first quarter 1998, Ceridian, through a Canadian subsidiary, acquired the payroll services businesses of two Canadian banks for a total cash payment of $140.7 of which $70.4 was borrowed from the sellers. The acquisitions resulted in the recording of $123.5 of goodwill. Pre-acquisition revenue for these operations was approximately $65.0 in 1997. Substantially all of the 1998 revenue for these businesses was reported in Ceridian's revenue. In November 1998, Ceridian acquired the work-life services business of Work/Family Directions, Inc., which had estimated pre-acquisition revenue of approximately $52.0 in 1998 and $57.0 in 1997. The acquisition resulted in a 1998 cash payment of $77.5 and the recording of $66.5 of goodwill.

    In January 1998, Comdata exchanged its gaming services business for First Data Corporation's NTS transportation services business and $50.5 in cash. The net cash inflow from the exchange was $30.1 and the net reduction in goodwill was $44.1. During the year, Ceridian sold its Resumix and Tesseract operations, along with other smaller businesses and assets. The aggregate net cash proceeds from these sales were $19.4 with no material gain or loss.

    During 1997, Ceridian sold CDI as further described in Note C. Also during 1997, Ceridian acquired or invested in seven small businesses. The aggregate consideration for these acquisitions and investments consisted of $27.6 in cash, assumption of $8.6 of debt and 1,885,340 shares of Ceridian's common stock. Goodwill recorded for these transactions was $36.7.

L. COMMITMENTS AND CONTINGENCIES

Commitments

    In 1995, Comdata extended its contract arrangements with IBM Global Services for substantially all data processing functions for a term of ten years. Under the terms of the agreement as amended, the minimum monthly fee was $1.4 in 1997, $1.6 in 1998 and $1.8 in 1999 and thereafter. The expenses incurred under these contract arrangements were $23.1 in 1999, $20.8 in 1998 and $17.6 in 1997. Cancellation of the agreement for convenience in 2000 would require payment of a termination fee of $7.5.

    Under a Telecommunications Services Agreement with WilTel, Comdata has agreed to purchase a minimum of $1.1 of such services each month until January 2003. Comdata is able to terminate its minimum purchase commitment at such time as it has purchased an aggregate of $45.0 in services under the Agreement. Cancellation of the Agreement for convenience would result in a cancellation charge equal to 12.5% of the average monthly revenue during the last 12 months times the number of full months remaining in the term of such Agreement. Purchases charged to expense under the Agreement and its predecessors amounted to $14.5 in 1999, $17.1 in 1998 and $20.3 in 1997.

Interest Rate Collars

    During 1999, Ceridian maintained in effect an average notional amount of collars of $991.3 for the purpose of hedging interest rate risk on invested customer deposits held in its U.S. tax filing and Canadian payroll trusts. The counterparties to these arrangements are commercial banks with debt ratings of A or better. Under current accounting standards, neither the collar arrangements nor the related trust investments and offsetting liability to customers are reflected in Ceridian's balance sheets. These arrangements, which do not require collateral, require the banks to pay Ceridian the amount by which a certain index of short-term interest rates falls below a specified floor strike level. Alternatively, when that index exceeds a specified cap strike level, Ceridian is required to pay out the excess above the cap strike level.

    At December 31, 1999, Ceridian had fourteen collar transactions in effect with an aggregate notional amount of $1,069.2, remaining terms of 5 to 53 months, floor strike levels ranging from 4.75% to 6.0% (averaging 5.22%) and cap strike levels ranging from 5.6% to 8.18% (averaging 6.78%). The risk of accounting loss through non-performance by the counterparties under any of these arrangements is considered negligible.

M. LEGAL MATTERS

    Ceridian and its subsidiaries are involved in a number of judicial and administrative proceedings considered normal in the nature of its current and past operations, including employment-related disputes, contract disputes, government proceedings, customer disputes and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on the part of Ceridian or its subsidiaries.

    Some of these matters raise difficult and complex factual and legal issues, and are subject to many uncertainties, including, but not limited to, the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of this complexity, final disposition of some of these proceedings may not occur for several years. As such, Ceridian is not always able to estimate the amount of its possible future liabilities related to these matters. There can be no certainty that Ceridian may not ultimately incur charges in excess of presently or future established accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is the opinion of management that the final disposition of these proceedings will not, considering the merits of the claims and established reserves, have a material adverse effect on Ceridian.

Securities Litigation Settlement

    In 1997, Ceridian and ten of its current and former executive officers were named as defendants in the consolidated class action complaint filed by five Ceridian shareholders in U.S. District Court in Minnesota. The lawsuit arose out of Ceridian's announcement, on August 26, 1997, that it had decided to terminate further development of its CII payroll processing software system. The named plaintiffs, who purport to act on behalf of a class of purchasers of Ceridian common stock during the period from January 23, 1996 to August 26, 1997, alleged in their consolidated complaint that the defendants provided false and misleading information regarding the development of the CII system and the impact that system would have on Ceridian's future operations, concealed problems with the development of the CII system and improperly capitalized the costs of the CII development effort, thereby overstating Ceridian's financial results during the development period. On March 31, 1999, the U.S. District Court dismissed the suit, but permitted the plaintiffs to file an amended complaint. The plaintiffs filed an amended consolidated complaint dated May 28, 1999. On January 3, 2000, the U.S. District Court preliminarily approved a settlement of this litigation. A hearing with the U.S. District Court to finalize the settlement is scheduled for March 21, 2000. Ceridian and the individual defendants deny any wrongdoing or liability related to the lawsuit, but have concluded that further conduct of the litigation would be expensive and protracted. It is the opinion of management that the proposed settlement of $5.2 inclusive of administrative costs, a portion of which will be covered by insurance, will not have a material adverse effect on Ceridian's financial position or results of operations.

N. SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

	1999				1998
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Revenue	$304.5	$283.0	$267.7	$271.8	$258.1	$233.4	$235.1	$241.0
Costs and Expenses
Cost of revenue	153.6	140.4	131.8	127.3	129.5	119.2	116.7	113.3
Selling, general and administrative	87.9	82.8	81.7	79.7	65.6	65.2	69.1	69.7
Research and development	15.3	14.2	15.4	15.7	16.5	17.4	17.3	14.9
Other expense (income)(1)	(2.6)	(1.6)	(0.3)	0.1	(8.9)	(0.1)	—	0.1

Total costs and expenses	254.2	235.8	228.6	222.8	202.7	201.7	203.1	198.0
Earnings before interest and taxes	50.3	47.2	39.1	49.0	55.4	31.7	32.0	43.0
Interest income	1.1	1.6	2.0	1.7	2.5	2.7	2.5	2.7
Interest expense	(10.2)	(10.4)	(3.2)	(0.9)	(1.0)	(1.1)	(1.5)	(0.7)
Earnings before income taxes	41.2	38.4	37.9	49.8	56.9	33.3	33.0	45.0
Income tax provision(2)	15.7	15.3	14.0	17.9	2.0	12.0	12.1	16.8
Earnings from continuing operations	25.5	23.1	23.9	31.9	54.9	21.3	20.9	28.2
Discontinued operations(3)
Gain on sale	—	—	—	—	25.4	—	—	—
Earnings from operations	11.1	11.7	11.8	9.9	9.2	11.9	10.4	7.6

Net earnings	$36.6	$34.8	$35.7	$41.8	$89.5	$33.2	$31.3	$35.8

Earnings per share(4)(5)
Basic
Continuing operations	$0.18	$0.16	$0.17	$0.22	$0.38	$0.15	$0.14	$0.20
Net earnings	$0.25	$0.24	$0.25	$0.29	$0.62	$0.23	$0.22	$0.25
Diluted
Continuing operations	$0.17	$0.16	$0.16	$0.21	$0.37	$0.14	$0.14	$0.19
Net earnings	$0.25	$0.24	$0.24	$0.28	$0.61	$0.23	$0.21	$0.24
Shares used in calculations(5)
(in thousands)
Weighted average shares (basic)	144,676	144,743	144,590	144,086	143,234	144,020	144,931	144,110
Dilutive securities	1,082	2,673	4,265	5,025	3,920	3,500	3,670	3,085
Weighted average shares (diluted)	145,758	147,416	148,855	149,111	147,154	147,520	148,601	147,195
Common Stock—per share
Market price ranges(5)(6)
High	24	33 1/4	38 1/16	40 1/2	36	32 1/4	30 7/8	27 13/16
Low	16 5/8	24 3/4	30 7/16	33 1/4	24	24 1/4	25 5/16	21 3/4
No cash dividends have been declared on common stock during the periods presented.

(1)
Includes fourth quarter 1998 unusual gains of $9.2 as described in Note B.
(2)
For information on a fourth quarter 1998 unusual tax benefit, see Note E.
(3)
For information on discontinued operations, see Note C.
(4)
For information on the calculation of earnings per share, see Note A.
(5)
Reflects a 2-for-1 stock split in the form of a 100% stock dividend announced January 20, 1999 and effective for holders of record on February 10, 1999.
(6)
From the New York Stock Exchange—Composite Transactions Listing.

CERIDIAN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in millions, except per share data)

	For Nine Month Periods Ended September 30,
	2000	1999
Revenue	$872.0	$822.5
Costs and Expenses
Cost of revenue	424.8	399.5
Selling, general and administrative	267.9	244.1
Research and development	46.1	45.3
Other expense (income)	32.2	(1.8)

Total costs and expenses	771.0	687.1

Earnings before interest and taxes	101.0	135.4
Interest income	2.8	5.3
Interest expense	(29.9)	(14.6)

Earnings before income taxes	73.9	126.1
Income tax provision	28.7	47.1

Earnings from continuing operations	45.2	79.0
Discontinued operations	37.7	33.4

Net earnings	$82.9	$112.4

Basic earnings per share
Continuing operations	$0.31	$0.55
Net earnings	$0.57	$0.78
Diluted earnings per share
Continuing operations	$0.31	$0.53
Net earnings	$0.57	$0.76
Shares used in calculations (in 000's)
Weighted average shares (basic)	145,073	144,472
Dilutive securities	1,399	4,057
Weighted average shares (diluted)	146,472	148,529
Antidilutive shares excluded	6,173	271

See notes to interim condensed consolidated financial statements.

CERIDIAN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)

	September 30, 2000	December 31, 1999
ASSETS
Cash and equivalents	$101.3	$58.5
Short-term investments	47.0	22.0
Trade receivables, less allowance of $18.7 and $17.5	439.8	399.0
Other receivables	23.2	23.8
Current portion of deferred income taxes	33.0	74.2
Net assets of discontinued operations	66.8	6.8
Other current assets	24.6	23.5

Total current assets	735.7	607.8
Property, plant and equipment, net	197.9	188.1
Goodwill, net	920.6	892.9
Other intangibles, net	132.3	135.3
Software and development costs, net	50.7	48.0
Prepaid pension cost	125.6	118.3
Other noncurrent assets	1.8	4.8

Total assets	$2,164.6	$1,995.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt and current portion of long-term obligations	$0.4	$0.2
Accounts payable	37.1	41.6
Drafts and customer funds payable	192.9	136.9
Customer advances	15.5	14.6
Deferred income	29.5	33.7
Accrued taxes	67.8	43.1
Employee compensation and benefits	54.8	61.5
Other accrued expenses	87.7	71.0

Total current liabilities	485.7	402.6
Long-term obligations, less current portion	555.4	611.1
Deferred income taxes	56.9	10.3
Employee benefit plans	76.7	76.4
Other noncurrent liabilities	33.6	52.1
Stockholders' equity	956.3	842.7

Total liabilities and stockholders' equity	$2,164.6	$1,995.2

See notes to interim condensed consolidated financial statements.

CERIDIAN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	For Nine Month Periods Ended September 30,
	2000	1999
Cash Flows From Operating Activities
Net earnings	$82.9	$112.4
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Earnings from discontinued operations	(37.7)	(33.4)
Deferred income tax provision	48.5	60.0
Depreciation and amortization	65.6	50.1
Asset write-downs	18.3	—
Other	4.3	1.8
Net change in working capital items:
Trade and other receivables	(44.0)	(57.6)
Accounts payable	(1.0)	0.3
Drafts and customer funds payable	52.3	9.7
Employee compensation and benefits	(7.4)	(8.1)
Accrued taxes	1.3	(1.1)
Other current assets and liabilities	(3.6)	(6.8)
Cash provided by operating activities of discontinued operations	34.3	37.4

Net cash provided by operating activities	213.8	164.7
Cash Flows From Investing Activities
Expended for property, plant and equipment	(54.4)	(48.3)
Expended for software and development costs	(18.8)	(23.5)
Expended for investments in and advances to businesses, less cash acquired	(65.1)	(707.5)
Proceeds from sales of short term investments	—	3.2
Proceeds from sales of businesses and assets	15.1	7.7
Cash used by investing activities of discontinued operations	(1.8)	(2.7)

Net cash provided by (used for) investing activities	(125.0)	(771.1)
Cash Flows From Financing Activities
Revolving credit and overdrafts, net	(37.8)	115.1
Borrowings of other debt	—	444.8
Repayment of other debt	(20.5)	(0.2)
Repurchase of stock	(1.4)	(2.1)
Exercise of stock options and other	13.7	22.5

Net cash provided by (used for) financing activities	(46.0)	580.1
Net Cash Provided (Used)	42.8	(26.3)
Cash and equivalents at beginning of period	58.5	101.0

Cash and equivalents at end of period	$101.3	$74.7

See notes to interim condensed consolidated financial statements.

CERIDIAN CORPORATION AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2000
(Dollars in millions, except per share data)
(Unaudited)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    These interim unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and should be read in conjunction with the consolidated financial statements and related notes of Ceridian Corporation ("Ceridian" or the "Company") included elsewhere in this information statement.

    In the opinion of the Company, the interim unaudited consolidated financial statements reflect all adjustments (consisting only of normal recurring accruals, except as set forth in these notes to the interim unaudited condensed consolidated financial statements) necessary to present fairly the Company's financial position as of September 30, 2000 and results of operations and cash flows for the nine month periods ended September 30, 2000 and 1999.

    The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year.

    The interim unaudited condensed consolidated financial statements should be read in conjunction with the accompanying notes to the consolidated financial statements.

    On July 18, 2000, Ceridian announced its intention to separate its human resource services division and subsidiaries and Comdata subsidiaries from its media information business, Arbitron, into two independent, publicly-traded companies. The separation would be effected by a reverse spin-off of a new entity consisting of Ceridian's human resource services division and subsidiaries and Comdata subsidiaries expected to take place before the end of the year. Ceridian expects to take a special charge, currently estimated to be about $30 million, during the fourth quarter of 2000 in connection with the spin-off. The charges will cover transaction fees and costs related to the restructuring of Ceridian's domestic debt, a portion of which is determined by reference to market interest rates. Ceridian will determine the final distribution ratio and the record and distribution dates for the reverse spin-off at a later date. The transaction is intended to be in the form of a tax-free dividend. In consideration of actions taken to date to effect the spin-off, Arbitron is treated as a discontinued operation in the accompanying financial statements of Ceridian.

NEW ACCOUNTING PRONOUNCEMENTS

    Financial Accounting Standard No, 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities," will become effective for Ceridian no later than January 1, 2001. FAS 133 requires all derivative securities to be recognized as assets or liabilities on the balance sheet and measured at fair value on a mark-to-market basis. Changes in the market value of derivative securities are to be reflected in the statement of operations for each reporting period. FAS 133 provides special hedge accounting procedures for derivative instruments that qualify as highly effective hedges of risks associated with designated assets or liabilities. Depending on the type of hedge, all or a portion of the change in the market value of a derivative security may be reported in accumulated other comprehensive income in the balance sheet, with the remainder recorded in the statement of operations.

    For Ceridian, FAS 133 applies to the interest rate collar arrangements maintained in order to limit the interest rate risk on invested customer deposits held in its U.S. tax filing and Canadian payroll trusts. Upon adoption of FAS 133, Ceridian expects to record a liability representing the fair value of the obligation related to interest rate collars outstanding at that date; a cumulative charge, net of income taxes, representing the portion of the collars determined to be ineffective in hedging the interest rate risk; and accumulated other comprehensive income, as a reduction of stockholders' equity, for the hedge-effective portion of the collars. These amounts are not expected to be material to the financial condition or results of operations of Ceridian. The carrying value of the interest rate collars will be adjusted to fair value on a monthly basis, with the changes in fair value effective and ineffective at hedging interest rates recorded as described above.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB Opinion No. 25 ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying Opinion 25. Among other issues, FIN No. 44 clarifies (a) the definition of an employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The provisions of FIN No. 44, were effective July 1, 2000, except for the provisions regarding modifications to fixed stock option awards which reduce the exercise price of an award, which apply to modifications made after December 15, 1998. Provisions regarding modifications to fixed stock option awards to add reload features apply to modifications made after January 12, 2000. Ceridian believes that it is in compliance with this guidance.

    In June 2000, the SEC staff issued Staff Accounting Bulletin No. 101B, which deferred the required implementation date of Staff Accounting Bulletin No. 101 ("SAB 101"), as amended by SAB 101A. SAB 101, as amended summarizes certain views of the SEC staff in applying generally accepted accounting principles to revenue recognition in financial statements. Aspects of SAB 101 relevant to Ceridian primarily concern the timing of the recognition of revenue and certain expenses related to arrangements that involve the receipt of nonrefundable, up-front fees. SAB 101 requires that in particular situations the nonrefundable fees and certain associated costs be recognized over the contractual term or average life of the underlying arrangement. Subject to SAB 101B, required implementation of SAB 101 has been deferred to the quarter beginning October 1, 2000. Ceridian does not expect SAB 101 to have a material impact on its financial condition or results of operations.

SHORT-TERM INVESTMENTS

	September 30, 2000	December 31, 1999
Available For Sale
Federal Home Loan Bank Notes at amortized cost (which approximates fair value)	$22.0	$22.0
Common stock of HotJobs.com, Ltd. at estimated market value	25.0	—

Total short-term investments	$47.0	$22.0

    At September 30, 2000, Ceridian held 1,580,023 registered shares of the common stock of HotJobs.com, Ltd. (159,459 of which remain in escrow until May 2001) that were received in exchange for preferred stock received in connection with the sale of Resumix, Inc. in 1998. The fair value for this investment of $15.84 per share (based on quoted market prices) as of September 30, 2000 has been recorded in short-term investments with a corresponding credit, net of deferred income taxes, to unrealized gain on marketable securities within accumulated other comprehensive income in stockholders' equity. Gain or loss on these securities will be recognized as the securities are sold.

INVESTING ACTIVITY

    In May 2000, Comdata completed the acquisition of Stored Value Systems, Inc. ("SVS") by exercising its option to purchase the remaining 49% interest and paying $50.9. Goodwill and other intangibles related to this transaction amounted to $51.2, which will be amortized over periods of 2 to 15 years. Comdata purchased a majority interest in SVS in March 1999.

    Also during the first nine months of 2000, Ceridian made payments of $14.2 for purchase acquisitions, including the acquisition in June 2000 of a payroll service that operates primarily in the United Kingdom and performance-based purchase price adjustments related to prior year acquisitions.

    In September 2000, Ceridian sold property in Palm Harbor, Florida formerly used in their benefits services operations for $12.8. The $2.0 excess of the selling price over the carrying value reduced goodwill related to the acquisition of ABR Information Services, Inc.

LEGAL MATTERS

Flying J and NCR

    Flying J, Inc., which operates a chain of truck stops, and its affiliated entities, filed a complaint in the United States District Court for the Northern District of Utah against Comdata, alleging violations of federal and state antitrust laws and asserting state law claims of interference with contractual relations and unfair competition. The complaint, which was originally filed on July 11, 1996, has subsequently been amended four times. In addition, NCR Corporation ("NCR") has intervened in this lawsuit as an additional plaintiff, filing a complaint on September 10, 1999 alleging claims similar to those asserted by the Flying J Plaintiffs. This lawsuit is presently set for a jury trial beginning in June 2001.

    Although the Flying J Plaintiffs and NCR (collectively, the "Plaintiffs") have not specified the amount of alleged damages they will claim, based on Plaintiffs' positioning in recent discovery proceedings, Comdata believes the amount of damages that will be claimed by Plaintiffs will be substantial. Comdata believes Plaintiffs' claims are without merit, is contesting each of the claims asserted by the Plaintiffs, and intends to continue to defend this matter vigorously.

STOCKHOLDERS' EQUITY

	September 30, 2000	December 31, 1999
Common Stock
Par value—$.50
Shares authorized—500,000,000
Shares issued—161,685,596 and 161,685,596	$80.8	$80.8
Shares outstanding—145,632,162 and 144,734,368
Additional paid-in capital	1,122.8	1,126.2
Retained earnings	95.0	12.1
Treasury stock, at cost (16,053,434 and 16,951,228 common shares)	(345.5)	(364.6)
Accumulated other comprehensive income, net of deferred income taxes:
Unrealized gain on marketable securities	16.2	—
Cumulative translation adjustment	(4.4)	(3.2)
Pension liability adjustment	(8.6)	(8.6)

Total stockholders' equity	$956.3	$842.7

COMPREHENSIVE INCOME (LOSS)

	For Nine Month Periods Ended September 30,
	2000	1999
Net income	$82.9	$112.4
Items of other comprehensive income:
Change in foreign currency translation adjustment	(1.2)	0.3
Change in unrealized gain from marketable securities	25.0	—
Income tax effect	(8.8)	—

Comprehensive income	$97.9	$112.7

OTHER EXPENSE (INCOME)

	For Periods Ended September 30, Nine Months
	2000	1999
Foreign currency translation expense (income)	$0.2	$0.5
Loss (gain) on sale of businesses and assets	1.0	(1.4)
Asset write-downs	18.3	—
Accrued exit costs	12.2	—
Minority interest in operations of consolidated affiliates	0.8	0.5
Other expense (income)	(0.3)	(1.4)

Total	$32.2	$(1.8)

    In March 2000, Ceridian approved plans to streamline management and improve customer service and the quality of operations, primarily in HRS, during 2000. These plans resulted from a review by Ceridian executive and business unit management teams announced in January 2000. To the extent that certain costs related to these planned actions were appropriately recognized as liabilities upon approval of the plan or related to impairments of asset values identified in the current period, Ceridian recorded as other expense (income) charges of $44.7 in first quarter 2000. These charges include $26.4 of accrued exit costs and $18.3 for impairment of asset values ("asset write-downs"). Severance costs involve involuntary termination notices for approximately 500 employment positions, primarily in HRS of which approximately 400 had been eliminated by September 30, 2000. The other exit costs are incremental costs directly related to terminated activities and not to continuing operations, primarily the lease cost for idled facilities and contract termination fees. With the exception of costs related to long-term leases, payment of accrued exit costs is expected to take place by early 2001. Asset write-downs include the write-off of capitalized software amounts related to a software development contract that was terminated in the first quarter 2000, certain property and equipment abandoned at a number of idled facilities, and various goodwill and intangible asset balances with respect to two previous acquisitions. The impairment of goodwill and intangible assets considered situations in which the sum of related estimated future cash flows (undiscounted and without interest) was less than the carrying amount of such assets, including attributed portions of unallocated excess cost over net assets acquired. The amount of the impairment loss was the excess of the carrying amount of the impaired asset over the fair value of the asset. Generally, fair value represented the expected future cash flows from the use of the asset or group of assets, discounted at a rate commensurate with the risks involved. A summary of these charges is as follows:

	Other Cash Charges
Non-Cash Asset Write-offs	Severance	Contract Termination	Occupancy Costs	Total
$18.3	$16.4	$1.3	$8.7	$44.7

    Through September 30, 2000, Ceridian paid $8.1 of accrued severance and $3.1 of other costs related to the above items.

    With respect to accrued amounts related to certain actions taken by Ceridian in 1997 as described in Note B to Ceridian's 1999 consolidated financial statements, Ceridian paid $5.9 of accrued costs related to legal proceedings and idled facilities during the year to date period ended September 30, 2000. Additionally, during first quarter 2000, Ceridian credited other expense (income) with a recovery of $14.2 of unused accruals established in connection with these 1997 actions. This recovery relates to the reversal of the amount accrued in excess of the settlement amount for the securities litigation matter related to CII software project termination for which the U.S. District Court approved the finalized settlement on March 31, 2000.

CAPITAL ASSETS

	September 30, 2000	December 31, 1999
Property, Plant and Equipment
Land	$12.7	$14.8
Machinery and equipment	224.2	222.6
Buildings and improvements	82.3	60.2
Construction in progress	42.9	54.7

	362.1	352.3
Accumulated depreciation	(164.2)	(164.2)

Property, plant and equipment, net	$197.9	$188.1

Goodwill and Other Intangibles
Goodwill	$1,002.9	$951.0
Accumulated amortization	(82.3)	(58.1)

Goodwill, net	920.6	892.9

Other intangible assets
Customer lists	36.5	32.1
Tradenames	49.3	49.3
Technology	43.5	42.6
Other	36.0	36.9

	165.3	160.9
Accumulated amortization	(33.0)	(25.6)

Other intangibles, net	132.3	135.3

Goodwill and other intangibles, net	$1,052.9	$1,028.2

Software and Development Costs
Purchased software	$31.7	$29.7
Other software development cost	50.0	45.7

	81.7	75.4
Accumulated amortization	(31.0)	(27.4)

Software and development costs, net	$50.7	$48.0

	For Periods Ended September 30, Nine Months
Depreciation and Amortization
	2000	1999
Depreciation and amortization of property, plant and equipment	$29.8	$26.2
Amortization of goodwill	25.5	17.4
Amortization of other intangibles	10.8	6.4
Amortization of software and development costs	6.7	6.0
Pension credit	(7.2)	(5.9)

Total	$65.6	$50.1

SEGMENT DATA

	For Nine Month Periods Ended September 30,
	2000	1999
Human Resource Services
Revenue	$646.3	$605.3
EBIT before unusual charges and gains	$74.8	$86.6
Unusual (charges) gains	(37.0)	—

EBIT	$37.8	$86.6
Total assets	$1,259.9	$1,296.3

Comdata
Revenue	$225.7	$217.2
EBIT before unusual charges and gains	$56.7	$48.8
Unusual (charges) gains	(2.6)	—

EBIT	$54.1	$48.8
Total assets	$574.0	$468.4

Other
Revenue	$—	$—
EBIT before unusual charges and gains	$—	$—
Unusual (charges) gains	9.1	—

EBIT	$9.1	$—
Total assets	$330.7	$230.5

Total Ceridian
Revenue	$872.0	$822.5
EBIT before unusual charges and gains	$131.5	$135.4
Unusual (charges) gains	(30.5)	—

EBIT	$101.0	$135.4
Total assets	$2,164.6	$1,995.2

SUBSEQUENT EVENT

    On November 2000, Ceridian sold and leased back its Minneapolis headquarters complex, raising cash of $40.0.

INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

     THE BOARD OF DIRECTORS
CERIDIAN CORPORATION:

    Under date of January 25, 2000, (except as to the effect of matters discussed in Note C concerning the treatment of Arbitron as a discontinued operation which is as of August 30, 2000) we reported on the consolidated balance sheets of Ceridian Corporation and subsidiaries ("the Company"), as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

    In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                      /s/ KPMG LLP

Minneapolis, Minnesota
August 30, 2000

CERIDIAN CORPORATION AND SUBSIDIARIES
SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
(Dollars in millions)

Allowance for Doubtful Accounts Receivable

	Year Ended December 31,
	1999	1998	1997
Balance at beginning of year	$19.7	$9.2	$7.3
Additions charged to costs and expenses	16.8	14.3	7.5
Write-offs and other adjustments(1)	(19.0)	(3.8)	(5.6)
Balance at end of year	$17.5	$19.7	$9.2

(1)
Other adjustments include the effect of acquisitions and dispositions of businesses.

INDEX TO NEW CERIDIAN CORPORATION FINANCIAL STATEMENT

Page
Independent Auditor's Report	F-46
Balance Sheet as of August 8, 2000	F-47
Notes to Financial Statement	F-48

INDEPENDENT AUDITORS' REPORT

The Shareholder of New Ceridian Corporation:

    We have audited the accompanying balance sheet of New Ceridian Corporation, a wholly owned subsidiary of Ceridian Corporation, as of August 8, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of New Ceridian Corporation as of August 8, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Minneapolis, Minnesota
August 25, 2000

NEW CERIDIAN CORPORATION
(a wholly owned subsidiary of Ceridian Corporation)

BALANCE SHEET

AUGUST 8, 2000

ASSETS
Cash	$10.00

LIABILITIES AND SHAREHOLDER'S EQUITY
Common Stock, par value $.01 per share; authorized—1,000 shares; issued and outstanding—1,000 shares	$10.00

The accompanying notes are an integral part of the financial statement.

NEW CERIDIAN CORPORATION

NOTES TO FINANCIAL STATEMENT

NOTE 1. ORGANIZATION

    New Ceridian Corporation (the "Company" or "New Ceridian"), a wholly owned subsidiary of Ceridian Corporation ("Ceridian"), was incorporated under the General Corporation Law of the State of Delaware on August 8, 2000. New Ceridian has the authority under its Certificate of Incorporation to issue 1,000 shares of common stock, par value $.01 per share. The activities of New Ceridian to date have been solely related to its incorporation. The Company has not commenced operations. On August 8, 2000, Ceridian funded the issuance of the Company's common stock and received 1,000 shares of New Ceridian's common stock.

NOTE 2. PROPOSED REORGANIZATIONS

    On July 18, 2000, the Board of Directors of Ceridian announced a plan to distribute all of the outstanding shares of the common stock of New Ceridian to the stockholders of Ceridian (the "Distribution"). Pursuant to the Distribution, the stockholders of Ceridian will receive one share of New Ceridian for every one share of Ceridian. New Ceridian expects to issue additional shares of common stock of New Ceridian in order to effect the Distribution.

    Through a series of transactions to be effected prior to the Distribution, Ceridian's human resource services businesses and human resource services and Comdata subsidiaries will become part of New Ceridian. After the Distribution, New Ceridian will operate as an independent company providing human resources and transportation information services. In connection with the Distribution, New Ceridian will be renamed "Ceridian Corporation."

NOTE 3. AMENDED CERTIFICATE OF INCORPORATION

    Prior to the date of the Distribution, the New Ceridian will file an Amended and Restated Certificate of Incorporation that will authorize the issuance of up to 500,000,000 shares of common stock and 750,000 shares of preferred stock, each with a par value $.01 per share.

Independent Auditors' Report

The Board of Directors
Ceridian Corporation:

    We have audited the accompanying combined balance sheets of Arbitron (the "Company" as defined in note 2 to the combined financial statements), a division of Ceridian Corporation, as of December 31, 1999 and 1998, and the related combined statements of income, changes in divisional equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Arbitron as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Baltimore, Maryland
September 7, 2000

ARBITRON
(As defined in note 2 to the combined financial statements)

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
	1999	1998
ASSETS
Current assets:
Cash	$2,255	$2,116
Trade accounts receivable, net of allowance for doubtful accounts of $1,468 in 1999 and $1,473 in 1998	18,646	18,861
Deferred tax assets	21,426	20,122
Prepaid expenses and other current assets	1,316	1,142

Total current assets	43,643	42,241
Investments in affiliates	9,740	10,463
Property and equipment, net	4,824	6,480
Goodwill and other intangibles, net	16,244	18,638
Deferred tax assets	1,016	757
Other noncurrent assets	3,831	3,716

Total assets	$79,298	$82,295

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
Trade accounts payable	$6,325	$6,642
Accrued expenses and other current liabilities	14,168	17,673
Deferred revenue	44,285	40,451

Total current liabilities	64,778	64,766
Other noncurrent liabilities	7,953	8,384

Total liabilities	72,731	73,150

Divisional Equity:
Net investment of Ceridian Corporation	6,464	8,945
Accumulated other comprehensive income	103	200

Total divisional equity	6,567	9,145

Total liabilities and divisional equity	$79,298	$82,295

See notes to combined financial statements.

ARBITRON
(As defined in note 2 to the combined financial statements)

COMBINED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Years Ended December 31,
	1999	1998	1997
Revenue	$190,117	$173,805	$143,851

Costs and expenses:
Cost of revenue	73,476	69,522	57,388
Selling, general and administrative	38,722	39,435	34,869
Research and development	12,936	10,821	8,664
Asset impairment charges	1,848	—	3,842

Total costs and expenses	126,982	119,778	104,763

Operating income	63,135	54,027	39,088
Equity in net income of affiliate	2,553	2,452	1,768

Income before income tax expense	65,688	56,479	40,856
Income tax expense	25,946	22,288	16,137

Net income	$39,742	$34,191	$24,719

Unaudited pro forma net income per common share:
Basic	$0.27	$0.24	$0.16
Diluted	$0.27	$0.23	$0.15
Shares used in calculations:
Basic weighted average common shares	144,524	144,070	156,835
Potentially dilutive securities	3,440	3,527	2,646

Dilutive weighted average common shares	147,964	147,597	159,481

See notes to combined financial statements.

ARBITRON
(As defined in note 2 to the combined financial statements)

COMBINED STATEMENTS OF CHANGES IN DIVISIONAL EQUITY (DEFICIT) AND
COMPREHENSIVE INCOME
(In thousands)

				Years Ended December 31
	Net Investment of Ceridian Corporation	Accumulated Other Comprehensive Income	Total Divisional Equity (Deficit)
				Comprehensive Income
Balance at December 31, 1996	$799	$180	$979
Net income	24,719	—	24,719	$24,719
Distributions to Ceridian Corporation, net	(26,484)	—	(26,484)
Comprehensive income:
Pension liability change	—	9	9	9

Total comprehensive income				$24,728

Balance at December 31, 1997	(966)	189	(777)
Net income	34,191	—	34,191	$34,191
Distributions to Ceridian Corporation, net	(24,280)	—	(24,280)
Comprehensive income:
Foreign currency translation rate changes, net	—	13	13	13
Pension liability change	—	(2)	(2)	(2)

Total comprehensive income				$34,202

Balance at December 31, 1998	8,945	200	9,145
Net income	39,742	—	39,742	$39,742
Distributions to Ceridian Corporation, net	(42,223)	—	(42,223)
Comprehensive income:
Foreign currency translation rate changes, net	—	(79)	(79)	(79)
Pension liability change	—	(18)	(18)	(18)

Total comprehensive income				$39,645

Balance at December 31, 1999	$6,464	$103	$6,567

See notes to combined financial statements.

ARBITRON
(As defined in note 2 to the combined financial statements)

COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	1999	1998	1997
Cash Flows from Operating Activities:
Net income	$39,742	34,191	24,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,130	2,721	2,686
Other amortization	2,394	1,711	329
(Gain) loss on disposals of property and equipment	119	(532)	—
Asset impairment charges	1,848	—	3,842
Deferred income taxes	(1,563)	(1,394)	(271)
Equity in net income of affiliate	(2,553)	(2,452)	(1,768)
Distributions from affiliate	3,276	2,750	1,549
Bad debt expense	144	671	370
Changes in operating assets and liabilities, net of effects from purchase acquisition:
Trade accounts receivable	71	(418)	(3,721)
Prepaid expenses and other assets	(263)	163	(761)
Trade accounts payable	(317)	(542)	1,672
Accrued expenses and other current liabilities	(2,319)	2,794	(1,881)
Deferred revenue	3,834	3,815	4,008
Other noncurrent liabilities	(528)	(2,587)	1,925

Net cash provided by operating activities	46,015	40,891	32,698

Cash Flows from Investing Activities:
Additions to property and equipment	(2,502)	(3,981)	(980)
Business acquisitions, net of cash acquired	(1,186)	(14,000)	(2,280)
Proceeds from disposals of property and equipment	61	1,881	—
Purchase of equity interest in affiliate	—	(500)	(125)

Net cash used in investing activities	(3,627)	(16,600)	(3,385)

Cash Flows from Financing Activities:
Net distributions to Ceridian Corporation	(42,223)	(24,280)	(26,484)
Repayment of note payable	—	—	(1,394)

Net cash used in financing activities	(42,223)	(24,280)	(27,878)

Effect of exchange rate changes on cash	(26)	(15)	—

Net Increase (Decrease) in Cash	139	(4)	1,435
Cash at beginning of year	2,116	2,120	685

Cash at end of year	$2,255	2,116	2,120

See notes to combined financial statements.

ARBITRON
(As defined in note 2 to the combined financial statements)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in thousands, except as otherwise indicated)

1. Basis of Presentation and Nature of the Business

Presentation

    On July 18, 2000, Ceridian Corporation ("Ceridian") announced a plan to separate into two independent, publicly traded companies—New Ceridian Corporation ("New Ceridian") and Arbitron Inc. ("Arbitron" or "the Company"). The separation will be accomplished through a tax-free spin-off to the shareholders of Ceridian (the "Spin-off") of all of the shares of common stock of a newly formed, wholly-owned subsidiary corporation (New Ceridian) that will own and operate Ceridian's human resource service division and subsidiaries and Comdata subsidiaries. In connection with the Spin-off, Ceridian will complete an internal reorganization so that, at the time of the Spin-off, the business of New Ceridian will consist solely of the business of Ceridian's human resource service division and subsidiaries and Comdata subsidiaries (the "New Ceridian Business") and the business of Ceridian will consist solely of the media information division and subsidiaries (the "Arbitron Business"). In addition, at the time of the Spin-off, Ceridian will be renamed "Arbitron Inc." and New Ceridian will be renamed "Ceridian Corporation." Shares of common stock of Ceridian will represent a continuing interest in the Arbitron Business. Ceridian expects to complete the Spin-off by the end of 2000.

    Completion of the Spin-off is contingent upon, among other things, the receipt by Ceridian of a tax ruling from the Internal Revenue Service (the "IRS") that the receipt by Ceridian stockholders of the New Ceridian Common Stock in the Spin-off will be tax-free to such stockholders and Ceridian for U.S. federal income tax purposes.

    For purposes of, among other things, governing certain of the ongoing relations between New Ceridian and Arbitron as a result of the Spin-off as well as to allocate certain tax, employee benefit and other liabilities arising prior to the Spin-off, the companies will enter into various agreements, including a Distribution Agreement, Personnel Agreement, Tax Matters Agreement, Transition Services Agreement and Sublease Agreement. Summaries of these agreements are set forth elsewhere in the Information Statement.

    In general, pursuant to the terms of the Distribution Agreement, all assets of Ceridian prior to the date of the Spin-off, other than those specifically relating to the Arbitron Business, will become assets of New Ceridian. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the date of the Spin-off, financial responsibility for all liabilities arising out of or in connection with the New Ceridian Business to New Ceridian and all liabilities arising out of or in connection with the Arbitron Business to Arbitron. In addition, New Ceridian will indemnify Arbitron for liabilities relating to past divestitures made by Ceridian to the extent these divestitures relate to all businesses other than the business of Arbitron and for liabilities relating to some of the litigation in which Ceridian is involved or its subsidiaries is involved. New Ceridian will also be liable for any claims arising from or based upon "controlling person" liability relating to the registration statement on Form 10 filed with the SEC by New Ceridian other than liabilities, if any, relating to material misstatements or omissions pertaining to the Arbitron Business which liabilities will remain liabilities of Arbitron. Liabilities contemplated under the Distribution Agreement have been included in the combined financial statements of Arbitron as of December 31, 1999 and 1998 except as otherwise disclosed.

    In connection with completion of the Spin-off, Arbitron will enter into a bank credit facility for approximately $275 million of financing. Proceeds up to $250 million will be used to satisfy debt obligations of Ceridian with the remaining balance being available to Arbitron for working capital purposes.

    Prior to the date of the Spin-off New Ceridian and Arbitron will enter into a Personnel Agreement to set forth the manner in which assets and liabilities under Ceridian's employee benefit plans and other employee related liabilities will be divided between them. In general, New Ceridian will be responsible for compensation and employee benefits relating to New Ceridian's current employees and Ceridian's former employees and Arbitron will be responsible for compensation and employee benefits relating to its current employees. The Personnel Agreement will also provide that substantially all unexercised Ceridian stock options outstanding at the date of the Spin-off will become options to purchase Arbitron Common Stock or options to purchase New Ceridian Common Stock. Ceridian stock options held by Arbitron employees, regardless of whether the options are vested or unvested, will remain options to purchase Arbitron common stock. The number of shares and exercise price will be adjusted to reflect the effect of the Spin-off and a reverse stock split. The options will otherwise continue to be and become exercisable on substantially the same terms and conditions set forth in the original Ceridian benefit plans. Ceridian stock options held by New Ceridian employees and consultants, regardless of whether the options are vested or unvested, will be converted into options to purchase New Ceridian common stock. The value of replacement awards will preserve, as closely as possible, the intrinsic value of awards that existed prior to the Spin-off.

    Due to the relative significance of New Ceridian as compared to Arbitron, the transaction will be accounted for as a reverse spin-off.

Nature of the Business

    Arbitron is an international media and marketing research firm serving radio and other broadcasters, cable companies, advertisers and advertising agencies in the United States and Europe. Arbitron currently has four core businesses: measuring radio audiences in local markets across the United States; surveying the retail, media and product patterns of local market consumers; providing application software used for accessing and analyzing media audience and marketing information data; and providing survey research services to the cable, broadcast television, magazine, newspaper and online industries.

2. Summary of Significant Accounting Policies

Basis of Combination

    The combined financial statements of Arbitron reflect the combined financial position, results of operations and cash flows of The Arbitron Company, Media Marketing Technologies, Tapscan Worldwide, and Northstar, each of which is a division of Ceridian, and CSW Research Limited and Ceridian Infotech (India) Private Limited, each of which is a wholly owned subsidiary of Ceridian.

    These combined financial statements include allocations of certain Ceridian corporate assets, liabilities and expenses relating to Arbitron (see note 14). The financial information included herein may not necessarily reflect the financial position, results of operations and cash flows of Arbitron in the future or what they would have been had it been operated as a separate, stand-alone entity during the periods presented.

Revenue Recognition

    Syndicated or recurring products and services are licensed on a contractual basis. Revenues for such products and services are recognized over the term of the licensee agreement as products or services are delivered. Customer billings in advance of delivery are recorded as deferred revenue in the accompanying combined balance sheets. Included in deferred revenue as of December 31, 1999 and 1998 are $44,285 and $40,451, respectively, primarily related to the Fall 1999 and 1998 quantitative radio measurement surveys that were recognized as income in 2000 and 1999, respectively, when the market surveys were delivered to the customers.

Expense Recognition

    Direct costs associated with the Company's data collection and diary processing are recognized when incurred and are included in cost of net revenues. Research and development expenses consist primarily of expenses associated with the development of new products and are expensed as incurred.

Property and Equipment

    Property and equipment are recorded at cost and depreciated or amortized generally using the straight-line method over their estimated useful lives of the assets, which are as follows:

Computer equipment	3 years
Purchased software and development costs	3 - 5 years
Leasehold improvements	5 years or life of lease
Machinery, furniture and fixtures	3 - 6 years

    Repairs and maintenance are charged to expense as incurred. Gains and losses on dispositions are included in the combined results of operations at the date of disposal.

Impairment of Long-Lived Assets

    The recoverability of long-lived assets is assessed whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable through future undiscounted cash flows expected to be generated by the asset. If such assets are deemed to be impaired, the impairment is measured by determining the amount by which the carrying value of an asset exceeds its estimated fair value.

Investments in Affiliates

    Investments in affiliates are accounted for using the equity method where the Company has an ownership interest of 50 percent or less and the ability to exercise significant influence or has a majority ownership interest but does not have the ability to exercise effective control. Investments in affiliates of less than 20 percent where the Company does not have the ability to exercise significant influence are accounted for using the cost method.

Goodwill and Other Intangibles

    Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is amortized using the straight-line method over the periods expected to be benefited not to exceed forty years. Other intangible assets represents amounts assigned to intangible assets at the time of a purchase acquisition and includes such items as technology and other rights. Such costs are amortized on a straight-line basis over periods ranging up to ten years. The Company assesses the recoverability of goodwill and other intangibles by determining whether amortization of the capitalized asset over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. Impairment, if any, is measured by determining the amount by which the carrying value of the goodwill or other intangibles exceeds its fair value based upon discounted future cash flows.

Income Taxes

    Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that included the enactment date.

Stock-Based Compensation

    The Company accounts for stock based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Therefore, compensation expense is not recorded with respect to Ceridian's fixed stock option, since the exercise price is set at the market price on the date of grant, or for Ceridian's employee stock purchase plans. Compensation expense for outstanding restricted stock awards, none of which is performance-based, is recognized by charging the fair value of the award at the time of grant to operations ratably over the vesting period. Grants of stock options to consultants or independent contractors, none of which have been made to date, are accounted for under the fair value method. The Company also reports under the disclosure-only provisions of FAS 123, "Accounting for Stock-Based Compensation."

Pro Forma Net Income Per Common Share (Unaudited)

    The computation of pro forma basic net income per common share for the periods presented is based upon Ceridian's historical weighted average number of shares of Ceridian common stock outstanding. The computation of pro forma diluted net income per common share is calculated by dividing net income by the sum of Ceridian's historical weighted average common shares outstanding and potentially dilutive Ceridian securities. Potentially dilutive securities are calculated in accordance with the treasury stock method, which assumes that the proceeds from the exercise of all Ceridian stock options are used to repurchase Ceridian's common stock at the average market price for the period. Options shares totaling 849,000, 341,000 and 5,492,000 for 1999, 1998 and 1997, respectively, were not included in the computation of diluted net income per common share because the options' exercise prices were greater than the average market price of Ceridian's common stock.

    Ceridian intends to seek shareholder approval to effect a stock split of Arbitron common stock at a ratio to be determined by Ceridian not to exceed one-to-five, which, if effected by Ceridian, would be effective immediately after the Spin-off. The common shares, proforma net income per common share and share price amounts in these combined financial statements have not been adjusted for the proposed reverse stock split.

Translation of Foreign Currencies

    Financial statements of CSW Research Limited are translated into U.S. dollars at current rates at the end of the period except that net revenues and expenses are translated at average current exchange rates during each reporting period. Net exchange gains or losses and the effect of exchange rate changes on intercompany transactions of a long-term nature are accumulated and charged directly to a separate component of other comprehensive income in divisional equity. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in income as incurred.

Fair Values of Financial Instruments

    Fair values of other financial instruments, such as trade accounts receivable and trade accounts payable, approximate carrying values because of the short-term nature of these items.

Advertising Expense

    The Company recognizes advertising expense the first time advertising takes place. Advertising expense for the year ended December 31, 1999, 1998 and 1997 was $1,278, $1,667 and $1,232, respectively.

Software and Development Costs

    The Company capitalizes purchased software that is ready for service and development costs incurred from the time of technological feasibility until the software is ready for use. Capitalized costs are amortized using the straight-line method over three to five years, but not exceeding the expected life of the software. Computer software maintenance costs are expensed as incurred.

Accounting Estimates

    The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

    Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activity" (as amended by SFAS No. 137 with respect to the effective date and SFAS No. 138 with respect to certain interpretations) will be effective for the Company in January 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. These fair value adjustments are to be included either in the determination of net income or as a component of other comprehensive income, depending on the nature of the transaction. The Company is currently evaluating the impact, if any, that SFAS No. 133 will have on its combined financial statements.

    In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Subject to Staff Accounting Bulletin No. 101B, required implementation of SAB 101, as amended by Staff Accounting Bulletin No. 101A, has been deferred to the quarter beginning October 1, 2000. Management believes that SAB 101 will not have a material impact on its financial statements.

    During March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation. Interpretation No. 44 clarifies certain issues, related to the application of APB Opinion No. 25, Accounting for Stock Issued to Employees, including the accounting consequences of various modifications to the terms of previously fixed stock options. The Company will adopt the Interpretation during the third quarter of 2000, in accordance with the interpretation. However, the Company believes that the adoption will have no impact on previously issued and outstanding stock options.

3. Purchase Acquisition

    Effective May 1, 1998, Ceridian purchased certain assets and assumed certain liabilities of Tapscan, Inc., a developer of software for broadcasters, agencies and advertisers, to be associated with its Arbitron operations ("Tapscan Worldwide"). The excess of the purchase price over the net tangible assets acquired, was allocated $13,300 to goodwill and $3,600 to other intangible assets, and is being amortized using the straight-line method over 10 and up to 6 years, respectively. The results of Tapscan Worldwide for the period May 1, 1998 to December 31, 1998 are included in the Company's 1998 combined statement of income.

    Effective November 27, 1997, Ceridian purchased the stock of CSW Research Limited ("Continental"), a research company, to be associated with its Arbitron operations. The excess of the purchase price over the net tangible assets acquired was $3,500 and was allocated to goodwill and is being amortized using the straight-line method over 10 years. The results of Continental for the period

November 28, 1997 to December 31, 1997 are included in the Company's 1997 combined statement of income.

4. Property and equipment

    Property and equipment at December 31, 1999 and 1998 consists of the following:

	December 31,
	1999	1998
Computer equipment	$7,592	$7,270
Purchased software and development costs	2,306	6,072
Leasehold improvements	5,112	4,683
Machinery, furniture and fixtures	2,339	1,785

	17,349	19,810
Accumulated depreciation	(12,525)	(13,330)

Property and equipment, net	$4,824	$6,480

    Depreciation and amortization expense for 1999, 1998 and 1997 was $2,130, $2,721 and $2,686, respectively.

5. Goodwill and other intangibles

    Goodwill and other intangibles at December 31, 1999 and 1998 consist of the following:

	December 31,
	1999	1998
Goodwill	$16,779	$16,779
Accumulated amortization	(2,941)	(1,263)

	13,838	15,516

Other intangibles	3,600	3,600
Accumulated amortization	(1,194)	(478)

	2,406	3,122

Goodwill and other intangibles, net	$16,244	$18,638

    Amortization expense for 1999, 1998 and 1997 was $2,394, $1,711 and $329, respectively.

6. Investments in Affiliates

    Investments in affiliates at December 31, 1999 and 1998 consist of the Company's 50.5 percent interest in Scarborough Research Group (a Partnership) ("Scarborough"), a syndicated, qualitative local market research partnership, accounted for using the equity method of accounting, and a six percent ownership interest in a research consulting services firm held since March 1997, accounted for using the cost method of accounting.

    Under the Scarborough Partnership agreement, the Company has the exclusive right to license the Partnership's base product to radio stations and pays a royalty fee to the Partnership based on a fixed percentage of revenues. Royalties of approximately $9,800, $8,700 and $6,300 for 1999, 1998 and 1997, respectively, are included in cost of revenue in the Company's combined statements of income. Accrued royalties due to Scarborough as of December 31, 1999 and 1998 of $1,531 and $2,531, respectively, are included in accrued expenses and other current liabilities.

    Revenue of Scarborough was $31,187, $27,614 and $23,410 in 1999, 1998 and 1997, respectively. The Company's equity in earnings of Scarborough was $2,553, $2,452 and $1,768 in 1999, 1998 and 1997, respectively. The Company received dividends from Scarborough in 1999, 1998 and 1997 of $3,276, $2,750 and $900, respectively. In addition, in 1997, the Company received $649 for repayment of advances.

7. Accrued Expenses and Other Current Liabilities

    Accrued expenses and other current liabilities at December 31, 1999 and 1998 consist of the following:

	December 31,
	1999	1998
Employee compensation and benefits	$6,884	$7,394
Royalties due to Scarborough	1,531	2,531
Insurance	2,006	2,004
Sales and real estate taxes	2,466	2,468
Other	1,281	3,276

	$14,168	$17,673

8. Other Noncurrent Liabilities

    Other noncurrent liabilities at December 31, 1999 and 1998 consist of the following:

	December 31,
	1999	1998
Employee benefit obligations	$2,547	$2,497
Other	5,406	5,887

	$7,953	$8,384

9. Lease Commitments

    Arbitron conducts all of its operations in leased facilities and leases certain equipment, for which Ceridian or Arbitron have minimum lease obligations under noncancelable operating leases. Certain of these leases contain rent escalations based on specified percentages. Most of the leases contain renewal options and require payments for taxes, insurance and maintenance. Rent expense is charged to operations as incurred except for escalating rents, which are charged to operations on a straight line basis over the life of the lease. Rent expense was $6,759, $6,677 and $6,348 in 1999, 1998 and 1997, respectively.

    Future minimum lease commitments, related to the Arbitron business, under noncancelable operating leases having an initial term of more than one year, are as follows:

Future Minimum Lease Commitments

2000	$5,974
2001	5,046
2002	3,578
2003	2,253
2004	2,086
Thereafter	7,222

10. Asset Impairment Charges

Write-down of Capitalized Software

    In December 1999, the Company recorded a non-cash charge of $1,848 to write-off the book value of certain purchased software related to a system for processing radio listener diary data. After certain testing of the purchased software, it was determined that the software did not perform as anticipated. Management decided to abandon the application.

Media Marketing Technologies

    In 1997, management approved a plan and closed Media Marketing Technologies (MMT) on December 31, 1997. As a result, the Company recognized an asset impairment charge of $3,842 related to goodwill and purchased software and development costs.

11. Income Taxes

    The provision for income taxes is based on income recognized for combined financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. Ceridian and its eligible subsidiaries file a consolidated U.S. federal income tax return. Arbitron is a division included in Ceridian's federal and state income tax returns. The combined financial statements presented here treat Arbitron as if it were a separate stand-alone entity. Net operating loss and tax credit carryforwards, if any, will become the assets of Arbitron at the time of Spin-off. The deferred tax assets at December 31, 1999 do not include any benefit for such carryforwards.

    The components of income before income tax expense and income tax expense and a reconciliation of the statutory federal income tax rate to the income tax rate on income before income tax expense for the years ended December 31, 1999, 1998 and 1997 are as follows:

	Years Ended December 31,
	1999	1998	1997
Income before income tax expense
U.S.	$66,156	$56,397	$40,653
International	(468)	82	203

Total	65,688	56,479	40,856

Income tax expense (benefit)
Current
U.S.	$23,289	$20,049	$13,863
State and other	4,220	3,633	2,545

	27,509	23,682	16,408

Deferred
U.S.	$(1,385)	$(1,235)	$(240)
State and other	(178)	(159)	(31)

	(1,563)	(1,394)	(271)

Total	$25,946	$22,288	$16,137

	1999	1998	1997
U.S. statutory rate	35%	35%	35%

Income tax expense at U.S. statutory rate	$22,991	$19,768	$14,300
State income taxes, net of federal benefit	2,627	2,258	1,634
Meals and entertainment	204	187	178
Goodwill	122	122	10
Other	2	(47)	15

Income tax expense	$25,946	$22,288	$16,137

Effective tax rate	39.5%	39.5%	39.5%

Temporary differences and the resulting deferred income tax assets at December 31, 1999 and 1998 are as follows:

	December 31,
	1999	1998
Deferred revenue	$16,356	$14,870
Accruals	4,403	4,599
Depreciation	1,022	895
Other	661	515

	$22,442	$20,879

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during periods in which the temporary differences become deductible. Management considered historical results of Arbitron during the previous three years and projected future income and determined no valuation allowance was required at December 31, 1999 or 1998.

12. Retirement Plans

Pension Benefits

    Arbitron's U.S. employees have participated in a defined benefit pension plan maintained by Ceridian that closed to new participants effective January 1, 1995. Assets of the plan consisted principally of equity securities, U.S. government securities, and other fixed income obligations and did not include securities issued by Ceridian. Benefits under the plan were calculated on maximum or career average earnings and years of participation in the plan. Employees participated in this plan by means of salary reduction contributions. Certain former employees were inactive participants in the plan. Retirement plan funding amounts were based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 funding requirements.

    As specified in the personnel agreement (included elsewhere in the information statement), Arbitron will assume responsibility for pension benefits related to its active employees with benefits under Ceridian's defined benefit pension plan after the Spin-off. Arbitron will be allocated a portion of the assets of Ceridian's defined benefit pension plan as agreed with Ceridian. Accordingly, an allocation of prepaid pension expenses attributable to Arbitron's active employees of approximately $2,570 and $2,497 has been reflected in the combined balance sheets as of December 31, 1999 and 1998, respectively. Through the date of the Spin-off, Arbitron will continue to participate in Ceridian's defined benefit pension plan and has accounted for such activity as participation in a multi-employer plan. Arbitron has recorded net pension costs allocated by Ceridian totaling $241, $141 and $133 for 1999, 1998 and 1997, respectively.

    Certain Arbitron employees also participate in a nonqualified supplemental retirement plan sponsored by Ceridian. The net periodic pension costs with respect to Arbitron's participation in this plan were $164, $153 and $78 for 1999, 1998 and 1997, respectively.

    Arbitron employees also participated in Ceridian's defined contribution plans. These plans generally provide for U.S. employee salary deferral contributions of up to 17% of eligible employee compensation. Under the terms of the plans, the employer contributes a matching contribution of 25% to 50% up to a maximum of 3% to 6% of eligible employee compensation. The employer may also make additional discretionary matching contributions to the plans. Arbitron's costs with respect to its contributions to the defined contribution plans were $936, $792 and $841 in 1999, 1998 and 1997, respectively. Arbitron employees will continue to participate in Ceridian's defined contribution plans through the date of the Spin-off.

Postretirement Benefits

    Ceridian provides health care and life insurance benefits for eligible retired employees, including Arbitron employees who retire before the date of the Spin-off. These benefits are provided by several health care plans in the U.S. for both pre- and post-age 65 retirees. Employer contributions to these plans differ for various groups of retirees and future retirees. Employees hired on or after January 1, 1992 may enroll at retirement in Ceridian-sponsored plans with no company subsidy. Employees hired before and retiring after that date may enroll in plans that subsidize pre-age 65 coverage only. Employees who retired prior to 1992 are subject to various cost-sharing policies depending on when retirement began and eligibility for Medicare. This is a closed group. Governmental health care programs cover most retirees outside the United States, and the employer's cost is not significant.

    Arbitron will assume responsibility for postretirement benefits for its active employees after the date of the Spin-off. Accordingly, an allocation of liabilities related to postretirement benefits for active Arbitron employees of $875 and $857 has been reflected in the combined balance sheets as of December 31, 1999 and 1998, respectively. Through the date of the Spin-off, Arbitron will continue to participate in Ceridian's postretirement benefit plans and has accounted for such activity as participation in a multi-employer plan. Arbitron has recorded net postretirement benefit costs allocated by Ceridian totaling $39, $45 and $43 for 1999, 1998 and 1997, respectively.

13. Stock Based Compensation

    During the three-year period ended December 31, 1999, Ceridian provided stock-based compensation plans for directors, officers, other employees, consultants and independent contractors including Arbitron participants.

    Ceridian's 1999 Stock Incentive Plan ("1999 SIP") authorizes the issuance of Ceridian common shares in connection with awards of stock options, restricted stock awards and performance unit awards to eligible participants in the 1999 SIP. Eligible participants in the 1999 SIP include all employees of Ceridian and any non-employee director, consultant and independent contractor of Ceridian. Stock options awarded under the 1999 SIP and its predecessor plans generally vest annually either over a three-year period or on a specific date if certain performance criteria are satisfied, have 10-year terms and have an exercise price that may not be less than the fair market value of the underlying stock at the date of grant. The vesting of stock option awards granted in 1999 under the 1999 SIP will accelerate upon a change of control of Ceridian. The predecessor employee plans also provide for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of Ceridian.

    The following table describes separately stock option activity and options outstanding related to the participation of Arbitron employees in Ceridian stock plans:

	Option Price Per Share	Outstanding	Exercisable	Weighted Average Exercise Price of Options
At December 31, 1996	$3.76 - $25.07	763,238	242,692	$16.35

Granted	19.94 - 21.25	503,500	—	20.62
Became exercisable	9.57 - 25.07	—	229,498	—
Exercised	17.50 - 23.56	(34,564)	(34,564)	9.79
Canceled	12.50 - 25.07	(24,995)	(2,334)	22.29

At December 31, 1997	$3.76 - 25.07	1,207,179	435,292	$18.20

Granted	26.38 - 29.75	497,800	—	27.40
Became exercisable	12.50 - 25.07	—	242,396	—
Exercised	7.38 - 25.07	(73,544)	(73,544)	13.21
Canceled	20.00 - 27.41	(50,661)	(268)	24.70

At December 31, 1998	$3.76 - 29.75	1,580,774	603,876	$21.12

Granted	19.94 - 36.75	364,250	—	20.22
Became exercisable	19.94 - 29.75	—	362,314	—
Exercised	7.38 - 25.07	(45,664)	(45,664)	15.55
Canceled	19.94 - 36.75	(53,933)	—	26.23

At December 31, 1999	$3.76 - 35.63	1,845,427	920,526	$20.93

    Information on outstanding and exercisable stock options by exercise price range as of the end of the current year with respect to Arbitron employees is included in the following table:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Weighted Average Number Exercisable	Weighted Exercise Price
$ 3.76 - $16.38	282,884	4.18	$10.66	282,884	$10.66
$19.94 - $19.94	351,650	9.76	$19.94	3,334	$19.94
$20.00 - $22.07	665,830	7.24	$20.83	426,342	$20.82
$25.07 - $35.63	545,063	8.38	$27.02	207,966	$27.51

$ 3.76 - $35.63	1,845,427	7.59	$20.93	920,526	$18.90

    Ceridian's Employee Stock Purchase Plan ("ESPP") provides for the issuance of up to 3,000,000 shares of newly issued or treasury common stock of Ceridian to eligible Arbitron and other Ceridian employees. The purchase price of the stock to ESPP participants is 85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period.

    Arbitron utilizes the intrinsic method of accounting for stock-based compensation and has adopted the disclosure-only provisions of FAS 123. Therefore, no expense is recorded with respect to Arbitron participation in Ceridian's stock option or employee stock purchase plans. Arbitron employs the Black-Scholes option pricing model for determining the fair value of stock option grants and ESPP purchases, as presented in the following table:

Weighted Average Fair Values of Grants, Awards and Purchases

	1999		1998		1997
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Stock options	364,250	$7.34	497,800	$8.61	503,500	$7.14
ESPP	14,427	$5.13	11,610	$1.09	18,198	$2.38

    Arbitron is required to report the pro forma effect on net income and net income per common share that would have resulted if the fair value method of accounting for stock-based compensation issued in those years had been adopted. The application of the fair value method would have resulted in the determination of compensation cost for grants of stock options and purchases under the ESPP. Such compensation cost would then be allocated to the related period of service. The results of this calculation and the assumptions used appear in the accompanying pro forma table.

Unaudited Pro Forma Effect of Fair Value Accounting	1999	1998	1997
Net income as reported	$39,742	$34,191	$24,719
Pro forma net income	$37,743	$32,702	$23,748
Diluted income per share as reported	$0.27	$0.23	$0.15
Pro forma diluted income per share	$0.26	$0.22	$0.15

Weighted-Average Assumptions
Expected lives in years	4	4	4
Expected volatility	37.4%	34.5%	32.7%
Expected dividend rate	—	—	—
Risk-free interest rate	6.3%	4.8%	5.3%

14. Related Party Transactions

    Ceridian uses a centralized cash management system to finance its operations. Cash deposits from the majority of Arbitron's businesses are transferred to Ceridian on a daily basis. In addition, the majority of Arbitron's cash disbursements are funded by Ceridian from its centralized cash management system. Net distributions to Ceridian reflect these intercompany cash activities. No interest has been credited or charged for these transactions.

    Ceridian provides certain centralized services to Arbitron. Expenses related to these services have been allocated to Arbitron based on utilization of specific services or, where an estimate could not be determined, based on Arbitron's revenues in proportion to Ceridian's total revenues. Management believes these allocation methods are reasonable. However, the costs of these services and benefits charged to Arbitron are not necessarily indicative of the costs that would have been incurred if Arbitron had performed these services as a separate entity. These allocations included in expenses in the combined statements of income totaled $7,292, $6,314 and $6,408 in 1999, 1998 and 1997, respectively. Amounts due to Ceridian for these expenses are included in owner's net investment in Arbitron.

15. Significant Customers and Concentration of Credit Risk

    Arbitron's radio audience measurement service and related software sales has generally accounted for approximately 89% of its revenue, the largest portion of which is provided to radio broadcasters. In recent years, a small number of enterprises have greatly expanded their holding of United States radio broadcasters. As a result of this consolidation of United States radio broadcasters, Arbitron has two customers in 1999 that represented 13% and 10% of its revenue and one customer in 1998 that represented 11% of its revenue. Although the industry consolidation has led to an increased concentration of Arbitron's customer base, the Company believes that the consolidating enterprises are well financed, publicly held companies with whom it has a good relationship. Arbitron routinely assesses the financial strength of its customers and has experienced only nominal losses on its trade accounts receivable.

16. Quarterly Information (Unaudited)

	Three Months Ended
	March 31	June 30	September 30	December 30	Year
1999
Revenue	$50,704	$41,984	$53,447	$43,982	$190,117
Operating income	22,685	9,468	23,255	7,727	63,135
Net income	12,760	7,313	13,311	6,358	39,742
Pro forma basic net income per common share	$0.09	$0.05	$0.09	$0.04	$0.27
Pro forma diluted net income per common share	$0.09	$0.05	$0.09	$0.04	$0.27

1998
Revenue	$42,181	$38,734	$51,918	$40,972	$173,805
Operating income	17,166	8,065	22,411	6,385	54,027
Net income	9,463	6,402	12,835	5,491	34,191
Pro forma basic net income per common share	$0.07	$0.04	$0.09	$0.04	$0.24
Pro forma diluted net income per common share	$0.06	$0.04	$0.09	$0.04	$0.23

17. Legal Matters

    The Company is involved, from time to time, in litigation and proceedings arising out of the ordinary course of business. There are no pending material legal proceedings or environmental investigations to which the Company is a party or to which the property of the Company is subject.

ARBITRON
(As defined in note 2 to the condensed combined financial statements)

CONDENSED COMBINED BALANCE SHEETS

	September 30, 2000	December 31, 1999(1)
	(Unaudited)
ASSETS
Current assets:
Cash	$5,061	$2,255
Trade accounts receivable, net of allowance for doubtful accounts of $1,533 in 2000 and $1,468 in 1999	13,381	18,646
Deferred tax assets	19,492	21,426
Prepaid expenses and other current assets	2,740	1,316

Total current assets	40,674	43,643
Investments in affiliates	7,538	9,740
Property and equipment, net	4,989	4,824
Goodwill and other intangibles, net	14,447	16,244
Deferred tax assets	1,016	1,016
Other noncurrent assets	2,954	3,831

Total assets	$71,618	$79,298

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
Trade accounts payable	$6,570	$6,325
Accrued expenses and other current liabilities	13,746	14,168
Deferred revenue	38,979	44,285

Total current liabilities	56,295	64,778
Other noncurrent liabilities	3,504	7,953

Total liabilities	62,799	72,731

Divisional Equity:
Net investment of Ceridian Corporation	8,716	6,464
Accumulated other comprehensive income	103	103

Total divisional equity	8,819	6,567

Total liabilities and divisional equity	$71,618	$79,298

(1)
Derived from the audited combined financial statements appearing elsewhere in the Information Statement.

See notes to condensed combined financial statements.

ARBITRON
(As defined in note 2 to the condensed combined financial statements)

CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Nine Month Periods Ended September 30,
	2000	1999
Revenue	$159,593	$146,135

Costs and expenses:
Cost of revenue	53,286	51,676
Selling, general and administrative	33,190	30,495
Research and development	10,430	8,542

Total costs and expenses	96,906	90,713

Operating income	62,687	55,422
Equity in net income (loss) of affiliate	273	(242)

Income before income tax expense	62,960	55,180
Income tax expense	24,869	21,796

Net income	$38,091	$33,384

Unaudited pro forma net income per common share:
Basic	$0.26	$0.23
Diluted	$0.26	$0.22
Shares used in calculations:
Basic weighted average common shares	145,073	144,472
Potentially dilutive securities	1,399	4,057

Dilutive weighted average common shares	146,472	148,529

See notes to condensed combined financial statements.

ARBITRON
(As defined in note 2 to the condensed combined financial statements)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Month Periods Ended September 30,
	2000	1999
Cash Flows from Operating Activities:
Net income	$38,091	$33,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,393	1,518
Other amortization	1,797	1,796
(Gain) loss on disposals of property and equipment	38	(52)
Deferred income taxes	1,934	1,401
Equity in net (income) loss of affiliate	(273)	242
Distributions from affiliate	2,475	2,741
Bad debt expense	145	135
Changes in operating assets and liabilities, net of effects from purchase acquisition:
Trade accounts receivable	5,120	4,347
Prepaid expenses and other assets	(547)	(684)
Trade accounts payable	245	(1,059)
Accrued expenses and other current liabilities	(3,422)	(3,216)
Deferred revenue	(5,306)	(4,049)
Other noncurrent liabilities	(1,449)	(346)

Net cash provided by operating activities	40,241	36,158

Cash Flows from Investing Activities:
Additions to property and equipment	(1,600)	(2,653)
Proceeds from disposals of property and equipment	4	52

Net cash used in investing activities	(1,596)	(2,601)

Cash Flows from Financing Activities:
Net distributions to Ceridian Corporation	(35,839)	(34,049)

Net Increase (Decrease) in Cash	2,806	(492)
Cash at beginning of year	2,255	2,116

Cash at end of year	$5,061	$1,624

See notes to condensed combined financial statements.

ARBITRON

(As defined in note 2 to the condensed combined financial statements)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Dollars in thousands, except as otherwise indicated)

1. Basis of Presentation and Nature of the Business

Presentation

    On July 18, 2000, Ceridian Corporation ("Ceridian") announced a plan to separate into two independent, publicly traded companies—The New Ceridian Corporation ("New Ceridian ") and Arbitron Inc. ("Arbitron" or "the Company"). The separation will be accomplished through a tax-free spin-off to the shareholders of Ceridian (the "Spin-off") of all of the shares of common stock of a newly formed, wholly-owned subsidiary corporation (New Ceridian) that will own and operate Ceridian's human resource service division and subsidiaries and Comdata subsidiaries. In connection with the Spin-off, Ceridian will complete an internal reorganization so that, at the time of the Spin-off, the business of New Ceridian will consist solely of the business of Ceridian's human resource service division and subsidiaries and Comdata subsidiaries (the "New Ceridian Business") and the business of Ceridian will consist solely of the media information division and subsidiaries (the "Arbitron Business"). In addition, at the time of the Spin-off, Ceridian will be renamed "Arbitron Inc." and New Ceridian will be renamed "Ceridian Corporation." Shares of common stock of Ceridian will represent a continuing interest in the Arbitron Business. Ceridian expects to complete the Spin-off by the end of 2000.

    Completion of the Spin-off is contingent upon, among other things, the receipt by Ceridian of a tax ruling from the Internal Revenue Service (the "IRS") that the receipt by Ceridian stockholders of the New Ceridian common stock in the Spin-off will be tax-free to such stockholders and Ceridian for U.S. federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of New Ceridian common stock, which was received by Ceridian on November 7, 2000.

    For purposes of, among other things, governing certain of the ongoing relations between New Ceridian and Arbitron as a result of the Spin-off as well as to allocate certain tax, employee benefit and other liabilities arising prior to the Spin-off, the companies will enter into various agreements, including a Distribution Agreement, Personnel Agreement, Tax Matters Agreement, Transition Services Agreement and Sublease Agreement. Summaries of these agreements are set forth elsewhere in the Information Statement.

    In general, pursuant to the terms of the Distribution Agreement, all assets of Ceridian prior to the date of the Spin-off, other than those specifically relating to the Arbitron Business, will become assets of New Ceridian. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the date of the Spin-off, financial responsibility for all liabilities arising out of or in connection with the New Ceridian Business to New Ceridian and all liabilities arising out of or in connection with the Arbitron Business to Arbitron. In addition, New Ceridian will indemnify Arbitron for liabilities relating to past divestitures made by Ceridian to the extent these divestitures relate to all businesses other than the business of Arbitron and for liabilities relating to some of the litigation in which Ceridian is involved or its subsidiaries is involved. New Ceridian will also be liable for any claims arising from or based upon "controlling person" liability relating to the registration statement on Form 10 filed with the SEC by New Ceridian other than liabilities, if any, relating to material misstatements or omissions pertaining to the Arbitron Business which liabilities will remain liabilities of Arbitron. Liabilities contemplated under the Distribution Agreement have been included in the combined financial statements as of September 30, 2000 and December 31, 1999 and 1998 except as otherwise disclosed.

    In connection with completion of the Spin-off, Arbitron will enter into a bank credit facility for approximately $275 million of financing. Proceeds up to $250 million will be used to satisfy certain debt obligations of Ceridian with the remaining balance being available to Arbitron for working capital purposes.

    Prior to the date of the Spin-off, New Ceridian and Arbitron will enter into a Personnel Agreement to set forth the manner in which assets and liabilities under Ceridian's employee benefit plans and other employee related liabilities will be divided between them. In general, New Ceridian will be responsible for compensation and employee benefits relating to New Ceridian's current employees and Ceridian's former employees and Arbitron will be responsible for compensation and employee benefits relating to its current employees. The Personnel Agreement will also provide that substantially all unexercised Ceridian stock options outstanding at the date of the Spin-off will become options to purchase Arbitron common stock or options to purchase New Ceridian common stock. Ceridian stock options held by Arbitron employees, regardless of whether the options are vested or unvested, will remain options to purchase Arbitron common stock. The number of shares and exercise price will be adjusted to reflect the affect of the Spin-off and a reverse stock split. The options will otherwise continue to be and become exercisable on substantially the same terms and conditions set forth in the original Ceridian benefit plans. Ceridian stock options held by New Ceridian employees and consultants, regardless of whether the options are vested or unvested, will be converted into options to purchase New Ceridian common stock or remain options to purchase Arbitron common stock. The value of replacement awards will preserve, as closely as possible, the intrinsic value of awards that existed prior to the Spin-off.

    Due to the relative significance of New Ceridian as compared to Arbitron, the transaction has been accounted for as a reverse spin-off.

Nature of the Business

    Arbitron is an international media and marketing research firm serving radio and other broadcasters, cable companies, advertisers and advertising agencies in the United States and Europe. Arbitron currently has four core businesses: measuring radio audiences in local markets across the United States; surveying the retail, media and product patterns of local market consumers; providing application software used for accessing and analyzing media audience and marketing information data; and providing survey research services to the cable, broadcast television, magazine, newspaper and online industries.

2. Interim Combined Financial Statements

Basis of Combination

    The combined financial statements of Arbitron reflect the combined financial position, results of operations and cash flows of The Arbitron Company, Media Marketing Technologies, Tapscan Worldwide, and Northstar, each of which is a division of Ceridian, and CSW Research Limited and Ceridian Infotech (India) Private Limited, each of which is a wholly owned subsidiary of Ceridian.

    These combined financial statements include allocations of certain Ceridian corporate assets, liabilities and expenses relating to Arbitron. The financial information included herein may not necessarily reflect the financial position, results of operations and cash flows of Arbitron in the future or what they would have been had it been operated as a separate, stand-alone entity during the periods presented.

    The unaudited combined financial statements do not include all information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. For further information, such as the significant accounting policies followed by the Company, refer to the notes to the Company's audited combined financial statements included elsewhere in the information statement.

    These interim unaudited combined financial statements reflect all adjustments (consisting only of normal recurring accruals, except as set forth in the notes to the interim unaudited combined financial statements) necessary to present fairly the Company's financial position as of September 30, 2000 and the results of operations and cash flows for the nine month periods ended September 30, 2000 and 1999. The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year.

Pro Forma Net Income Per Common Share (Unaudited)

    The computation of pro forma basic net income per common share for the periods presented is based upon Ceridian's historical weighted average number of shares of Ceridian common stock outstanding. The computation of pro forma diluted net income per common share is calculated by dividing net income by the sum of Ceridian's historical weighted average common shares outstanding and potentially dilutive Ceridian securities. Potentially dilutive securities are calculated in accordance with the treasury stock method, which assumes that the proceeds from the exercise of all Ceridian stock options are used to repurchase Ceridian's common stock at the average market price for the period.

    Ceridian has obtained shareholder approval to effect a stock split of Arbitron common stock at a ratio to be determined by Ceridian not to exceed one-to-five, which, if effected by Ceridian, would be effective immediately after the Spin-off. The common shares, proforma net income per common share and share price amounts in these combined financial statements have not been adjusted for the proposed reverse stock split.

Comprehensive Income

    Comprehensive income and net income are the same for the nine month periods ended September 30, 2000 and 1999.

New Accounting Pronouncements

    Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activity" (as amended by SFAS No. 137 with respect to the effective date and SFAS No. 138 with respect to certain interpretations) will be effective for the Company in January 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. These fair value adjustments are to be included either in the determination of net income or as a component of other comprehensive income, depending on the nature of the transaction. The Company is currently evaluating the impact, if any, that SFAS No. 133 will have on its combined financial statements.

    In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Subject to Staff Accounting Bulletin No. 101B, required implementation of SAB 101, as amended by Staff Accounting Bulletin No. 101A, has been deferred to the quarter beginning October 1, 2000. Management believes that SAB 101 will not have a material impact on its financial statements.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25 ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying Opinion 25. Among other issues, FIN No. 44 clarifies (a) the definition of an employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The provisions of FIN No. 44, were effective July 1, 2000, except for the provisions regarding modifications to fixed stock option awards which reduce the exercise price of an award, which apply to modifications made after December 15, 1998. Provisions regarding modifications to fixed stock option awards to add reload features apply to modifications made after January 12, 2000. Management believes that it is in compliance with this guidance.

Independent Auditors' Report on Financial Statement Schedule

The Board of Directors
Ceridian Corporation:

    Under date of September 7, 2000, we reported on the combined balance sheets of Arbitron ("the Company," as defined in note 2 to the combined financial statements), a division of Ceridian Corporation, as of December 31, 1999 and 1998, and the related combined statements of income, changes in divisional equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the aforementioned combined financial statements, we also audited the related combined financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

    In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                      /s/ KPMG LLP

Baltimore, Maryland
September 7, 2000

ARBITRON
(As defined in note 2 to the December 31, 1999 combined financial statements)

Schedule of Valuation and Qualifying Accounts

(Dollars in thousands)

	Years Ended December 31,
	1999	1998	1997
Allowance for Doubtful Trade
Accounts Receivable
Balance at beginning of year	$1,473	$952	$3,501
Additions charged to expenses	144	671	370
Write-offs	(149)	(150)	(2,919)

Balance at end of year	$1,468	$1,473	$952

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INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES
TABLE OF CONTENTS
SUMMARY
New Ceridian
Summary Historical Consolidated Financial Data of Ceridian
Summary Unaudited Pro Forma Condensed Consolidated Financial Data of New Ceridian (Accounting Successor to Ceridian)
Arbitron
Arbitron Summary Historical Combined Financial Data
Summary Unaudited Pro Forma Condensed Combined Financial Data of Arbitron
RISK FACTORS
CAUTIONARY STATEMENT AS TO FORWARD-LOOKING STATEMENTS
THE SPIN-OFF
RELATIONSHIP BETWEEN NEW CERIDIAN AND ARBITRON AFTER THE SPIN-OFF
FINANCING ARRANGEMENTS FOR NEW CERIDIAN
CAPITALIZATION OF NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN)
DIVIDEND POLICY OF NEW CERIDIAN
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CERIDIAN
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA OF NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN) (Dollars in millions, except per share data)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA OF NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN) (Dollars in millions, except per share data)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DATA OF NEW CERIDIAN (ACCOUNTING SUCCESSOR TO CERIDIAN) (Dollars in millions, except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CERIDIAN
Statements of Operations Year-to-Date September 30 Comparisons (Dollars in millions)
Reconciliation of Earnings to Cash Inflows (Outflows) from Operating Activities (Dollars in millions)
Reconciliation of Earnings to Cash Inflows (Outflows) from Operating Activities (Dollars in millions)
BUSINESS OF NEW CERIDIAN
Facilities (in thousands of square feet)
MANAGEMENT OF NEW CERIDIAN
Pension Plan Table
NEW CERIDIAN RELATED PARTY RELATIONSHIPS AND TRANSACTIONS
NEW CERIDIAN STOCK OWNERSHIP INFORMATION
DESCRIPTION OF NEW CERIDIAN CAPITAL STOCK
FINANCING ARRANGEMENTS FOR ARBITRON
CAPITALIZATION OF ARBITRON
DIVIDEND POLICY OF ARBITRON
SELECTED HISTORICAL COMBINED FINANCIAL DATA OF ARBITRON
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF ARBITRON
ARBITRON UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME DATA
ARBITRON UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME DATA
ARBITRON UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ARBITRON
Combined Statements of Operations (Dollars in millions, except pro forma per share amounts)
Combined Statements of Income (Dollars in millions, except pro forma per share amounts)
Combined Statements of Income (Dollars in millions, except pro forma per share amounts)
BUSINESS OF ARBITRON
Pension Plan Table
ARBITRON RELATED PARTY RELATIONSHIPS AND TRANSACTIONS
ARBITRON STOCK OWNERSHIP INFORMATION
DESCRIPTION OF ARBITRON CAPITAL STOCK
WHERE YOU CAN FIND MORE INFORMATION ABOUT NEW CERIDIAN
WHERE YOU CAN FIND MORE INFORMATION ABOUT ARBITRON
INDEX TO CERIDIAN CORPORATION CONSOLIDATED FINANCIAL STATEMENTS
CERIDIAN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in millions, except per share data)
CERIDIAN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in millions, except per share data)
CERIDIAN CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)
CERIDIAN CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Dollars in millions)
CERIDIAN CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements for the three years ended December 31, 1999 (Dollars in millions, except per share data)
Other Expense (Income)
1997 Unusual Charges
Summarized Operating Results of Discontinued Operations
Summarized Net Assets of Discontinued Operations
Business Segments
Components of Earnings and Taxes from Continuing Operations
Tax Effect of Items That Comprise a Significant Portion of the Net Deferred Tax Asset and Deferred Tax Liability
Funded Status of Postretirement Health Care and Life Insurance Plans
Net Periodic Postretirement Benefit Cost
Stock Plans
Stock Option Information as of December 31, 1999
Pro Forma Effect of Fair Value Accounting
Weighted Average Fair Values of Grants, Awards and Purchases
Debt Obligations
Aggregate Amounts of Maturities at December 31, 1999
Rental Expense
Future Minimum Lease Payments
Allocation of ABR Purchase Price
Pro Forma Information (Unaudited)
CERIDIAN CORPORATION AND SUBSIDIARIES NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2000 (Dollars in millions, except per share data) (Unaudited)
INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE
CERIDIAN CORPORATION AND SUBSIDIARIES SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS (Dollars in millions)
INDEX TO ARBITRON COMBINED FINANCIAL STATEMENTS
Future Minimum Lease Commitments